UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): April 1, 2021

FINANCE OF AMERICA COMPANIES INC.

(Exact name of registrant as specified in its charter)

Delaware	001-40308	85-3474065
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

909 Lake Carolyn Parkway, Suite 1550

Irving, Texas 75039

(Address of principal executive offices, including zip code)

Registrant’s telephone number, including area code: (972) 865-8114

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A Common Stock, par value $0.0001 per share	FOA	New York Stock Exchange
Warrants to purchase shares of Class A Common Stock	FOA.WS	New York Stock Exchange

Introductory Note

On April 1, 2021, Replay Acquisition Corp. (“Replay”) domesticated into a Delaware limited liability company and consummated a series of transactions that resulted in the combination of Replay with Finance of America Equity Capital LLC, a Delaware limited liability company (“FoA”), pursuant to a Transaction Agreement dated effective as of October 12, 2020 (as amended or supplemented from time to time, the “Transaction Agreement”) among Replay, FoA and certain other parties thereto, following the approval at the extraordinary general meeting of the shareholders of Replay held on March 25, 2021 (the “Shareholders Meeting”). Unless otherwise defined herein, capitalized terms used in this Current Report on Form 8-K have the same meaning as set forth in the final prospectus and definitive proxy statement (the “Proxy Statement/Prospectus”) filed with the Securities and Exchange Commission (the “SEC”) on February 12, 2021 by Finance of America Companies Inc., a Delaware corporation (“New Pubco”).

Item 1.01.	Entry into Material Definitive Agreement.

Transaction Agreement

On October 12, 2020, Replay, FoA, New Pubco, RPLY Merger Sub LLC, a Delaware limited liability company and wholly owned subsidiary of New Pubco (“Replay Merger Sub”), RPLY BLKR Merger Sub LLC, a Delaware limited liability company and wholly owned subsidiary of New Pubco (“Blocker Merger Sub”), Blackstone Tactical Opportunities Fund (Urban Feeder) – NQ L.P., a Delaware limited partnership (“Blocker”), Blackstone Tactical Opportunities Associates – NQ L.L.C., a Delaware limited liability company (“Blocker GP”), BTO Urban Holdings L.L.C., a Delaware limited liability company (“BTO Urban”), Blackstone Family Tactical Opportunities Investment Partnership – NQ – ESC L.P., a Delaware limited partnership (“ESC”), Libman Family Holdings LLC, a Connecticut limited liability company (“Family Holdings”), The Mortgage Opportunity Group LLC, a Connecticut limited liability company (“TMO”), L and TF, LLC, a North Carolina limited liability company (“L&TF”), UFG Management Holdings LLC, a Delaware limited liability company (“Management Holdings”), and Joe Cayre (each of BTO Urban, ESC, Family Holdings, TMO, L&TF, Management Holdings and Joe Cayre, a “Seller” and, collectively, the “Sellers” or the “Continuing Unitholders”), and BTO Urban and Family Holdings, solely in their joint capacity as the representative of the Sellers pursuant to Section 12.18 of the Transaction Agreement (the “Seller Representative”), entered into the Transaction Agreement pursuant to which Replay agreed to combine with FoA in a series of transactions (collectively, the “Business Combination”) that resulted in New Pubco becoming a publicly-traded company on the New York Stock Exchange (the “NYSE”) and controlling FoA in an “UP-C” structure.

On March 25, 2021, Replay held the Shareholders Meeting, at which the Replay stockholders considered and adopted, among other matters, a proposal to approve the Business Combination, including (a) adopting the Transaction Agreement and (b) approving the other transactions contemplated by the Transaction Agreement and related agreements described in the Proxy Statement/Prospectus.

Pursuant to the Business Combination, among other things:

(i) Replay changed its jurisdiction of incorporation from the Cayman Islands to the State of Delaware by deregistering as an exempted company in the Cayman Islands and continuing and domesticating as a limited liability company formed under the laws of the State of Delaware (the “Domestication”), whereby (A) each ordinary share, par value $0.0001 per share, of Replay (“Ordinary Shares”) outstanding immediately prior to the Domestication was converted into a unit representing a limited liability company interest in Replay (each, a “Replay LLC Unit”) and (B) Replay is governed by a limited liability company agreement (the “Replay LLCA”);

(ii) the Sellers and Blocker GP sold to Replay limited liability company interests in FoA (“FoA Units”) in exchange for cash;

(iii) Replay Merger Sub merged with and into Replay (the “Replay Merger”), with Replay surviving the Replay Merger as a direct wholly owned subsidiary of New Pubco and each Replay LLC Unit outstanding immediately prior to the effectiveness of the Replay Merger was converted into the right to receive one share of New Pubco’s Class A common stock, par value $0.0001 per share (“Class A Common Stock”);

(iv) Blocker converted from a Delaware limited partnership to a Delaware limited liability company;

(v) Blocker Merger Sub merged with and into Blocker (the “Blocker Merger”), with Blocker surviving the Blocker Merger as a direct wholly owned subsidiary of New Pubco and each limited liability company interest of Blocker (each, a “Blocker Share”) outstanding immediately prior to the effectiveness of the Blocker Merger being converted into the right to receive a combination of shares of Class A Common Stock and cash;

(vi) Blocker GP contributed its remaining FoA Units to New Pubco in exchange for shares of Class A Common Stock, after which New Pubco contributed such FoA Units to Blocker; and

(vii) New Pubco issued to the Sellers shares of New Pubco’s Class B common stock, par value $0.0001 per share (“Class B Common Stock”), which has no economic rights but entitles each holder of at least one such share (regardless of the number of shares so held) to a number of votes that is equal to the aggregate number of FoA Units held by such holder on all matters on which stockholders of New Pubco are entitled to vote generally.

As a result of the Business Combination, among other things:

(A) New Pubco indirectly holds (through Replay and Blocker) FoA Units and has the sole and exclusive right to appoint the board of managers of FoA;

(B) the Sellers hold (i) FoA Units that are exchangeable on a one-for-one basis for shares of Class A Common Stock and (ii) shares of Class B Common Stock; and

(C) the holders of Blocker Shares outstanding immediately prior to the effectiveness of the Blocker Merger (the “Blocker Shareholders”) and Blocker GP (together with the Blocker Shareholders, the “Continuing Stockholders”), directly or indirectly, hold shares of Class A Common Stock.

Immediately prior to the consummation of the Business Combination:

(i) Replay issued Ordinary Shares pursuant to subscription agreements entered into with various investors, including an affiliate of Replay Sponsor, LLC, a Delaware limited liability company (the “Sponsor”), pursuant to which such investors agreed to purchase Ordinary Shares (which Ordinary Shares were converted into Replay LLC Units pursuant to the Domestication and then were converted into the right to receive shares of Class A Common Stock pursuant to the Replay Merger) (each such subscription agreement, a “Replay PIPE Agreement”); and

(ii) New Pubco issued shares of Class A Common Stock pursuant to subscription agreements entered into with certain funds affiliated with The Blackstone Group Inc. (“Blackstone,” and such funds, the “Blackstone Investors”) and an entity controlled by Brian L. Libman (Brian L. Libman and certain entities controlled by him, the “BL Investors” and, together with the Blackstone Investors, the “Principal Stockholders”) pursuant to which the Principal Stockholders agreed to purchase shares of Class A Common Stock (each such subscription agreement, a “New Pubco PIPE Agreement” and, together with the Replay PIPE Agreements, the “PIPE Agreements”).

This summary is qualified in its entirety by reference to the text of the Transaction Agreement, which is included as Exhibit 2.1 to this Current Report on Form 8-K and is incorporated herein by reference. Prior to the closing of the Business Combination, the Seller Representative and Replay entered into a letter agreement to adjust the amount of FoA Units sold by certain Sellers and Blocker GP (but not the aggregate amount of FoA Units sold by all Sellers and Blocker GP), which is included as Exhibit 2.2 to this Current Report on Form 8-K and is incorporated herein by reference, and following the closing of the Business Combination, the Seller Representative and Replay entered into a letter agreement to adjust the amount of Earnout Securities that would be issuable to certain Sellers and Blocker GP (but not the aggregate amount of Earnout Securities issuable to all Sellers and Blocker GP), which is included as Exhibit 2.3 to this Current Report on Form 8-K and is incorporated herein by reference. In addition, prior to the closing of the Business Combination, the Blackstone Investors and the BL Investors entered into a letter agreement pursuant to which the Blackstone Investors and the BL Investors agreed, among other things, to permit the Blackstone Investors to have priority over the BL Investors with respect to certain sales notwithstanding the terms of the Stockholders Agreement or the Registration Rights Agreement (as defined below), which is included as Exhibit 2.4 to this Current Report on Form 8-K and is incorporated herein by reference.

Sponsor Agreement

Contemporaneously with the execution of the Transaction Agreement, the Sponsor and Replay’s officers and directors (the “Initial Shareholders”) entered into an amendment and restatement of the existing Sponsor Agreement (as amended and restated, the “Sponsor Agreement”) with New Pubco, Replay and FoA, pursuant to which, among other things, (i) immediately prior to the Domestication, all of the warrants to purchase one Ordinary Share and one-half of one warrant to purchase Ordinary Shares (“Units”), as contemplated under the Warrant Agreement, dated April 8, 2019, by and between Replay and Continental Stock Transfer & Trust Company (“Warrant Agreement”), purchased in a private placement in connection with Replay’s initial public offering (“Private Placement Warrants”) owned by the Sponsor were exchanged for 775,000 Ordinary Shares in the aggregate (the “Warrant Exchange”) and (ii) excluding the Ordinary Shares initially purchased by the Sponsor in a private placement in connection with Replay’s initial public offering (“Founder Shares”) held by Daniel Marx, Mariano Bosch or Russell Colaco (unless transferred to any other Initial Shareholder or permitted transferee thereof), 40% of the Founder Shares held by the Sponsor were vested and wholly owned by the Sponsor as of the consummation of the Business Combination (the “Closing”) and 60% of the Founder Shares held by the Sponsor are subject to vesting and forfeiture in accordance with the following terms and conditions:

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Upon the First Earnout Achievement Date (as defined in the Proxy Statement/Prospectus) (should it occur), 35% of the unvested Founder Shares beneficially owned by each Initial Shareholder (or affiliate thereof) as of immediately prior to the Closing will vest; and

•

Upon the Second Earnout Achievement Date (as defined in the Proxy Statement/Prospectus) (should it occur), 25% of the unvested Founder Shares beneficially owned by each Initial Shareholder (or affiliate thereof) as of immediately prior to the Closing will vest.

Such Founder Shares will also vest under certain circumstances if an agreement with respect to a sale of New Pubco is entered into prior to the sixth anniversary of the Closing. If the First Earnout Achievement Date or the Second Earnout Achievement Date, as applicable, or a sale of New Pubco that results in vesting of such Founder Shares has not occurred prior to the sixth anniversary of the Closing, the applicable Founder Shares that were eligible to vest pursuant to the Sponsor Agreement will not vest and will be forfeited.

For so long as they remain unvested, unvested Founder Shares must be voted proportionately with all other shares of Class A Common Stock and Class B Common Stock on all matters put to a vote of holders of New Pubco voting stock (i.e., holders of unvested Founder Shares will have no discretion in how such shares are voted). In addition, for so long as they remain unvested, unvested Founder Shares will not be entitled to receive any dividends or other distributions, or to have any other economic rights, and such shares will not be entitled to receive back dividends or other distributions or any other form of economic “catch-up” once they become vested.

Pursuant to the Sponsor Agreement, the Initial Shareholders have agreed to (i) vote or cause to be voted at the shareholder meeting all of their Founder Shares and all other equity securities that they hold in Replay in favor of each proposal in connection with the Business Combination and the Transaction Agreement and any other matters reasonably necessary for consummation of the Business Combination, (ii) use reasonable best efforts to cause to be done all reasonably necessary, proper or advisable actions to consummate the Business Combination, (iii) waive all redemption rights and certain other rights in connection with the Business Combination and (iv) be bound by the same exclusivity obligations that bind Replay, New Pubco, Replay Merger Sub and Blocker Merger Sub in the Transaction Agreement.

The Sponsor Agreement also provides for (i) a one-year post-Closing lock-up period applicable to the transfer of an Initial Shareholder’s New Pubco securities, other than any securities of Replay issued in Replay’s IPO or purchased on the open market, pursuant to the PIPE Agreements or acquired through the Warrant Exchange (collectively, the “Excluded Securities”), and (ii) a 180-day post-Closing lock-up period applicable to the transfer of an Initial Shareholder’s Excluded Securities, other than any Excluded Securities purchased in connection with the PIPE Agreements or on the open market after the date of the Sponsor Agreement, except, in each case, to certain customary permitted transferees.

Stockholders Agreement

In connection with the Business Combination, concurrently with the Closing, New Pubco and certain pre-Closing equityholders of FoA entered into a Stockholders Agreement (the “Stockholders Agreement”). Pursuant to the Stockholders Agreement, each of the Principal Stockholders are entitled to nominate a certain number of directors to the New Pubco board of directors (“New Pubco Board”), based on each such holder’s ownership of the voting securities of New Pubco. The nomination rights of each Principal Stockholder are substantially identical and subject to the same terms, conditions and requirements. The number of directors that each of the Blackstone Investors and the BL Investors are separately be entitled to designate to the New Pubco Board increases and/or decreases on a sliding scale such that, for example, if the Blackstone Investors or the BL Investors, as the case may be, hold more than 40% of the outstanding shares of Class A Common Stock, assuming a full exchange of all FoA Units for the publicly traded Class A Common Stock, such applicable investors are entitled to designate the lowest whole number of directors that is greater than 40% of the members of the New Pubco Board; if the Blackstone Investors or the BL Investors, as the case may be, hold between 30% and 40% of such outstanding shares, such applicable investors are entitled to designate the lowest whole number of directors that is greater than 30% of the members of the New Pubco Board; if the Blackstone Investors or the BL Investors, as the case may be, hold between 20% and 30% of such outstanding shares, such applicable investors are entitled to designate the lowest whole number of directors that is greater than 20% of the members of the New Pubco Board; and if the Blackstone Investors or the BL Investors, as the case may be, hold between 5% and 20% of such outstanding shares, such applicable investors are entitled to designate the lowest whole number of directors that is greater than 10% of the members of the New Pubco Board.

Furthermore, pursuant to the Stockholders Agreement and subject to certain exceptions as set forth therein, for a period of 180 days following the Closing, each Principal Stockholder will not, and will cause any other holder of record of any of such Principal Stockholder’s New Pubco securities not to, transfer any of such Principal Stockholder’s New Pubco securities, other than any such securities purchased pursuant to the PIPE Agreements or on the open market.

The Stockholders Agreement also provides each Principal Stockholder with basic information rights, as well as detailed venture capital operating company covenants. In addition, the Stockholders Agreement permits New Pubco’s Principal Stockholders to assign their rights and obligations under the agreement, in whole or in part, without New Pubco’s prior written consent.

Furthermore, the Stockholders Agreement also requires New Pubco to cooperate with the Principal Stockholders in connection with certain future pledges, hypothecations, grants of security interest in or transfers (including to third party investors) of any or all of the FoA Units held by the Principal Stockholders, including to banks or financial institutions as collateral or security for loans, advances or extensions of credit.

Unless earlier terminated by agreement of the Principal Stockholders and the New Pubco Board, the Stockholders Agreement will terminate as to each Principal Stockholder at such time as such Principal Stockholder and its affiliates collectively hold less than 5% of the outstanding shares of Class A Common Stock, assuming a full exchange of all FoA Units for the publicly traded Class A Common Stock.

Registration Rights Agreement

In connection with the Business Combination, concurrently with the Closing, New Pubco and the Principal Stockholders entered into a Registration Rights Agreement (the “Registration Rights Agreement”). Pursuant to the Registration Rights Agreement, upon the demand of any Principal Stockholder, New Pubco will be required to facilitate a non-shelf registered offering of the New Pubco shares requested by such Principal Stockholder to be included in such offering. Any demanded non-shelf registered offering may, at New Pubco’s option, include New Pubco Shares to be sold by New Pubco for its own account and will also include registrable shares to be sold by holders that exercise their related piggyback rights in accordance with the Registration Rights Agreement. Within 90 days after receipt of a demand for such registration, New Pubco will be required to use its reasonable best efforts to file a registration statement relating to such demand. In certain circumstances, Principal Stockholders will be entitled to piggyback registration rights in connection with the demand of a non-shelf registered offering.

In addition, the Registration Rights Agreement entitles the Principal Stockholders to demand and be included in a shelf registration when New Pubco is eligible to sell its New Pubco Shares in a secondary offering on a delayed or continuous basis in accordance with Rule 415 of the Securities Act of 1933, as amended (“Securities Act”). Within 45 days (in the case of a shelf registration on Form S-1) or 30 days (in the case of a shelf registration on Form S-3) after receipt of a demand for such registration, New Pubco will be required to use its reasonable best efforts to file a registration statement relating to such demand. Moreover, upon the demand of a Principal Stockholder, New Pubco will be required to facilitate in the manner described in the Registration Rights Agreement a “takedown” off of an effective shelf registration statement of registrable shares requested by such Principal Stockholder.

The Registration Rights Agreement also provides that New Pubco will pay certain expenses relating to such registrations and indemnify the registration rights holders against (or make contributions in respect of) certain liabilities which may arise under the Securities Act.

Amended and Restated Limited Liability Company Agreement

In connection with the Transaction, immediately prior to the Closing, FoA adopted an Amended and Restated Limited Liability Company Agreement (the “A&R LLC Agreement”). In connection with the adoption of the A&R LLC Agreement, all equity interests of FoA as of immediately prior to the Closing were reclassified into a single class of unitized equity interests designated as FoA Units.

Pursuant to the A&R LLC Agreement, New Pubco has the sole right to appoint all of the managers of FoA. The board of managers has the right to determine when distributions will be made to the members of FoA and the amount of any such distributions. If the board of managers authorizes a distribution, such distribution will be made to the holders of FoA Units pro rata in accordance with the percentages of their respective FoA Units held. The A&R LLC Agreement provides for tax distributions to the holders of FoA Units if the board of managers determines that a holder, by reason of holding FoA Units, incurs an income tax liability. These tax distributions are computed based on the board of managers’ estimate of the net taxable income of FoA multiplied by an assumed tax rate equal to the highest effective marginal combined United States federal, state and local income tax rate prescribed for an individual (or, if greater, a corporation) resident in California or New York, New York (whichever is higher), taking into account the deductibility of certain expenses and any limitations thereof and the character of FoA’s income.

The A&R LLC Agreement also provides that substantially all expenses incurred by or attributable to New Pubco, but not including obligations incurred under the Tax Receivable Agreements (as defined below) by New Pubco, income tax expenses of New Pubco and payments on indebtedness incurred by New Pubco, will be borne by FoA.

Exchange Agreement

In connection with the Business Combination, concurrently with the Closing, New Pubco, FoA and the Continuing Unitholders entered into an Exchange Agreement (the “Exchange Agreement”). The Exchange Agreement sets forth the terms and conditions upon which holders of FoA Units may exchange their FoA Units for shares of Class A Common Stock on a one-for-one basis, subject to customary conversion rate adjustments for stock splits, stock dividends and reclassifications. Each holder of FoA Units (other than New Pubco and its subsidiaries), and certain permitted transferees thereof, may on a quarterly basis (subject to the terms of the Exchange Agreement) exchange their FoA Units for shares of Class A Common Stock. In addition, subject to certain requirements, the Blackstone Investors and the BL Investors are generally be permitted to exchange FoA Units for shares of Class A Common Stock provided that the number of FoA Units surrendered in such exchanges during any 30-calendar day period represent, in the aggregate, greater than 2% of total interests in partnership capital or profits. Any Class A Common Stock received by the Blackstone Investors or the BL Investors in any such exchange during the applicable restricted periods would be subject to the lock-up agreements entered into in connection with the Business Combination. New Pubco may impose restrictions on exchange that it determines to be necessary or advisable so that New Pubco is not treated as a “publicly traded partnership” for U.S. federal income tax purposes. As a holder exchanges FoA Units for shares of Class A Common Stock, the voting power afforded to such holder of FoA Units by their shares of Class B Common Stock is automatically and correspondingly reduced and the number of FoA Units held by New Pubco is correspondingly increased as it acquires the exchanged FoA Units. For example, if a holder of Class B Common Stock holds 1,000 FoA Units as of the record date for determining stockholders of New Pubco that are entitled to vote on a particular matter, such holder is entitled by virtue of such holder’s Class B Common Stock to 1,000 votes on such matter. If, however, such holder were to hold 500 FoA Units as of the relevant record date, such holder would be entitled by virtue of such holder’s Class B Common Stock to 500 votes on such matter.

Tax Receivable Agreements

In connection with the Business Combination, concurrently with the Closing, New Pubco entered into a Tax Receivable Agreement with certain funds affiliated with Blackstone (the “Blackstone Tax Receivable Agreement”) and a Tax Receivable Agreement with certain other members of FoA (the “FoA Tax Receivable Agreement,” and collectively with the Blackstone Tax Receivable Agreement, the “Tax Receivable Agreements”). The Tax Receivable Agreements generally provide for the payment by New Pubco to certain owners of FoA prior to the Business Combination (the “TRA Parties”) of 85% of the cash tax benefits, if any, that New Pubco is deemed to realize (calculated using certain simplifying assumptions) as a result of (i) tax basis adjustments as a result of sales and exchanges of units in connection with or following the Business Combination and certain distributions with respect to units, (ii) New Pubco’s utilization of certain tax attributes attributable to Blocker or the Blocker Shareholders, and (iii) certain other tax benefits related to entering into the Tax Receivable Agreements, including tax benefits attributable to making payments under the Tax Receivable Agreements. These tax basis adjustments generated over time may increase (for tax purposes) the depreciation and amortization deductions available to New Pubco and, therefore, may reduce the amount of U.S. federal, state and local tax that New Pubco would otherwise be required to pay in the future, although the IRS may challenge all or part of the validity of that tax basis, and a court could sustain such challenge. The tax basis adjustments upon sales or exchanges of units for shares of Class A common stock and certain distributions with respect to units may also decrease gains (or increase losses) on future dispositions of certain assets to the extent tax basis is allocated to those assets. Actual tax benefits realized by New Pubco may differ from tax benefits calculated under the Tax Receivable Agreements as a result of the use of certain assumptions in the Tax Receivable Agreements, including the use of an assumed weighted-average state and local income tax rate to calculate tax benefits. The payment obligation under the Tax Receivable Agreements is an obligation of New Pubco and not of FoA. New Pubco will generally retain the benefit of the remaining 15% of these cash tax benefits.

For purposes of the Tax Receivable Agreements, the cash tax benefits will be computed by comparing the actual income tax liability of New Pubco to the amount of such taxes that New Pubco would have been required to pay had there been no tax basis adjustments of the assets of FoA as a result of sales or exchanges or certain distributions with respect to the units, no utilization of certain tax attributes attributable to the Blocker or the Blocker Shareholders, and had New Pubco not entered into the Tax Receivable Agreements. The actual and hypothetical tax liabilities determined in the Tax Receivable Agreements will be calculated using the actual U.S. federal income tax rate in effect for the applicable period and an assumed, weighted-average state and local income tax rate based on apportionment factors for the applicable period (along with the use of certain other assumptions). The term of the Tax Receivable Agreements will continue until all such tax benefits have been utilized or expired, unless New Pubco exercises its right to terminate the Tax Receivable Agreements early, certain changes of control occur, or New Pubco breaches any of its material obligations under either the Blackstone Tax Receivable Agreement or the FoA Tax Receivable Agreement, in which case all obligations generally will be accelerated and due as if New Pubco had exercised its right to terminate the Tax Receivable Agreements (as described below).

Estimating the amount of payments that may be made under the Tax Receivable Agreements is by its nature imprecise, insofar as the calculation of amounts payable depends on a variety of factors, including:

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the timing of sales or exchanges—for instance, the increase in any tax deductions will vary depending on the fair market value, which may fluctuate over time, of the depreciable or amortizable assets of FoA at the time of each sale or exchange;

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the price of shares of New Pubco’s Class A Common Stock at the time of the sale or exchange—the increase in any tax deductions, as well as the tax basis increase in other assets of FoA, is directly proportional to the price of shares of Class A Common Stock at the time of each sale or exchange;

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the extent to which such sales or exchanges do not result in a basis adjustment—if a sale or an exchange does not result in an increase to the existing basis, increased deductions will not be available;

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the amount of tax attributes—the amount of applicable tax attributes attributable to the Blocker or the Blocker Shareholders will impact the amount and timing of payments under the Tax Receivable Agreements;

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changes in tax rates—payments under the Tax Receivable Agreements will be calculated using the actual U.S. federal income tax rate in effect for the applicable period and an assumed, weighted-average state and local income tax rate based on apportionment factors for the applicable period, so changes in tax rates will impact the magnitude of cash tax benefits covered by the Tax Receivable Agreements and the amount of payments under the Tax Receivable Agreements; and

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the amount and timing of our income—New Pubco is obligated to pay 85% of the cash tax benefits under the Tax Receivable Agreements as and when realized. If New Pubco does not have taxable income, New Pubco is not required (absent a change of control or other circumstances requiring an early termination payment) to make payments under the Tax Receivable Agreements for a taxable year in which it does not have taxable income because no cash tax benefits will have been realized. However, any tax attributes that do not result in realized benefits in a given tax year will likely generate tax attributes that may be utilized to generate benefits in previous or future tax years. The utilization of such tax attributes will result in cash tax benefits that will result in payments under the Tax Receivable Agreements.

As a result of the size of the anticipated tax basis adjustment of the tangible and intangible assets of FoA and New Pubco’s possible utilization of certain tax attributes, the payments that New Pubco may make under the Tax Receivable Agreements are expected to be substantial. There may be a material negative effect on our liquidity if, as a result of timing discrepancies or otherwise, the payments under the Tax Receivable Agreements exceed the actual cash tax savings that New Pubco realizes in respect of the tax attributes subject to the Tax Receivable Agreements and/or distributions to New Pubco by FoA are not sufficient to permit New Pubco to make payments under the Tax Receivable Agreements after it has paid taxes. Late payments under the Tax Receivable Agreements generally will accrue interest at an uncapped rate equal to LIBOR plus 500 basis points. The payments under the Tax Receivable Agreements are not conditioned upon continued ownership of New Pubco or FoA by the Continuing Unitholders.

If New Pubco exercises its right to terminate the Tax Receivable Agreements or in the case of a change in control of New Pubco or a material breach of New Pubco’s obligations under either the Blackstone Tax Receivable Agreement or the FoA Tax Receivable Agreement, all obligations under the Tax Receivable Agreements will be accelerated and New Pubco will be required to make a payment to the TRA Parties in an amount equal to the present value of future payments under the Tax Receivable Agreements, which payment would be based on certain assumptions, including an assumption that any FoA Units that have not been exchanged are deemed exchange for the market value of Class A Common Stock at the time of the termination or the change of control and an assumption New Pubco would have sufficient taxable income to fully utilize all potential future tax benefits that are subject to the Tax Receivable Agreements. As a result of the foregoing, (i) New Pubco could be required to make cash payments to the TRA Parties that are greater than the specified percentage of the actual benefits New Pubco ultimately realizes in respect of the tax benefits that are subject to the Tax Receivable Agreements, and (ii) New Pubco would be required to make a cash payment equal to the present value of the anticipated future tax benefits that are the subject of the Tax Receivable Agreements, which payment may be made significantly in advance of the actual realization, if any, of such future tax benefits. In these situations, New Pubco’s obligations under the Tax Receivable Agreements could have a substantial negative impact on its liquidity and could have the effect of delaying, deferring or preventing certain mergers, asset sales, other forms of business combination, or other changes of control due to the additional transaction costs a potential acquirer may attribute to satisfying such obligations. If New Pubco were to elect to terminate the Tax Receivable Agreements immediately after the Business Combination, (i) assuming the market value of a share of Class A Common Stock is equal to the FoA Units Cash Consideration (as defined in the Proxy Statement/Prospectus) paid per FoA Unit in connection with the Business Combination, (ii) assuming that no holders of Ordinary Shares originally sold as part of the units issued in Replay’s initial public offering exercise their right to have all or a portion of their Ordinary Shares redeemed on completion of the Business Combination, (iii) taking into account the effects of any cash payments paid under the A&R MLTIP (as defined below) in connection with the Business Combination (but disregarding the effects of any issuance of Replacement RSUs (as defined below) or Class A Common Stock pursuant to the A&R MLTIP or any payments that may be made pursuant to the A&R MLTIP that are not paid in connection with the Closing), and (iv) disregarding the effects of the issuance of any additional shares of Class A Common Stock issuable by New Pubco to the Blocker Shareholders and additional FoA Units issuable by FoA to Blocker GP and the Sellers (collectively, “Earnout Securities”), New Pubco currently estimates that it would be required to pay approximately $426.7 million to satisfy its total liability.

Decisions made by certain of the TRA Parties in the course of running our business may influence the timing and amount of payments that are received by an exchanging or selling existing owner under the Tax Receivable Agreements. For example, the earlier disposition of assets following an exchange or acquisition transaction generally will accelerate payments under the Tax Receivable Agreements and increase the present value of such payments, and the disposition of assets before an exchange or acquisition transaction will increase a TRA Party’s tax liability without giving rise to any rights of a TRA Party to receive payments under the Tax Receivable Agreements.

Payments under the Tax Receivable Agreements will be based on the tax reporting positions that we will determine. New Pubco will not be reimbursed for any cash payments previously made to the TRA Parties pursuant to the Tax Receivable Agreements if any tax benefits initially claimed by New Pubco are subsequently challenged by a taxing authority and are ultimately disallowed. Instead, any excess cash payments made by New Pubco to the TRA Parties will be netted against any future cash payments that New Pubco might otherwise be required to make under the terms of the Tax Receivable Agreements. As a result, it is possible that New Pubco could make cash payments under the Tax Receivable Agreements that are substantially greater than its actual cash tax savings.

PIPE Agreements

Concurrently with the execution of the Transaction Agreement, (i) Replay entered into the Replay PIPE Agreements with various investors, including an affiliate of the Sponsor, pursuant to which such investors agreed to purchase Ordinary Shares (which Ordinary Shares were converted into Replay LLC Units pursuant to the Domestication and then were converted into the right to receive shares of Class A Common Stock pursuant to the Replay Merger), and (ii) New Pubco entered into the New Pubco PIPE Agreements with the Principal Stockholders (together with the investors party to the Replay PIPE Agreements, the “PIPE Investors”), pursuant to which the Principal Stockholders agreed to purchase shares of Class A Common Stock (together with the Ordinary Shares being purchased pursuant to the Replay PIPE Agreements, the “PIPE Shares”). In the aggregate, the PIPE Investors purchased $250.0 million of PIPE Shares, at a purchase price of $10.00 per PIPE Share, including $10.0 million of PIPE Shares purchased by an affiliate of the Sponsor. Certain offering related expenses are payable by New Pubco, including customary fees payable to the placement agents, Morgan Stanley & Co. LLC, Goldman Sachs & Co., LLC and Credit Suisse Securities (USA) LLC and capital markets advisors, including Blackstone Securities Partners L.P. All of the PIPE Agreements are in the same form as each other, except that Replay is not a party to the New Pubco PIPE Agreements (and certain conforming changes were made to the New Pubco PIPE Agreements to reflect that Replay is not a party thereto). The purpose of the sale of the PIPE Shares was to raise additional capital for use in connection with the Business Combination and to meet the minimum cash requirements provided in the Transaction Agreement.

Pursuant to the PIPE Agreements, New Pubco agreed that, within 45 calendar days after the Closing, New Pubco will file with the SEC (at New Pubco’s sole cost and expense) a registration statement registering the resale of the PIPE Shares (the “Resale Registration Statement”), and New Pubco will use its commercially reasonable efforts to have the Resale Registration Statement declared effective as soon as practicable after the filing thereof, subject to certain conditions. Each PIPE Agreement will terminate upon the earlier to occur of (i) such date and time as the Transaction Agreement is terminated in accordance with its terms, and (ii) upon the mutual written agreement of each of the parties to the PIPE Agreement.

Item 2.01.	Completion of Acquisition or Disposition of Assets.

The disclosure set forth in the “Introductory Note” above is incorporated into this Item 2.01 by reference. The material provisions of the Transaction Agreement are described in the Proxy Statement/Prospectus in the sections titled “Summary of the Proxy Statement/Prospectus—The Business Combination,” beginning on page 20 and “Proposal No.1 – Cayman Proposals—The Transaction Agreement,” beginning on page 149, which are incorporated by reference herein.

Pursuant to the terms of the Transaction Agreement, the aggregate consideration payable or issuable to Blocker GP, the Sellers and the Blocker Shareholders in connection with the Business Combination consisted of, as applicable, (a) the aggregate amount of FoA Units Cash Consideration, (b) the aggregate number of Seller Class B Shares (as defined in the Proxy Statement/Prospectus), (c) the aggregate amount of Blocker Merger Consideration (as defined in the Proxy Statement/Prospectus), and (d) the Earnout Securities. In addition, in exchange for the FoA Units that Blocker GP contributed to New Pubco, New Pubco issued to Blocker GP a number of shares of Class A Common Stock equal to the number of FoA Units so contributed.

Following the Closing, New Pubco and FoA collectively will issue up to an aggregate of 18,000,000 Earnout Securities to the Blocker Shareholders (in the case of issuances by New Pubco) and to Blocker GP and the Sellers (in the case of issuances by FoA) as follows:

•

9,000,000 Earnout Securities, in the aggregate, in the event that the average trading price of the Class A Common Stock is $12.50 or greater for any 20 trading days within a period of 30 consecutive trading days prior to the sixth anniversary of the Closing; and

•

9,000,000 Earnout Securities, in the aggregate, in the event that the average trading price of the Class A Common Stock is $15.00 or greater for any 20 trading days within a period of 30 consecutive trading days prior to the sixth anniversary of the Closing.

Holders of Replay’s Ordinary Shares did not receive any cash consideration in connection with the Business Combination; rather, upon the effectiveness of the Domestication, each of Replay’s issued and outstanding Ordinary Shares (including Founder Shares) and warrants to purchase Ordinary Shares as contemplated under the Warrant Agreement (“Warrants”) automatically converted in connection with the Domestication, on a one-for-one basis, into Replay LLC Units and Warrants to purchase Replay LLC Units, and upon the effectiveness of the Replay Merger, each such Replay LLC Unit and Warrant automatically converted into the right to receive one share of Class A Common Stock and one Warrant to purchase a share of Class A Common Stock. In connection with the closing of the Business Combination, the Private Placement Warrants owned by the Sponsor were cancelled in exchange for 775,000 Ordinary Shares (which ultimately converted into 775,000 shares of Class A Common Stock), and a portion of the Founder Shares that are converted into Class A Common Stock will be subject to vesting restrictions, each as described in the Proxy Statement/Prospectus in the Section entitled “Summary of the Proxy Statement/Prospectus—Other Agreements Related to the Transaction Agreement—Sponsor Agreement,” beginning on page 27 thereof.

In connection with the Shareholders Meeting, holders of 19,753,406 Ordinary Shares exercised their right to redeem those shares prior to the redemption deadline of March 23, 2021, at a price of approximately $10.20 per share, for an aggregate payment from Replay’s trust account of approximately $201.5 million. Upon the Closing, the Replay units ceased trading, and New Pubco’s Class A Common Stock and Warrants began trading on the New York Stock Exchange under the symbols “FOA” and “FOA.WS,” respectively.

The per share redemption price of approximately $10.20 for holders of Ordinary Shares electing redemption was paid out of Replay’s trust account, which after taking into account the aggregate payment in respect of the redemption, had a balance immediately prior to the Closing of approximately $91.8 million. Such balance in the trust account, together with approximately $250.0 million in proceeds from the Replay PIPE Agreements, were used to pay the cash consideration pursuant to the Transaction Agreement of approximately $341.8 million.

FORM 10 INFORMATION

Item 2.01(f) of Form 8-K states that if the predecessor registrant was a shell company, as Replay was immediately before the Business Combination, then the registrant must disclose the information that would be required if the registrant were filing a general form for registration of securities on Form 10. Accordingly, New Pubco, as the successor issuer to Replay, is providing the information below that would be included in a Form 10 if New Pubco were to file a Form 10. Please note that the information provided below relates to New Pubco as the combined company after the consummation of the Business Combination, unless otherwise specifically indicated or the context otherwise requires.

Investment Risks

An investment in shares of our Class A common stock involves substantial risks and uncertainties that may materially adversely affect our business, financial condition and results of operations and cash flows. Some of the more significant challenges and risks relating to an investment in our company include, among other things, the following:

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The COVID-19 pandemic poses unique challenges to our business and the effects of the pandemic could adversely impact our ability to originate and service mortgages, manage our portfolio of assets and provide lender services and could also adversely impact our counterparties, liquidity and employees.

•	Our business is significantly impacted by interest rates. Changes in prevailing interest rates or U.S. monetary policies that affect interest rates may have a detrimental effect on our business.

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Our geographic concentration could materially and adversely affect us if the economic conditions in our current markets should decline or we could face losses in concentrated areas due to natural disasters.

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We use estimates in measuring or determining the fair value of the majority of our assets and liabilities. If our estimates prove to be incorrect, we may be required to write down the value of these assets or write up the value of these liabilities, which could adversely affect our business, financial condition and results of operations.

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If we are unable to obtain sufficient capital to meet the financing requirements of our business, or if we fail to comply with our debt agreements, our business, financing activities, financial condition and results of operations will be adversely affected.

•	A disruption in the secondary home loan market, including the MBS market, could have a detrimental effect on our business.

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FAR’s status as an approved non-supervised FHA mortgagee and an approved Ginnie Mae issuer, and FAM’s status as an approved seller-servicer for Fannie Mae and Freddie Mac, an approved Ginnie Mae issuer and an approved non-supervised FHA and VA mortgagee, are subject to compliance with each of their respective guidelines and other conditions they may impose, and the failure to meet such guidelines and conditions could have a material adverse effect on our overall business and our financial position, results of operations and cash flows.

•	The engagement of our Lender Services business by our loan originator businesses may give appearance of a conflict of interest.

•	Third party customers of our Lender Services Businesses may be concerned about conflicts of interest within our Lender Services Businesses, due to their affiliation with the Company.

•	Our Lender Services business has operations in the Philippines that could be adversely affected by changes in political or economic stability or by government policies.

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We operate in heavily regulated industries, and our mortgage loan origination and servicing activities (including lender services) expose us to risks of noncompliance with an increasing and inconsistent body of complex laws and regulations at the U.S. federal, state and local levels.

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We are subject to legal proceedings, federal or state governmental examinations and enforcement investigations from time to time. Some of these matters are highly complex and slow to develop, and results are difficult to predict or estimate.

•	Unlike competitors that are national banks, our lending subsidiaries are subject to state licensing and operational requirements that result in substantial compliance costs.

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Our substantial leverage could adversely affect our financial condition, our ability to raise additional capital to fund our operations, our ability to operate our business, our ability to react to changes in the economy or our industry or our ability to pay our debts, and could divert our cash flow from operations to debt payments.

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New Pubco is a holding company and its only material asset is its interest in FoA, and it is accordingly dependent upon distributions from FoA to pay taxes, make payments under the Tax Receivable Agreements and pay dividends.

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Due to the listing of New Pubco’s Class A Common Stock on the NYSE, New Pubco is a “controlled company” within the meaning of NYSE rules and, as a result, qualifies for exemptions from certain corporate governance requirements. The stockholders of New Pubco do not have the same protections afforded to stockholders of companies that are subject to such requirements.

Please see “Risk Factors” for a discussion of these and other factors you should consider before making an investment in shares of our Class A common stock.

Forward-Looking Statements

Certain statements in this Current Report on Form 8-K may constitute “forward-looking statements” for purposes of the federal securities laws. New Pubco’s forward-looking statements include, but are not limited to, statements regarding its or its management team’s expectations, hopes, beliefs, intentions or strategies regarding the future. In addition, any statements that refer to projections, forecasts or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking statements. The words “anticipate,” “appear,” “approximate,” “believe,” “continue,” “could,” “estimate,” “expect,” “foresee,” “intends,” “may,” “might,” “plan,” “possible,” “potential,” “predict,” “project,” “seek,” “should,” “would” and similar expressions (or the negative version of such words or expressions) may identify forward-looking statements, but the absence of these words does not mean that a statement is not forward-looking. Forward-looking statements in this Current Report on Form 8-K may include, for example, statements about:

•	the expected benefits of the Business Combination;

•	New Pubco’s financial performance following the Business Combination;

•	changes in New Pubco’s strategy, future operations, financial position, estimated revenues and losses, projected costs, margins, cash flows, prospects and plans;

•	the impact of health epidemics, including the COVID-19 pandemic, on New Pubco’s business and the actions New Pubco may take in response thereto;

•	expansion plans and opportunities; and

•	the outcome of any known and unknown litigation and regulatory proceedings.

These forward-looking statements are based on information available as of the date of this Current Report on Form 8-K, and current expectations, forecasts and assumptions, and involve a number of judgments, risks and uncertainties. Accordingly, forward-looking statements should not be relied upon as representing New Pubco’s views as of any subsequent date, and New Pubco does not undertake any obligation to update forward-looking statements to reflect events or circumstances after the date they were made, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.

As a result of a number of known and unknown risks and uncertainties, New Pubco’s actual results or performance may be materially different from those expressed or implied by these forward-looking statements. Some factors that could cause actual results to differ include:

•	the risk that the recently consummated Business Combination disrupts current plans and operations of New Pubco;

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the ability to recognize the anticipated benefits of the Business Combination, which may be affected by, among other things, competition and the ability of the combined business to grow and manage growth profitably;

•	costs related to the Business Combination;

•	changes in applicable laws or regulations;

•	the effect of the COVID-19 pandemic on New Pubco’s business;

•	the possibility that New Pubco may be adversely affected by other economic, business, and/or competitive factors;

•	the inability to maintain the listing of New Pubco’s shares of Class A Common Stock on the NYSE; and

•	other risks and uncertainties set forth in the the section entitled “Risk Factors” included elsewhere in this Current Report on Form 8-K.

Business

Unless the context otherwise requires, all references in this section to “we,” “us,” “our,” “Finance of America” or the “Company” refer to New Pubco and its consolidated subsidiaries.

Finance of America Companies

Finance of America is a vertically integrated, diversified lending platform that connects borrowers with investors. We operate our Company with the goal of minimizing risk; we offer a diverse set of high-quality consumer loan products and distribute that risk to investors for an up-front cash profit and typically some future performance-based participation. We believe we have a differentiated, less volatile strategy than monoline mortgage lenders who focus on originating interest rate sensitive traditional mortgages and retain significant portfolios of mortgage servicing rights with large potential future advancing obligations. In addition to our profitable lending operations, we provide a variety of services to lenders through our Lender Services segment, which augments our lending profits with an attractive fee-oriented revenue stream.

Our differentiated strategy is built upon a few key fundamental factors:

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We operate in a diverse set of lending markets—mortgage, reverse mortgage and commercial lending—that currently benefit from strong, secular tailwinds and are each influenced by different demand drivers, which we believe results in stable and growing earnings with lower volatility and lower mortgage market correlation than a traditional monoline mortgage company.

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We seamlessly connect borrowers with investors. Our consumer-facing business leaders interface directly with the investor-facing professionals in our Portfolio Management segment, facilitating the development of attractive lending solutions for our customers with the confidence that the loans we generate can be efficiently and profitably sold to a deep pool of investors. We are in the moving business, not the storage business. While we often retain a future performance-based participation in the underlying cash flows of our loan products, we seek to programmatically and profitably monetize most of our loan products through a variety of investor channels, which minimizes capital at risk.

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We distribute our products through multiple channels, and utilize flexible technology platforms and a distributed workforce in order to scale our businesses and manage costs efficiently. Our businesses are supported by a centralized Business Excellence Office (“BXO”), providing all corporate support, including IT, Human Resources, Legal, Risk, and Compliance. This platform enables us to be product agnostic, with the ability to focus our resources as the opportunity set evolves while not being overly reliant on any individual product. As borrower demands for lending products change, we are able to change with them and continue to offer desirable lending solutions.

Today, we are principally focused on residential mortgage loan products throughout the U.S., offering (1) traditional mortgage loans and reverse mortgage loans to consumers, and (2) business purpose loans to residential real estate investors. We have built a distribution network that allows our customers to interact with us through their preferred method: in person, via a broker, telephonically or digitally. Our product offering diversity makes us resilient in varying rate and origination environments, and differentiates us from traditional mortgage lenders. Our Lender Services segment supports a range of financial institutions, including our lending companies, with services such as title insurance and settlement services, appraisal management, valuation and brokerage services, fulfillment services, and technology platforms for student loans, consumer loans and home sharing services. In addition to creating recurring third-party revenue streams, these service business lines allow us to better serve our lending customers and maximize our revenue per lending transaction. Furthermore, our Portfolio Management segment provides structuring and product development expertise, allowing innovation and improved visibility of execution for our originations, as well as broker/dealer and institutional asset management capabilities. These capabilities allowed us to complete profitable sales of our loan products via 10 securitization in 2020, demonstrating the high quality and liquidity of the loan products we originate, the deep relationships we have with our investors and the resilience of our business model in any market environment.

We have two distinct advantages in our industry:

Product Innovation: Most lenders identify an investor (for example, the Federal National Mortgage Association (“Fannie Mae”)), and generate products for that existing investor. We also originate for existing investors when it is profitable to do so. However, our origination-to-investor platform collects data from both borrowers and investors, which gives us valuable insights into their unmet needs, allowing us to create innovative products that serve more of our customers’ lending needs over time. For example, at a time when Home Equity Conversion Mortgages (“HECMs”) insured by the U.S. Department of Housing and Urban Development (“HUD”) were the only reverse mortgage loan product available to consumers, we developed a proprietary suite of reverse mortgage products, launched in 2014. We had the leading proprietary product in the market for approximately four years, and have continued as the market leader due to our ability to enhance and expand the product to meet consumer demand, while ensuring that we developed a viable exit strategy for the product through securitizations.

Strategic Business Acquisitions: Since our formation in 2013 through the year ended December 31, 2020, we have successfully acquired, integrated, expanded and optimized 15 companies in industries spanning from originations and lender services to capital markets. We have explored opportunities for many others. We only purchase a business after a careful analysis, focusing on (i) whether the business is strategic to our model, (ii) whether it has significant growth opportunities, and (iii) if we can add value to the acquired business, whether through financial strength, greatly expanded marketing capability, improved execution, quality and efficient shared services, or otherwise.

Our ability to efficiently support multiple lending products and focus resources to the products most needed in the market allows us to take advantage of market opportunities where they are presented and to counter cyclical fluctuations in earnings experienced by most traditional mortgage companies and monoline lenders. We demonstrated this capability in 2018, where we saw growth in earnings in our Reverse and Commercial segments during an exceptionally difficult time for the traditional mortgage market. As a result, between 2017 and 2018, we grew revenue by 1.4% and Adjusted EBITDA by 50.5%. From the period beginning January 1, 2017 through December 31, 2020, the compound annual growth rate of our total revenue was 32%. Additionally, our revenue per unit originated shows consistent improvement over time, growing from $13,306 in 2018 to $17,638 in 2020.

Our lending model is supported by a robust funding structure financed by an established and diversified mix of capital partners, which enables us to sell our loan production through various channels, including whole loan and correspondent loan sales through agency, Government-Sponsored Enterprises (“GSEs”), such as Fannie Mae and the Federal Home Loan Mortgage Corp. (“Freddie Mac”) and private channels, as well as through securitizations. We maintain and monitor our liquidity in order to fund our loan origination businesses, manage day-to-day operations and protect against unforeseeable market events. As of December 31, 2020, we had $5,038.7 million of committed or uncommitted loan funding capacity comprised of 33 facilities with 21 different counterparties. We had approximately $2.3 billion of liquidity sources as of December 31, 2020, comprised of (i) $233.1 million of cash and cash equivalents and (ii) $2.1 billion of undrawn warehouse lines of credit.

We believe that our culture, which seeks to promote the highest ethical standards, plays a significant role in producing superior outcomes not only for our customers but also for our business. We place a high value on honesty, transparency and integrity, which we believe has engendered trust from our customers, clients, lenders and investors. Our core values center around the mantra “customers first, last and always.” We aim to do the right thing for both our borrowers and investors every time.

Our Market Opportunity

Massive and Growing Addressable Markets.

We operate in four large and growing markets where we believe there is an overwhelmingly strong value proposition — mortgage, reverse mortgage, commercial lending and investing. More importantly, each of these market segments have significant and distinct structural tailwinds. For example, we are currently taking advantage of an exceptionally strong mortgage market with record volumes and margins driven by the historically low mortgage interest rates. By contrast, our opportunity in the reverse market is driven by an underserved market which has unmet financial needs and over $8.05 trillion in untapped senior home equity (based on NRMLA, HUD). These tailwinds not only provide significant opportunities in growing markets but they also partially insulate our business from the downside risk of traditional mortgage companies given the diversity of our businesses.

Mortgage

The mortgage market is the largest consumer lending market in the United States, with approximately $11 trillion of mortgage debt outstanding as of March 19, 2021 (Source: Mortgage Bankers Association). In 2019, annual origination volume reached $2.2 trillion, and in 2020, annual origination volume reached $3.8 trillion (Source: MBA Mortgage Finance Forecast).

Based on recent comments delivered by U.S. Federal Reserve Chairman Jay Powell that the federal funds rate will remain near zero even after inflation rises above its 2% target, we expect the strong tailwinds spurring elevated origination volume to continue. The low interest rate conditions have created a massive incentive for homeowners to refinance their mortgages. Based on data from Bloomberg and eMBS, almost 67% of the $11 trillion of mortgages outstanding as of February 2021 are “in the money” and would benefit from refinancing. Furthermore, the industry does not have the capacity to process this unprecedented level of demand and as a result, primary-secondary spreads have widened significantly since April 2020, creating a highly profitable rate and term refinance market opportunity for mortgage lenders. With record volumes, we are focusing on operational excellence — we achieve excellent turn times while locking, funding and delivering closed loans resulting in wider profit margins. And while we are taking advantage of this lucrative period for mortgage lenders, our forecast anticipates margins to normalize in 2021.

Source: Bloomberg turly refinanceable index, eMBS, Morgan Stanley Research

Reverse Mortgage

The tailwinds for the reverse mortgage market are a function of an existing underserved market of seniors in the United States. Based on U.S. census data, nearly 10,000 people in the U.S. have turned 65 every day since 2010 and, over time, seniors are expected to reach 20% of the population in the U.S. Based on quarterly estimates published by NRMLA in conjunction with RiskSpan, Inc. regarding the reverse mortage market, homeowners 62 and older have approximately $8.05 trillion in home equity. Additionally, according to a study by the AARP Public Policy Institute from 2012, most seniors prefer to age in their respective homes and many do not have enough cash flow to fund their lifestyle post-retirement. While a reverse mortgage represents a great solution for a significant portion of the senior population, less than 2% of the population age 62 and older currently utilizes a reverse mortgage according to a report published by the Brookings Institution in October 2019.

(1) Source: Historical RMMI Data from RiskSpan, Inc. as of Q4 2020

We have already launched a very successful non-agency reverse mortgage product targeted for the U.S. senior population and have plans for additional innovative products to satisfy this vast and largely untapped market. We are a leader in this market, and we are focused on developing and offering products for informed and savvy borrowers who use the reverse product as a retirement planning tool. We believe our commitment to customer service coupled with our involvement in the loan process throughout its life cycle gives us the ability to deliver a value proposition unmatched in the industry.

Commercial

The commercial lending market for investor purpose residential properties is benefitting from two major tailwinds: the aging housing stock and millennials’ bias for newer construction. According to the National Association of Home Builders, the median age of a home in the U.S. is 39 years and climbing, and our housing stock has not been modernized to meet the customer demand for new homes. There has been an increase in demand from newly formed households who may not be ready or able to afford to buy a home today, but nevertheless have a strong desire to live in a single-family home. This sentiment has only been accelerated by the COVID-19 pandemic. Further, this has spurred an increase in small scale real-estate investors looking for financing to buy and rehabilitate homes, with the goal of either selling or renting those newly refurbished properties. These real-estate investors, our clients, are increasingly looking for financing in order to increase the number of homes that they can buy and rehabilitate. According to ATTOM Data Solutions’ year-end 2020 U.S. Home Flipping Report, 42% of flipped properties were initially purchased with financing in 2020.

Investing

The current low interest rate environment has resulted in a significant pool of institutional investors such as pension funds who are looking for yield in the marketplace. Our different product offerings such as agency and GSE eligible products sold to and securitized in Fannie Mae, Freddie Mac and Government National Mortgage Association (“Ginnie Mae”) securitizations, non-conforming mortgages, and most notably our proprietary lending products provide for attractive risk adjusted yields for various investor appetites.

We expect to have strong demand from investors for our products in the capital markets as evidenced by macro trends and our successful securitizations, loans sales and strategic investment partnerships, notably even throughout the COVID-19 pandemic. The diversity of our markets along with fully-integrated capital markets and asset management capabilities allow us to allocate resources efficiently to focus on the most interesting opportunities in the market. In addition, our constant interaction with active investors and our own experience in this area will greatly enhance our ability to develop proprietary loan products with the end investor in mind.

Our Strengths

Platform Diversity Produces Stable, Growing Earnings.

We offer a broad variety of mortgage products, including agency, government, and non-conforming mortgages; HECMs and jumbo non-agency reverse mortgages; and single-family rental, portfolio rental, and fix-and-flip/bridge, for 1-8 family properties. This creates a complimentary portfolio of businesses with different macro drivers. As these macro cycles shift, our agile, distributed business model allows us to actively reallocate resources as the opportunity set shifts. For example, in March 2020 during the market disruption caused by COVID-19, we focused our resources on our traditional mortgage business, which saw a high volume of conforming mortgage loan originations due to the low interest rate environment, and decreased our emphasis on investor properties loans, where the secondary market had been disrupted. Due to this market disruption and fair value accounting adjustments, our commercial loan origination subsidiary was not in compliance with its profitability covenants with certain of its warehouse lenders for each of the first three quarters of 2020. While we have received waivers for all such instances, and we were in compliance with all of our financial covenants as of the end of December 31, 2020, no assurance can be given that we will be able to do so in the future. We also shifted quickly from our historical position of selling mortgages on a servicing-released basis, to retaining the servicing rights, due to low valuation of these rights in the market. Portfolio Management, acting through our Company’s registered investment advisor, Finance of America Equity Capital Management LLC (“FOAEC”), successfully raised third-party investor capital and closed two mortgage servicing rights (“MSR”) funds for investments in MSRs, each managed by FOAEC as investment manager.

In addition, we have numerous sources of revenue which are largely independent from our lending businesses, such as Lender Services, Portfolio Management, and income from retained assets on our balance sheet. These diverse sources produce stable, recurring revenue. Our product and revenue diversity minimize the cyclicality which typically impacts traditional mortgage companies.

Proven Ability to Innovate and Acquire.

Our ability to develop and launch proprietary products allows us to differentiate ourselves from our competitors and strengthens the value of our platform. Product development is primarily driven not only by staying current on macro secular trends, but also by gaining insights through our many contacts in the financial services industry. For example, our non-agency reverse products, or non-agency reverse mortgages, were developed and launched to address the gaps that we identified in the reverse HECM program offered by HUD – principally the absence of a reverse product suitable for senior borrowers who own homes with values in excess of the HECM lending limit. Since its launch in 2014, our non-agency reverse suite of products remain one of the most comprehensive suites of private reverse mortgages in the industry. We continue to invest in the development and launch of new product ideas and believe this will lead to significant growth opportunities for us.

Since our formation in 2013 through the year ended December 31, 2020, we have acquired fifteen businesses. The acquisitions have been strategic and opportunistic in nature. Each acquisition target is selected based upon (i) our analysis of the strategic value of the business to our model, (ii) the growth potential for the target, and (iii) the value we believe we can bring to the target’s business. Because of our size and the experience of our management team, we can provide value to the target companies through a combination of capital and reduced cost of funds, greatly expanded marketing and distribution capabilities, stronger compliance and risk controls, and financial and budgetary discipline. The combination of increased revenues and reduced costs proves beneficial to the acquired businesses. At the same time, the acquired businesses provide diversity to our revenues, and often provide opportunities for synergy between our businesses.

One example of our success with this strategy is the acquisition of B2R Finance in 2017. We acquired a business with significant operating losses in the two years prior to acquisition. We first brought in new management. Management redirected the company’s focus to its core competency, which was making loans to investors in residential real estate properties, while reducing extraneous expenses. We restructured all low-margin products, leveraging our capital markets execution abilities. We acquired a complementary business which specialized in the fix-and-flip product, integrated the company into our BXO services, and instituted a culture of financial accountability. For the year ended 2016, B2R Finance incurred a loss of $33.2 million and subsequently in the year ended 2018 turned a profit of $15.2 million.

Limited Capital Investment Required to Support Growth.

We seek to run our Company on a model which allows for approximately 80% of the income we generate to be available for reinvestment, in the form of acquisitions, strategic asset portfolio growth, and product innovation, or for distributions to owners. While we hold a portion of our loans for investment, we seek to retain minimal credit risk; the majority of the assets on our balance sheet are working capital, assets which are in the process of being sold to a third-party investor or assets held in non-recourse transactions which are shown on balance sheet for GAAP accounting purposes but have little to no credit risk. This model gives us flexibility when we see opportunities in the marketplace to earn outsized returns. We achieve this by maintaining financing options for all assets with diversified counterparties including international, domestic and regional banks, private equity investors, hedge funds, insurance companies and other business entities. We manage interest rate and spread risk through frequent securitizations and whole loan sales. We have very deep and liquid take-out markets in the form of nearly 100 institutional investors in the assets we sell or finance in the capital markets. Our direct relationship with these investors contributes to our ability to quickly turn over our balance sheet across all of our asset classes, thereby allowing us to maintain a capital-light structure.

Highly Experienced Management Team with a History of Value Creation.

As of December 31, 2020, our six named executive officers have been working in the financial services industry for at least 15 years, with an average of 26 years of experience in financial services. Our executive team has many years of experience at some of the most well-known companies in our industry. In addition, four of our six named executive officers have been involved with the Company, or one of its acquired businesses, for at least five years, and most of them have worked together for ten years or more. This has resulted in a cohesive team that has provided leadership through multiple financial and political cycles and events of global impact, garnering important lessons along the way. Their diverse backgrounds and experience, coupled with a long history of professional relationships and mutual respect, have come together to build a truly exceptional management team.

Our operations across all business lines are supported by our centralized shared services, BXO, which allows us to provide the highest quality services in information technology, human resources, risk and quality control, internal audit, finance, accounting, legal and compliance at extremely competitive costs. Our corporate load factor, which is calculated as the aggregate shared general and administrative expenses divided by total company headcount, was 34% less than industry standard for large independent mortgage bankers (Source: Spring 2020 MBA and Stratmor PGR). At the same time, we believe the quality of our BXO services is very high. Because of the size of our organization, we are able to hire and retain more sophisticated BXO employees than smaller companies focusing only on mortgage lending, although the smaller companies bear the same burdens for compliance with laws and regulations, face the same risks when entering into vendor relationships, and face the same risks for information security and technology failures.

Our Strategic Vision

Our strategic vision begins with focus on the customer and continues to evolve with the goal to create and innovate, thus enabling us to fulfill customer needs and grow our market share over time. Our objective is to grow by expanding our product offerings, strategically diversifying into business lines which are complementary to our Company’s vision and further, we aim to grow organically by being well-situated to capitalize on the macroeconomic market trends. In order to maximize our profitability and attract customers, we plan to continue to invest in our technology which we believe will help us create new products with attractive terms to offer to our customers and also build on the efficiency of our business segments to increase our Company’s overall profitability. With large addressable markets for our current businesses, we have forecasted modest and achievable market share increases for each of our business segments.

Current Businesses: Long Runways for Organic Growth.

We operate in large and growing markets where we believe there are significant and distinct structural tailwinds, which should lead to a long runway for organic growth.

Mortgage

The mortgage market is the largest consumer lending market in the United States and our mortgage business is well-positioned to take advantage of opportunities in both the refinance market as well as the purchase money mortgage market through our multiple distribution channels.

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Analysts expect the low mortgage interest rate environment to remain for an extended period, spurring elevated origination volume to continue. The low interest rate conditions have created a massive incentive for homeowners to refinance their mortgages. Based on data from Bloomberg and eMBS, almost 67% of the $11 trillion of mortgages outstanding as of February 2021 are “in the money” and would benefit from refinancing. Furthermore, the industry does not have the capacity to process this unprecedented level of demand and as a result, primary-secondary spreads have widened significantly since April 2020, creating a highly profitable rate and term refinance market opportunity for mortgage lenders.

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We anticipate increased demand for single-family homes, both as a result of new household formation, and the relocation demand resulting from COVID-19 and the move to “work from home.” Individuals working from home are seeking larger spaces and are not tied to the corporate location. Demand for purchase money loans is rising and expected to continue to rise as a result.

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With record volumes, we are focusing on operational excellence — we achieve excellent turn times while locking, funding and delivering closed loans resulting in wider profit margins. FAM is rated “Average” by Moody’s as an originator of conventional, conforming residential mortgage loans. The evolution of our Cloud Virga point-of-sale, which is a third-party digital mortgage platform in which we own a minority stake, is expected to further reduce the time from application to closing.

Reverse

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The reverse mortgage market is an underserved market where we have significant potential to grow our customer base. Based on U.S. census data, seniors are expected to reach 20% of the population in the U.S. and further based on various data sources available to the Company, there is over $8 trillion dollars in senior home equity, however less than 2% of seniors have a reverse mortgage. Given the majority of seniors’ total net worth is tied to their home equity, we believe this population will seek alternative sources of income, such as their home to help fund their retirement. We believe through continued product innovation and improved borrower experience, we will be able to achieve increased adoption and expansion of the reverse mortgage segment. As the U.S. population of seniors continues to increase, we are investing in diversifying our products and focusing on customer service and servicing as a core part of our business. Our strategy is to originate loans that are customized to borrower needs and further, we provide a concierge team to support the borrower throughout the life of the loan to create a positive borrower experience that will help us retain our customers as well as attract new customers.

Commercial

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The market for business purpose investor loans will benefit from macroeconomic trends such as millennial demand for new homes whether to purchase or rent. In addition, the aging U.S. housing inventory will require renovation and rehabilitation especially in light of other contributing factors such as climate change and natural disasters. We believe this will lead to an increase in real-estate investors looking for financing to buy and rehabilitate homes with the goal of either selling or renting those newly refurbished properties and our commercial business, with multiple channels to source loans, will be well-positioned to take advantage of such tailwinds and opportunities.

Lender Services

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Our strategy for our lender service businesses is to expand third-party clients and further adopt such services within our Company’s businesses to produce recurring revenue that will continue to grow over time. Our service businesses also allow us the opportunity to create strong relationships with banks, credit unions and other financial institutions which can potentially be beneficial in the future for our other business lines.

Continue to Selectively Pursue Strategic Acquisitions.

We have built our Company thoughtfully, focusing on strategic and opportunistic business acquisitions with successful integration to create a solid foundation. We anticipate that we will continue to acquire strategically in areas that are complementary to our businesses, where we see an innovative product or accretive market opportunity that aligns with our Company’s vision and where we have the potential to create efficiencies and add growth which will lead to optimized earnings. Our acquisition strategy is based upon a detailed understanding of the business as it exists today, determining whether it is a strategic fit for us, forecasting realistically the growth potential for that market, and understanding how we can enhance the value of that business. Growth potential is forecast both by identifying significant tailwinds (increased demand, limitations on supply) and relevant headwinds (for example, regulatory concerns or reputational risk). We have a track record of increasing the profitability of acquired businesses significantly by provision of our cost efficient BXO services (including a disciplined budget process and forecasting of revenues), providing financial strength, and providing broad marketing opportunities. If a target business meets the parameters, our experienced team can methodically complete the acquisition, integrate the business in the Company, and immediately begin to reap the benefits of the acquisition.

Continue to Focus on Product Innovation.

At a time when HECMs insured by HUD were the leading reverse mortgage loan product available to consumers, we developed a proprietary suite of reverse mortgage products, launched in 2014. Our non-agency reverse mortgage was built for borrowers for whom the HECM product will not serve their needs (for example, borrowers whose age and property value would dictate a loan amount in excess of the HECM loan limits). We were one of the few proprietary product lenders in the market for approximately four years, and have continued as the market leader due to our ability to enhance and expand the product to meet consumer demand, while ensuring that we developed a viable exit strategy for the product.

In connection with each of our lending businesses, our product development team has used performance data, customer feedback, and trends in investor demand to continue to refine our existing loan products and create new products for our related businesses. For example, with respect to our commercial business, the investor-owned residential fix-and-flip and rental markets are developing and therefore, we use both feedback from consumers (in this case, the real estate investors) and from the investor market (securitization and whole loan investors), to adjust our guidelines and terms to create an ever-improving product, from both points of view.

We continue to explore other lending opportunities that have growth potential, often in underserved markets (such as in agricultural lending and retirement lending), and align those with our overall strategic objectives.

Our Segments

We conduct our business through five distinct segments: Portfolio Management, Mortgage Originations, Reverse Originations, Commercial Originations and Lender Services. Our operating subsidiaries, including Finance of America Mortgage LLC (“FAM”) and Finance of America Reverse LLC (“FAR”), are indirect subsidiaries of FoA, which means that FoA holds its equity interests in each of these entities through one or more holding companies (as opposed to a subsidiary in which FoA directly holds such entity’s equity interests).

Portfolio Management (PM)

At its core, our platform allows us to take insight from our borrowers on what products they need and, through our Portfolio Management business, we are able to match that borrowing demand with a corresponding investing demand from institutional investors. Using our captive broker-dealer and registered investment advisor, we have the ability to convert the lending products we manufacture into the preferred investment form for our investors, be it whole loans, rated CUSIPs, un-rated CUSIPs, structured financings, JVs, or any other form that works for investors. This creates a virtuous cycle where we continuously deliver to both our borrowers and our investors, which gives us valuable insights into their unmet needs, builds valued relationships, and enables us to realize the opportunities within each of our growing markets.

PM provides critical capital markets intelligence and engages in a strong, ongoing partnership with the leaders of our loan originations businesses and executive management to identify opportunities that marry unmet consumer demand with investor appetite. PM is intimately involved in every step of new product development, including servicing and disposition, which may include whole loan sales (with servicing retained or released), securitization, or holding assets for investment.

PM is focused on providing product development, loan securitization, loan sale, risk management, asset management, advisory, valuations and servicing oversight services to our Company as well as third parties. Our PM team is primarily based out of St. Paul, Minnesota and New York, New York. As a key part of the vertical integration of our business, PM serves as the connector between the customers and the investors to create opportunities and minimize risk. Our experienced team has direct, long established relationships with investors giving us insight into pricing which in turn allows us to innovate and offer exceptional products to our customers. We work alongside the business leaders of our lending companies and our executive team to structure products which are designed to fulfill customer needs with pricing at profitable levels for efficient capital markets execution. We have developed a strong track record of doing successful capital markets transactions through our securitizations and whole loan sales to financial institutions, the GSEs and U.S. government agencies. In cases where we believe it’s appropriate and opportunistic, we retain assets on balance sheet as short term and long-term investments as a source for growth and recurring earnings. In cases where we believe it’s appropriate and opportunistic, we retain assets on balance sheet as short term and long-term investments as a source for growth and recurring earnings. We may not manage these investments to be interest rate neutral. MSRs, for example, may not be fully hedged as we have exposure to interest rates in our lending segments. Likewise, the durations of our assets and liabilities related to our securitizations may be different, resulting in interest rate exposure. Additionally, the fair value of our retained assets may fluctuate based on observed changes in asset yields by market participants. These factors both could result in fair value changes in the portfolio over time, specifically when looking at one asset. Where possible, management applies reasonable hedge strategies to help mitigate the impact of fair value changes. Being able to reduce expenses and use complimentary assets within the portfolio as a hedge to each other and also our lending segments provides a competitive advantage in the market. See “Risk Factors—Risks Related to Our Business and Industry—We use estimates in measuring or determining the fair value of the majority of our assets and liabilities. If our estimates prove to be incorrect, we may be required to write down the value of these assets or write up the value of these liabilities, which could adversely affect our business, financial condition and results of operations” for additional discussion.

PM analyzes the takeout economics and risk for each execution strategy on a constant basis using analytical tools and processes. There are three primary disposition strategies for originated whole loans:

•	Securitization;

•	Bulk Sale (servicing retained or released, or co-issue); and

•	Flow Sale (servicing retained or released).

Whole Loan Sales includes Bulk Sales and Flows Sales, does not include loans to agencies.

Once the disposition strategy for a specified set of loan assets is determined, PM executes on that strategy and follows through. PM primarily operates through our Incenter companies. Our registered broker dealer, Incenter Securities Group LLC, acts as placement agent or initial purchaser in securitization transactions (including securitizations sponsored by our Company as well as third party sponsors). Our registered investment advisor, FOAEC, provides advisory services to our enterprise as well as third party funds, in particular in connection with the reinvestment strategies for securitizations, loan sales and acquisition of MSRs. Incenter LLC (“Incenter”) provides our lending businesses with services to assist them with execution of our securitizations and whole loan sales, including in connection with the selection and pooling of our HECM loans for Ginnie Mae securitizations.

PM actively manages our originated loan portfolio, as well as strategic acquisitions or retention of non-operating assets, such as our crop loans and mortgage servicing rights. Our retained asset portfolio consists of two categories of assets: short-term assets held for immediate sale, such as our proprietary whole loans and securities that are held for sale and loans bought out from HECM securitizations prior to assignment to Ginnie Mae, and long-term assets held for value creation such as mortgage servicing rights, securitized HECM loans, assets backed by our securitized proprietary whole loans (including retained securities and residual interests in securitization trusts), and whole loans (including crop loans) not yet securitized.

During tough market conditions, PM shows its strength through durable and agile execution and is a key factor in our Company being cycle resistant. During the volatility in the capital markets due to COVID-19, our team was able to successfully complete nine securitization offerings from the period beginning in March 2020 through December 31, 2020 in three different asset classes which directly amounted to $2.9 billion in liquidity during this period.

In March 2020, our team working together with the business leaders of FAM made the decision to strategically retain our MSRs. As of December 31, 2020, this strategy has led to approximately $22.3 billion in retained MSR. PM, acting through our Company’s registered investment advisor, FOAEC, successfully raised third-party investor capital and closed two MSR funds for investments in MSRs, each managed by FOAEC as investment manager.

Where Finance of America has retained servicing or master servicing responsibilities, PM’s Servicing Oversight team provides disciplined supervision of the subservicers, including data monitoring and oversight of the subservicer’s financial condition and performance. The Servicing Oversight and Asset Management Team is comprised of approximately 50 full-time employees, supported by our BXO partners in Transaction Management, Legal and Compliance, and Risk Management. This team utilizes a data-driven oversight process and a team of very experienced, hands-on servicing professionals to ensure that our subservicers are meeting their obligations, and where appropriate, to actively handle customer needs, in particular in cases of default or hardship to offer solutions, modifications and workouts to assist our customers in their time of need and also efficiently manage the related loans for our companies and investors.

Mortgage Originations

Our traditional mortgage business, FAM, is a leading nationwide residential mortgage loan originator with a broad offering of products and a wide, multi-channel distribution network. For the year ending December 31, 2020, FAM originated 87,652 loans with an aggregate unpaid principal balance of approximately $29.1 billion.

Headquartered in Horsham, Pennsylvania, FAM operates in all 50 states and the District of Columbia. We offer a broad array of products to meet the residential lending needs of our customers including conforming mortgages, government mortgages insured by the Federal Housing Administration (“FHA”), U.S. Department of Veterans Affairs (“VA”) and U.S. Department of Agriculture (“USDA”), non-conforming products such as jumbo mortgages, non-qualified mortgages and closed-end second mortgages. FAM is rated “Average” by Moody’s as an originator of conventional, conforming residential mortgage loans.

In 2015, Finance of America acquired Gateway Funding Mortgage Services, L.P. and subsequently the entity was converted to a limited liability company and renamed as Finance of America Mortgage LLC. Subsequently, FAM acquired certain assets and operations of three other mortgage originators to expand FAM’s geographic presence and channel distribution. Over the last six years, we have focused on integrating our acquisitions into a unified traditional mortgage company with emphasis on maintaining and building a strong employee base that not only possesses the skills required to serve our customers but also the passion and energy that embraces our culture of innovation and service. Our origination business is robust and provides refinance and purchase opportunities to new and existing customers through three distinct channels: distributed retail, direct-to-consumer, and third-party originations or TPO, which includes wholesale and correspondent. As of December 31, 2020, FAM employs approximately 3,000 employees of which over 1,100 are productive sales members. According to Inside Mortgage Finance, we were the 18th largest non-bank home loan lender for the year ended December 31, 2020.

Mortgage Origination Channels

The retail origination channel is made up of a nationwide network of branches, with local licensed mortgage loan originators who solicit loan applications primarily through personal, local relationships and direct contact with borrowers. The retail origination channel offers a full suite of lending products, including refinances.

FAM’s consumer direct origination channel develops customer leads through nationwide marketing, primarily through the internet. Licensed mortgage loan originators and loan production services are strategically located across the U.S. to provide appropriate service hours in every time zone. Like the retail origination channel, consumer direct provides the full suite of lending products; however, the product mix in consumer direct skews towards refinancing. Leads are sourced through third-party lead generators, primarily on the internet. FAM consumer direct does not engage in outbound calling of any leads who are not current FAM customers.

While we plan to grow both the retail origination and consumer direct channels incrementally, we anticipate third party originations to be the primary growth driver for FAM going forward. This channel is comprised of Wholesale (broker originations), Non-Delegated Correspondent (where individual loans are underwritten by FAM, but originated by the correspondent), and Delegated Correspondent (where select, high-quality lenders are permitted to underwrite loans and sell them to FAM in flow or bulk loan sales). To facilitate this growth, we have added an East Coast Operations Center, and added sales staff across the country.

Reverse Originations

Overview

Through our reverse mortgage company, FAR, we originate, acquire, service, invest in and manage reverse mortgage loans. A reverse mortgage loan is a secured, non-recourse loan that enables homeowners, generally 62 years and older, to convert the equity in their home into cash in the form of a lump sum payment, a line of credit, a series of monthly advances, or a combination of the three methods. Our reverse origination products can be broken out into two main categories: HUD’s HECMs, which are reverse mortgage loans that are insured by the FHA; and our proprietary jumbo reverse mortgage loans or non-agency reverse mortgages. Our goal is to offer a variety of mortgage products to provide older Americans with more affordable options to support their financial needs during their retirement years and to make it easier to age in place.

In 2013, Finance of America acquired Urban Financial Group, Inc., and subsequently the entity was converted to a limited liability company and renamed Finance of America Reverse LLC. Headquartered in Tulsa, Oklahoma, FAR is licensed to originate reverse mortgage loans in all 50 states, Washington D.C. and Puerto Rico. We have a long running track record with respect to reverse product offerings to customers, in particular with our non-agency reverse product, which was launched in October 2014. We have continued to expand on our proprietary products which provide optionality for the customers to receive future draws after an initial upfront disbursement, either through monthly installments that span over a fixed number of years or as an open line of credit for a fixed number of years.

Reverse Origination Channels

FAR’s products are offered through retail channels and third-party originations, which includes wholesale, correspondent, and principal/agent. FAR has been a leading wholesaler in the reverse mortgage market since our acquisition of Urban Financial Group, Inc. in 2013, allowing us to get new products widely distributed to market very quickly.

Fundamentals of Reverse Mortgage

With a reverse mortgage loan, unlike a traditional mortgage loan, the borrower does not make ongoing cash payments of principal or interest. Rather, with a reverse mortgage loan, payment of interest and repayment of principal is not triggered until a maturity event. The loan balance of a reverse mortgage loan accrues at a fixed or floating rate. The borrower continues to own and live in the home and remains responsible for maintaining the home in good repair and paying real estate taxes and property insurance premiums, as applicable, for the life of the loan. We acquire or originate our reverse mortgage loans and retain servicing for our reverse mortgage loans once they are securitized through Ginnie Mae or private securitizations. We have established a borrower care team who, in conjunction with our Finance of America Foundation, has built a nationwide database of charitable and public assistance resources that are used to cure underlying borrower hardships and mitigate or avoid default events tied to the related mortgages. We believe our involvement with a reverse mortgage loan throughout its life cycle from origination to maturity and ultimate payment gives us the ability to deliver a greater value proposition to our customers, control asset quality and create an ongoing source of income. Through our fully integrated business model, we earn net interest income from our portfolio of reverse mortgage assets.

HECM Regulation Changes

Following the 2007–2009 financial crisis, many large banks exited the reverse mortgage market due to revisions in bank regulatory requirements which led many banks to re-evaluate their mortgage risk and partly also due to concern that they risked damage to their reputations if they foreclosed on seniors who defaulted on their HECM loans. Since 2013, the FHA has made significant enhancements to the HECM product to protect borrowers, their respective families and estates. Specifically, the introduction of the financial assessment (which, among other things, requires all borrowers to complete mortgage counseling and requires the creation of a life expectancy set aside to cover taxes and insurance payments for the related mortgaged property for the life of the loan), was designed to protect borrowers by educating them regarding the reverse product and by requiring loan features to protect against default. Further, non-borrowing spouse (NBS) provisions were implemented to protect the mortgagor’s intent for the use of mortgaged property by granting a surviving non-borrowing spouse the right to continue to occupy the property subject to the terms of the loan agreement.

Comparison of Non-Agency vs. Agency (“HECM”) Reverse Mortgages

The non-agency reverse product was developed by FAR as a high-quality, lump sum (fully drawn), fixed-rate product for borrowers 62+ years of age who are U.S. citizens or have resident alien status. Beginning in November 2019, FAR introduced the non-agency reverse fixed-rate product for borrowers 60+ years of age in certain jurisdictions. A non-agency reverse mortgage loan is typically made in the following cases: (i) for maximum loan amounts in excess of the HECM maximum loan amount limit of $822,375, (ii) when the borrower does not qualify for HECM but does qualify for a non-agency reverse mortgage (for example, a borrower who is 60 or 61 years old who would not qualify for HECMs), and/or (iii) the borrower receives or will receive a greater benefit from the non-agency reverse mortgage when compared to a HECM loan. The maximum loan amount under the non-agency reverse mortgage program is generally $4 million. As of December 31, 2020, non-agency reverse mortgage products are available in 25 states and the District of Columbia. Generally, non-agency reverse mortgages have a higher principal balance, a higher interest rate, no upfront or ongoing mortgage insurance fees and lower loan-to-value ratios compared to HECM loans. The non-agency reverse mortgage underwriting guidelines generally follow the HECM underwriting principles with overlays to mitigate the risk of higher balance loans. Further, non-agency reverse mortgages are underwritten by direct endorsement underwriters with a minimum of 5 years underwriting experience and at least 10 years of experience in the mortgage industry.

There are several common features of HECMs and non-agency reverse mortgages. Borrowers must generally be age 62 or older (with respect to non-agency reverse mortgages, 60 for certain states and certain products), and available proceeds are determined based on age of youngest borrower. There are fixed and adjustable interest rate options for both products. In order to be eligible for a reverse mortgage loan, the mortgaged property must be the primary residence of the borrowers. All borrowers are required to complete independent third party provided reverse mortgage counseling, and a financial assessment is performed on all borrowers to verify their ability to pay property taxes and homeowners’ insurance premiums. A reserve known as the life expectancy set aside (LESA) is established as needed for individual mortgage loans to cover taxes and hazard insurance to the extent required following the related borrower’s financial assessment.

Commercial Originations

Finance of America Commercial LLC (“FACo”) makes loans secured by 1-8 family residential properties which are owned for investment purposes, either long-term rentals (“SFR”) or “fix-and-flip” properties which are undergoing construction or renovation (“F&F/Bridge”). These loans feature higher interest rates, and lower loan-to-value ratios, than comparable owner-occupied mortgage collateral. Loans are originated both by retail loan officers and by mortgage loan brokers. As a lender to the investment community, FACo has significantly less regulatory burden than the consumer lending businesses. For the year ended December 31, 2020, FACo originated approximately 3,200 loans with an aggregate unpaid principal balance of approximately $855 million.

*	Construction Loans represent our F&F/Bridge product; Investor Loans represent our SFR and Portfolio Rental product; and Agricultural Loans represent our agricultural loan products.

Following the strategic acquisition of B2R Finance and the assets of another private money lender to real estate investors in 2017, FACo has significantly expanded and grown its predecessors’ business, focusing on creating growth in the investor-focused residential lending market. Headquartered in Charlotte, North Carolina, FACo is licensed to originate investor purpose loans, or exempt from licensing, in 46 states. FACo has robust data and technology with a proprietary customer relationship management database of over 100,000 prospective investor clients and access to more than 50,000 real estate partners, brokers, asset managers, each of which it uses to source new mortgage loans. The employees of FACo operate primarily out of three national centers located in California, Illinois, and North Carolina.

Our business purpose loans to residential real estate investors are non-agency mortgage loans sold primarily as whole loans to institutional whole loan buyers or securitized in FACo sponsored securitization transactions. In connection with our investor purpose mortgage securitizations (and many of the whole loan transactions), FACo continues to act as servicer and/or asset manager with respect to the mortgage loans. In this way, similar to FAR and FAM, FACo stays involved with its originated mortgage loan throughout its life cycle from origination to maturity and ultimate payment which gives us the ability to retain a strong customer base and also gives us insight into customer needs which in turn drives our product development efforts. Due to the nature of the product, FACo has many repeat customers.

Our Commercial Loan Products and Origination Channels

Our SFR and Portfolio Rental products are long term products with loan terms ranging from five (5) years to thirty (30) years. Our Fix & Flip loans are short term products with loan terms ranging from 12-18 months. Single rental loans (SRL) and Fix & Flip loans are recourse to the related borrowers and if the borrowers have limited assets or are special purpose entities, full recourse to the related sponsors/guarantors, which may be institutional entities or personal guarantors. Our Portfolio Rental loans are recourse to the borrowers and are generally non-recourse loans to the sponsor/guarantor, with limited bad act guarantees.

We engage in targeted marketing efforts through our internal team members and through digital marketing, social media and paid advertising. We are also committed to developing and maintaining ongoing relationships in the real estate investor community, and developing leads from a variety of sources, including public records. Prospective clients identified in our marketing efforts are seamlessly integrated into our customer relationship management database. Our customer relationship management database and wholesale lending platform allows us to take in marketing leads and focus our efforts on the right customers for our lending platform. These platforms also provide robust reporting metrics that will allow us to measure the success of our marketing efforts.

Impact of COVID-19 on SFR and Fix & Flip

Like many of our peers in the marketplace, our commercial business was adversely impacted by COVID-19 and we paused originations in mid-March. We were able to complete a successful strategic securitization transaction in the second quarter of 2020, and while our cost of funds increased from what we expected, we were able to preserve the value of our investments by not having to sell our assets at unattractive prices. We resumed commercial business originations in May 2020.

Lender Services

Our Lender Services segment is primarily a fee for service business comprised of multiple businesses under the Incenter LLC umbrella. Incenter was formed in 2016 to develop a business focused on services for lenders and other financial institutions. Through strategic acquisitions between 2016 and 2020, the business services enterprise is now focused on providing a variety of business-to-business solutions, including:

•	Title Insurance;

•	Title Agency;

•	Appraisal Management Services;

•	Valuation and trading of MSR;

•	Whitelabel SaaS and outsource consumer loan platform;

•	Back office, fulfillment and support functions; and

•	Insurance services.

In addition to offering these services to third parties, Incenter is a vendor to Finance of America for Title, MSR advisory, Appraisal Management and offshore fulfillment. This relationship allows the company to capture more of the revenue normally paid to an independent third party in the processing of a loan. Finance of America accounts for 26% of Incenter’s revenue, their 1300+ customers providing the rest.

Boston National Title LLC (“BNT”) was founded in 2006 and has grown into a leading independent title services provider in the U.S. Based in Charlotte, North Carolina, BNT and its subsidiaries are licensed as a title agency in 42 states and the District of Columbia. BNT offers comprehensive title services across all residential and commercial channels. More than processing, BNT turns its whatever-it-takes attitude to solving industry and client problems into a continuous series of creative and innovative solutions that optimize productivity, financial performance, and the borrower experience. BNT has excelled especially in developing title work for institutional clients and has General Service Agreements with 5 of the 15 largest U.S. banks by assets, the largest correspondent aggregator in the country, and one of the two largest investors or residential mortgages in the U.S.; it has achieved this result by providing centralized, nationwide title agency and settlement services featuring customized client reporting and a single point of contact for escalations.

Agents National Title Insurance Company (“ANTIC”) was founded in 2006 and is a full-service national title insurance provider serving independent title agents across the U.S., including BNT. Headquartered in Columbia, Missouri, ANTIC is licensed to provide residential and commercial title insurance in 45 states and the District of Columbia. Reinsurance is provided by a Lloyds of London syndicate. Flexible and innovative, ANTIC is the underwriter that goes above and beyond to be a business partner to its title agents.

Incenter Mortgage Advisors (“IMA”) provides analytics, risk management tools and transaction services for the purchase, sale and portfolio management of mortgage servicing rights and whole loans. Based in Denver, Colorado, IMA has provided services in connection with the purchase and sale of MSRs and whole loans since its inception in 2001. IMA manages on average approximately 1,500 portfolio trades annually. IMA maintains a strongly integrated team of highly skilled and experienced personnel with one common goal: to create and maintain optimal execution in any given market environment while facilitating a smooth transaction for our clients.

Campus Door operates in the private student loan industry serving as a critical hub connecting all the parties involved in making education loans. Founded in 1995, Campus Door pioneered the student loan origination platform, and has processed over $35 billion in loans, lines of credit and refinancing applications and has served nearly 2 million loan applicants to date. Its state-of-the-art dynamic decisioning engine allows lenders and higher education institutions to serve the financial needs of undergraduate and graduate students from all walks of life—not just those with high credit scores and wealthy co-signers. Within this ecosystem, Campus Door streamlines the loan production process, allowing lenders such as banks, credit unions, private equity-backed online lenders and universities to launch custom-branded, compliant education lending programs quickly and cost-effectively. Based in Carlisle, Pennsylvania, Campus Door’s centralized call center provides clients with a host of added-value customer support and marketing services. Campus Door currently serves a national customer roster of more than 300 banks, credit unions, non-bank lenders and higher education institutions.

Incenter Appraisal Management (“IAM”) is a national appraisal management company focused on providing the highest quality property valuations to lenders and homeowners. Based in Fort Washington, Pennsylvania, IAM is licensed to conduct services in 47 states. IAM offers a full suite of appraisal products and services that support all loan types. With a growing network of more than 6,000 independent professional appraisers nationally, IAM’s differentiator is that it will only assign local appraisers to orders to ensure the right person with the relevant knowledge and experience is on the job. We also provide our network of appraisers with the support and information they need to ensure integrity and accuracy of the appraisals which are often required within tight time frames. We believe that we attract and retain top appraisers through our attractive and fair compensation model. IAM uses the latest appraisal management technologies to manage appraiser panels and performance, and enable streamlined asset and data exchanges with our clients.

Incenter Solutions is a business processing organization (BPO) that provides a wide array of fulfillment services, including loan origination support services, corporate services, IT operations and vendor-to-vendor services. With operations based in Manila, Philippines, Incenter Solutions’ highly flexible and experienced pool of over 800 full time professionals enables us to align the right resources for delivering the highest levels of service at the most efficient cost. This business began operations in 2007, and its assets were acquired by Incenter in 2015.

Competition

We compete with third-party businesses in originating traditional, reverse and commercial mortgages, including other bank and non-bank financial services companies focused on one or more of these business lines. Our competitive position varies by product. Traditional mortgages, for example, are widely available, and the market is highly fragmented. Our retail distribution model makes us very competitive in some local markets for purchase money loans, and it is anticipated that growth in our TPO business will also fuel growth in the purchase money market. In Reverse Originations, we are and have been a market leader since banks exited the space over 10 years ago. The number of Ginnie Mae issuers in the reverse space is quite limited, and the number of lenders of non-agency reverse mortgage is even smaller. Commercial Originations is also less competitive than traditional mortgages, although there are other lenders in this space. There is also significant competition in all facets of our Lender Services businesses.

Competition in our industry can take many forms, including the variety of loan programs being made available, interest rates and fees charged for a loan, convenience in obtaining a loan, client service levels, the amount and term of a loan, and marketing and distribution channels. Many of our competitors for traditional mortgage originations are commercial banks or savings institutions. These financial institutions typically have access to greater financial resources, have more diverse funding sources with lower funding costs, are less reliant on loan sales or securitizations of mortgage loans into the secondary markets to maintain their liquidity, and may be able to participate in government programs in which we are unable to participate because we are not a state or federally chartered depository institution, all of which places us at a competitive disadvantage. Fluctuations in interest rates and general economic conditions may also affect our competitive position. During periods of rising rates, competitors that have locked in low borrowing costs may have a competitive advantage. Furthermore, a cyclical decline in the industry’s overall level of originations, or decreased demand for loans due to a higher interest rate environment, may lead to increased competition for the remaining loans. Any increase in these competitive pressures could be detrimental to our business.

Intellectual Property

We use a combination of proprietary and third-party intellectual property, all of which we believe maintain and enhance our competitive position and protect our products. Such intellectual property includes owned or licensed trademarks, trademark applications, and domain names. While technology and intellectual property enhance our competitive position, given the nature of our lending business, patents, trademarks and licenses are not material to our operations as a whole or to any of our segments.

We enter into confidentiality, intellectual property invention assignment and/or non-competition and non-solicitation agreements or restrictions with our employees, independent contractors and business partners, and we strictly control access to and distribution of our intellectual property.

Cyclicality and Seasonality

The demand for loan originations is affected by consumer demand for home loans and the market for buying, selling, financing and/or re-financing residential and commercial real estate, which in turn, is affected by the national economy, regional trends, property valuations, interest rates, socio-economic trends and by state and federal regulations and programs which may encourage/accelerate or discourage/slow-down certain real estate trends. Our business is generally subject to seasonal trends with activity generally decreasing during the winter months, especially home purchase loans and related services. Our lowest revenue and net income levels during the year have historically been in the first quarter, but this is not indicative of future results.

Human Capital Management

As of December 31, 2020, we employed approximately 5,900 full-time employees in the United States and the Philippines. None of our employees are covered by collective bargaining agreements, and we consider our employee relations to be good. Our culture and technology has allowed many of our employees (including executives and mortgage loan officers and staff) to work in divergent locations. This has allowed us to recruit and hire top managers and executives, regardless of geography, and without spending valuable corporate capital relocating newly-recruited employees. Our investment in technology and culture paid off handsomely when COVID-19 caused the financial services industry worldwide to start working from home in mid-March 2020. Our staff, production and efficiencies continued without significant disruption.

Properties

We operate our business through four corporate offices, 290 Mortgage locations, 11 Reverse Mortgage locations, four Commercial locations, seven Portfolio Management locations and 32 lender services locations leased throughout the United States and our lender services segment operates one branch leased in the Philippines. Our principal executive offices are located at 909 Lake Carolyn Parkway, Suite 1550, Irving, Texas 75039.

We do not consider any specific location to be material to our operations. We believe that equally suitable alternative locations are available in all areas where we currently do business. In the opinion of our management, our properties are adequately covered by insurance.

Regulation

Our consumer-facing lending and ancillary businesses market and provide services through a number of different channels across the United States. We are subject to extensive regulation by federal, state and local authorities and a variety of statutes, rules, regulations, policies and procedures in various jurisdictions in the United States. If any of our loans to consumers are found to have been originated in violation of such laws, we could incur losses, which could adversely impact our results of operations, financial condition and business. Our Philippines branch does not conduct any consumer-facing activities.

We are required to comply with numerous federal and state consumer protection and other laws, including, but not limited to:

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Restrictions on the manner in which consumer loans are marketed, originated and serviced, including, but not limited to, the making of required consumer disclosures, such as the Mortgage Advertising Practices Rules and the Truth in Lending Act, as amended, together with its implementing regulations (Regulation Z) (“TILA”) (which regulate mortgage loan origination activities, require certain disclosures be made to mortgagors regarding terms of mortgage financing and regulate certain mortgage servicing activities), the Fair Credit Reporting Act, as amended, and its implementing regulations (Regulation V) (“FCRA”) (which regulates the use and reporting of information related to the credit history of consumers), the Equal Credit Opportunity Act, as amended, together with its implementing regulations (Regulation B) (“ECOA”) (which prohibits discrimination on the basis of age, race and certain other characteristics in the extension of credit), the Fair Housing Act (which prohibits discrimination in housing on the basis of race, sex, national origin, and certain other characteristics), the Real Estate Settlement Procedures Act, as amended, together with its implementing regulations (Regulation X) (“RESPA”) (which govern certain mortgage loan origination activities and practices and the actions of servicers related to escrow accounts, transfers, lender-placed insurance, loss mitigation, error resolution, and other customer communications), the Homeowners Protection Act, as amended (“HPA”) and similar state laws;

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Federal laws that require and govern communications with consumers or reporting of public data such as the Gramm-Leach-Bliley Act, together with its implementing regulations (Regulation P) (“GLBA”), which requires initial and periodic communication with consumers on privacy matters and the maintenance of privacy regarding certain consumer data in our possession, and the Home Mortgage Disclosure Act, together with its implementing regulations (Regulation C), which requires reporting of certain public loan data;

•	Federal disclosure requirements including those in Regulation AB under the Securities Act, which requires registration, reporting and disclosure for mortgage-backed securities;

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State and federal restrictions on the marketing activities conducted by telephone, mail, email, mobile device or the internet, including the Telemarketing Sales Rule, the Telephone Consumer Protection Act, as amended (“TCPA”), state telemarketing laws, federal and state privacy laws, the CAN-SPAM Act, and the Federal Trade Commission Act and their accompanying regulations and guidelines;

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Federal and state laws requiring company, branch and individual licensing for the solicitation of or brokering of consumer loans, including the S.A.F.E. Mortgage Licensing Act, as amended (the “SAFE Act”);

•	the Electronic Funds Transfer Act, as amended, and its implementing regulations (Regulation E) (“EFTA”) (which regulates electronic fund transfers to and from individual consumers);

•	Federal and state laws relating to the retention of records;

•	Federal and state laws relating to identity theft;

•	the Fair Debt Collection Practices Act (“FDCPA”), which regulates the timing and content of communications on debt collections;

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the California Consumer Privacy Act, which provides California consumers with new privacy rights and increases the privacy and security obligations of entities handling certain personal information of such consumers;

•	The Servicemembers’ Civil Relief Act, as amended (“SCRA”);

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The anti-money laundering and counter-terrorist financing provisions of the Bank Secrecy Act, including the USA Patriot Act, which require non-bank lenders to monitor for, detect and report suspicious activity to the U.S. Treasury’s Financial Crimes Enforcement Network;

•	Restrictions imposed by the rules promulgated by the Office of Foreign Assets Control; and

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Restrictions imposed by the Dodd-Frank Wall Street Reform and Consumer Protection Act, as amended, together with its implementing regulations (the “Dodd-Frank Act”) and current or future rules promulgated thereunder, including, but not limited to, limitations on fees charged by mortgage lenders, mortgage broker disclosures and rules promulgated by the Consumer Financial Protection Bureau (the “CFPB”), which was created under the Dodd-Frank Act.

Consumer Financial Protection Bureau

The CFPB directly impacts the regulation of residential mortgage loan originations and servicing in a number of ways. First, the CFPB has rulemaking authority with respect to many of the federal consumer protection laws applicable to mortgage servicers, including TILA and RESPA. Second, the CFPB has supervision, examination and enforcement authority over consumer financial products and services offered by certain non-depository institutions and large insured depository institutions. The CFPB also has authority, under the Dodd-Frank Act, to prevent unfair, deceptive, or abusive practices in connection with the offering of consumer financial products. The Dodd-Frank Act authorizes the CFPB to establish certain minimum standards for the origination of residential mortgages including a determination of the borrower’s ability to repay. The CFPB’s jurisdiction includes those persons originating, brokering or servicing residential mortgage loans and those persons performing loan modification or foreclosure relief services in connection with such loans.

Ongoing regulatory oversight

We expect to continue to incur ongoing operational and system costs in order to maintain compliance with these laws and regulations. Furthermore, there may be additional federal or state laws that place additional obligations on servicers of residential loans.

Because we are not a depository institution, we generally do not benefit from federal preemption of state mortgage lending, loan servicing or debt collection licensing and regulatory requirements. Accordingly, we must comply with state licensing requirements in all of the states in which we conduct business. We are licensed as a loan originator in all 50 states and the District of Columbia and also are licensed as a loan servicer and loan broker in a number of states and jurisdictions in which such licenses are required. We are also subject to an extensive framework of state laws in the jurisdictions in which we do business, and to periodic audits and examinations conducted by the state regulators to ensure compliance with those laws. From time to time, we receive requests from state and other agencies for records, documents and information regarding our policies, procedures and practices regarding our mortgage origination, commercial lending, lender servicing and long-term investing business activities. We incur significant ongoing costs to comply with these governmental regulations. State attorneys general, state licensing regulators, and state and local consumer protection offices have authority to investigate consumer complaints and to commence investigations and other formal and informal proceedings regarding our operations and activities. Failure to comply with state regulations can result in monetary penalties and license revocation. In the past we have been subject to inquiries from, and in certain instances have entered into settlement agreements with, state regulators that had the power to revoke our license or make our continued licensure subject to compliance with a consent order. Some states have special rules that govern mortgage loan servicing practices, such as California’s Homeowner’s Bill of Rights. Failure to comply with these rules can result in delays or rescission of foreclosure, and subject the servicer to penalties and damages.

Investment Company Act Considerations

We conduct our operations so that we are not required to register as an investment company under the Investment Company Act. Section 3(a)(1)(A) of the Investment Company Act defines an investment company as any issuer that is or holds itself out as being engaged primarily in the business of investing, reinvesting or trading in securities. Section 3(a)(1)(C) of the Investment Company Act defines an investment company as any issuer that is engaged or proposes to engage in the business of investing, reinvesting, owning, holding or trading in securities and owns or proposes to acquire investment securities having a value exceeding 40% of the value of the issuer’s total assets (exclusive of U.S. federal government securities and cash items on an unconsolidated basis, which we refer to as the “40% test”). Excluded from the term “investment securities,” among other things, are U.S. federal government securities and securities issued by majority owned subsidiaries that are not themselves investment companies and are not relying on the exceptions from the definition of investment company set forth in Section 3(c)(1) or Section 3(c)(7) of the Investment Company Act.

The securities issued by any wholly owned or majority owned subsidiaries that we may form in the future that are excepted from the definition of “investment company” based on Section 3(c)(1) or 3(c)(7) of the Investment Company Act, together with any other investment securities (exclusive of U.S. government securities and cash items) we may own, may not have a value in excess of 40% of the value of our total assets on an unconsolidated basis. We will monitor our holdings to ensure continuing and ongoing compliance with the 40% test. In addition, we believe that we will not be considered an investment company under Section 3(a)(1)(A) of the Investment Company Act because we will not engage primarily or hold ourselves out as being engaged primarily in the business of investing, reinvesting or trading in securities. Rather, we will be primarily engaged in the non-investment company businesses of our subsidiaries.

We are organized as a holding company and conduct our businesses primarily through our majority and wholly owned subsidiaries. We expect that our subsidiaries will conduct their operations so that they comply with the 40% test in that no more than 40% of their total assets (exclusive of U.S. federal government securities and cash items) on an unconsolidated basis, will consist of investment securities. We also expect that one or more of our subsidiaries will qualify for an exclusion from registration as an investment company under the Investment Company Act pursuant to Section 3(c)(5)(C) of the Investment Company Act, which is available for entities that do not issue redeemable securities, face-amount certificates of the installment type or periodic payment plan certificates and are primarily engaged in the business of “purchasing or otherwise acquiring mortgages and other liens on and interests in real estate.”

In order for any of our subsidiaries to rely on the exclusion provided under Section 3(c)(5)(C) of the Investment Company Act, generally it is necessary that at least 55% of each such subsidiary’s total assets be comprised of qualifying assets and at least another 25% of each of its total assets be comprised of qualifying assets and/or real estate-related assets under the Investment Company Act. The SEC staff has not issued guidance specifically with respect to reverse mortgages or agency or non-agency Ginnie Mae Home Equity Conversion Mortgage-Backed Securities (“HMBS”). Accordingly, based on our own judgment and analysis of the Investment Company Act and related SEC staff guidance, we take the position that qualifying assets for this purpose include, among other things: (i) mortgage loans, including reverse mortgage loans (A) which we may originate, where the loan is secured by real estate having a value upon origination of the loan that is not less than the principal amount of the loan and (B) loans, if acquired in the secondary market, where the fair market value of the loan is fully secured by real estate upon our acquisition of the loan. Reverse mortgage loans are first lien mortgages that, at the time of origination, are fully secured mortgages where the holder has a right of foreclosure upon certain events of default; (ii) whole pool Agency HMBS issued by third parties and backed by fully drawn reverse mortgage loans; (iii) whole pool Agency HMBS owned by us that are issued and serviced by our origination subsidiary or its subsidiaries; and (iv) whole pool, non-Agency HMBS.

Although the SEC and its staff have not published guidance specifically with respect to the treatment of whole pool non-Agency HMBS or whole pool non-agency mortgage backed securities for purposes of the Section 3(c)(5)(C) exclusion, based on our own judgment and analysis of related guidance from the SEC and its staff identifying agency whole pool certificates as qualifying real estate assets under Section 3(c)(5)(C), we intend to treat whole pool non-Agency HMBS and whole pool non-agency mortgage backed securities where we hold all of the certificates issued by the pool as qualifying assets. We intend to treat any of our interests in “partial pool” mortgage backed securities as real estate-related assets for purposes of Section 3(c)(5)(C), since these interests would represent something less than the entire ownership interest in a pool of reverse mortgage loans. Agency HMBS are standardized mortgage-backed securities that are guaranteed by Ginnie Mae and collateralized by FHA-insured reverse mortgage loans. Ginnie Mae-approved issuers, like our origination subsidiary and its subsidiaries, can pool reverse mortgage loans and through single-tranche securitizations issue Agency HMBS, which are pass through securities. We expect each of our subsidiaries relying on Section 3(c)(5)(C) to rely on guidance published by the SEC staff or on our analyses of guidance published with respect to other types of assets to determine which assets are qualifying real estate assets and real estate-related assets. To the extent that the SEC staff takes a different view of the treatment of our target assets for purposes of Section 3(c)(5)(C) or publishes new or different guidance with respect to these matters we may be required to adjust our strategy accordingly. Although we intend to monitor the assets of our subsidiaries relying on the Section 3(c)(5)(C) exclusion periodically and prior to each acquisition, there can be no assurance that we will be able to maintain this exclusion for these subsidiaries. In addition, we may be limited in our ability to make certain investments or we may be forced to expand the types of assets that we acquire or invest in which, in either case, could result in us or our subsidiaries holding assets we might wish to sell or selling assets we might wish to hold or modifying our strategy as described in this prospectus.

There can be no assurance that the laws and regulations governing our Investment Company Act status will not change in a manner that adversely affects our operations. We cannot assure you that the SEC or its staff will not take action that results in our or one or more of our subsidiary’s failure to maintain an exclusion or exemption from the Investment Company Act. See “Risk Factors —Legal and Regulatory Risks—Conducting our business in a manner so that we are exempt from registration under, and in compliance with, the Investment Company Act, may reduce our flexibility and could limit our ability to pursue certain opportunities. At the same time, failure to continue to qualify for exemption from the Investment Company Act could adversely affect us.”

Legal Proceedings

From time to time, we are involved in various legal proceedings, lawsuits and claims incidental to the conduct of our business. Our businesses are also subject to extensive regulation, which may result in regulatory proceedings against us. We are not currently a party to any lawsuit or proceeding which, in the opinion of management, is likely to have a material adverse effect on our business, financial condition, or results of operations.

Risk Factors

The following risk factors apply to the business and operations of New Pubco. These risk factors are not exhaustive, and investors are encouraged to perform their own investigation with respect to the business, financial condition and prospects of New Pubco and our business, financial condition and prospects. You should carefully consider the following risk factors in addition to the other information included in this Current Report on Form 8-K, including matters addressed in the section entitled “Forward-Looking Statements.” We may face additional risks and uncertainties that are not presently known to us, or that we currently deem immaterial, which may also impair our business or financial condition. The following discussion should be read in conjunction with our and New Pubco’s financial statements and notes to the financial statements included herein. For the purposes of the following risk factors, “New Pubco,” “we,” “us,” “our” or the “Company”refers to New Pubco and its subsidiaries, collectively.

Risks Related to the Business of New Pubco

Risks Related to COVID-19

The COVID-19 pandemic poses unique challenges to our business and the effects of the pandemic could adversely impact our ability to originate and service mortgages, manage our portfolio of assets and provide lender services and could also adversely impact our counterparties, liquidity and employees.

On March 13, 2020, the World Health Organization declared SARS-CoV-2, and the related disease it causes in humans (“COVID-19”) a pandemic. This outbreak of COVID-19 has led and is likely to continue to lead to disruptions in the global securities markets and capital markets and the economies of all nations where COVID-19 has arisen and may in the future arise, and is resulting in adverse impacts on the global economy in general. The economic impact of COVID-19 has led to extreme volatility in the stock market and capital markets. In March 2020, the U.S. Federal Reserve took emergency action to further cut its benchmark rate down to a range of between 0% and 0.25%, to inject additional funds into the short-term lending markets and to implement quantitative easing and other measures to support financial institutions, other businesses and the credit markets. In addition, beginning in March 2020, the U.S. Federal Reserve in conjunction with the Treasury Department announced an extensive series of measures to provide liquidity and support the economy. Although it cannot be predicted, additional action by the U.S. Federal Reserve as well as other federal and state agencies is possible.

The long-term impacts of the social, economic and financial disruptions caused by the COVID-19 pandemic are unknown. While the U.S. Federal Reserve, the U.S. government and other governments have implemented unprecedented financial support or relief measures in response to concerns surrounding the economic effects of the COVID-19 pandemic, the likelihood of such measures calming the volatility in the financial markets or preventing a long-term national or global economic downturn cannot be predicted.

The federal government has enacted a series of laws, including the Coronavirus Aid, Relief and Economic Security Act (the “CARES Act”), providing for economic relief to states, businesses and individuals affected by COVID-19. Some of these laws create burdens on employers for compliance with respect to their employees. Failure to comply with these laws could create liability on the part of the Company.

Additionally, in 2020, the U.S. federal government, as well as many state and local governments adopted a number of emergency measures and recommendations in response to the COVID-19 outbreak, including imposing travel bans, “shelter in place” restrictions, curfews, banning large gatherings, closing non-essential businesses, and generally promoting social distancing (including in the workplace, which has resulted in a significant increase in employees working remotely). Although certain states and localities have begun easing some of these measures and providing recommendations regarding recommencing economic activity, there have been recent upticks in cases in many locations across the world, resulting in new or renewed restrictions. It cannot be predicted whether there will be increased outbreaks in the future, or whether such outbreaks would result in new restrictions. The COVID-19 outbreak (and any future outbreaks of COVID-19) and resulting emergency measures has led (and may continue to lead) to significant disruptions in the global supply chain, global capital markets, and the economy of the United States. Concern about the potential effects of the COVID-19 outbreak and the effectiveness of measures being put in place by governmental bodies and reserve banks at various levels as well as by private enterprises (such as workplaces and schools) to contain or mitigate its spread has adversely affected economic conditions and capital markets globally.

Our Company and many of our counterparties have transitioned all or a substantial portion of their operations to remote working environments (as a result of state or local requirements or otherwise in response to COVID-19). Our work-from-home environment is anticipated to continue through the second quarter of 2021, with certain exceptions. While the Company has not seen reduced productivity from this transition to work from home, there can be no assurance that such transition of material business operations will not have an adverse effect on our Company in the long term. Specifically, recruiting, vetting and training employees is more difficult in a work-from-home environment. The ongoing nature of the COVID-19 outbreak could also adversely impact the continued service and availability of skilled personnel, including our executive officers and other members of our management team, employees at our origination and servicing businesses and the servicers and subservicers that we engage and other third-party vendors. To the extent our service partners and vendors, management or other personnel, are impacted in significant numbers by the outbreak and are not available to conduct work, our business and operating results could be negatively impacted. The extent of the spread of COVID-19, as well as the effects on the world and local economies, including the credit and capital markets, is not quantifiable as of the date of this Current Report on Form 8-K.

We are subject to guidelines issued by the Federal Housing Finance Agency (the “FHFA”), HUD and/or the GSEs in connection with management and servicing of mortgage loans insured by such agency or sold through a GSE sponsored securitization or on a whole loan basis to the related GSE. HUD and the GSEs have taken several actions in response to the COVID-19 pandemic to provide temporary relief and protections for homeowners facing financial hardship due to the COVID-19 pandemic including, without limitation, by announcing foreclosure and eviction moratoriums and forbearance on borrower payment of mortgage loans, and by providing mortgage servicers with an expanded set of loss mitigation tools to help homeowners. Further, HUD and the GSEs have also enacted servicing and origination related waivers and provided for alternative methods to conduct certain origination and servicing practices (for example, such as those relating to notaries, inspections, and appraisals) to address concerns relating to the COVID pandemic. While HUD and the GSE have continued to extend the dates for various moratoriums and continued to allow alternatives to servicing and origination practices, no assurance can be given as to how long they will continue to make such extensions and allowances.

We believe that we have effective systems in place for identifying and implementing changes in agency policies and procedures. However, any changes to the rules applying to origination and servicing of both traditional and reverse mortgages insured by HUD and the origination and servicing of loans sold to or backed by Fannie Mae and Freddie Mac may increase the risk to our Company of originating and servicing these loans, which make up a majority of our Company’s loan production. The forbearance requirements and the moratoria on foreclosures may delay foreclosure and recovery timelines, potentially increasing expense and reducing income to our Company. Further, no assurance can be given as to how the moratoria will affect the Company’s (and its various subservicers’ and subcontractors’) ability to service the mortgage loans once the moratoria are lifted, in particular, with respect to reverse mortgage loans where HUD timelines are applicable for liquidating non-performing assets. See “—Risks Related to our Lending Businesses—FAR’s status as an approved non-supervised FHA mortgagee and an approved Ginnie Mae issuer, and FAM’s status as an approved seller-servicer for Fannie Mae and Freddie Mac, an approved Ginnie Mae issuer and an approved non-supervised FHA and VA mortgagee, are subject to compliance with each of their respective guidelines and other conditions they may impose, and the failure to meet such guidelines and conditions could have a material adverse effect on our overall business and our financial position, results of operations and cash flows.”

It is unclear how many borrowers have been adversely affected by the COVID-19 pandemic. It is expected that many borrowers will be (or continue to be) adversely affected by the COVID-19 pandemic. As a result, borrowers may not and/or may be unable to meet their payment obligations under the mortgage loans, which may result in shortfalls in distributions of interest and/or and losses on the loans. Shortfalls and losses will be particularly pronounced to the extent that the related mortgaged properties are located in geographic areas with significant numbers of COVID-19 cases or relatively restrictive COVID-19 countermeasures. Some borrowers may seek forbearance arrangements at some point in the near future (if they have not already made such request). It is possible that a significant number of borrowers will not make timely payments on their mortgage loans at some point during the continuance of the COVID-19 pandemic. In response, we may implement a range of actions with respect to affected borrowers and the related mortgage loans to forbear or extend or otherwise modify the loan terms consistent with our customary servicing practices. With respect to FAM, approximately 0.93% of our serviced mortgage loans by units (0.9% of our serviced mortgage loans by UPB) are in forbearance as of December 31, 2020.

In response to the COVID-19 pandemic and related business closures, numerous states and other jurisdictions have imposed moratoria on foreclosures and evictions as well. Our Company intends to comply (and to cause its subservicers to comply) with any such foreclosure and eviction restrictions or moratoriums, if applicable, as well as any related guidelines imposed by applicable law or regulatory authorities or otherwise in accordance with accepted servicing practices, and may, in the future, choose to offer other loss mitigation options to avoid such borrowers going into foreclosure. Any of these types of laws, regulations, rules, moratoria or proceedings could result in substantial delays in, or prevention of, the foreclosure process, and may lead to increased reimbursable servicing expenses, reduced proceeds from further depressed home prices and additional defaults. The moratoria on evictions extends to landlords in leased properties as well; these may adversely impact performance of our mortgages on investor-owned residential properties, since the underlying tenants may cease to make rental payments and cannot be evicted. In this event, our borrower would face reduced cash flows and be more likely to default.

There can be no assurance that any measures undertaken by the federal government, or by state or local governments, will be effective to mitigate the impact of the COVID-19 outbreak. There is little certainty as to when the COVID-19 outbreak will abate, or when and to what extent the United States economy will fully recover from the disruption caused by the COVID-19 outbreak. If the COVID-19 pandemic significantly worsens, we or our counterparties may experience further disruptions, such as impacts on access to capital and funding sources, temporary closure of offices, suspension of services and/or unusually high volume of borrower defaults, which may materially and adversely affect our business, financial condition, results of operations or ability to perform under the transaction documents. The duration of any such business disruptions and related financial or commercial impact cannot be reasonably estimated at this time, but may materially affect such parties’ ability to operate their respective business and result in additional costs.

Risks Related to Our Business and Industry

Our business is significantly impacted by interest rates. Changes in prevailing interest rates or U.S. monetary policies that affect interest rates may have a detrimental effect on our business.

Our financial performance is directly affected by changes in prevailing interest rates. Our financial performance may decrease or be subject to substantial volatility because of changes in prevailing interest rates. Due to the unprecedented events surrounding the COVID-19 pandemic along with the associated severe market dislocation, there is an increased degree of uncertainty and unpredictability concerning current interest rates, future interest rates and potential negative interest rates.

With regard to the portion of our business that focuses on refinancing existing mortgages, the refinance market generally experiences more significant fluctuations than the purchase market as a result of interest rate changes. Long-term residential mortgage interest rates have been at or near record lows for an extended period, but they may increase in the future. As interest rates rise, refinancing generally becomes a smaller portion of the market as fewer consumers are interested in refinancing their mortgages. With regard to our purchase mortgage loan business, higher interest rates may also reduce demand for purchase mortgages as home ownership becomes more expensive. This could adversely affect our revenues or require us to increase marketing expenditures in an attempt to increase or maintain our volume of mortgages. Currently, with sustained low interest rates, refinancing transactions are expected to decline over time, as many clients and potential clients have already taken advantage of the low interest rates. Additionally, an increase in interest rates may over time cause a decrease in the price that the primary issuance market would pay for a given HMBS or other securitization and could result in a decrease in gain on the securitization earned.

Changes in interest rates are also a key driver of the performance of our servicing business, particularly because the value of our MSR portfolio is highly sensitive to changes in interest rates. Historically, the value of MSRs has increased when interest rates rise as higher interest rates lead to decreased prepayment rates, and has decreased when interest rates decline as lower interest rates lead to increased prepayment rates. As a result, decreases in interest rates could have a detrimental effect on the valuation of our MSRs.

Borrowings under our warehouse facilities and other financing lines of credit are generally at variable rates of interest, which also expose us to interest rate risk. If interest rates increase, our debt service obligations on certain of our variable-rate indebtedness will increase even though the amount borrowed remains the same, and our net income and cash flows, including cash available for servicing our indebtedness, will correspondingly decrease. We generally use interest rate swaps or other derivative instruments that involve the exchange of floating for fixed-rate interest payments to reduce interest rate volatility. However, we may not maintain interest rate swaps with respect to all of our variable-rate indebtedness, and any such swaps may not fully mitigate our interest rate risk, may prove disadvantageous or may create additional risks. See “—Risks Related to Our Lending Businesses—Our hedging strategies may not be successful in mitigating our risks associated with changes in interest rates.”

In addition, our business is materially affected by the monetary policies of the U.S. government and its agencies. For instance, Fannie Mae and Freddie Mac began charging lenders an “adverse market refinance fee” or “market condition credit fee” of 0.50% on certain refinancings of mortgage loans beginning in December 2021. We are also particularly affected by the policies of the U.S. Federal Reserve, which influence interest rates and impact the size of the loan origination market. In response to the COVID-19 pandemic in 2020, the U.S. Federal Reserve announced programs to increase its purchase of certain mortgage backed securities (“MBS”) products mortgage-backed securities to sustain smooth market functioning and help foster accommodative financial conditions, thereby supporting the flow of credit to households and businesses. The duration of these U.S. Federal Reserve programs is unknown at this time; a reversal of this policy could have a negative impact on the liquidity of MBS in the future.

Our geographic concentration could materially and adversely affect us if the economic conditions in our current markets should decline or we could face losses in concentrated areas due to natural disasters.

Based on data from CoreLogic, the California mortgage market represents approximately 20% of the entire market in the United States. For the year ended December 31, 2020, 46% of our originations in mortgage, reverse, and commercial loans (by UPB) were secured by properties in the state of California. As a result of this geographic concentration, our results of operations are largely dependent on economic conditions in this area. Decreases in real estate values could adversely affect the value of property used as collateral for loans to our borrowers and adverse changes in the economy caused by inflation, recession, unemployment, state or local real estate laws and regulations or other factors beyond our control may also continue to have a negative side effect on the ability of borrowers to make timely mortgage or other loan payments, which would have an adverse impact on earnings. Consequently, deterioration in economic conditions in California could have a material adverse impact on the quality of our loan portfolio, which could result in increased delinquencies, decreased interest income results as well as an adverse impact on loan loss experience with probable increased allowance for loan losses. Such deterioration also could disproportionately impact the demand for our products and services as compared to other lenders with more geographically diversified operations, and, accordingly, further negatively affect results of operations.

In addition, properties located in California may be more susceptible to certain natural disasters, such as wildfires and mudslides, and certain natural disasters not covered by standard hazard insurance, such as earthquakes. Even for properties located in an earthquake prone area, we and other lenders in the market area may not require earthquake insurance as a condition of making a loan. If there is a major earthquake, fire, mudslide, or other natural disaster, we face the risk that many of our borrowers may experience uninsured property losses, or sustained job interruption and/or loss which may materially impair their ability to meet the terms of their loan obligations. Any such natural disasters could materially increase our costs of servicing and also disrupt our ability to make loans in such region. See “—Our business is subject to the risks of earthquakes, fires, floods and other natural catastrophic events and to interruption by man-made issues such as strikes and civil unrest.”

We use estimates in measuring or determining the fair value of the majority of our assets and liabilities. If our estimates prove to be incorrect, we may be required to write down the value of these assets or write up the value of these liabilities, which could adversely affect our business, financial condition and results of operations.

We use internal financial models that utilize, wherever possible, market participant data to value certain of our assets and liabilities, including our mortgage loans held for investment, MSRs and HMBS related obligations for purposes of financial reporting. We also use models to estimate the change in value of loans held for investments due to market or model input assumptions as an addback to calculate Adjusted EBITDA. These models are complex and use asset-specific collateral data and market inputs for interest and discount rates. In addition, the models are complex because of the high number of variables that drive cash flows in each of the respective assets and related liabilities.

Our ability to measure and report our financial position and operating results is influenced by the need to estimate the impact or outcome of future events based on information available at the time of our financial statements. Further, some of our loans and financial assets held for investment do not trade in an active market with readily observable prices and therefore, their fair value is determined using valuation models that calculate the present value of estimated net future cash flows, using estimates of draws or advances, prepayment speeds, home price appreciation, forward interest rates, loss rates, discount rates, cost to service, float earnings, contractual servicing fee income and ancillary income and late fees.

Fair value determinations require many assumptions and complex analyses, especially to the extent there are not active markets for identical assets. Even if the general accuracy of our valuation models is validated, valuations are highly dependent upon the reasonableness of our assumptions and the predictability of the relationships that drive the results of the models. In particular, models are less dependable when the economic environment is outside of historical experience, as was the case from 2008-2010 or during the present COVID-19 pandemic.

If the assumptions we use in our models prove to be inaccurate, if market conditions change or if errors are found in our models, we may be required to write down the value of such assets or the value of certain of our assets may decrease, which could adversely affect our business, financial condition and results of operations. The fair value of the assets and liabilities related to our securitizations rely on forward rates of interest. Further, the durations of assets and liabilities may not match, resulting in sensitivities to specific portions of the forward curve for interest rates. If these assumptions prove to be wrong or the market for interest rates changes, we may be required to write down the net value of our securitizations.

We continue to monitor the markets and make necessary adjustments to our models and apply appropriate management judgment in the interpretation and adjustment of the results produced by our models. This process takes into account updated information while maintaining controlled processes for model updates, including model development, testing, independent validation and implementation. As a result of the time and resources, including technical and staffing resources, that are required to perform these processes effectively, it may not be possible to replace existing models quickly enough to ensure that they will always properly account for the impacts of recent information and actions.

Our business could suffer if we fail to attract, or retain, highly skilled employees, and changes in our executive management team may be disruptive to our business.

Our future success will depend on our ability to identify, hire, develop, motivate and retain highly qualified and skilled personnel for all areas of our organization. Trained and experienced personnel in the mortgage industry are in high demand and may be in short supply. Companies with which we compete may be able to offer more attractive terms of employment. In addition, we invest significant time and expense in training our employees, which increases their value to competitors who may seek to recruit them. We may not be able to attract, develop and maintain the skilled workforce necessary to operate our businesses, and labor expenses may increase as a result of a shortage in the supply of qualified personnel.

Additionally, the experience of our executive management team is a valuable asset to us. Our executive management team has significant experience in the financial services industry and would be difficult to replace. Disruptions in management continuity could result in operational or administrative inefficiencies and added costs, which could adversely impact our business, financial condition and results of operations, and may make recruiting for future management positions more difficult or costly. We cannot assure you that we will be able to attract and retain key personnel or members of our executive management team, which may impede our ability to implement our current strategy or take advantage of strategic acquisitions or other growth opportunities that may be presented to us, which could materially affect our business, financial condition and results of operations. Additionally, to the extent our personnel and members of our executive management team are impacted in significant numbers by the outbreak of pandemic or epidemic disease, such as the COVID-19 pandemic, our business and operating results may be negatively impacted.

Our failure to implement and maintain effective internal control over financial reporting could require us to restate financial statements and cause investors to lose confidence in our reported financial information.

As a public company, we are subject to the reporting requirements of the Exchange Act of 1934, as amended (the “Exchange Act”), the Sarbanes-Oxley Act of 2002 (“Sarbanes-Oxley”), and the rules and regulations of the applicable listing standards of the NYSE. We expect that the requirements of these rules and regulations will continue to increase our legal, accounting and financial compliance costs, make some activities more difficult, time-consuming and costly, and place significant strain on our personnel, systems and resources. Sarbanes-Oxley requires, among other things, that we maintain effective disclosure controls and procedures and internal control over financial reporting.

We are continuing to improve our internal control over financial reporting. In order to develop, maintain and improve the effectiveness of our disclosure controls and procedures and internal control over financial reporting, we have expended, and anticipate that we will continue to expend, significant resources, including accounting-related and audit-related costs and significant management oversight. Our internal controls, including any new controls that we develop, may become inadequate because of changes in conditions in our business. Further, weaknesses in our disclosure controls and internal control over financial reporting may be discovered in the future. Any failure to maintain effective disclosure controls and internal control over financial reporting could have a material and adverse effect on our business, results of operations and financial condition and could cause a decline in the trading price of our securities.

We may fail to identify or adequately assess the magnitude of certain liabilities, shortcomings or other circumstances prior to acquiring or investing in a company or business, including potential exposure to regulatory sanctions or liabilities resulting from an acquisition target’s previous activities, internal controls and security environment.

The risks associated with acquisitions include, among others:

•

failing to identify or adequately assess the magnitude of certain liabilities, shortcomings or other circumstances prior to acquiring or investing in a company, including potential exposure to regulatory sanctions or liabilities resulting from an acquisition target’s previous activities, internal controls and information security environment;

•

significant costs and expenses, including those related to retention payments, equity compensation, severance pay, intangible asset amortization and asset impairment charges, assumed litigation and other liabilities, and legal, accounting and financial advisory fees;

•	unanticipated issues in integrating information, management style, controls and procedures, servicing practices, communications and other systems including information technology systems;

•	unanticipated incompatibility of purchasing, logistics, marketing and administration methods;

•	failing to retain key employees or clients;

•	inaccuracy of valuation and/or operating assumptions supporting our purchase price; and

•	representation and warranty liability relating to a target’s previous lending activities.

Before making acquisitions, we conduct due diligence that we deem reasonable and appropriate based on the known facts and circumstances applicable to each acquisition, and we negotiate purchase agreements which we believe adequately protect us from undisclosed—and frequently, disclosed—existing liabilities. Nevertheless, we cannot be certain that the due diligence investigation that we carry out with respect to any acquisition opportunity will reveal or highlight all relevant facts that may be necessary or helpful in evaluating the target. As a result, we may fail to identify or adequately assess the magnitude of certain liabilities, shortcomings or other circumstances prior to acquiring, investing in or partnering with a company, including potential exposure to regulatory sanctions or liabilities resulting from an acquisition target’s previous activities, internal controls and security environment. For example, in December 2018, FAM agreed to pay $14.5 million to fully resolve allegations that its predecessor violated the False Claims Act by knowingly originating and underwriting deficient mortgage loans insured by HUD. All loans at issue were originated prior to our acquisition of FAM, and the seller indemnified us and paid the full settlement amount. Additionally, in March 2020, FAR signed a Settlement Agreement with the U.S. Department of Justice (“DOJ”) and HUD’s Office of Inspector General agreeing to pay $2.47 million to fully resolve allegations relating to loans originated by our predecessor company in 2007-2009. While this matter is subject to an indemnification claim against the seller, it illustrates that unanticipated liabilities associated with acquisitions or the inability to successfully collect on our indemnification claims could have a material adverse effect on our business.

Our capital investments in technology may not achieve anticipated returns.

Our business is becoming increasingly reliant on technology investments, and the returns on these investments are not always predictable. We are currently making, and will continue to make, significant technology investments to support our service offerings and to implement improvements to our customer-facing technology and information processes in order to more efficiently operate our business and remain competitive and relevant to our customers. These technology initiatives might not provide the anticipated benefits or may provide them on a delayed schedule or at a higher cost. Selecting the wrong technology, failing to adequately support development and implementation, or failing to adequately oversee third party service providers, could result in damage to our competitive position and adversely impact our business, financial condition and results of operations.

A security breach or a cyber-attack could adversely affect our results of operations and financial condition.

We collect and store certain personal and financial information from customers, employees, and other third parties. Security breaches or cyber-attacks involving our systems or facilities, or the systems or facilities of our service providers, could expose us to a risk of loss of personally identifiable information of customers, employees and third parties or other confidential, proprietary or competitively sensitive information, which could potentially have an adverse impact on our future business with current and potential customers, results of operations and financial condition.

We rely on encryption and other information security technologies licensed from third parties to provide security controls necessary to help in securing online transmission of confidential information pertaining to customers, employees and other aspects of our business. A failure in our information security technologies may result in a compromise or breach of the technology that we use to protect sensitive data. A party who is able to circumvent our security measures by methods such as hacking, fraud, trickery or other forms of deception could access sensitive personal and financial information or cause interruption in our operations. We may be required to expend capital and other resources to protect against such security breaches or cyber-attacks or to remediate problems caused by such breaches or attacks. Our security measures are designed to protect against security breaches and cyber-attacks, but our failure to prevent such security breaches and cyber-attacks could subject us to liability, decrease our profitability and damage our reputation. Even if a failure of, or interruption in, our systems or facilities is resolved timely or an attempted cyber incident or other security breach is successfully avoided or thwarted, it may require us to expend substantial resources or to take actions that could adversely affect customer satisfaction or behavior and expose us to reputational harm.

We could also be subjected to cyber-attacks that could result in slow performance and loss or temporary unavailability of our information systems. Information security risks have increased because of new technologies, the use of the internet and telecommunications technologies (including mobile devices) to conduct financial and other business transactions, and the increased sophistication and activities of organized crime, perpetrators of fraud, hackers, terrorists, and others. We may not be able to anticipate or implement effective preventative measures against all security breaches of these types, especially because the techniques used change frequently and because attacks can originate from a wide variety of sources.

The occurrence of any of these events could adversely affect our business, results of operations and financial condition.

Technology disruptions or failures, including a failure in our operational or security systems or infrastructure, or those of third parties with whom we do business, could disrupt our business, cause legal or reputational harm and adversely impact our results of operations and financial condition.

We are dependent on the secure, efficient, and uninterrupted operation of our technology infrastructure, including computer systems, related software applications and data centers, as well as those of certain third parties and affiliates. Our websites and computer/telecommunication networks must accommodate a high volume of traffic and deliver frequently updated information, the accuracy and timeliness of which is critical to our business. Our technology must be able to facilitate a loan application experience that equals or exceeds the experience provided by our competitors. We have or may in the future experience service disruptions and failures caused by system or software failure, fire, power loss, telecommunications failures, team member misconduct, human error, computer hackers, computer viruses and disabling devices, malicious or destructive code, denial of service or information, as well as natural disasters, terrorism, war, health pandemics and other similar events, and our disaster recovery planning may not be sufficient for all situations. This is especially applicable in the current response to the COVID-19 pandemic and the shift we have experienced in having most of our employees work from their homes for the time being, as our employees access our secure networks through their home networks. The implementation of technology changes and upgrades to maintain current and integrate new technology systems may also cause service interruptions. Any such disruption could interrupt or delay our ability to provide services to our clients and loan applicants, and could also impair the ability of third parties to provide critical services to us.

Our business is subject to the risks of earthquakes, fires, floods and other natural catastrophic events and to interruption by man-made issues such as strikes and civil unrest.

Our systems and operations are vulnerable to damage or interruption from earthquakes, fires, floods, power losses, telecommunications failures, strikes, health pandemics and similar events. Disease outbreaks have occurred in the past, and any prolonged occurrence of infectious disease or other adverse public health developments could have a material adverse effect on the macro economy and/or our business operations. We believe that our risks in this area are somewhat mitigated due to the lack of concentration of our employees or business in one building or metro area; however, this geographic diversity may make us more vulnerable to disruptions in technology. See “—Technology disruptions or failures, including a failure in our operational or security systems or infrastructure, or those of third parties with whom we do business, could disrupt our business, cause legal or reputational harm and adversely impact our results of operations and financial condition.” In addition, strikes and other geopolitical unrest could cause disruptions in our business and lead to interruptions, delays or loss of critical data. We may not have sufficient protection or recovery plans in certain circumstances, and our business interruption insurance may be insufficient to compensate us for losses that may occur.

These types of catastrophic events may also affect loan origination which have been locked and loans which we are holding for sale or investment. Such events could also affect our loan servicing costs, increase our recoverable and our non-recoverable servicing advances, increase servicing defaults and negatively affect the value of our MSRs. We may also incur losses when a borrower passes away prior to completing repairs following a natural disaster, because we are required to reduce our claim to FHA by the unrepaired damage amount. Mortgagee properties securing loans which we make are required to be covered by hazard insurance customary to the area in which the property is located. In certain areas, such as California, earthquake insurance is not required by HUD or other lenders generally. There could also be circumstances where insurance premiums have not been timely paid, or the insurance coverage otherwise fails. In these events, we could suffer losses. For loans which have been sold, we would be exposed to such losses generally only if we have breached a representation or warranty under the related purchase and sale agreement. However, in cases where we have retained some credit risk, we could suffer losses. In addition, catastrophic events often lead to increased delinquencies, which create additional risk for

us. For example, FAR has suffered losses and faced increased costs following a series of natural disasters in Puerto Rico, including Hurricane Maria in 2017. See “—A significant increase in delinquencies on the mortgage loans we originate could have a material impact on our revenues, expenses and liquidity and on the valuation of our MSR portfolio.”

Climate change increases the risk/severity of weather-related natural disasters which can lead to more frequent and higher losses, lack of affordable insurance for borrowers, uninsured flood losses (the National Flood Insurance Program caps at $250,000), and longer timelines to liquidate or assign loans to HUD.

Our risk management efforts may not be effective.

We could incur substantial losses and our business operations could be disrupted if we are unable to effectively identify, manage, monitor, and mitigate financial risks, such as credit risk, interest rate risk, prepayment risk, liquidity risk, and other market-related risks, as well as operational and legal risks related to our business, assets, and liabilities. We are also subject to various laws, regulations and rules that are not industry specific, including employment laws related to employee hiring, termination, and pay practices, health and safety laws, environmental laws and other federal, state and local laws, regulations and rules in the jurisdictions in which we operate. Our risk management policies, procedures, and techniques may not be sufficient to identify all of the risks to which we are exposed, mitigate the risks we have identified, or identify additional risks to which we may become subject in the future. Expansion of our business activities may also result in our being exposed to risks to which we have not previously been exposed or may increase our exposure to certain types of risks, and we may not effectively identify, manage, monitor, and mitigate these risks as our business activities change or increase.

Risks Related to Our Lending Businesses

If we are unable to obtain sufficient capital to meet the financing requirements of our business, or if we fail to comply with our debt agreements, our business, financing activities, financial condition and results of operations will be adversely affected.

We require significant leverage in order to fund mortgage originations, make servicing advances and finance our investments. Accordingly, our ability to fund our mortgage originations, to make servicing advances and to continue investments depends on our ability to secure financing on acceptable terms and to renew and/or replace existing financings as they expire. These financings may not be available on acceptable terms or at all. If we are unable to obtain these financings, we may need to raise the funds we require in the capital markets or through other means, any of which may increase our cost of funds.

As of December 31, 2020, we have entered into 33 warehouse lines of credit, MSR lines of credit, and other secured lines of credit, with an aggregate of $5,038.7 million in borrowing capacity. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Summary of Certain Indebtedness.” These financing facilities typically contain, and we expect that other financing facilities that we may enter into in the future will typically contain, covenants that, among other things, require us to satisfy minimum tangible or adjusted tangible net worth, maximum leverage ratio of total liabilities (which may include off-balance sheet liabilities) or indebtedness to tangible or adjusted tangible net worth, minimum liquidity or minimum liquid assets and minimum net income or pre-tax net income. As a result of market disruptions and fair value accounting adjustments taken in March 2020 resulting from the COVID-19 pandemic, our commercial loan origination subsidiary was in violation of its first and second quarter 2020 profitability covenants with two of its warehouse lenders. We received waivers of these covenants violations from both lenders as well as amendments to profitability covenants for the remaining two quarters of 2020 but there is no assurance that lenders would provide waivers for any future covenant violations. We were not in compliance with the April 2020 $145 million commercial warehouse facility’s profitability covenant for the quarter ended September 30, 2020, and we received a waiver from the lender in connection therewith effective as of September 30, 2020. As of December 31, 2020, we were in compliance with all other financial covenants. If we fail to meet or satisfy any of these covenants, we would be in default under these agreements and our lenders could elect to declare all amounts outstanding under the agreements to be immediately due and payable, enforce their respective security interests under such agreements and restrict our ability to make additional borrowings. In addition, our financing agreements may contain other events of default and cross-default provisions, so that if a default occurs under any one agreement, the lenders under certain other agreements could also declare a default. Our financings also have mark-to-market risk pursuant to which our lending counterparties have the right to value the related collateral. In the event the market value of the collateral decreases (typically as determined by the related lender) and a borrowing base deficiency exists, the related lender can require us to prepay the debt or require us to post additional margin as collateral at any time during the term of the related agreement. There can be no assurance that we will be in compliance with our covenants or other requirements under our financing facilities in the future.

We are generally required to renew a significant portion of our debt financing arrangements each year, which exposes us to refinancing and interest rate risks. Furthermore, our counterparties are not required to renew or extend our repurchase agreements or other financing agreements upon the expiration of their stated terms. Our ability to refinance existing debt (including refinancing existing securitization debt) and borrow additional funds is affected by a variety of factors including:

•	the available liquidity in the credit markets;

•	prevailing interest rates;

•

an event of default, a negative ratings action by a rating agency and limitations imposed on us under the agreements governing our current debt that contain restrictive covenants and borrowing conditions that may limit our ability to raise additional debt;

•	the strength of the lenders from which we borrow and the amount of borrowing such lenders will or may legally permit to our various businesses taken a whole; and

•	limitations on borrowings imposed by the amount of eligible collateral pledged, which may be less than the borrowing capacity of the facility.

In the event that any of our loan funding facilities is terminated or is not renewed, or if the principal amount that may be drawn under our funding agreements that provide for immediate funding at closing were to significantly decrease, we may be unable to find replacement financing on commercially favorable terms, or at all. This could have a material adverse effect on our business, liquidity, financial condition, cash flows and results of operations. Further, if we are unable to refinance or obtain additional funds for borrowing (including through the securitization markets), our ability to maintain or grow our business could be limited.

If we are unable to obtain sufficient capital on acceptable terms for any of the foregoing reasons, this could adversely affect our business, financing activities, financial condition and results of operations.

A disruption in the secondary home loan market, including the MBS market, could have a detrimental effect on our business.

Demand in the secondary market and our ability to complete the sale or securitization of our home loans depends on a number of factors, many of which are beyond our control, including general economic conditions, general conditions in the banking system, the willingness of lenders to provide financing for home loans, the willingness of investors to purchase home loans and MBS, and changes in regulatory requirements. Disruptions in the general MBS market may occur, including, but not limited to in response to the COVID-19 pandemic. Any significant disruption or period of illiquidity in the general MBS market could directly affect our liquidity because no existing alternative secondary market would likely be able to accommodate on a timely basis the volume of loans that we typically sell in any given period. Accordingly, if the MBS market experiences a period of illiquidity, we might be prevented from selling the loans that we produce into the secondary market in a timely manner or at favorable prices, which could be detrimental to our business, including, but not limited to, increasing our cost of funds due to extended dwell time on our warehouse lines, and a negative impact on our liquidity due to write-downs on the value of the loans held on our balance sheet, and the application of large haircuts due to longer dwell times.

FAR’s status as an approved non-supervised FHA mortgagee and an approved Ginnie Mae issuer, and FAM’s status as an approved seller-servicer for Fannie Mae and Freddie Mac, an approved Ginnie Mae issuer and an approved non-supervised FHA and VA mortgagee, are subject to compliance with each of their respective guidelines and other conditions they may impose, and the failure to meet such guidelines and conditions could have a material adverse effect on our overall business and our financial position, results of operations and cash flows.

FAR’s status as an approved non-supervised FHA mortgagee and an approved Ginnie Mae issuer and FAM’s status as an approved seller-servicer for Fannie Mae and Freddie Mac, an approved and an approved non-supervised FHA and VA mortgagee, are subject to compliance with each agency’s respective regulations, guides, handbooks, mortgagee letters and all participants’ memoranda. As a Ginnie Mae issuer, FAR must meet certain minimum capital requirements, including, but not limited to: (i) Ginnie Mae’s requirement that non-depository institutions hold equity capital in the amount of at least 6% of total assets, which technical non-compliance was the result of a change in accounting for HMBS transactions, and (ii) Fannie Mae’s minimum acceptable capital requirement of a 6% minimum tangible capital ratio. Any loss of FAR’s status as a non-supervised FHA mortgagee or an approved Ginnie Mae issuer, of FAM’s status as an approved seller-servicer for Fannie Mae and Freddie Mac, an approved and an approved non-supervised FHA and VA mortgagee, could have a material adverse effect on our overall business and our financial position, results of operations and cash flows.

We are required to follow specific guidelines and eligibility standards that impact the way we service and originate GSE and U.S. government agency loans, including guidelines and standards with respect to:

•	credit standards for mortgage loans;

•	our staffing levels and other servicing practices;

•	the servicing and ancillary fees that we may charge;

•	our modification standards and procedures;

•	the amount of reimbursable and non-reimbursable advances that we may make; and

•	the types of loan products that are eligible for sale or securitization.

These guidelines provide the GSEs and other government agencies with the ability to provide monetary incentives for loan servicers that perform according to their standards for origination and servicing, and to assess penalties for those that do not. At the direction of the FHFA, Fannie Mae and Freddie Mac have aligned their guidelines for servicing delinquent mortgages, which could result in monetary incentives for servicers that perform well and to assess compensatory penalties against servicers in connection with the failure to meet specified timelines relating to delinquent loans and foreclosure proceedings, and other breaches of servicing obligations. We generally cannot negotiate these terms with the agencies, and they are subject to change at any time without our specific consent. A significant change in these guidelines that decreases the fees we charge or requires us to expend additional resources to provide mortgage services could decrease our revenues or increase our costs.

In addition, changes in the nature or extent of the guarantees provided by Fannie Mae, Freddie Mac, Ginnie Mae, the USDA or the VA, or the insurance provided by the FHA, or coverage provided by private mortgage insurers, could also have broad adverse market implications. Any future increases in guarantee fees by the agencies, the VA or USDA, or increases in the premiums we are required to pay to the FHA or private mortgage insurers for mortgage insurance, could increase mortgage origination costs and insurance premiums for our clients. These industry changes could negatively affect demand for our mortgage services and consequently our origination volume, which could be detrimental to our business. We cannot predict whether the impact of any proposals to move Fannie Mae and Freddie Mac out of conservatorship would require them to increase their fees. For example, on August 12, 2020, Freddie Mac announced that as a result of risk management and loss forecasting precipitated by COVID-19 related economic and market uncertainty, they were introducing a new “market condition credit fee” of 50 basis points for refinanced mortgage loans (with certain exceptions). Similarly, on August 12, 2020, Fannie Mae announced that in light of market and economic uncertainty resulting in higher risk and costs incurred by Fannie Mae, they were implementing a new loan-level price adjustment (“LLPA”) equal to 50 basis points for refinanced mortgage loans (with certain exceptions) on or after September 1, 2020, and loans delivered into MBS pools with issue dates on or after September 1, 2020. While the implementation date for such fees was delayed to December 1, 2021 by both GSEs, such fees have increased the price of GSE loans, and could result in decreased borrower demand for GSE loans.

Our loan origination and servicing revenues are highly dependent on macroeconomic and U.S. residential real estate market conditions.

Our success depends largely on the health of the U.S. residential real estate industry, which is seasonal, cyclical, and affected by changes in general economic conditions beyond our control. Economic factors such as increased interest rates, slow economic growth or recessionary conditions, the pace of home price appreciation or the lack of it, changes in household debt levels, and increased unemployment or stagnant or declining wages affect our clients’ ability to purchase homes or to refinance. National or global events affect macroeconomic conditions. Weak or significant deterioration in economic conditions reduce the amount of disposable income consumers have, which in turn reduces consumer spending and the willingness of qualified potential clients to take out loans. Such economic factors affect loan origination volume. Excessive home building or historically high foreclosure rates resulting in an oversupply of housing in a particular area may depress to value of homes, potentially increasing the risk of loss on defaulted mortgage loans.

Recently, financial markets have experienced significant volatility as a result of the effects of the COVID-19 pandemic. In the second quarter of 2020, many state and local jurisdictions enacted measures requiring closure of businesses and other economically restrictive efforts to combat the COVID-19 pandemic. The federal government initially responded by adopting a series of measures designed to protect the economy; however, many of the earlier benefits have been exhausted. The full impact of the COVID-19 pandemic on the economy may not be realized for months, or even years. There may be a significant increase in the rate and number of mortgage payment delinquencies, and house sales, home prices, and multifamily fundamentals may be adversely affected, leading to an overall material adverse decrease on our mortgage origination activities. See “—The COVID-19 pandemic poses unique challenges to our business and the effects of the pandemic could adversely impact our ability to originate mortgages, manage our portfolio of assets and provide lender services; our servicing operations; counterparties; liquidity and employees.”

Furthermore, several state and local governments in the United States are experiencing, and may continue to experience, budgetary strain, which will be exacerbated by the impact of COVID-19. One or more states or significant local governments could default on their debt or seek relief from their debt under the U.S. bankruptcy code or by agreement with their creditors. Any or all of the circumstances described above may lead to further volatility in or disruption of the credit markets at any time and adversely affect our financial condition.

Any uncertainty or deterioration in market conditions, including changes caused by COVID-19, that leads to a decrease in loan originations will result in lower revenue on loans sold into the secondary market. Lower loan origination volumes generally place downward pressure on margins, thus compounding the effect of the deteriorating market conditions. Such events could be detrimental to our business. Moreover, any deterioration in market conditions that leads to an increase in loan delinquencies will result in lower revenue for loans we service for the GSEs and Ginnie Mae because we collect servicing fees from them only for performing loans, and may delay collection of servicing fees from some securitizations. Additionally, it is not clear if we will be able to collect such ancillary fees for delinquencies relating to the COVID-19 pandemic as the federal and state legislation and regulations responding to the COVID-19 pandemic continue to evolve.

Additionally, origination of purchase money loans is seasonal. Historically, our purchase money loan origination activity is larger in the second and third quarters of the year, as home buyers tend to purchase their homes during the spring and summer in order to move to a new home before the start of the school year. As a result, our loan origination revenues vary from quarter to quarter.

Increased delinquencies may also increase the cost of servicing the loans and may result in a negative MSR if the cost of servicing the loans exceeds the servicing fees. The decreased cash flow from lower servicing fees could decrease the estimated value of our MSRs, resulting in recognition of losses when we write down those values. In addition, an increase in delinquencies lowers the interest income we receive on cash held in collection and other accounts and increases our obligation to advance certain principal, interest, tax and insurance obligations owed by the delinquent mortgage loan borrower.

Any of the circumstances described above, alone or in combination, may lead to volatility in or disruption of the credit markets at any time and may have a detrimental effect on our business.

We face competition that could adversely affect us and we may not be able to maintain or grow the volumes in our loan origination businesses.

We compete with many third-party businesses in originating traditional, reverse and commercial mortgages and providing certain lender services. Some of our competitors may have more name recognition and greater financial and other resources than we have, including better access to capital. Competitors who originate mortgage loans to retain for investment may have greater flexibility in approving loans.

In our traditional mortgage business, we operate at a competitive disadvantage to federally chartered depository institutions because they enjoy federal preemption. As a result, they conduct their business under relatively uniform U.S. federal rules and standards and are not subject to licensing and certain consumer protection laws of the states in which they do business. Unlike our federally chartered competitors, we are generally subject to all state and local laws applicable to lenders in each jurisdiction in which we originate and service loans. Depository institutions also enjoy regular access to very inexpensive capital. To compete effectively, we must maintain a high level of operational, technological and managerial expertise, as well as access to capital at a competitive cost.

We cannot assure you that we will remain competitive with other originators in the future, a number of whom also compete with us in obtaining financing. In addition, other competitors with similar objectives to our own may be organized in the future and may compete with us in one or more of our business lines. These competitors may be significantly larger than us, may have access to greater capital and other resources or may have other advantages. Furthermore, some competitors may have higher risk tolerances or different risk assessments, which could allow them to consider a wider variety of investments and establish more relationships than us. We cannot assure you that the competitive pressures we face will not have a material adverse effect on our business, financial condition and results of operations.

Our hedging strategies may not be successful in mitigating our risks associated with changes in interest rates.

Our profitability is directly affected by changes in interest rates. The market value of closed loans held for sale and interest rate locks generally change along with interest rates. The value of such assets moves opposite of interest rate changes. For example, as interest rates rise, the value of existing mortgage assets falls.

We employ various economic hedging strategies to mitigate the interest rate and the anticipated loan financing probability or “pull-through risk” inherent in such mortgage assets. Our use of these hedge instruments may expose us to counterparty risk as they are not traded on regulated exchanges or guaranteed by an exchange or its clearinghouse and, consequently, there may not be the same level of protections with respect to margin requirements and positions and other requirements designed to protect both us and our counterparties. Furthermore, the enforceability of agreements underlying hedging transactions may depend on compliance with applicable statutory, commodity and other regulatory requirements and, depending on the domicile of the counterparty, applicable international requirements. Consequently, if a counterparty fails to perform under a derivative agreement we could incur a significant loss.

Our hedge instruments are accounted for as free-standing derivatives and are included on our consolidated balance sheet at fair market value. Our operating results could be negatively affected because the losses on the hedge instruments we enter into may not be offset by a change in the fair value of the related hedged transaction.

Our hedging strategies also require us to provide cash margin to our hedging counterparties from time to time. The Financial Industry Regulatory Authority, Inc. requires us to provide daily cash margin to (or receive daily cash margin from, depending on the daily value of related MBS) our hedging counterparties from time to time. The collection of daily margin between us and our hedging counterparties could, under certain MBS market conditions, adversely affect our short-term liquidity and cash-on-hand. Additionally, our hedge instruments may expose us to counterparty risk—the possibility that a loss may occur from the failure of another party to perform in accordance with the terms of the contract, which loss exceeds the value of existing collateral, if any.

A portion of our assets consist of MSRs, which may fluctuate in value. Although we do not currently, we may in the future hedge a portion of the risks associated with such fluctuations. There can be no assurance such hedges would adequately protect us from a decline in the value of the MSRs we own, or that a hedging strategy utilized by us with respect to our MSRs would be well-designed or properly executed to adequately address such fluctuations. A decline in the value of MSRs may have a detrimental effect on our business.

Our hedging activities in the future may include entering into interest rate lock commitments, forward loan sale commitments, best efforts commitments, forward MBS commitments, interest rate swaps, future contracts and/or other tools and strategies. These hedging decisions will be determined in light of the facts and circumstances existing at the time and may differ from our current hedging strategy. These hedging strategies may be less effective than our current hedging strategies in mitigating the risks described above, which could be detrimental to our business and financial condition.

We have third-party secondary marketing risks and counterparty risks (including mortgage loan brokers) which could have a material adverse effect on our business, liquidity, financial condition and results of operation.

Secondary Marketing Risks: We provide representations and warranties to purchasers and insurers of the loans and in connection with our securitization transactions, as well as indemnification for losses resulting from breaches of representations and warranties. In the event of a breach, we may be required to repurchase a mortgage loan or indemnify the purchaser, and any subsequent loss on the mortgage loan may be borne by us. While our contracts vary, they generally contain broad representations and warranties, including but not limited to representations regarding loan quality and underwriting (including compliant appraisals, calculations of income and indebtedness, and occupancy of the mortgaged property); securing of adequate mortgage and title insurance within a certain period after closing; and compliance with regulatory requirements. We may also be required to repurchase loans if the borrower fails to make certain loan payments due to the purchaser, typically for the first 1-3 payments due to purchaser. These obligations are affected by factors both internal and external in nature, including, the volume of loan sales and securitizations, to whom the loans are sold and the terms of our purchase and sale agreements, the parties to whom our purchasers sell the loans subsequently and the terms of those agreements, actual losses on loans which have breached representations and warranties, our success rate at curing deficiencies or appealing repurchase demands, our ability to recover any losses from third parties, the overall economic condition in the housing market, the economic condition of borrowers, the political environment at investor agencies and the overall U.S. and world economies. Many of the factors are beyond our control and may lead to judgments that are susceptible to change. See “—A significant increase in delinquencies on the mortgage loans we originate could have a material impact on our revenues, expenses and liquidity and on the valuation of our MSR portfolio.”

When engaging in securitization transactions, we also prepare marketing and disclosure documentation, including term sheets, offering documents, and prospectuses, that include disclosures regarding the securitization transactions and the assets being securitized. If our marketing and disclosure documentation is alleged or found to contain material inaccuracies or omissions, we may be liable under federal and state securities laws (or under other laws) for damages to third parties that invest in these securitization transactions, including in circumstances where we relied on a third party in preparing accurate disclosures, or we may incur other expenses and costs in connection with disputing these allegations or settling claims. We have also engaged in selling or contributing loans to third parties who, in turn, have securitized those loans. In these circumstances, we have in the past and may in the future also prepare marketing and disclosure documentation, including documentation that is included in term sheets, offering documents, and prospectuses relating to those securitization transactions. We could be liable under federal and state securities laws (or under other laws) or contractually for damages to third parties that invest in these securitization transactions, including liability for disclosures prepared by third parties or with respect to loans that we did not sell or contribute to the securitization.

Additionally, we typically retain various third-party service providers when we engage in securitization transactions, including underwriters or initial purchasers, trustees, administrative and paying agents, and custodians, among others. We frequently contractually agree to indemnify these service providers against various claims and losses they may suffer in connection with the provision of services to us and/or the securitization trust. To the extent any of these service providers are liable for damages to third parties that have invested in these securitization transactions, we may incur costs and expenses as a result of these indemnities.

Third Party Loan Broker Risk: The brokers through whom we originate have parallel and separate legal obligations to which they are subject. While these laws may not explicitly hold the originating lenders responsible for the legal violations of such brokers, U.S. federal and state agencies could impose such liability. The DOJ, through its use of a disparate impact theory under the FHA, is actively holding home loan lenders responsible for the pricing practices of brokers, alleging that the lender is directly responsible for the total fees and charges paid by the borrower even if the lender neither dictated what the broker could charge nor kept the money for its own account. In addition, under TILA, and the TILA-RESPA Integrated Disclosure rule, we may be held responsible for improper disclosures made to clients by brokers. We may be subject to claims for fines or other penalties based upon the conduct of the independent home loan brokers with which we do business.

Counterparty Credit Risks: We are exposed to counterparty credit risk in the event of non-performance by counterparties to various agreements, including our lenders, servicers and hedge counterparties. Although certain warehouse and other financing facilities lines are committed, we may experience a disruption in operations due to a lender withholding funding of a borrowing requested on the respective financing facility.

Any of the above could adversely affect our business, liquidity, financial condition and results of operations.

We have risks related to our Subservicers which could have a material adverse effect on our business, liquidity, financial condition and results of operation.

Each of our lending businesses acts as named servicer with respect to MSRs that we retain or acquire or otherwise for loans that we are required to service (including as an issuer of Ginnie Mae securities) and in each such case, the related business contracts with various third parties (collectively, the “Subservicers”) for the subservicing of the loans. In addition, we engage Subservicers to service loans which we hold on our balance sheet. These subservicing relationships present a number of risks to us. FAR has contracted with Compu-Link Corporation (d/b/a Celink), a Michigan corporation (“Celink”), as a subservicer to perform reverse mortgage servicing functions on our behalf. FAM has contracted with Loan Care, LLC, a Virginia limited liability company, and ServiceMac, LLC (the “Traditional Servicers”) as subservicers to perform traditional mortgage servicing functions on our behalf. Loan Care, LLC currently services the majority of our traditional servicing book, but we anticipate using both of them in the future. FACo has contracted with Servis One, Inc. d/b/a BSI Financial Services, Specialized Loan Servicing LLC and Fay Servicing, LLC, each, a Delaware limited liability company (the “Commercial Servicers”), as subservicers to perform commercial mortgage servicing functions. We agree to indemnify our Subservicers for any losses resulting from their subservicing of the mortgage loans in accordance with the related subservicing agreement (so long as such loss does not result from a breach of the related Subservicer under the related subservicing agreement). To the extent that we do not have a right to reimburse ourselves for the same amounts under our servicing agreements or if there are insufficient collections in respect of the mortgage loans for such reimbursements, we may face losses in our servicing business.

We rely on Celink to subservice all of our reverse mortgage portfolio, including the HECM portfolio. Failure by Celink to meet the requirements of the HUD servicing guidelines can result in the assessment of fines and loss of reimbursement of loan related advances, expenses, interest and servicing fees. Moreover, if Celink is not vigilant in encouraging borrowers to make their real estate tax and property insurance premium payments, the borrowers may be less likely to make these payments, which could result in a higher frequency of default for failure to make these payments. If Celink misses HUD and Ginnie Mae timelines for liquidating non-performing assets, loss severities may be higher than originally anticipated, and we may be subject to penalties by HUD and Ginnie Mae, including curtailment of interest. If fines or any amounts lost are not recovered from Celink, such events frequently lead to the eventual realization of a loss by us.

In our reverse mortgage business, we believe the number of viable subservicers with the requisite Ginnie Mae authority and experience is limited. Unless more subservicers enter this space, the quality of subservicing practices may deteriorate, and we could have limited options in the event of subservicer failure. The failure of a subservicer to effectively service the HECM and proprietary jumbo reverse mortgage loans we own or the loans underlying the Agency HMBS and non-Agency HMBS we issue and hold in our portfolio or sell to third parties could have a material and adverse effect on our business and our financial condition.

Failure by the Traditional Servicers to meet stipulations of the Fannie Mae and Freddie Mac servicing guidelines, when applicable, including forbearance requirements issued as a result of COVID-19, can result in the assessment of fines and loss of reimbursement of loan related advances, expenses, interest and servicing fees. The Traditional Servicers have obligations to promptly apply payments received from borrowers, to properly manage and reconcile tax and insurance escrow accounts, and to comply with obligations to pay taxes and insurance in a timely manner for escrowed accounts. If the Traditional Servicers are not vigilant in encouraging borrowers to make their monthly payments or to keep their hazard insurance premiums or property taxes current, the borrowers may be less likely to make these payments, which could result in a higher frequency of default. If the Traditional Servicers take longer to mitigate losses or liquidate non-performing assets, loss severities may be higher than originally anticipated. If fines or any amounts lost are not recovered from Traditional Servicers, such events frequently lead to the eventual realization of a loss by us.

Failure by the Commercial Servicers to meet stipulations of the servicing and securitization agreements can result in the loss of reimbursement of loan related advances, expenses, interest and servicing fees.

If any of our Subservicers fails to perform its duties pursuant to its related subservicing agreement, our business acting as the named servicer (or for balance sheet loans, the owner of the loan) will be required to perform the servicing functions previously performed by such subservicer or cause another subservicer to perform such duties, to the extent required pursuant to the related servicing agreement. The process of transitioning the functions performed by our Subservicer to a successor subservicer could result in delays in collections and other functions performed by our Subservicer and expose our business to breach of contract and indemnity claims relating to its servicing obligations. Such delays may also adversely affect the value of the residual interests that we own in our securitizations and loans. If any of our Subservicers experiences financial difficulties, including as a result of a bankruptcy, it may not be able to perform its subservicing duties under the related subservicing agreement. There can be no assurance that each of our Subservicers will remain solvent or that such Subservicer will not file for bankruptcy at any time. Any such financial difficulties, insolvency or bankruptcy could have a negative impact on our business.

The recovery process against a Subservicer can be prolonged and is subject to our meeting minimum loss deductibles under the indemnification provisions in our agreements with the Subservicer. The time may be extended as the Subservicer has the right to review underlying loss events and our request for indemnification. The amounts ultimately recovered from the Subservicers may differ from our estimated recoveries recorded based on the Subservicers’ interpretation of responsibility for loss, which could lead to our realization of additional losses. We are also subject to counterparty risk for collection of amounts which may be owed to us by a Subservicer. For example, Reverse Mortgage Solutions (“RMS”), who previously serviced a significant amount of loans for FAR, filed for Chapter 11 bankruptcy protection on February 11, 2019. RMS subsequently rejected its subservicing agreement with FAR. FAR has filed a claim in the RMS bankruptcy for losses and potential future losses resulting from RMS’ failure to service loans in accordance with the terms of the subservicing agreement, and while a recovery is anticipated, it will be far less than the estimated current and future losses.

Our Subservicers may also be required to be licensed under applicable state law, and they are subject to various federal and state laws and regulations, including regulation by the CFPB. (See “Legal and Regulatory Risks—We operate in heavily regulated industries, and our mortgage loan origination and servicing activities (including lender services) expose us to risks of noncompliance with an increasing and inconsistent body of complex laws and regulations at the U.S. federal, state and local levels.”) Failure of the Subservicers to comply with applicable laws and regulations may expose them to fines, responsibility for refunds to borrowers, loss of licenses needed to conduct their business, and third party litigation, all of which may adversely impact the Subservicers’ ability to perform their responsibilities under the related subservicing agreement. Such occurrences may also impact their financial condition and ability to provide indemnification as agreed in our subservicing agreement. In addition, regulators or third parties may take the position that we were responsible for the Subservicers’ actions or failures to act; in that event, we might be exposed to the same risks as the Subservicers.

Reputational harm, including as a result of our actual or alleged conduct or public opinion, could adversely affect our business, results of operations, and financial condition.

Reputational risk is inherent in our business. Negative public opinion can result from our actual or alleged conduct in any number of activities, including loan origination, loan servicing, debt collection practices, corporate governance and other activities. Negative public opinion can also result from actions taken by government regulators and community organizations in response to our activities, from consumer complaints, including in the CFPB complaints database, from litigation filed against us, and from media coverage, whether accurate or not.

The reverse mortgage origination business as a whole had reputational issues arising after 2007, when home values were decreasing nationwide, and the only products available to consumers were HECM products. Prior to 2015, HECM products were not underwritten to confirm the ability of borrowers to pay taxes and insurance; while the proceeds provided initial cash benefits to the borrowers, if they ultimately were unable or unwilling to pay property taxes and insurance, foreclosures for default would result, and eventually the reverse mortgage borrowers—who by definition, were 62 or older—would be evicted. In addition, for various reasons, borrowers would sometimes not have their spouses on the reverse mortgage, with the result that when the borrower died, the non-borrowing spouse would be facing a due-and-payable balance which they often were not able to refinance. Because absent an event of default, reverse mortgages only become due and payable upon the death of the borrower, and the estate or heirs may not be engaged in the post-termination resolution of the reverse mortgage, reverse mortgages end with foreclosure more often than traditional mortgages. Those public filings are aggregated and come under scrutiny by agenda-driven groups who may not understand that the borrower is not being evicted and simply believe they have spotted a pattern of foreclosure for this type of loan. These issues led to adverse publicity in the reverse mortgage industry. The issuance of specific regulations and guidance requiring that borrowers be clearly informed regarding their obligations to pay taxes and insurance during the application process and the requirement of “financial assessment” by HUD starting in 2015 have greatly decreased the risks of default due to failure to pay taxes and insurance. HUD also provided clear guidance regarding both underwriting and servicing of loans involving non-borrower spouses, significantly decreasing the risks of those situations. FAR’s policy is to follow all applicable marketing guidance and regulations. FAR requires pre-application HUD counseling for non-agency reverse mortgages, and also underwrites these loans for the borrower’s willingness and ability to pay property taxes and hazard insurance premiums. In addition, for non-agency reverse mortgages, FAR has more latitude to employ a variety of loss mitigation solutions to avoid foreclosure when the borrower is still living in the home. Nevertheless, there may be situations where foreclosure is the only resolution to the loan. Foreclosures where the reverse mortgage borrower is still living in the home—or even when the borrower is no longer occupying the home—may lead to increased reputational risk. In addition, negative publicity due to actions by other reverse mortgage lenders could cause regulatory focus on our business as well.

We have historically sold our traditional mortgage loans as whole loans, servicing released, or sold our mortgage servicing rights in a separate sale or co-issue at the time the loan is sold. As a result of COVID-19 and the resulting effect on the market for MSR, we started to retain servicing in March 2020. Going forward, we plan to sell the MSRs but retain the subservicing obligations. We may also retain servicing on our retail originations. We plan to service the loans in our name, using a subservicer for many of the tasks associated with servicing. If there are significant delinquencies in the mortgage portfolio which we service, there are likely to be increased numbers of loans upon which we will be required to foreclose. Larger numbers of foreclosures will increase reputational risk in the mortgage area.

Large-scale natural or man-made disasters may lead to further reputational risk in the servicing area. Mortgage properties are generally required to be covered by hazard insurance in an amount sufficient to cover repairs to or replacement of the residence. However, when a large scale disaster occurs, such as Hurricanes Harvey and Maria in 2017, the demand for inspectors, appraisers, contractors and building supplies may exceed availability, insurers and mortgage servicers may be overwhelmed with inquiries, mail service and other communications channels may be disrupted, borrowers may suffer loss of employment and unexpected expenses which cause them to default on payments and/or renders them unable to pay deductibles required under the insurance policies, and widespread casualties may also affect the ability of borrowers or others who are needed to effect the process of repair or reconstruction or to execute documents. Loan originations may also be disrupted, as lenders are required to reinspect properties which may have been affected by the disaster prior to funding. In these situations, borrowers and others in the community may believe that servicers and originators are penalizing them for being the victims of the initial disaster and making it harder for them to recover, potentially causing reputational damage to us.

Moreover, the proliferation of social media websites as well as the personal use of social media by our employees and others, including personal blogs and social network profiles, also may increase the risk that negative, inappropriate or unauthorized information may be posted or released publicly that could harm our reputation or have other negative consequences, including as a result of our employees interacting with our customers in an unauthorized manner in various social media outlets.

In addition, our ability to attract and retain clients is highly dependent upon the external perceptions of our level of service, trustworthiness, business practices, financial condition and other subjective qualities. Negative perceptions or publicity regarding these matters—even if related to seemingly isolated incidents, or even if related to practices not specific to the origination or servicing of loans, such as debt collection—could erode trust and confidence and damage our reputation among existing and potential clients. In turn, this could decrease the demand for our products, increase regulatory scrutiny and detrimentally effect our business, financial condition and results of operations.

Our decentralized traditional mortgage origination branches operate under multiple brand names, which may put us at a competitive disadvantage compared with nationally branded competitors.

Our decentralized traditional mortgage origination branches operate under multiple brand names. Many of these branches have been operating locally under their branch name for many years, and they have built brand recognition on a local basis. However, a number of our mortgage origination competitors have invested considerable resources to build nationally recognized brands. Our competitors that operate under a national brand may have a competitive advantage due to name recognition. If we are unable to maintain and/or increase our name recognition under our multiple brand names in the mortgage origination market, we may experience adverse effects to our customer retention and market share.

A significant increase in delinquencies on the mortgage loans we originate could have a material impact on our revenues, expenses and liquidity and on the valuation of our MSR portfolio.

An increase in delinquency rates could adversely affect our business, financial condition and results of operations.

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Revenue. An increase in delinquencies will result in lower revenue for loans we service for GSEs and Ginnie Mae through Subservicers because we only collect servicing fees from GSEs and Ginnie Mae for performing loans. In addition, an increase in delinquencies reduces cash held in collections and other accounts and lowers the interest income that we receive.

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Expenses. An increase in delinquencies will result in a higher cost to service such loans due to the increased time and effort required to collect payments from delinquent borrowers and an increase in interest expense as a result of an increase in our advancing obligations.

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Liquidity. An increase in delinquencies could also negatively impact our liquidity because of an increase in both (i) principal and interest and (ii) servicing advances, resulting in an increase in borrowings under advance facilities and/or insufficient financing capacity to fund increases in advances. These advances also increase our expenses, as we are responsible for the interest on our borrowings under the advance facilities. See “—We are required to make servicing advances that can be subject to delays in recovery or may not be recoverable in certain circumstances.”

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Valuation of MSRs. We value our MSRs based on, among other things, our projections of the cash flows from the related pool of mortgage loans. Our expectation of delinquencies is a significant assumption underlying those cash flow projections. If delinquencies were significantly greater than expected, the estimated fair value of our MSRs could be diminished. If the estimated fair value of MSRs is reduced, we would record a loss which would adversely impact our ability to satisfy minimum net worth covenants and borrowing conditions in our debt agreements which could have a negative impact on our financial results.

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Increased Risk of Repurchase or Indemnification Demands: Delinquencies and losses incurred by subsequent purchasers will typically result in an enhanced file review by the party who suffered the loss—which may be our counterparty, a securitization trust, or an agency—in an effort to mitigate their losses by finding justification for demand repurchase or indemnification against us. While claims based upon breaches of representations and warranties are generally subject to a statute of limitation, indemnification claims do not accrue until the loss has occurred. This has the effect of lengthening indefinitely the time in which a subsequent owner can raise such claims. As a result, FAM and FAR have received indemnification claims in the past few years which are the result of loans made by predecessor entities prior to 2009. Some of these claims have extended to include loans made and sold by entities which have never been affiliated with FAM and FAR, but may have either sold business assets to predecessor entities of FAM and FAR, or whose management was subsequently employed by the predecessor entities to FAM and FAR. These have included, for example, demands by the Lehman Brothers Holdings’ Inc. bankruptcy estate (“LBHI”), based upon LBHI’s settlements with Fannie Mae and Freddie Mac and with RMBS Trustees. JPMorgan Chase & Co. has sent a similar demand for indemnification for a settlement it entered with RMBS Trustees and monoline insurance carriers. While for these specific cases we should be indemnified by the sellers of the predecessor entities, these demands demonstrate the long tail of representation and warranty issues when a loan (or a pool of loans) results in an aggregate loss to the ultimate holder, resulting in a chain of indemnification claims. There have been some actions taken by Fannie Mae and Freddie Mac to alleviate originator concerns that loans which perform for many years and then default can result in such claims; however, significant risk remains in this area.

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Credit Risk. While we generally limit our credit risk on loans, we may have two situations where we do have exposure. One is loans held for sale or investment. We may elect to hold new types of loans on our balance sheet for a period in order to earn income and extract data about how such loans perform before offering them into the market. For example, we began originating non-agency reverse mortgages in November 2014, but did not sell them to third parties until 2016. In 2020, we acquired $146.2 million in loans from FarmOp Capital LLC, and currently hold $69.1 million on our balance sheet. We typically sell new loan originations within 30 days of closing; however, there are times when we are delayed due to documentation issues, market disruptions like that caused by COVID-19, or for other reasons. If these loans become delinquent or go into default while they are on our balance sheet, we may experience losses.

In addition to whole loans which are on our balance sheet, we also hold residual strips from our securitizations. In effect, we are absorbing the first losses from these portfolios. Increased delinquencies will reduce the value and ultimately the cash flow from these residual interests.

We are required to make servicing advances that can be subject to delays in recovery or may not be recoverable in certain circumstances.

During any period in which a borrower is not making payments on a loan we service for a third party, we are required under most of our servicing agreements to advance our own funds to meet contractual principal and interest remittance requirements, and pay property taxes and insurance premiums, legal expenses and other protective advances. We also advance funds to maintain, repair and market real estate properties. For our mortgage loans, as home values change, we may have to reconsider certain of the assumptions underlying our decisions to make advances, and in certain situations our contractual obligations may require us to make certain advances for which we may not be reimbursed. In addition, in the event a loan serviced by us defaults or becomes delinquent, or to the extent a mortgagee under such loan is allowed to enter into a forbearance by applicable law or regulation, the repayment to us of any advance related to such events may be delayed until the loan is repaid or refinanced or liquidation occurs. A delay in our ability to collect an advance may adversely affect our liquidity, and our inability to be reimbursed for an advance could be detrimental to our business. As our servicing portfolio continues to age, defaults could increase, which may increase our costs of servicing and could be detrimental to our business. Market disruptions such as the COVID-19 pandemic, relief such as the CARES Act and similar state laws including foreclosure and eviction moratoria, and the GSEs temporary period of forbearance for clients unable to pay on certain mortgage loans, may also increase the number of defaults, delinquencies or forbearances related to the loans we service, increasing the advances we make for such loans. With specific regard to the COVID-19 pandemic, any regulatory or GSE-specific relief on servicing advance obligations provided to mortgage loan servicers has so far been limited to GSE-eligible mortgage loans and does not extend to any non-GSE mortgage loan products such as jumbo mortgage loans. With respect to FAM, approximately 0.93% of our serviced mortgage loans by units (0.9% of our serviced mortgage loans by UPB) are in forbearance as of December 31, 2020.

The VA guarantee on delinquent VA guaranteed loans may not make us whole on losses or advances we may have made on the loan. If the VA determines the amount of the guarantee payment will be less than the cost of acquiring the property, it may elect to pay the VA guarantee and leave the property securing the loan with us (a “VA no-bid”). If we cannot sell the property for a sufficient amount to cover amounts outstanding on the loan we will suffer a loss which could, on an aggregate basis and if the percentage of VA no-bids increases, have a detrimental impact on our business and financial condition.

In addition, for certain traditional loans sold to Ginnie Mae, we, as the servicer, have the unilateral right to repurchase any individual loan in a Ginnie Mae securitization pool if that loan meets defined criteria, including being delinquent greater than 90 days. Once we have the unilateral right to repurchase the delinquent loan, we have effectively regained control over the loan and we must recognize the loan on our balance sheet and recognize a corresponding financial liability. For HECMs (HUD-insured reverse mortgage loans), we also have an obligation to buy loans out of the Ginnie Mae pools when the unpaid principal balance reaches 98% of the maximum claim amount. Any significant increase in required servicing advances or delinquent loan repurchases could have a significant adverse impact on our cash flows, even if they are reimbursable, and could also have a detrimental effect on our business and financial condition.

The replacement of LIBOR with an alternative reference rate may have a detrimental effect on our business.

The interest rate on the adjustable rate loans we originate and service has historically been based on the London Inter-Bank Offered Rate (“LIBOR”). In July 2017, the U.K. Financial Conduct Authority announced that it intends to stop collecting LIBOR rates from banks after 2021. The announcement indicates that LIBOR will not continue to exist on the current basis. In September 2020, Ginnie Mae announced that it will stop accepting the delivery of LIBOR-based adjustable rate traditional mortgage loans or HECMs for securitizations starting on January 1, 2021 but the announcement did not mention a potential replacement index for LIBOR. In December 2020, Ginnie Mae extended the deadline for securitization of new LIBOR-based HECMs and stated it would stop accepting deliveries of new LIBOR-based adjustable rate HECMs for its HMBS securitizations issued on or after March 1, 2021. It is expected that U.S.-dollar LIBOR will be replaced with the Secured Overnight Financing Rate (“SOFR”), a new index calculated by reference to short-term repurchase agreements for U.S. Treasury securities. Because there have been a few issuances utilizing SOFR or the Sterling Over Night Index Average, an alternative reference rate that is based on transactions, it is unknown whether any of these alternative reference rates will attain market acceptance as replacements for LIBOR. There is currently no definitive successor reference rate to LIBOR and various industry and governmental organizations are still working to develop workable transition mechanisms. As part of this industry transition, we will be required to migrate any current adjustable rate loans we service to any such successor reference rate. Until a successor rate is determined, we cannot complete the transition away from LIBOR for the adjustable rate loans we service. As such, we are unable to predict the effect of any changes to LIBOR, the establishment and success of any alternative reference rates, or any other reforms to LIBOR or any replacement of LIBOR that may be enacted in the United States or elsewhere. Such changes, reforms or replacements relating to LIBOR could have an adverse impact on the market for or value of any LIBOR-linked securities, loans, derivatives or other financial instruments or extensions of credit held by us. LIBOR-related changes could affect our overall results of operations and financial condition and may result in increased cost of funds under our financing arrangements. In addition, it is possible but not certain that the transition away from LIBOR will be delayed due to COVID-19. It is also unclear what the duration and severity of COVID-19 will be, and whether this will impact LIBOR transition planning. COVID-19 may also slow regulators’ and others’ efforts to develop and implement alternative reference rates, which could make LIBOR transition planning more difficult, particularly if the cessation of LIBOR is not delayed but alternatives do not develop.

Our counterparties may terminate subservicing contracts under which we conduct servicing activities.

The majority of the mortgage loans we service are serviced on behalf of Fannie Mae, Freddie Mac and Ginnie Mae. These entities establish the base service fee to compensate us for servicing loans as well as the assessment of fines and penalties that may be imposed upon us for failing to meet servicing standards.

As is standard in the industry, under the terms of our master servicing agreements with the GSEs, the GSEs have the right to terminate us as servicer of the loans we service on their behalf at any time and also have the right to cause us to transfer the MSRs to a third party. In addition, failure to comply with servicing standards could result in termination of our agreements with the GSEs with little or no notice and without any compensation. If Fannie Mae, Freddie Mac or Ginnie Mae were to terminate us as a servicer, or increase our costs related to such servicing by way of additional fees, fines or penalties, such changes could have a material adverse effect on the revenue we derive from servicing activity, as well as the value of the related MSRs. These agreements, and other servicing agreements under which we service mortgage loans for non-GSE loan purchasers, also require that we service in accordance with GSE servicing guidelines and contain financial covenants. Under our subservicing contracts, the primary servicers for which we conduct subservicing activities have the right to terminate our subservicing rights with or without cause, with little notice and little to no compensation. If we were to have our servicing or subservicing rights terminated on a material portion of our servicing portfolio, this could adversely affect our business.

Challenges to the MERS System could materially and adversely affect our business, results of operations and financial condition.

MERSCORP, Inc. is a privately held company that maintains an electronic registry, referred to as the MERS System, which tracks servicing rights and ownership of home loans in the United States. Mortgage Electronic Registration Systems, Inc. (“MERS”), a wholly owned subsidiary of MERSCORP, Inc., can serve as a nominee for the owner of a home loan and in that role initiate foreclosures or become the mortgagee of record for the loan in local land records. We have in the past and may continue to use MERS as a nominee. The MERS System is widely used by participants in the mortgage finance industry.

Several legal challenges in the courts and by governmental authorities have been made disputing MERS’s legal standing to initiate foreclosures or act as nominee for lenders in mortgages and deeds of trust recorded in local land records. These challenges have focused public attention on MERS and on how home loans are recorded in local land records. Although most legal decisions have accepted MERS as mortgagee, these challenges could result in delays and additional costs in commencing, prosecuting and completing foreclosure proceedings, conducting foreclosure sales of mortgaged properties and submitting proofs of claim in client bankruptcy cases.

Risks Related to Our Lender Services Businesses

The engagement of our Lender Services business by our loan originator businesses may give appearance of a conflict of interest.

Our Lender Services segment provides services to our lender business lines which could create, appear to create or be alleged to create conflicts of interest. By obtaining services from an affiliate, there is risk of possible claims of collusion, that such services are not provided by our Lender Services segment upon market terms, or that the service provider is being “controlled” by the lender. We have adopted policies, procedures and practices that are designed to identify and mitigate any such perceived conflicts of interest. For example, our Lender Services businesses are led by an experienced executive who does not report to any of the heads of the lending businesses; and the lending businesses are not required to use Lender Services (and often do not). However, there can be no assurance that such measures will be effective in eliminating all conflicts of interest or that third parties will refrain from making such inferences. Appropriately identifying and dealing with conflicts of interest is complex and difficult, and our reputation, which is one of our most important assets, could be damaged and the willingness of counterparties to enter into transactions with us may be affected if we fail, or appear to fail, to identify, disclose and deal appropriately with conflicts of interest. In addition, potential or perceived conflicts could give rise to litigation or regulatory enforcement actions.

Third party customers of our Lender Services Businesses may be concerned about conflicts of interest within our Lender Services Businesses, due to their affiliation with the Company.

Our third-party customers for the Lender Services Businesses are generally banks, savings and loans, credit unions, and independent mortgage or non-mortgage lenders. They may be concerned that information obtained by Lender Services in providing services to them is being shared with our lending businesses and used to compete with them. We are careful to preserve the confidentiality and integrity of information which our Lender Services businesses obtain in the process of providing services to our clients, and do not share this information with anyone, including our lending businesses, and we often include this representation in our contracts with lending institutions we serve. However, the perception that such sharing could occur may limit the ability of Lender Services to obtain new business.

Our Lender Services business has operations in the Philippines that could be adversely affected by changes in political or economic stability or by government policies.

Our Lender Services business operates a foreign branch in the Philippines, which is subject to relatively higher degrees of political and social instability than the United States and may lack the infrastructure to withstand political unrest or natural disasters. The political or regulatory climate in the United States, or elsewhere, also could change so that it would not be lawful or practical for us to use international operations in the manner in which we currently use them. If we had to curtail or cease operations in the Philippines and transfer some or all of these operations to another geographic area, we would incur significant transition costs as well as higher future overhead costs that could materially and adversely affect our results of operations. In many foreign countries, particularly in those with developing economies, it may be common to engage in business practices that are prohibited by laws and regulations applicable to us, such as The Foreign Corrupt Practices Act of 1977, as amended (“FCPA”). Any violations of the FCPA or local anti-corruption laws by us, our subsidiaries or our local agents could have an adverse effect on our business and reputation and result in substantial financial penalties or other sanctions.

There is no guarantee that demand for the services offered by our Lender Services business will grow.

There is no guarantee that demand for the services offered by our Lender Services business will grow. The historical growth rate of our Lender Services business may not be an indication of future growth rates for such business generally. Although our lending businesses originate a large volume of loans, we may be unable to capture the related lending services business for these loans. For example, we may not be able to offer our title services for some of our originated loans because we may not be licensed as required in the state where the property is located. Additionally, borrowers are able to select their title company and may choose a third-party provider over us. We also face competition for our Lender Services business from third parties. If we cannot expand our services to meet the demands of this market, our revenue may decline, we may fail to grow our Lender Services business, and we may incur operating losses as a result.

Legal and Regulatory Risks

We operate in heavily regulated industries, and our mortgage loan origination and servicing activities (including lender services) expose us to risks of noncompliance with an increasing and inconsistent body of complex laws and regulations at the U.S. federal, state and local levels.

Due to the heavily regulated nature of the mortgage industry, we are required to comply with a wide array of U.S. federal, state and local laws and regulations that regulate, among other things, the manner in which we conduct our loan origination and servicing businesses and the fees that we may charge, and the collection, use, retention, protection, disclosure, transfer and other processing of personal information. Governmental authorities and various U.S. federal and state agencies have broad oversight and supervisory authority over our business. From time to time, we may also receive requests (including requests in the form of subpoenas and civil investigative demands) from federal, state and local agencies for records, documents and information relating to our servicing and lending activities. The GSEs (and their conservator, the FHFA), Ginnie Mae, the United States Treasury Department, various investors, non-Agency securitization trustees and others also subject us to periodic reviews and audits. These laws, regulations and oversight can significantly affect the way that we do business, can restrict the scope of our existing businesses, limit our ability to expand our product offerings or to pursue acquisitions, or can make our costs to service or originate loans higher, which could impact our financial results. Failure to comply with applicable laws and regulatory requirements may result in, among other things, revocation of or inability to renew required licenses or registrations, loss of approval status, termination of contracts without compensation, administrative enforcement actions and fines, private lawsuits, including those styled as class actions, cease and desist orders and civil and criminal liability.

We must comply with a number of federal, state and local consumer protection laws including, among others, TILA, FDCPA, RESPA, ECOA, FCRA, the Fair Housing Act, TCPA, GLBA, EFTA, SCRA, HPA, HMDA, the SAFE Act, the Federal Trade Commission Act, the Dodd-Frank Act, U.S. federal and state laws prohibiting unfair, deceptive, or abusive acts or practices and state foreclosure laws. Antidiscrimination statutes, such as the Fair Housing Act and ECOA, prohibit creditors from discriminating against loan applicants and borrowers based on certain characteristics, such as race, religion and national origin. Various federal regulatory agencies and departments, including the DOJ and CFPB, take the position that these laws apply not only to intentional discrimination, but also to neutral practices that have a disparate impact on a group that shares a characteristic that a creditor may not consider in making credit decisions (i.e., creditor or servicing practices that have a disproportionate negative effect on a protected class of individuals). These statutes apply to loan origination, marketing, the amount and nature of fees that may be charged for transactions and incentives, such as rebates, use of credit reports, safeguarding of non-public, personally identifiable information about our clients, foreclosure and claims handling, investment of and interest payments on escrow balances and escrow payment features, and required disclosures and notices to clients. We are also subject to the regulatory, supervisory and examination authority of the CFPB, which has oversight of federal and state non-depository lending and servicing institutions, including residential mortgage originators and loan servicers. The CFPB has rulemaking authority with respect to many of the federal consumer protection laws applicable to mortgage lenders and servicers, including TILA, RESPA, HMDA, ECOA, FCRA, GLBA and the FDCPA.

One such law, RESPA, among other provisions, prohibits the payment of fees or other things of value in exchange for referrals of real estate settlement services, which would include residential mortgage loans. RESPA expressly permits the payment of reasonable value for non-referral services and facilities actually performed and provided. When a lender seeks to rely on this exception to the anti-kickback requirements it must be prepared to demonstrate that the services or facilities for which compensation is paid are separate and distinct from any referral and the amount paid is reasonable. If the amount paid exceeds the reasonable value, the excess could be attributable to the referral. The Company, like many originating lenders, uses “marketing services agreements” and “desk rental agreements” with sources of potential loan referrals, like real estate agencies and home builders. A “marketing services agreement” is an agreement under which a lender compensates a service provider for performing actual marketing services directed to the general public. A “desk rental agreement” is the lease of office space, furniture and equipment, use of common areas, and other services, like utilities, internet, shared receptionist, and janitorial services. From a RESPA perspective, the analysis focuses on whether the general marketing services or lease of facilities are separate and distinct from any referrals that may occur, whether the services or facilities actually are being performed or provided and whether the amounts paid by the lender do not exceed the fair market value for such services and facilities. The Company uses a third party to provide independent valuation services and has an internal monitoring function to ensure the actual performance of services and provision of the leased facilities. While the Company believes that these arrangements comply with RESPA, there is no assurance that the CFPB or other governmental entity with authority to enforce RESPA or a court will share this view.

The scope of the laws and regulations and the intensity of the supervision to which our business is subject have increased over time, in response to the financial crisis in 2008 and other factors such as technological and market changes. Regulatory enforcement and fines have also increased across the banking and financial services sector. We expect that our business will remain subject to extensive regulation and supervision. These regulatory changes could result in an increase in our regulatory compliance burden and associated costs and place restrictions on our origination and servicing operations. In July 2020, it was announced that the Financial Stability Oversight Council will begin an activities-based review of the secondary mortgage market. The FHFA has expressed support for this review. This review could result in increased regulation of secondary mortgage market activities, which could have an adverse effect on our business. Our business may in the future be subject to further enhanced governmental scrutiny and/or increased regulation, including resulting from changes in U.S. executive administration or Congressional leadership.

Regulatory authorities and private plaintiffs may allege that we failed to comply with applicable laws, rules and regulations where we believe we have complied. These allegations may relate to past conduct and/or past business operations, such as the prior activity of acquired entities. Even unproven allegations that our activities have not complied or do not comply with all applicable laws and regulations may have a material adverse effect on our business, financial condition and results of operations. Our failure to comply with applicable U.S. federal, state and local consumer protection and data privacy laws could lead to:

•	loss of our licenses and approvals to engage in our servicing and lending businesses;

•	damage to our reputation in the industry;

•	governmental investigations and enforcement actions;

•	administrative fines and penalties and litigation;

•	civil and criminal liability, including class action lawsuits;

•

diminished ability to sell loans that we originate or purchase, requirements to sell such loans at a discount compared to other loans or repurchase or address indemnification claims from purchasers of such loans, including the GSEs;

•	inability to raise capital; and

•	inability to execute on our business strategy, including our growth plans.

These U.S. federal, state and local laws and regulations are amended from time to time, and new laws and regulations may go into effect. While we have processes and systems in place to identify and interpret such laws and regulations and to implement them, we may not identify every application of law, regulation or ordinance, interpret them accurately, or train our employees effectively with respect to these laws and regulations. The complexity of the legal requirements increases our exposure to the risks of noncompliance, which could be detrimental to our business. In addition, our failure to comply with these laws, regulations and rules may result in reduced payments by clients, modification of the original terms of loans, permanent forgiveness of debt, delays in the foreclosure process, increased servicing advances, litigation, enforcement actions, and repurchase and indemnification obligations. A failure to adequately supervise service providers and vendors, including outside foreclosure counsel, may also have these negative results.

The laws and regulations applicable to us are subject to administrative or judicial interpretation, but some laws and regulations may not yet have been interpreted or may be clarified infrequently. Ambiguities in applicable laws and regulations may leave uncertainty with respect to permitted or restricted conduct and may make compliance with laws, and risk assessment decisions with respect to compliance with laws difficult and uncertain. In addition, ambiguities make it difficult, in certain circumstances, to determine if, and how, compliance violations may be cured. The adoption by industry participants of different interpretations of these statutes and regulations has added uncertainty and complexity to compliance. We may fail to comply with applicable statutes and regulations even if acting in good faith due to a lack of clarity regarding the interpretation of such statutes and regulations, which may lead to regulatory investigations, governmental enforcement actions or private causes of action with respect to our compliance.

To resolve issues raised in examinations or other governmental actions, we may be required to take various corrective actions, including changing certain business practices, making refunds or taking other actions that could be financially or competitively detrimental to us. We expect to continue to incur costs to comply with governmental regulations. In addition, certain legislative actions and judicial decisions can give rise to the initiation of lawsuits against us for activities we conducted in the past. Furthermore, provisions in our mortgage loan and other loan product documentation, including but not limited to the mortgage and promissory notes we use in loan originations, could be construed as unenforceable by a court. We have been, and expect to continue to be, subject to regulatory enforcement actions and private causes of action from time to time with respect to our compliance with applicable laws and regulations.

The recent influx of new laws, regulations, and other directives adopted in response to the COVID-19 pandemic exemplifies the ever-changing and increasingly complex regulatory landscape we operate in. While some regulatory reactions to the COVID-19 pandemic relaxed certain compliance obligations, the forbearance requirements imposed on mortgages servicers in the CARES Act added new regulatory responsibilities. The GSEs and the FHFA, Ginnie Mae, HUD, various investors and others have also issued guidance relating to the COVID-19 pandemic. Future regulatory scrutiny and enforcement resulting from the COVID-19 pandemic is unknown.

As a licensed title and settlement services provider, we are currently subject to a variety of, and may in the future become subject to additional, federal, state, and local laws that are continuously changing, including laws related to: the real estate, brokerage, title, and mortgage industries; mobile- and internet-based businesses; and data security, advertising, privacy and consumer protection laws. These laws can be costly to comply with, require significant management attention, and could subject us to claims, government enforcement actions, civil and criminal liability, or other remedies, including revocation of licenses and suspension of business operations.

Although we have systems and procedures directed to comply with these legal and regulatory requirements, we cannot assure you that more restrictive laws and regulations will not be adopted in the future, or that governmental bodies or courts will not interpret existing laws or regulations in a more restrictive manner, which could render our current business practices non-compliant or which could make compliance more difficult or expensive. Any of these, or other, changes in laws or regulations could have a detrimental effect on our business, financial condition and results of operations.

We are subject to legal proceedings, federal or state governmental examinations and enforcement investigations from time to time. Some of these matters are highly complex and slow to develop, and results are difficult to predict or estimate.

Legal Proceedings: We are currently and routinely involved in legal proceedings concerning matters that arise in the ordinary course of our business. There is no assurance that the number of legal proceedings will not increase in the future, including certified class or mass actions. These actions and proceedings are generally based on alleged violations of consumer protection, employment, foreclosure, contract, tort, fraud and other laws. Notably, we are subject to the California Labor Code pursuant to which several plaintiffs have filed representative actions (the “PAGA Litigation”) under the California Private Attorney General Act seeking statutory penalties for alleged violations related to calculation of overtime pay, errors in wage statements, and meal and rest break violations, among other things. Additionally, along with others in our industry, we are subject to repurchase and indemnification claims and may continue to receive claims in the future, regarding, among other things, alleged breaches of representations and warranties relating to the sale of mortgage loans, the placement of mortgage loans into securitization trusts or the servicing of mortgage loans securitizations. We are also subject to legal actions or proceedings resulting from actions alleged to have occurred prior to our acquisition of a company or a business. For example, we are subject to indemnification claims brought by LBHI relating to the alleged breaches of representations and warranties in several mortgage loan purchase agreements between entities who are (or are alleged to be) our predecessors in interest, and a predecessor in interest to LBHI. When the claims occurred as a result of actions taken before the Company purchased the related business, we generally have indemnification claims against the sellers; however, if they do not or cannot pay, we may suffer losses. Certain pending or threatened legal proceedings (including the PAGA Litigation) may include claims for substantial compensatory, punitive and/or statutory damages or claims for an indeterminate amount of damages. Litigation and other proceedings may require that we pay settlement costs, legal fees, damages, including punitive damages, penalties or other charges, or be subject to injunctive relief affecting our business practices, any or all of which could adversely affect our financial results. Legal proceedings brought under federal or state consumer protection statutes may result in a separate fine for each violation of the statute, which, particularly in the case of class action lawsuits, could result in damages substantially in excess of the amounts we earned from the underlying activities and that could have a material adverse effect on our liquidity, financial position and results of operations.

Regulatory Matters: Our business is subject to extensive examinations, investigations and reviews by various federal, state and local governmental, regulatory and enforcement agencies. We have historically had, continue to have, and may in the future have a number of open investigations, subpoenas, examinations and inquiries by these agencies related to our origination practices, violations of the FHA’s requirements, our financial reporting and other aspects of our businesses. These matters may include investigations by, among others, the DOJ, HUD and various state agencies, which can result in the payment of fines and penalties, changes to business practices and the entry of consent decrees or settlements. For example, we have received and expect to continue to receive inquiries from regulators seeking information on our COVID-19 response and its impact on our business, employees, and customers. The costs of responding to inquiries, examinations and investigations can be substantial.

Responding to examinations, investigations and reviews by various federal, state and local governmental, regulatory and enforcement agencies requires us to devote substantial legal and regulatory resources, resulting in higher costs and lower net cash flows. Adverse results in any of these matters could further increase our operating expenses and reduce our revenues, require us to change business practices, limit our ability to grow and otherwise materially and adversely affect our business, reputation, financial condition or results of operation. To the extent that an examination or other regulatory engagement reveals a failure by us to comply with applicable law, regulation or licensing requirement, this could lead to (i) loss of our licenses and approvals to engage in our businesses, (ii) damage to our reputation in the industry and loss of client relationships, (iii) governmental investigations and enforcement actions, (iv) administrative fines and penalties and litigation, (v) civil and criminal liability, including class action lawsuits, and actions to recover incentive and other payments made by governmental entities, (vi) enhanced compliance requirements, (vii) breaches of covenants and representations under our servicing, debt or other agreements, (viii) inability to raise capital and (ix) inability to execute on our business strategy. Any of these occurrences could further increase our operating expenses and reduce our revenues, require us to change business practices and procedures and limit our ability to grow or otherwise materially and adversely affect our business, reputation, financial condition or results of operation.

Moreover, regulatory changes resulting from the Dodd-Frank Act, other regulatory changes such as the CFPB’s examination and enforcement authority and the “whistleblower” provisions of the Dodd-Frank Act and guidance on whistleblowing programs issued by the New York State Department of Financial Services could increase the number of legal and regulatory enforcement proceedings against us. The CFPB has broad enforcement powers and has been active in investigations and enforcement actions and, when necessary, has issued civil money penalties to parties the CFPB determines has violated the laws and regulations it enforces. In addition, while we take numerous steps to prevent and detect employee misconduct, such as fraud, employee misconduct cannot always be deterred or prevented and could subject us to additional liability.

We establish reserves for pending or threatened legal proceedings when it is probable that a liability has been incurred and the amount of such loss can be reasonably estimated. Legal proceedings are inherently uncertain, and our estimates of loss are based on judgments and information available at that time. Our estimates may change from time to time for various reasons, including factual or legal developments in these matters.

There cannot be any assurance that the ultimate resolution of our litigation and regulatory matters will not involve losses, which may be material, in excess of our recorded accruals or estimates of reasonably probable losses.

Unlike competitors that are national banks, our lending subsidiaries are subject to state licensing and operational requirements that result in substantial compliance costs.

Because we are not a depository institution, we do not benefit from a federal exemption to state mortgage banking, loan servicing or debt collection licensing and regulatory requirements. We must comply with state licensing requirements and varying compliance requirements in all 50 states and the District of Columbia, and we are sensitive to regulatory changes that may increase our costs through stricter licensing laws, disclosure laws or increased fees or that may impose conditions to licensing that we or our personnel are unable to meet. In addition, if we enter new markets, we may be required to comply with new laws, regulations and licensing requirements. Further, we are subject to periodic examinations by state regulators, which can result in refunds to borrowers of certain fees earned by us, and we may be required to pay substantial penalties imposed by state regulators due to compliance errors. In the past we have been subject to inquiries from, and in certain instances have entered into settlement agreements with, state regulators that had the power to revoke our license or make our continued licensure subject to compliance with a consent order. For example, in 2019, we entered into a settlement agreement with the California Department of Business Oversight relating to findings in supervisory examinations concerning per diem interest charges and escrow trust reconciliations. As part of the settlement, we agreed to pay a penalty and to undertake certain remedial actions and procedures. Future state legislation and changes in existing regulation may significantly increase our compliance costs or reduce the amount of ancillary revenues, including late fees that we may charge to borrowers. This could make our business cost-prohibitive in the affected state or states and could materially affect our business.

State licensing requirements may also apply to our Subservicers in the states in which they operate. Applicable state mortgage- or loan-related laws may also impose requirements as to the form and content of contracts and other documentation, licensing of our employees and employee hiring background checks, licensing of independent contractors with which we contract, restrictions on certain practices, disclosure and record-keeping requirements and enforcement of borrowers’ rights. Licensed entities are required to renew their licenses, typically on an annual basis, and to do so they must satisfy the license requirements of each jurisdiction, which generally include financial requirements such as providing audited financial statements or satisfying minimum net worth requirements and non-financial requirements such as satisfactorily completing examinations as to the licensee’s compliance with applicable laws and regulations.

Most state licensing laws require that before a “change of control” can occur, including in connection with a merger, acquisition or initial public offering, applicable state banking departments must approve the change. Most of these “change of control” statutes require that, if there is an acquisition, merger or initial public offering, the acquiring company or companies being merged or going public must notify the state regulatory agency and receive agency approval before the acquisition, merger or initial public offering is finalized.

We and our licensed Subservicers are subject to periodic examination by state regulatory authorities and we may be subject to various reporting and other requirements to maintain licenses, and there is no assurance that we may satisfy these requirements. Failure by us or our Subservicers to maintain or obtain licenses may restrict our investment options and could harm our business, and we may be required by state regulators to pay substantial penalties or issue borrower refunds or restitution due to compliance errors.

We believe that we and our Subservicers maintain all material licenses and permits required for our current operations and are in substantial compliance with all applicable federal, state and local laws, rules, regulations and ordinances. However, we and our Subservicers may not be able to maintain all requisite licenses and permits, and the failure to satisfy those and other regulatory requirements could result in a default under our servicing or other agreements and have a material adverse effect on our operations. The states that currently do not provide extensive regulation of our businesses may later choose to do so, and if such states so act, we may not be able to obtain or maintain all requisite licenses and permits. The failure to satisfy those and other regulatory requirements could result in a default under our servicing agreements and have a material adverse effect on our operations. Furthermore, the adoption of additional, or the revision of existing, rules and regulations could adversely affect our business, financial condition and results of operations.

Our business is highly dependent on Fannie Mae, Freddie Mac and certain U.S. government agencies, and any changes in these entities or their current roles could be detrimental to our business.

We originate loans eligible for sale to Fannie Mae, Freddie Mac and government insured or guaranteed loans, such as FHA, VA and USDA loans eligible for Ginnie Mae securities issuance. In 2008, FHFA placed Fannie Mae and Freddie Mac into conservatorship and, as their conservator, controls and directs their operations. There is significant uncertainty regarding the future of the GSEs, including with respect to how long they will continue to be in existence, the extent of their roles in the market and what forms they will have, and whether they will be government agencies, government-sponsored agencies or private for-profit entities. Since they have been placed into conservatorship, many legislative and administrative plans for GSE reform have been put forth, but all have been met with resistance from various constituencies.

Various proposals to generally reform the U.S. housing finance market have been offered by members of the U.S. Congress and the U.S. Department of the Treasury, and certain of these proposals seek to significantly reduce or eliminate over time the role of the GSEs in purchasing and guaranteeing mortgage loans. For example, in the past, proposals for the reform and exit of the conservatorships have been considered. Any such proposals, if enacted, may have broad adverse implications for the MBS market and our business. It is possible that the adoption of any such proposals might lead to higher fees being charged by the GSEs or lower prices on our sales of mortgage loans to them.

The extent and timing of any regulatory reform regarding the GSEs and the U.S. housing finance market, as well as any effect on our business operations and financial results, are uncertain. It is not yet possible to determine whether such proposals will be enacted and, if so, when, what form any final legislation or policies might take or how proposals, legislation or policies may impact the MBS market and our business. Our inability to make the necessary adjustments to respond to these changing market conditions or loss of our approved seller/servicer status with the GSEs could have a material adverse effect on our mortgage origination operations and our mortgage servicing operations. If those agencies cease to exist, wind down, or otherwise significantly change their business operations, or if we lost approvals with those agencies or our relationships with those agencies is otherwise adversely affected, we would seek alternative secondary market participants to acquire our mortgage loans at a volume sufficient to sustain our business. If such participants are not available on reasonably comparable economic terms, the above changes could have a material adverse effect on our ability to profitably sell loans we originate that are securitized through Fannie Mae, Freddie Mac or Ginnie Mae.

There may be material changes to the laws, regulations, rules or practices applicable to the FHA, HUD, Ginnie Mae or Fannie Mae which could materially adversely affect the reverse mortgage industry as a whole, including our FAR business.

The reverse mortgage industry is largely dependent upon the FHA, HUD and government agencies like Ginnie Mae. There can be no guarantee that HUD/FHA will retain Congressional authorization to continue the HECM program, which provides FHA government insurance for qualifying HECM loans, that any or all of these entities will continue to participate in the reverse mortgage industry or that they will not make material changes to the laws, regulations, rules or practices applicable to reverse mortgage programs.

For example, HUD previously implemented certain lending limits for the HECM program, and added credit-based underwriting criteria designed to assess a borrower’s ability and willingness to satisfy future tax and insurance obligations. In addition, Ginnie Mae’s participation in the reverse mortgage industry may be subject to economic and political changes that cannot be predicted. If participation by Ginnie Mae in the reverse mortgage market were reduced or eliminated, or its structure were to change (e.g., limitation or removal of the guarantee obligation), our ability to originate HECM loans and acquire Agency HMBS could be adversely affected. These developments could materially and adversely impact our portfolio.

Regulators continue to be active in the reverse mortgage space, including due to the perceived susceptibility of older borrowers to be influenced by deceptive or misleading marketing activities. Regulators have also focused on appraisal practices because reverse mortgages are largely dependent on collateral valuation. If we fail to comply with applicable laws and regulations relating to the origination of reverse mortgages, we could be subject to adverse regulatory actions, including potential fines, penalties or sanctions, and our business, reputation, financial condition and results of operations could be materially and adversely affected.

We may be subject to liability for potential violations of predatory lending laws, which could adversely impact our results of operations, financial condition and business.

Various federal, state and local laws have been enacted that are designed to discourage predatory lending and servicing practices. The Home Ownership and Equity Protection Act of 1994 (“HOEPA”) prohibits inclusion of certain provisions in residential loans that have mortgage rates or origination costs in excess of prescribed levels and requires that borrowers be given certain disclosures prior to origination. Some states have enacted, or may enact, similar laws or regulations, which in some cases impose restrictions and requirements greater than those in HOEPA. In addition, under the anti-predatory lending laws of some states, the origination of certain residential loans, including loans that are not classified as “high cost” loans under applicable law, must satisfy a net tangible benefits test with respect to the related borrower. This test may be highly subjective and open to interpretation. As a result, a court may determine that a residential loan, for example, does not meet the test even if the related originator reasonably believed that the test was satisfied. Failure of residential loan originators or servicers to comply with these laws, to the extent any of their residential loans are or become part of our mortgage-related assets, could subject us, as a servicer or, in the case of acquired loans, as an assignee or purchaser, to monetary penalties and could result in the borrowers rescinding the affected loans. Lawsuits have been brought in various states making claims against originators, servicers, assignees and purchasers of high cost loans for violations of state law. Named defendants in these cases have included numerous participants within the secondary mortgage market. If our loans are found to have been originated in violation of predatory or abusive lending laws, we could be subject to lawsuits or governmental actions, or we could be fined or incur losses.

Compliance with federal, state and local laws and regulations that govern employment practices and working conditions may be particularly burdensome to us due to the distributed nature of our workforce.

We have operations across an expansive geographic footprint with a U.S. workforce of over 4,700 employees operating in local markets across 48 states and Puerto Rico, in each case, as of December 31, 2020. In addition to complying with the Fair Labor Standards Act and the Equal Employment Opportunity Act, we are required to comply with similar state laws and regulations in each market where we have employees. Compliance with these laws and regulations requires a significant amount of administrative resources and management attention. Many of these laws and regulations provide for qui tam or similar private rights of action and we are routinely subject to litigation and regulatory proceedings related to these laws and regulations in the ordinary course of our business. For example, we are currently in litigation brought under the California Private Attorneys General Act related to alleged violations of the California Labor Code. See “—We are subject to legal proceedings, federal or state governmental examinations and enforcement investigations from time to time. Some of these matters are highly complex and slow to develop, and results are difficult to predict or estimate.” Regardless of the outcome or whether the claims are meritorious, we may need to devote substantial time and expense to defend against claims related to PAGA or other similar federal, state and local laws and regulations in the ordinary course of business. Unfavorable rulings could result in adverse impacts on our business, financial condition or results of operations.

We also have over 1,000 employees in our Lender Services division who are based in the Philippines. For those employees, we are required to comply with the laws of the Philippines relating to labor and employment matters. Compliance with these laws and regulations requires a significant amount of administrative resources and management attention, and failure to comply with them could result in penalties.

Conducting our business in a manner so that we are exempt from registration under, and in compliance with, the Investment Company Act, may reduce our flexibility and could limit our ability to pursue certain opportunities. At the same time, failure to continue to qualify for exemption from the Investment Company Act could adversely affect us.

Under the Investment Company Act, an investment company is required to register with the SEC and is subject to extensive restrictive and potentially adverse regulations relating to, among other things, operating methods, management, capital structure, dividends, and transactions with affiliates. We expect that one or more of our subsidiaries will qualify for an exclusion from registration as an investment company under the Investment Company Act pursuant to Section 3(c)(5)(C) of the Investment Company Act, which is available for entities that do not issue redeemable securities, face-amount certificates of the installment type or periodic payment plan certificates and are primarily engaged in the business of “purchasing or otherwise acquiring mortgages and other liens on and interests in real estate.” We believe that we conduct our operations so that neither we nor any of our subsidiaries are required to register as an investment company under the Investment Company Act. We are organized as a holding company and conduct our businesses primarily through our majority and wholly owned subsidiaries. We conduct our operations so that we and our subsidiaries do not come within the definition of an investment company. In order to continue to do so, however, we and each of our subsidiaries must either operate so as to fall outside the definition of an investment company under the Investment Company Act or satisfy its own exclusion under the Investment Company Act. For example, to avoid being defined as an investment company, an entity may limit its ownership or holdings of investment securities to less than 40% of its total assets. In order to satisfy an exclusion from being defined as an investment company, other entities, among other things, maintain at least 55% of their assets in certain qualifying real estate assets (the “55% Requirement”) and also maintain an additional 25% of their assets in such qualifying real estate assets or certain other types of real estate-related assets (the “25% Requirement”). Rapid changes in the values of assets we own, however, can disrupt prior efforts to conduct our business to meet these requirements and in turn, we may have to make investment decisions that we otherwise would not make absent the Investment Company Act considerations.

If we or one of our subsidiaries fell within the definition of an investment company under the Investment Company Act and failed to qualify for an exclusion or exemption, including, for example, if it was required to and failed to meet the 55% Requirement or the 25% Requirement, it could, among other things, be required either (i) to change the manner in which it conducts operations to avoid being required to register as an investment company or (ii) to register as an investment company, either of which could adversely affect us by, among other things, requiring us to dispose of certain assets or to change the structure of our business in ways that we may not believe to be in our best interests. Legislative or regulatory changes relating to the Investment Company Act or which affect our efforts to qualify for exclusions or exemptions, including our ability to comply with the 55% Requirement and the 25% Requirement, could also result in these adverse effects on us.

To the extent that we or any of our subsidiaries rely on Section 3(c)(5)(C) of the Investment Company Act, we expect to rely on guidance published by the SEC staff or on our analyses of such guidance to determine which assets are qualifying real estate assets for purposes of the 55% Requirement and real estate related assets for purposes of the 25% Requirement. However, the SEC’s guidance was issued in accordance with factual situations that may be different from the factual situations we face, and much of the guidance was issued more than 25 years ago. No assurance can be given that the SEC staff will concur with our classification of our assets. In addition, the SEC staff may, in the future, issue further guidance that may require us to re-classify our assets for purposes of qualifying for an exemption from registration under the Investment Company Act. If we are required to re-classify our assets, we may no longer be in compliance with the exclusion from the definition of an “investment company” provided by Section 3(c)(5)(C) of the Investment Company Act. To the extent that the SEC staff publishes new or different guidance with respect to any assets we have determined to be qualifying real estate assets, we may be required to adjust our strategy accordingly. In addition, we may be limited in our ability to make certain investments, and these limitations could result in a subsidiary holding assets we might wish to sell or selling assets we might wish to hold.

As a consequence of our seeking to avoid registration under the Investment Company Act on an ongoing basis, we and/or our subsidiaries may be restricted from making certain investments or may structure investments in a manner that would be less advantageous to us than would be the case in the absence of such requirements. In particular, a change in the value of any of our assets could negatively affect our ability to avoid registration under the Investment Company Act and cause the need for a restructuring of our investment portfolio. For example, these restrictions may limit our and our subsidiaries’ ability to invest directly in mortgage-backed securities that represent less than the entire ownership in a pool of senior loans, debt and equity tranches of securitizations and certain asset-backed securities, non-controlling equity interests in real estate companies or in assets not related to real estate. In addition, seeking to avoid registration under the Investment Company Act may cause us and/or our subsidiaries to acquire or hold additional assets that we might not otherwise have acquired or held or dispose of investments that we and/or our subsidiaries might not have otherwise disposed of, which could result in higher costs or lower proceeds to us than we would have paid or received if we were not seeking to comply with such requirements. Thus, avoiding registration under the Investment Company Act may hinder our ability to operate solely on the basis of maximizing profits.

There can be no assurance that we and our subsidiaries will be able to successfully avoid operating as an unregistered investment company. If it were established that we were an unregistered investment company, there would be a risk that we would be subject to monetary penalties and injunctive relief in an action brought by the SEC, that we would be unable to enforce contracts with third parties, that third parties could seek to obtain rescission of transactions undertaken during the period it was established that we were an unregistered investment company, and that we would be subject to limitations on corporate leverage that would have an adverse impact on our investment returns.

If we were required to register as an investment company under the Investment Company Act, we would become subject to substantial regulation with respect to our capital structure (including our ability to use borrowings), management, operations, transactions with affiliated persons (as defined in the Investment Company Act) and portfolio composition, including disclosure requirements and restrictions with respect to diversification and industry concentration and other matters. Compliance with the Investment Company Act would, accordingly, limit our ability to make certain investments and require us to significantly restructure our business plan, which could materially adversely affect our ability to pay distributions to our stockholders. For additional information, see “Business—Investment Company Act Considerations.”

We are currently subject to, and may in the future become subject to additional, U.S. and state laws and regulations imposing obligations on how we collect, store and process personal information. Our actual or perceived failure to comply with such obligations could harm our business. Ensuring compliance with such laws could also impair our efforts to maintain and expand our customer base, and thereby decrease our revenue.

We are, and may increasingly become, subject to various laws and regulations, as well as contractual obligations, relating to data privacy and security in the jurisdictions in which we operate. The regulatory environment related to data privacy and security is increasingly rigorous, with new and constantly changing requirements applicable to our business, and enforcement practices are likely to remain uncertain for the foreseeable future. These laws and regulations may be interpreted and applied differently over time and from jurisdiction to jurisdiction, and it is possible that they will be interpreted and applied in ways that may have a material adverse effect on our business, financial condition, results of operations and prospects.

In the United States, various federal and state regulators, including governmental agencies like the CFPB and the Federal Trade Commission, have adopted, or are considering adopting, laws and regulations concerning personal information and data security. Certain state laws may be more stringent or broader in scope, or offer greater individual rights, with respect to personal information than federal, international or other state laws, and such laws may differ from each other, all of which may complicate compliance efforts. For example, the California Consumer Privacy Act, or CCPA, which increases privacy rights for California residents and imposes obligations on companies that process their personal information, came into effect on January 1, 2020. Among other things, the CCPA requires covered companies to provide new disclosures to California consumers and provide such consumers new data protection and privacy rights, including the ability to opt-out of certain sales of personal information. The CCPA provides for civil penalties for violations, as well as a private right of action for certain data breaches that result in the loss of personal information. This private right of action may increase the likelihood of, and risks associated with, data breach litigation. In addition, laws in all 50 U.S. states require businesses to provide notice to consumers whose personal information has been disclosed as a result of a data breach. State laws are changing rapidly and there is discussion in the U.S. Congress of a new comprehensive federal data privacy law to which we would become subject if it is enacted.

All of these evolving compliance and operational requirements impose significant costs, such as costs related to organizational changes, implementing additional protection technologies, training employees and engaging consultants, which are likely to increase over time. In addition, such requirements may require us to modify our data processing practices and policies, distract management or divert resources from other initiatives and projects, all of which could have a material adverse effect on our business, financial condition, results of operations and prospects. Any failure or perceived failure by us to comply with any applicable federal, state or similar foreign laws and regulations relating to data privacy and security could result in damage to our reputation, as well as proceedings or litigation by governmental agencies or other third parties, including class action privacy litigation in certain jurisdictions, which would subject us to significant fines, sanctions, awards, penalties or judgments, all of which could have a material adverse effect on our business, financial condition and operating results.

Risks Related to Our Indebtedness

Our substantial leverage could adversely affect our financial condition, our ability to raise additional capital to fund our operations, our ability to operate our business, our ability to react to changes in the economy or our industry or our ability to pay our debts, and could divert our cash flow from operations to debt payments.

As of December 31, 2020, we had $3,310.3 million in total indebtedness outstanding, $2,973.7 million of which was senior secured indebtedness and $336.6 million of which would have been corporate indebtedness, consisting of the senior notes. As of December 31, 2020, we also had approximately $15.0 billion of HMBS related obligations and non-recourse debt that is recorded on our balance sheet. We also have other significant contractual obligations, including our obligations to make payments under the Tax Receivable Agreements. Subject to the limits contained in the agreements that govern our warehouse facilities and lines of credit, the indenture that governs the senior unsecured notes and the applicable agreements governing our other existing indebtedness, we may be able to incur substantial additional debt from time to time to finance working capital, capital expenditures, investments or acquisitions, or for other purposes. If we do so, the risks related to our high level of debt could increase. Specifically, our high level of debt could have important consequences, including the following:

•	making it more difficult for us to satisfy our obligations with respect to our debt;

•	limiting our ability to obtain additional financing to fund future working capital, capital expenditures, acquisitions or other general corporate requirements;

•

requiring a substantial portion of our cash flows to be dedicated to debt service payments instead of other purposes, thereby reducing the amount of cash flows available for working capital, capital expenditures, acquisitions and other general corporate purposes;

•	increasing our vulnerability to general adverse economic and industry conditions;

•	exposing us to the risk of increased interest rates as certain of our borrowings are at variable rates of interest;

•	limiting our flexibility in planning for and reacting to changes in the industry in which we compete;

•	placing us at a disadvantage compared to other, less leveraged competitors; and

•	increasing our cost of borrowing.

New Pubco is a holding company, and its consolidated assets are owned by, and our business is conducted through, its subsidiaries. Revenue from these subsidiaries is its primary source of funds for debt payments and operating expenses. If New Pubco’s subsidiaries are restricted from making distributions, its ability to meet its debt service obligations or otherwise fund our operations may be impaired. Moreover, there may be restrictions on payments by subsidiaries to their parent companies under applicable laws, including laws that require companies to maintain minimum amounts of capital and to make payments to shareholders only from profits. As a result, although a subsidiary of New Pubco may have cash, it may not be able to obtain that cash to satisfy our obligation to service our outstanding debt or fund our operations.

Despite our current level of indebtedness, we may be able to incur substantially more debt and enter into other transactions, which could further exacerbate the risks to our financial condition described above.

We may be able to incur significant additional indebtedness in the future. Although certain of the agreements governing our existing indebtedness (including the indenture that governs the notes and the agreements that govern our warehouse facilities and lines of credit) contain restrictions on the incurrence of additional indebtedness and entering into certain types of other transactions, these restrictions are subject to a number of qualifications and exceptions. Additional indebtedness incurred in compliance with these restrictions could be substantial. These restrictions also do not prevent us from incurring obligations, such as trade payables, that do not constitute indebtedness as defined under our debt instruments. To the extent new debt is added to our current debt levels, the substantial leverage risks described in the immediately preceding risk factor would increase.

As of December 31, 2020, we had total borrowing capacity of approximately $5,038.7 million under our warehouse facilities, securities repurchase lines and lines of credit, all of which would be secured indebtedness, including approximately $1,471.8 million of committed borrowing capacity. As of December 31, 2020, we also had approximately $15.0 billion of HMBS related obligations and non-recourse debt that is recorded on our balance sheet.

Our variable rate indebtedness subjects us to interest rate risk, which could cause our indebtedness service obligations to increase significantly.

Interest rates may increase in the future. As a result, interest rates on variable rate debt offerings could be higher or lower than current levels. As of December 31, 2020, after taking into account our interest rate derivatives, $2,921.9 million (equivalent), or 98.3%, of our outstanding debt had variable interest rates. If interest rates increase, our debt service obligations on the variable rate indebtedness would increase even though the amount borrowed remained the same, and our net income and cash flows, including cash available for servicing our indebtedness, would correspondingly decrease.

In addition, certain of our variable rate indebtedness use LIBOR as a benchmark for establishing the rate of interest. LIBOR is the subject of recent national, international and other regulatory guidance and proposals for reform. These reforms and other pressures may cause LIBOR to be replaced with a new benchmark or to perform differently than in the past. The consequences of these developments cannot be entirely predicted, but could include an increase in the cost of our variable rate indebtedness. For further discussion on the potential impacts of the replacement of LIBOR with an alternative reference rate see “Risk Factors–Risks Related to the Business of New Pubco–Risks Related to Our Lending Business” appearing elsewhere in this document.

We may be unable to service our indebtedness.

Our ability to make scheduled payments on and to refinance our indebtedness depends on and is subject to our financial and operating performance, which in turn is affected by general and regional economic, financial, competitive, business and other factors, all of which are beyond our control, including the availability of financing in the international banking and capital markets. Lower revenues generally will reduce our cash flow. We cannot assure you that our business will generate sufficient cash flow from operations or that future borrowings will be available to us in an amount sufficient to enable us to service our debt, including the notes, to refinance our debt or to fund our other liquidity needs.

If we are unable to meet our debt service obligations or to fund our other liquidity needs, we will need to restructure or refinance all or a portion of our debt which could cause us to default on our debt obligations and impair our liquidity. Our ability to restructure or refinance our debt will depend on the condition of the capital markets and our financial condition at such time. Any refinancing of our indebtedness could be at higher interest rates and may require us to comply with more onerous covenants that could further restrict our business operations.

In addition, our investments in MSRs have limited liquidity and our investments in mortgage loans may become illiquid. If we are required to liquidate all or a portion of our portfolio quickly, we may realize significantly less than the value at which we previously recorded such asset, making it more difficult to repay our indebtedness after an event of default.

Moreover, in the event of a default, the holders of our indebtedness could elect to declare all the funds borrowed to be due and payable, together with accrued and unpaid interest, if any. The lenders under our warehouse facilities and lines of credit could also elect to terminate their commitments thereunder, cease making further loans, and institute foreclosure proceedings against their collateral, and we could be forced into bankruptcy or liquidation. If we breach our covenants under the agreements that govern our warehouse facilities and lines of credit, we would be in default thereunder. The lenders could exercise their rights, as described above, and we could be forced into bankruptcy or liquidation.

The agreements that govern our senior notes, warehouse facilities and lines of credit impose, significant operating and financial restrictions on New Pubco and its restricted subsidiaries, which may prevent us from capitalizing on business opportunities.

The agreements that govern our senior notes, warehouse facilities and lines of credit impose significant operating and financial restrictions on us. These restrictions in the indenture will limit the ability of New Pubco and its restricted subsidiaries to, among other things:

•	incur or guarantee additional debt or issue disqualified stock or preferred stock;

•	pay dividends and make other distributions on, or redeem or repurchase, capital stock;

•	make certain investments;

•	incur certain liens;

•	enter into transactions with affiliates;

•	merge or consolidate;

•	enter into agreements that prohibit the ability of restricted subsidiaries to make dividends or other payments to New Pubco or other subsidiaries;

•	designate restricted subsidiaries as unrestricted subsidiaries;

•	prepay, redeem or repurchase certain indebtedness; and

•	transfer or sell assets.

These restrictions in the agreements that govern our warehouse facilities and lines of credit will limit the ability of the applicable borrower (and certain parent entities) to, among other things, incur or guarantee additional debt, incur certain liens, enter into transactions with affiliates and transfer or sell certain assets. In addition, certain of the agreements that govern our warehouse facilities and lines of credit require us to maintain certain net worth and liquidity levels, among other financial covenants.

As a result of the restrictions described above, we will be limited as to how we conduct our business and we may be unable to raise additional debt or equity financing to compete effectively or to take advantage of new business opportunities. The terms of any future indebtedness we may incur could include more restrictive covenants. We cannot assure you that we will be able to maintain compliance with these covenants in the future and, if we fail to do so, that we will be able to obtain waivers from the lenders and/or amend the covenants.

Our failure to comply with the restrictive covenants described above as well as other terms of our indebtedness could result in an event of default, which, if not cured or waived, could result in our being required to repay these borrowings before their due date. If we are forced to refinance these borrowings on less favorable terms or cannot refinance these borrowings, our results of operations and financial condition could be adversely affected.

A decline in our operating results or available cash could cause us to experience difficulties in complying with covenants contained in more than one agreement, which could result in our bankruptcy or liquidation.

If we were to sustain a decline in our operating results or available cash, we could experience difficulties in complying with the financial covenants contained in the agreements that govern our warehouse facilities and lines of credit. The failure to comply with such covenants could result in an event of default under our warehouse facilities or lines of credit and by reason of cross-acceleration or cross-default provisions, other indebtedness may then become immediately due and payable. In addition, should an event of default occur, the lenders under our warehouse facilities or lines of credit could elect to terminate their commitments thereunder, cease making loans and institute foreclosure proceedings against our assets, and we could be forced into bankruptcy or liquidation. If our operating performance declines, we may in the future need to obtain waivers from the required lenders under our warehouse facilities or lines of credit to avoid being in default. If we breach our covenants under our warehouse facilities or lines of credit and seek a waiver, we may not be able to obtain a waiver from the required lenders. If this occurs, we would be in default under our warehouse facilities or lines of credit, the lenders could exercise their rights, as described above, and we could be forced into bankruptcy or liquidation.

Repayment of our debt is dependent on cash flow generated by our subsidiaries, which may be subject to limitations beyond our control.

Our subsidiaries own all of our assets and conduct all of our operations. Accordingly, repayment of our indebtedness is dependent on the generation of cash flow by our subsidiaries and their ability to make such cash available to us, by dividend, debt repayment or otherwise. Our subsidiaries may not be able to, or may not be permitted to, make distributions or repay intercompany loans to enable us to make payments in respect of our indebtedness. Each subsidiary is a distinct legal entity and, under certain circumstances, legal and contractual restrictions may limit our ability to obtain cash from our subsidiaries. In the event that we are unable to receive distributions from subsidiaries, we may be unable to make required principal and interest payments on our indebtedness.

Our failure to comply with the agreements relating to our outstanding indebtedness, including as a result of events beyond our control, could result in an event of default that could materially and adversely affect our results of operations and our financial condition.

If there were an event of default under any of the agreements relating to our outstanding indebtedness, the holders of the defaulted debt could cause all amounts outstanding with respect to that debt to be due and payable immediately. We cannot assure you that our assets or cash flows would be sufficient to fully repay borrowings under our outstanding debt instruments if accelerated upon an event of default. Further, if we are unable to repay, refinance or restructure our indebtedness under our secured debt, including our warehouse facilities or lines of credit, the holders of such debt could proceed against the collateral securing that indebtedness. In addition, any event of default or declaration of acceleration under one debt instrument could also result in an event of default under one or more of our other debt instruments.

Risks Related to Our Organizational Structure

New Pubco is a holding company and its only material asset is its interest in FoA, and it is accordingly dependent upon distributions from FoA to pay taxes, make payments under the Tax Receivable Agreements and pay dividends.

New Pubco is a holding company and it has no material assets other than its direct and/or indirect ownership of FoA Units. New Pubco has no independent means of generating revenue. New Pubco intends to cause FoA to make distributions to the holders of FoA Units, including New Pubco and the Principal Stockholders, in an amount sufficient to cover all applicable taxes at assumed tax rates, payments under the Tax Receivable Agreements and dividends, if any, declared by it. Deterioration in the financial condition, earnings or cash flow of FoA and its subsidiaries for any reason could limit or impair their ability to pay such distributions. Additionally, to the extent that New Pubco needs funds, and FoA is restricted from making such distributions under applicable law or regulation or under the terms of our financing arrangements, or is otherwise unable to provide such funds, such restriction could materially adversely affect our liquidity and financial condition.

It is anticipated that FoA will continue to be treated as a partnership for U.S. federal income tax purposes and, as such, generally will not be subject to any entity-level U.S. federal income tax. Instead, taxable income will be allocated to holders of FoA Units, including us. Accordingly, we will be required to pay income taxes on our allocable share of any net taxable income of FoA. Legislation that is effective for taxable years beginning after December 31, 2017 may impute liability for adjustments to a partnership’s tax return to the partnership itself in certain circumstances, absent an election to the contrary. FoA may be subject to material liabilities pursuant to this legislation and related guidance if, for example, its calculations of taxable income are incorrect. In addition, the income taxes on our allocable share of FoA’s net taxable income will increase over time as the Continuing Unitholders exchange their FoA Units for shares of New Pubco Class A Common Stock. Such increase in our tax expenses may have an adverse effect on our business, results of operations and financial condition.

Under the terms of the A&R LLC Agreement, FoA is obligated to make tax distributions to holders of FoA Units (including New Pubco) at certain assumed tax rates. These tax distributions may in certain periods exceed New Pubco’s tax liabilities and obligations to make payments under the Tax Receivable Agreements. The New Pubco Board, in its sole discretion, will make any determination from time to time with respect to the use of any such excess cash so accumulated, which may include, among other uses, acquiring additional newly issued FoA Units from FoA at a per unit price determined by reference to the market value of the Class A Common Stock; paying dividends, which may include special dividends, on its Class A Common Stock; funding repurchases of Class A Common Stock; or any combination of the foregoing. New Pubco will have no obligation to distribute such cash (or other available cash other than any declared dividend) to its stockholders. To the extent that New Pubco does not distribute such excess cash as dividends on its Class A Common Stock or otherwise undertake ameliorative actions between FoA Units and shares of Class A Common Stock and instead, for example, hold such cash balances, the Continuing Unitholders may benefit from any value attributable to such cash balances as a result of their ownership of Class A Common Stock following a redemption or exchange of their FoA Units, notwithstanding that the Continuing Unitholders may previously have participated as holders of FoA Units in distributions by FoA that resulted in such excess cash balances at New Pubco. See “Item 1.01. Entry into Material Definitive Agreement—Amended and Restated Limited Liability Company Agreement.”

Payments of dividends, if any, will be at the discretion of the New Pubco Board after taking into account various factors, including its business, operating results and financial condition, current and anticipated cash needs, plans for expansion and any legal or contractual limitations on its ability to pay dividends. Our existing financing arrangements include and any financing arrangement that we enter into in the future may include restrictive covenants that limit our ability to pay dividends. In addition, FoA is generally prohibited under Delaware law from making a distribution to a member to the extent that, at the time of the distribution, after giving effect to the distribution, liabilities of FoA (with certain exceptions) exceed the fair value of its assets. Subsidiaries of FoA are generally subject to similar legal limitations on their ability to make distributions to FoA.

New Pubco is required to make payments under the Tax Receivable Agreements for certain tax benefits New Pubco may claim, and the amounts of such payments could be significant.

New Pubco has entered into the Tax Receivable Agreements in connection with the Business Combination. The Tax Receivable Agreements generally provide for the payment by New Pubco to the TRA Parties of 85% of the cash tax benefits, if any, that New Pubco is deemed to realize (calculated using certain simplifying assumptions) as a result of (i) tax basis adjustments as a result of sales and exchanges of units in connection with or following the Business Combination and certain distributions with respect to units, (ii) New Pubco’s utilization of certain tax attributes attributable to Blocker or the Blocker Shareholders, and (iii) certain other tax benefits related to entering into the Tax Receivable Agreements, including tax benefits attributable to making payments under the Tax Receivable Agreements. New Pubco will generally retain the benefit of the remaining 15% of these cash tax benefits.

Estimating the amount of payments that may be made under the Tax Receivable Agreements is by its nature imprecise, insofar as the calculation of amounts payable depends on a variety of factors. The anticipated tax basis adjustments, as well as the amount and timing of any payments under the Tax Receivable Agreements, will vary depending upon a number of factors, including the timing of exchanges, the price of shares of New Pubco’s Class A Common Stock at the time of the exchange, the extent to which such exchanges are taxable, the amount of tax attributes, changes in tax rates and the amount and timing of New Pubco’s income. As a result of the size of the anticipated tax basis adjustment of the tangible and intangible assets of FoA and New Pubco’s possible utilization of certain tax attributes, the payments that New Pubco may make under the Tax Receivable Agreements are expected to be substantial. See “Item 1.01. Entry into Material Definitive Agreement —Tax Receivable Agreements.”

In certain cases, payments under the Tax Receivable Agreements may be accelerated and/or significantly exceed the actual benefits, if any, New Pubco realizes in respect of the tax attributes subject to the Tax Receivable Agreements.

The Tax Receivable Agreements provide that if New Pubco exercises its right to terminate the Tax Receivable Agreements or in the case of a change in control of New Pubco or a material breach of New Pubco’s obligations under either the Blackstone Tax Receivable Agreement or the FoA Tax Receivable Agreement, all obligations under the Tax Receivable Agreements will be accelerated and New Pubco will be required to make a payment to the TRA Parties in an amount equal to the present value of future payments under the Tax Receivable Agreements.

The amount due and payable in those circumstances is determined based on certain assumptions, including an assumption that any FoA Units that have not been exchanged are deemed exchanged for the market value of Class A Common Stock at the time of the termination or the change of control and an assumption New Pubco would have sufficient taxable income to fully utilize all potential future tax benefits that are subject to the Tax Receivable Agreements.

As a result of the foregoing, (i) New Pubco could be required to make cash payments to the TRA Parties that are greater than the specified percentage of the actual benefits New Pubco ultimately realizes in respect of the tax benefits that are subject to the Tax Receivable Agreements, and (ii) New Pubco would be required to make a cash payment equal to the present value of the anticipated future tax benefits that are the subject of the Tax Receivable Agreements, which payment may be made significantly in advance of the actual realization, if any, of such future tax benefits. In these situations, New Pubco’s obligations under the Tax Receivable Agreements could have a substantial negative impact on its liquidity and could have the effect of delaying, deferring or preventing certain mergers, asset sales, other forms of business combination, or other changes of control due to the additional transaction costs a potential acquirer may attribute to satisfying such obligations. New Pubco may need to incur additional debt to finance payments under the Tax Receivable Agreements to the extent its cash resources are insufficient to meet its obligations under the Tax Receivable Agreements as a result of timing discrepancies or otherwise. There can be no assurance that New Pubco will be able to finance its obligations under the Tax Receivable Agreements.

New Pubco will not be reimbursed for any payments made to the TRA Parties under the Tax Receivable Agreements in the event that any tax benefits are disallowed.

New Pubco will not be reimbursed for any cash payments previously made to the TRA Parties pursuant to the Tax Receivable Agreements if any tax benefits initially claimed by New Pubco are subsequently challenged by a taxing authority and are ultimately disallowed. Instead, any excess cash payments made by New Pubco to a TRA Party will be netted against any future cash payments that New Pubco might otherwise be required to make under the terms of the Tax Receivable Agreements. However, a challenge to any tax benefits initially claimed by New Pubco may not arise for a number of years following the initial time of such payment or, even if challenged early, such excess cash payment may be greater than the amount of future cash payments that New Pubco might otherwise be required to make under the terms of the Tax Receivable Agreements and, as a result, there might not be future cash payments from which to net against. The applicable U.S. federal income tax rules are complex and factual in nature, and there can be no assurance that the Internal Revenue Service (the “IRS”) or a court will not disagree with New Pubco’s tax reporting positions. As a result, it is possible that New Pubco could make cash payments under the Tax Receivable Agreements that are substantially greater than its actual cash tax savings. See “Item 1.01. Entry into Material Definitive Agreement—Tax Receivable Agreements” for a discussion of the Tax Receivable Agreements and the related likely benefits to be realized by New Pubco and the TRA Parties.

Certain of the TRA Parties have substantial control over New Pubco, and their interests, along with the interests of other TRA Parties, in New Pubco’s business may conflict with yours.

The TRA Parties may receive payments from New Pubco under the Tax Receivable Agreements upon any redemption or exchange of their units, including the issuance of shares of Class A Common Stock upon any such redemption or exchange. As a result, the interests of the TRA Parties may conflict with the interests of holders of Class A Common Stock. For example, the TRA Parties may have different tax positions from New Pubco which could influence their decisions regarding whether and when to dispose of assets, whether and when to incur new or refinance existing indebtedness, especially in light of the existence of the Tax Receivable Agreements, and whether and when New Pubco should terminate the Tax Receivable Agreements and accelerate its obligations thereunder. In addition, the structuring of future transactions may take into consideration tax or other considerations of TRA Parties even in situations where no similar considerations are relevant to New Pubco. See “Item 1.01. Entry into Material Definitive Agreement—Tax Receivable Agreements” for a discussion of the Tax Receivable Agreements and the related likely benefits to be realized by New Pubco and the TRA Parties.

Risks Related to Ownership of our Class A Common Stock and Warrants

There can be no assurance we will be able to comply with the continued listing standards of NYSE for our Class A Common Stock.

If NYSE delists New Pubco’s Class A Common Stock from trading on its exchange for failure to meet the listing standards, New Pubco and its shareholders could face significant material adverse consequences including:

•	a limited availability of market quotations for our securities;

•	reduced liquidity for our securities;

•

a determination that shares of the Class A Common Stock are a “penny stock” which will require brokers trading in the Class A Common Stock to adhere to more stringent rules and possibly result in a reduced level of trading activity in the secondary trading market for our securities;

•	a limited amount of news and analyst coverage; and

•	a decreased ability to issue additional securities or obtain additional financing in the future.

The market price of our securities may fluctuate or decline.

Fluctuations in the price of New Pubco’s securities could contribute to the loss of all or part of your investment. The trading price of our securities could be volatile and subject to wide fluctuations in response to various factors, some of which are beyond our control. Any of the factors listed below could have a material adverse effect on your investment in our securities and our securities may trade at prices significantly below the price you paid for them. In such circumstances, the trading price of our securities may not recover and may experience a further decline.

Factors affecting the trading price of our securities may include:

•	actual or anticipated fluctuations in our quarterly financial results or the quarterly financial results of companies perceived to be similar to us;

•	changes in the market’s expectations about our operating results;

•	success of competitors;

•	our operating results failing to meet the expectation of securities analysts or investors in a particular period;

•	changes in financial estimates and recommendations by securities analysts concerning New Pubco or the asset management industry in general;

•	operating and share price performance of other companies that investors deem comparable to us;

•	our ability to market new and enhanced products on a timely basis;

•	changes in laws and regulations affecting our business;

•	our ability to meet compliance requirements;

•	commencement of, or involvement in, litigation involving us;

•	changes in our capital structure, such as future issuances of securities or the incurrence of additional debt;

•	the volume of shares of Class A Common Stock available for public sale;

•	any major change in our board of directors or management;

•	sales of substantial amounts of Class A Common Stock by our directors, executive officers or significant shareholders or the perception that such sales could occur; and

•	general economic and political conditions such as recessions, interest rates, fuel prices, international currency fluctuations and acts of war or terrorism.

Broad market and industry factors may materially harm the market price of our securities irrespective of our operating performance. The stock market in general, and NYSE in particular, have experienced price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of the particular companies affected. The trading prices and valuations of these stocks, and of our securities, may not be predictable. A loss of investor confidence in the market for retail stocks or the stocks of other companies which investors perceive to be similar to us could depress our stock price regardless of our business, prospects, financial condition or results of operations. A decline in the market price of our securities also could adversely affect our ability to issue additional securities and our ability to obtain additional financing in the future.

New Pubco incurs significant increased expenses and administrative burdens as a public company, which could have a material adverse effect on our business, financial condition and results of operations.

New Pubco faces increased legal, accounting, administrative and other costs and expenses as a public company that we have not incurred as a private company. The Sarbanes-Oxley Act, including the requirements of Section 404, as well as rules and regulations subsequently implemented by the SEC, the Dodd-Frank Act and the rules and regulations promulgated and to be promulgated thereunder, the Public Company Accounting Oversight Board and the securities exchanges, impose additional reporting and other obligations on public companies. Compliance with public company requirements increases costs and makes certain activities more time-consuming. A number of those requirements require New Pubco to carry out activities we did not do previously. For example, New Pubco created new board committees and adopted new internal controls and disclosure controls and procedures. In addition, additional expenses associated with SEC reporting requirements will be incurred. Furthermore, if any issues in complying with those requirements are identified (for example, if the auditors identify a material weakness or significant deficiency in the internal control over financial reporting), New Pubco could incur additional costs rectifying those issues, and the existence of those issues could adversely affect New Pubco’s reputation or investor perceptions of it. It may also be more expensive to obtain director and officer liability insurance. Risks associated with New Pubco’s status as a public company may make it more difficult to attract and retain qualified persons to serve on the board of directors or as executive officers. The additional reporting and other obligations imposed by these rules and regulations will increase legal and financial compliance costs and the costs of related legal, accounting and administrative activities. These increased costs will require New Pubco to divert a significant amount of money that could otherwise be used to expand the business and achieve strategic objectives. Advocacy efforts by shareholders and third parties may also prompt additional changes in governance and reporting requirements, which could further increase costs.

New Pubco may not be able to timely and effectively implement and maintain controls and procedures required by Section 404 of the Sarbanes-Oxley Act that are applicable to us.

As a public company, we are required to comply with the SEC’s rules implementing Sections 302 and 404 of the Sarbanes-Oxley Act, which require management to certify financial and other information in our quarterly and annual reports and provide an annual management report on the effectiveness of internal control over financial reporting. To comply with the requirements of being a public company, New Pubco is required to provide attestation on internal controls, and we may need to undertake various actions, such as implementing additional internal controls and procedures and hiring additional accounting or internal audit staff. The standards required for a public company under Section 404 of the Sarbanes-Oxley Act are significantly more stringent than those required of us as a privately held company. Management may not be able to effectively implement and maintain controls and procedures that adequately respond to the increased regulatory compliance and reporting requirements that are applicable to New Pubco. If New Pubco is not able to maintain the additional requirements of Section 404 in a timely manner or with adequate compliance, it may not be able to assess whether its internal controls over financial reporting are effective, which may subject it to adverse regulatory consequences and could harm investor confidence and the market price of our securities. Further, as an emerging growth company, our independent registered public accounting firm is not required to formally attest to the effectiveness of our internal controls over financial reporting pursuant to Section 404 until the date we are no longer an emerging growth company. At such time, our independent registered public accounting firm may issue a report that is adverse in the event that it is not satisfied with the level at which the controls of New Pubco are documented, designed or operating.

FoA’s management has limited experience in operating a public company.

Certain of FoA’s executive officers and certain directors have limited experience in the management of a publicly traded company. FoA’s management team may not successfully or effectively manage its transition to a public company following the Business Combination that is subject to significant regulatory oversight and reporting obligations under federal securities laws. Their limited experience in dealing with the increasingly complex laws pertaining to public companies could be a significant disadvantage in that it is likely that an increasing amount of their time may be devoted to these activities which will result in less time being devoted to the management and growth of the company. It is possible that New Pubco will be required to expand its employee base and hire additional employees to support its operations as a public company which will increase its operating costs in future periods.

Due to the listing of New Pubco’s Class A Common Stock on the NYSE, New Pubco is a “controlled company” within the meaning of NYSE rules and, as a result, qualifies for exemptions from certain corporate governance requirements. The stockholders of New Pubco do not have the same protections afforded to stockholders of companies that are subject to such requirements.

New Pubco’s Principal Stockholders are parties to the Stockholders Agreement described in “Item 1.01. Entry into Material Definitive Agreement—Stockholders Agreement” and beneficially own approximately 78% of the combined voting power of New Pubco’s Class A Common Stock and Class B Common Stock. As a result, New Pubco is a “controlled company” within the meaning of the NYSE corporate governance standards. Under these corporate governance standards, a company of which more than 50% of the voting power in the election of directors is held by an individual, group or another company is a “controlled company” and may elect not to comply with certain corporate governance requirements. For example, controlled companies:

•	are not required to have a board that is composed of a majority of “independent directors,” as defined under the NYSE rules;

•	are not required to have a compensation committee that is composed entirely of independent directors; and

•

are not required to have director nominations be made, or recommended to the full board of directors, by its independent directors or by a nominations committee that is composed entirely of independent directors.

Accordingly, the stockholders of New Pubco will not have the same protections afforded to stockholders of companies that are subject to all of the corporate governance requirements of NYSE.

There may be sales of a substantial amount of New Pubco Class A Common Stock New Pubco’s shareholders and these sales could cause the price of New Pubco’s securities to fall.

Pursuant to the Registration Rights Agreement, certain shareholders are entitled to demand that New Pubco registers the resale of their securities subject to certain minimum requirements. These shareholders also have certain “piggyback” registration rights with respect to registration statements filed subsequent to the Business Combination.

Upon effectiveness of any registration statement we file pursuant to the Registration Rights Agreement, and upon the expiration of the lockup periods applicable to the parties to the Registration Rights Agreement, these parties may sell large amounts of our Class A Common Stock in the open market or in privately negotiated transactions, which could have the effect of increasing the volatility in the share price of Class A Common Stock or putting significant downward pressure on the price of our Class A Common Stock.

Sales of substantial amounts of our Class A Common Stock in the public market, or the perception that such sales will occur, could adversely affect the market price of our Class A Common Stock and make it difficult for us to raise funds through securities offerings in the future.

We may redeem your unexpired Warrants prior to their exercise at a time that is disadvantageous to you, thereby making your Warrants worthless.

We have the ability to redeem outstanding Warrants at any time after they become exercisable and prior to their expiration, at a price of $0.01 per Warrant; provided that the last reported sales price of our Class A Common Stock equals or exceeds $18.00 per share (as adjusted for share splits, share dividends, reorganizations, recapitalizations and the like) for any 20 trading days within a 30 trading-day period ending on the third trading day prior to the date we send the notice of such redemption to the Warrant holders. If and when the Warrants become redeemable by us, we may exercise our redemption right even if we are unable to register or qualify the underlying securities for sale under all applicable state securities laws. Redemption of the outstanding Warrants could force you (i) to exercise your Warrants and pay the exercise price therefor at a time when it may be disadvantageous for you to do so, (ii) to sell your Warrants at the then-current market price when you might otherwise wish to hold your Warrants or (iii) to accept the nominal redemption price which, at the time the outstanding Warrants are called for redemption, is likely to be substantially less than the market value of your Warrants. In addition, we may redeem your Warrants after they become exercisable for a number of shares of Class A Common Stock determined based on the redemption date and the fair market value of our Class A Common Stock. Any such redemption may have similar consequences to a cash redemption described above. In addition, such redemption may occur at a time when the Warrants are “out-of-the-money,” in which case you would lose any potential embedded value from a subsequent increase in the value of the Class A Common Stock had your Warrants remained outstanding.

In addition, we may redeem your Warrants after they become exercisable for a number of shares of Class A Common Stock determined based on the redemption date and the fair market value of our Class A Common Stock. Any such redemption may have similar consequences to a cash redemption described above. In addition, such redemption may occur at a time when the Warrants are “out-of-the-money,” in which case you would lose any potential embedded value from a subsequent increase in the value of the Class A Common Stock had your Warrants remained outstanding.

Our Warrants may have an adverse effect on the market price of our Class A Common Stock.

We have issued Warrants to purchase 14,375,000 shares of our Class A Common Stock, which replaced the outstanding warrants of Replay as a result of the Business Combination. To the extent such Warrants are exercised, additional shares of our Class A Common Stock will be issued, which will result in dilution to our shareholders and increase the number of shares of Class A Common Stock eligible for resale in the public market. Sales of substantial numbers of such shares in the public market or the fact that such Warrants may be exercised could adversely affect the market price of our Class A Common Stock.

Because we have no current plans to pay cash dividends on our shares of Class A Common Stock for the foreseeable future, you may not receive any return on investment unless you sell your shares of Class A Common Stock for a price greater than that which you paid for it.

We may retain future earnings, if any, for future operations, expansion and debt repayment and have no current plans to pay any cash dividends for the foreseeable future. Any decision to declare and pay dividends in the future will be made at the discretion of our board of directors and will depend on, among other things, our results of operations, financial condition, cash requirements, contractual restrictions and other factors that our board of directors may deem relevant. In addition, our ability to pay dividends may be limited by covenants of any existing and future outstanding indebtedness we or our subsidiaries incur. As a result, you may not receive any return on an investment in our shares of Class A Common Stock unless you sell our shares of Class A Common Stock for a price greater than that which you paid for it. See the section entitled “Description of Securities—Dividends,” of the Proxy Statement/Prospectus beginning on page 353.

The Principal Stockholders control New Pubco and their interests may conflict with New Pubco’s or yours in the future.

The Principal Stockholders beneficially own approximately 78% of the combined voting power of New Pubco’s Class A Common Stock and Class B Common Stock. Moreover, New Pubco agreed to nominate to our board individuals designated by the Principal Stockholders in accordance with the Stockholders Agreement. The Principal Stockholders retain the right to designate directors subject to the maintenance of certain ownership requirements in us. See “Item 1.01. Entry into Material Definitive Agreement —Stockholders Agreement.” Even when the Principal Stockholders cease to own shares of New Pubco stock representing a majority of the total voting power, for so long as the Principal Stockholders continue to own a significant percentage of New Pubco stock, they will still be able to significantly influence or effectively control the composition of the New Pubco Board and the approval of actions requiring stockholder approval through their voting power. Accordingly, for such period of time, the Principal Stockholders will have significant influence with respect to New Pubco’s management, business plans and policies, including the appointment and removal of New Pubco’s officers.

In particular, for so long as the Principal Stockholders continue to own a significant percentage of New Pubco’s stock, the Principal Stockholders will be able to cause or prevent a change of control of New Pubco or a change in the composition of the New Pubco Board and could preclude any unsolicited acquisition of New Pubco. The concentration of ownership could deprive you of an opportunity to receive a premium for your shares of Class A Common Stock as part of a sale of New Pubco and ultimately might affect the market price of the Class A Common Stock.

In addition, the Principal Stockholders own 64.4% of the FoA Units. Because they hold ownership interests directly in FoA, the Principal Stockholders may have conflicting interests with holders of shares of the Class A Common Stock. For example, if FoA makes distributions to New Pubco, the Principal Stockholders will also be entitled to receive such distributions pro rata in accordance with the percentages of their respective membership interests in FoA and their preferences as to the timing and amount of any such distributions may differ from those of New Pubco’s public stockholders. The Principal Stockholders may also have different tax positions from us which could influence their decisions regarding whether and when to dispose of assets, especially in light of the existence of the Tax Receivable Agreements, whether and when to incur new or refinance existing indebtedness, and whether and when New Pubco should terminate the Tax Receivable Agreements and accelerate its obligations thereunder. In addition, the structuring of future transactions may take into consideration the Principal Stockholders’ tax or other considerations even where no similar benefit would accrue to New Pubco. See “Item 1.01. Entry into Material Definitive Agreement —Tax Receivable Agreements.”

The A&R Charter does not limit the ability of the Principal Stockholders to compete with New Pubco and they may have investments in businesses whose interests conflict with New Pubco.

The Principal Stockholders and their respective affiliates engage in a broad spectrum of activities, including investments in businesses that may compete with New Pubco. In the ordinary course of their business activities, the Principal Stockholders and their respective affiliates may engage in activities where their interests conflict with New Pubco’s interests or those of its stockholders. The Amended and Restated Certificate of Incorporation of New Pubco (the “A&R Charter”) provides that none of the Principal Stockholders or any of their respective affiliates or any of New Pubco’s directors who are not employed by New Pubco (including any non-employee director who serves as one of New Pubco’s officers in both his or her director and officer capacities) or his or her affiliates have any duty to refrain from engaging, directly or indirectly, in the same business activities or similar business activities or lines of business in which New Pubco operates. See the section titled “Description of Securities—Conflicts of Interest,” in the Proxy Statement/Prospectus beginning on page 357. The Principal Stockholders and their respective affiliates also may pursue acquisition opportunities that may be complementary to New Pubco’s business, and, as a result, those acquisition opportunities may not be available to New Pubco. In addition, the Principal Stockholders may have an interest in New Pubco pursuing acquisitions, divestitures and other transactions that, in their judgment, could enhance their investment, even though such transactions might involve risks to New Pubco and its stockholders.

Anti-takeover provisions under Delaware law could make an acquisition of New Pubco, which may be beneficial to New Pubco’s stockholders, more difficult and may prevent attempts by New Pubco’s stockholders to replace or remove New Pubco’s management.

New Pubco is incorporated in Delaware. The A&R Charter and the Amended and Restated Bylaws of New Pubco (the “A&R Bylaws”) contain provisions that may make the merger or acquisition of New Pubco more difficult without the approval of the New Pubco Board. Among other things, these provisions:

•

provide that subject to the rights of the holders of any preferred stock and the rights granted pursuant to the Stockholders Agreement, vacancies and newly created directorships may be filled only by the remaining directors at any time the Principal Stockholders beneficially own less than 30% of the total voting power of all then outstanding shares of New Pubco’s capital stock entitled to vote generally in the election of directors;

•

allow New Pubco to authorize the issuance of shares of one or more series of preferred stock, including in connection with a stockholder rights plan, financing transactions or otherwise, the terms of which series may be established and the shares of which may be issued without stockholder approval, and which may include super voting, special approval, dividend, or other rights or preferences superior to the rights of the holders of common stock;

•

prohibit stockholder action by written consent from and after the date on which the Principal Stockholders beneficially own at least 30% of the total voting power of all then outstanding shares of New Pubco’s capital stock entitled to vote generally in the election of directors unless such action is recommended by all directors then in office;

•	provide for certain limitations on convening special stockholder meetings; and

•	establish advance notice requirements for nominations for elections to our board or for proposing matters that can be acted upon by stockholders at stockholder meetings.

Further, as a Delaware corporation, New Pubco is also subject to provisions of Delaware law, which may impede or discourage a takeover attempt that New Pubco’s stockholders may find beneficial. These anti-takeover provisions and other provisions under Delaware law may discourage, delay or prevent a transaction involving a change in control of New Pubco, including actions that New Pubco’s stockholders may deem advantageous, or negatively affect the trading price of the Class A Common Stock. These provisions may also discourage proxy contests and make it more difficult for you and other stockholders to elect directors of your choosing and to cause New Pubco to take other corporate actions you desire. For further discussion of these and other such anti-takeover provisions, see the section titled “Description of Securities—Certain Anti-Takeover Provisions of Our Proposed Charter and Proposed Bylaws,” in the Proxy Statement/Prospectus beginning on page 353.

The A&R Charter designates the Court of Chancery of the State of Delaware or the federal district courts of the United States of America, as applicable, as the sole and exclusive forum for certain types of actions and proceedings that may be initiated by New Pubco’s stockholders, which could limit New Pubco’s stockholders’ ability to obtain a favorable judicial forum for disputes with New Pubco or New Pubco’s directors, officers or other employees.

The A&R Charter provides that, unless New Pubco consents to the selection of an alternative forum, the Court of Chancery of the State of Delaware will, to the fullest extent permitted by law, be the sole and exclusive forum for: (i) any derivative action or proceeding brought on our behalf; (ii) any action asserting a breach of fiduciary duty owed by any current or former director, officer, stockholder or employee of New Pubco to New Pubco or its stockholders; (iii) any action asserting a claim against New Pubco arising under the Delaware General Corporation Law (the “DGCL”), the A&R Chater or the A&R Bylaws (together, the “Organizational Documents”) or as to which the DGCL confers jurisdiction on the Court of Chancery of the State of Delaware; or (iv) any action asserting a claim against New Pubco that is governed by the internal affairs doctrine.

The A&R Charter further provides that, unless New Pubco consents in writing to the selection of an alternative forum, to the fullest extent permitted by law, the federal district courts of the United States of America will be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the federal securities laws of the United States, including the Securities Act and the Exchange Act and, in each case, the applicable rules and regulations promulgated thereunder.

Any person or entity purchasing or otherwise acquiring any interest in any shares of New Pubco’s capital stock shall be deemed to have notice of and to have consented to the forum provision in the A&R Charter. This choice-of-forum provision may limit a stockholder’s ability to bring a claim in a different judicial forum, including one that it may find favorable or convenient for a specified class of disputes with New Pubco or New Pubco’s directors, officers, other stockholders or employees, which may discourage such lawsuits. Alternatively, if a court were to find this provision of the A&R Charter inapplicable or unenforceable with respect to one or more of the specified types of actions or proceedings, New Pubco may incur additional costs associated with resolving such matters in other jurisdictions, which could materially and adversely affect New Pubco’s business, financial condition and results of operations and result in a diversion of the time and resources of New Pubco’s management and board of directors.

New Pubco cannot predict the impact its dual class structure may have on the market price of the Class A Common Stock.

New Pubco cannot predict whether its dual class structure will result in a lower or more volatile market price of the Class A Common Stock, in adverse publicity or other adverse consequences. Certain index providers have announced restrictions on including companies with multiple class share structures in certain of their indices. For example, S&P Dow Jones has stated that companies with multiple share classes will not be eligible for inclusion in the S&P Composite 1500 (composed of the S&P 500, S&P MidCap 400 and S&P SmallCap 600), although existing index constituents in July 2017 were grandfathered. Under the announced policies, New Pubco’s dual class capital structure would make it ineligible for inclusion in any of these indices. Given the sustained flow of investment funds into passive strategies that seek to track certain indices, exclusion from stock indices would likely preclude investment by many of these funds and could make the Class A Common Stock less attractive to other investors. As a result, the market price of the Class A Common Stock could be materially adversely affected.

If securities or industry analysts do not publish or cease publishing research or reports about New Pubco, its business, or its market, or if they change their recommendations regarding New Pubco’s securities adversely, the price and trading volume of New Pubco’s securities could decline.

The trading market for New Pubco’s securities will be influenced by the research and reports that industry or securities analysts may publish about New Pubco, its business, market or competitors. Securities and industry analysts do not currently, and may never, publish research on New Pubco. If no securities or industry analysts commence coverage of New Pubco, New Pubco’s share price and trading volume would likely be negatively impacted. If any of the analysts who may cover New Pubco change their recommendation regarding New Pubco’s securities adversely, or provide more favorable relative recommendations about New Pubco’s competitors, the price of New Pubco’s securities would likely decline. If any analyst who may cover New Pubco were to cease coverage of New Pubco or fail to regularly publish reports on it, New Pubco could lose visibility in the financial markets, which in turn could cause its share price or trading volume to decline.

You may be diluted by the future issuance of additional Class A Common Stock or FoA Units in connection with New Pubco’s incentive plans, acquisitions or otherwise.

New Pubco has 5,916,485,461 shares of Class A Common Stock authorized but unissued, including 111,943,961 shares of Class A Common Stock issuable upon exchange of FoA Units that are held by the Continuing Unitholders and 14,375,000 shares of Class A Common Stock issuable upon exercise of the Warrants. The A&R Charter authorizes New Pubco to issue these shares of Class A Common Stock and options, rights, warrants and appreciation rights relating to Class A Common Stock for the consideration and on the terms and conditions established by New Pubco’s Board in its sole discretion, whether in connection with acquisitions or otherwise. Similarly, the A&R LLC Agreement permits FoA to issue an unlimited number of additional limited liability company interests of FoA with designations, preferences, rights, powers and duties that are different from, and may be senior to, those applicable to the FoA Units, and which may be exchangeable for shares of Class A Common Stock. Additionally, New Pubco has reserved an aggregate of 23,769,904 shares of Class A Common Stock and FoA Units for issuance under the Incentive Plan. Any Class A Common Stock that New Pubco issues, including under the Incentive Plan or other equity incentive plans that we may adopt in the future, would dilute the percentage ownership held by the investors who own shares of Class A Common Stock.

New Pubco may issue preferred stock whose terms could materially adversely affect the voting power or value of its Class A Common Stock.

The A&R Charter authorizes New Pubco to issue, without the approval of its stockholders, one or more classes or series of preferred stock having such designations, preferences, limitations and relative rights, including preferences over New Pubco’s Class A Common Stock respecting dividends and distributions, as the New Pubco Board may determine. The terms of one or more classes or series of preferred stock could adversely impact the voting power or value of the Class A Common Stock. For example, New Pubco might grant holders of preferred stock the right to elect some number of New Pubco’s directors in all events or on the happening of specified events or the right to veto specified transactions. Similarly, the repurchase or redemption rights or liquidation preferences New Pubco might assign to holders of preferred stock could affect the residual value of the Class A Common Stock.

General Risk Factors

The unaudited pro forma financial information included herein may not be indicative of what New Pubco’s actual financial position or results of operations would have been.

The unaudited pro forma financial information included herein is presented for illustrative purposes only and is not necessarily indicative of what New Pubco’s actual financial position or results of operations would have been had the Business Combination been completed on the dates indicated.

As a result of the application of the acquisition method of accounting in connection with the Business Combination, the historical consolidated financial statements of New Pubco are not necessarily indicative of New Pubco’s future results of operations, financial position and cash flows, and in the future New Pubco may need to recognize impairment charges related to goodwill, identified intangible assets and fixed assets that are adjusted to fair value.

The Business Combination will be accounted for as a business combination using the acquisition method of accounting. Accordingly, the assets and liabilities of New Pubco would be recorded at their fair values at the date of the consummation of the Business Combination, with any excess of the purchase price over the estimated fair value recorded as goodwill. These fair value adjustments may result in substantial balances of goodwill and identified intangible assets. The application of business combination accounting requires the use of significant estimates and assumptions.

As a result of the application of the acquisition method of accounting for the Business Combination, the historical consolidated financial statements of New Pubco are not necessarily indicative of New Pubco’s future results of operations, financial position and cash flows. For example, increased tangible and intangible assets resulting from adjusting the basis of tangible and intangible assets to their fair value would result in increased depreciation and amortization expense in the periods following the consummation of the Business Combination. Additionally, New Pubco will be required to test goodwill and any other intangible assets with an indefinite life for possible impairment on an annual basis and on an interim basis if there are indicators of a possible impairment. New Pubco will also be required to evaluate amortizable intangible assets and fixed assets for impairment if there are indicators of a possible impairment. There is significant judgment required in the analysis of a potential impairment of goodwill, identified intangible assets and fixed assets. If, as a result of a general economic slowdown, deterioration in one or more of the markets in which New Pubco operates or impairment in New Pubco’s financial performance and/or future outlook, the estimated fair value of New Pubco’s long- lived assets decreases, New Pubco may determine that one or more of its long-lived assets is impaired. An impairment charge would be determined based on the estimated fair value of the assets and any such impairment charge could have a material adverse effect on New Pubco’s business, financial condition and results of operations.

Combination or “Layering” of Multiple Risk Factors May Significantly Increase Your Risk of Loss

Although the various risks discussed in this Current Report on Form 8-K are generally described separately, investors should consider the potential effects of the interplay of multiple risk factors. Where more than one significant risk factor is present, the risk of loss to an investor may be significantly increased. There are many circumstances in which layering of multiple risks with respect to the Company and its businesses may magnify the effect of those risks.

Financial Information

Reference is made to the disclosure set forth in Item 9.01 of this Current Report on Form 8-K concerning the financial information of New Pubco.

Unaudited Pro Forma Combined Consolidated Financial Information

Introduction

We are providing the following unaudited pro forma combined consolidated financial information to aid you in your analysis of the financial aspects of the Business Combination. The unaudited pro forma combined consolidated financial information should be read in conjunction with the accompanying notes.

The unaudited pro forma combined consolidated statement of operations for the year ended December 31, 2020 combines the audited consolidated statement of operations of Replay for the year ended December 31, 2020 with the audited consolidated statement of operations of FoA for the year ended December 31, 2020. The unaudited pro forma combined consolidated statement of operations for the year ended December 31, 2020 gives effect to the Business Combination as if it had been consummated on January 1, 2020.

The unaudited pro forma combined consolidated financial information was derived from and should be read in conjunction with:

•

The historical audited consolidated financial statements of Replay as of and for the year ended December 31, 2020 and the accompanying notes, which are included in Replay’s Annual Report on Form 10-K filed March 25, 2021 and

•

The historical audited consolidated financial statements of FoA as of and for the year ended December 31, 2020 and the accompanying notes, which are included as Exhibit 99.1 to this Current Report on Form 8-K.

The foregoing historical financial statements have been prepared in accordance with GAAP.

The unaudited pro forma combined consolidated financial information should also be read together with the section entitled “Replay Management’s Discussion and Analysis of Financial Condition and Results of Operations,” beginning on page 308 of the Proxy Statement/Prospectus, which is incorporated herein by reference and “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and other financial information included elsewhere in this Current Report on Form 8-K.

Description of the Business Combination

On October 12, 2020, Replay, FoA, New Pubco, Replay Merger Sub, Blocker Merger Sub, Blocker, Blocker GP and the Sellers entered into the Transaction Agreement, pursuant to which Replay agreed to combine with FoA in a series of transactions that resulted in New Pubco becoming a publicly-traded company on NYSE and controlling FoA in an “UP-C” structure.

Concurrently with the execution of the Transaction Agreement, Replay and New Pubco entered into the PIPE Agreements with the PIPE Investors, as applicable. In the aggregate, the PIPE Investors committed to purchase $250.0 million of PIPE Shares, at a purchase price of $10.00 per PIPE Share. The closing of the sale of the PIPE Shares pursuant to the PIPE Agreements was contingent upon, among other customary closing conditions, the substantially concurrent consummation of the Business Combination. The purpose of the sale of the PIPE Shares was to raise additional capital for use in connection with the Business Combination and to meet the minimum cash requirements provided in the Transaction Agreement.

Pursuant to the Business Combination, among other things:

(i) Replay effected the Domestication, whereby (A) each Ordinary Share outstanding immediately prior to the Domestication was converted into a Replay LLC Unit and (B) Replay will be governed by the Replay LLCA;

(ii) the Sellers and Blocker GP sold to Replay FoA Units in exchange for cash;

(iii) the Replay Merger occurred, with each Replay LLC Unit outstanding immediately prior to the effectiveness of the Replay Merger being converted into the right to receive one share of Class A Common Stock;

(iv) Blocker was converted from a Delaware limited partnership to a Delaware limited liability company;

(v) the Blocker Merger occurred, with each Blocker Share outstanding immediately prior to the effectiveness of the Blocker Merger being converted into the right to receive a combination of shares of Class A Common Stock and cash;

(vi) Blocker GP contributed its remaining FoA Units to New Pubco in exchange for shares of Class A Common Stock, after which New Pubco contributed such FoA Units to Blocker; and

(vii) New Pubco issued to the Continuing Unitholders shares of Class B Common Stock, which have no economic rights but entitle each holder of at least one such share (regardless of the number of shares so held) to a number of votes that is equal to the aggregate number of FoA Units held by such holder on all matters on which stockholders of New Pubco are entitled to vote generally.

As a result of the Business Combination, among other things:

(A) New Pubco indirectly holds (through Replay and Blocker) FoA Units and has the sole and exclusive right to appoint the board of managers of FoA;

(B) the Sellers hold (i) FoA Units that are exchangeable on a one-for-one basis for shares of Class A Common Stock and (ii) shares of Class B Common Stock; and

(C) the Continuing Stockholders directly or indirectly, hold shares of Class A Common Stock.

As a result of the Business Combination, New Pubco initially owns approximately 32.7% of the economic interest of FoA, but has 100% of the voting power and has the right to appoint the board of managers of FoA. Immediately following the completion of the Business Combination, the ownership percentage held by the noncontrolling interest is approximately 67.3%.

Additionally, in connection with the Business Combination, New Pubco entered into the Tax Receivable Agreements with the TRA Parties that provides for the payment by New Pubco to the TRA Parties of 85% of the benefits, if any, that New Pubco is deemed to realize (calculated using certain assumptions) as a result of (i) tax basis adjustments that will increase the tax basis of the tangible and intangible assets of New Pubco as a result of sales or exchanges of FoA Units in connection with or after the Business Combination or distributions with respect to the FoA Units prior to or in connection with the Business Combination, (ii) New Pubco’s utilization of certain tax attributes attributable to the Blocker or the Blocker Shareholders, and (iii) certain other tax benefits related to entering into the Tax Receivable Agreements, including tax benefits attributable to payments under the Tax Receivable Agreements. Prior to and following the consummation of the Business Combination the primary asset held by Blocker is an investment in FoA through Class A Units held. All other assets and liabilities held by Blocker are not considered to be significant to New Pubco. See “Item 1.01. Entry into Material Definitive Agreement—Tax Receivable Agreements” for more information. The computation of the adjustments to the pro forma balance sheet related to deferred tax assets and amounts payable under the Tax Receivable Agreement are complicated and subject to significant judgments, assumptions and uncertainties, which could cause actual results to differ materially from those presented in such pro forma adjustments. For example, any differences in the tax attributes used to measure the deferred tax asset as of the pro forma balance sheet date and the actual tax attributes upon the consummation of the Business Combination could result in the reduction of any deferred tax asset recognized or recognition of a deferred tax liability. Specifically, the amount of net operating losses, if any, that exist upon the consummation of the Business Combination will be impacted by the amount of taxable income through the consummation of the Business Combination.

Accounting for the Business Combination

The Business Combination was accounted for using the acquisition method with New Pubco as the accounting acquirer. Under the acquisition method of accounting, New Pubco’s assets and liabilities were recorded at carrying value and the assets and liabilities associated with FoA were recorded at estimated fair value as of the acquisition date. The excess of the purchase price over the estimated fair values of the net assets acquired is recognized as goodwill. For accounting purposes, the acquirer is the entity that has obtained control of another entity and, thus, consummated a business combination. The determination of whether control has been obtained begins with the evaluation of whether control should be evaluated based on the variable interest or voting interest model pursuant to ASC Topic 810, Consolidation (“ASC 810”). If the acquiree is a variable interest entity, the primary beneficiary would be the accounting acquirer. FoA meets the definition of a variable interest entity and New Pubco has been determined to be the primary beneficiary.

Other Events

On November 5, 2020, Finance of America Funding LLC, an indirect, wholly owned subsidiary of FoA, issued $350.0 million aggregate principal amount of 7.875% senior unsecured notes due November 15, 2025. FoA used approximately $298.4 million of the net proceeds of the offering to fund a distribution to its owners and the remaining net proceeds, after offering expenses, are being retained for growth and general corporate purposes.

Basis of Pro Forma Presentation

The unaudited pro forma combined consolidated financial information was prepared in accordance with Article 11 of Regulation S-X, using the assumptions set forth in the notes to the unaudited pro forma combined consolidated financial information. The unaudited pro forma combined consolidated financial information has been adjusted to give effect to transaction accounting adjustments reflecting only the application of required accounting to the Business Combination and related transactions linking the effects of the Business Combination and related transactions to the historical financial statements of Replay, which forms the accounting predecessor of New Pubco. The adjustments in the unaudited pro forma combined consolidated financial information have been identified and presented to provide relevant information necessary for an accurate understanding of the combined entity upon consummation of the Business Combination.

The unaudited pro forma combined consolidated financial information is for illustrative purposes only. The financial results may have been different had the companies always been combined. You should not rely on the unaudited pro forma combined consolidated financial information as being indicative of the historical results that would have been achieved had the companies always been combined or the future results that the combined entity will experience.

Unaudited Pro Forma Combined Consolidated Balance Sheet

As of December 31, 2020

(in thousands, except share amounts)

	(a) Replay Acquisition Corp. as of December 31, 2020	(b) Finance of America Equity Capital, LLC as of December 31, 2020	(c) Offering and Sale of Senior Notes	Footnote Reference	Pro Forma Adjustments	Footnote Reference	Pro Forma Combined
ASSETS
Cash and cash equivalents	$850	$233,101	$338,490	(d)	$—
			(298,448)	(e)	—
					(23,884)	(f)
					8,510	(g)
					293,315	(h)
					(9,188)	(i)
					250,000	(j)
					(6,563)	(k)
					(350,400)	(l)
					(201,534)	(m)	234,249
Restricted cash	—	306,262	—		—		306,262
Reverse mortgage loans held for investment, subject to HMBS related obligations, at fair value	—	9,929,163	—		—		9,929,163
Mortgage loans held for investment, subject to nonrecourse debt, at fair value	—	5,396,167	—		—		5,396,167
Mortgage loans held for investment, at fair value	—	730,821	—		—		730,821
Mortgage loans held for sale, at fair value	—	2,222,811	—		—		2,222,811
Debt securities, $- at fair value	—	10,773	—		—		10,773
Mortgage servicing rights, at fair value	—	180,684	—		—		180,684
Derivative assets	—	92,065	—		—		92,065
Fixed assets and leasehold improvements, net	—	24,512	—		—		24,512
Goodwill	—	121,233	—		(294,554)	(r)
					1,888,152	(x)	1,714,831
Intangible assets, net	—	16,931	—		361,169	(x)	378,100
Investments held in Trust Account	293,315	—	—		(293,315)	(h)	—
Deferred tax asset (liability)	—	—	—		(157)	(s), (t), (x)	(157)
Due from related parties	—	2,559	—		(1,511)	(o)	1,048
Other assets, net	11	298,073	—		—		298,084

TOTAL ASSETS	$294,176	$19,565,155	$40,042		$1,620,040		$21,519,413

LIABILITIES, CONTINGENTLY REDEEMABLE NONCONTROLLING INTEREST (“CRNCI”) AND SHAREHOLDERS’ EQUITY
HMBS related obligations, at fair value	$—	$9,788,668	$—		$—		$9,788,668
Nonrecourse debt, at fair value	—	5,257,754	—		—		5,257,754
Other financing lines of credit	—	2,973,743	—		—		2,973,743
Payables and accrued liabilities	1,695	414,146	—		201,705	(o)	617,546
Notes payable	—	336,573	350,000	(d)	—
			(11,510)	(d)	—		675,063
Deferred underwriting commissions	9,188	—	—		(9,188)	(i)	—
Payable to related parties pursuant to tax receivable agreement	—	—	—		40,933	(t), (x)	40,933

TOTAL LIABILITIES	$10,883	$18,770,884	$338,490		$233,450		$19,353,707

Commitments and contingencies
Ordinary shares, $0.0001 par value; 27,829,229 shares subject to possible redemption at $10.00 per share at December 31, 2020	278,292	—	—		(191,207)	(m)
					(87,085)	(p)	—
CRNCI	—	166,231	—		36,985	(n)
					(203,216)	(o)	—
SHAREHOLDERS’ EQUITY
Class A Common Stock	—	—	—		1	(p)
					1	(q)
					3	(j)
					3	(w), (x)	8
Ordinary shares, $0.0001 par value; 200,000,000 shares authorized; 8,108,271 shares issued and outstanding (excluding 27,829,229 shares subject to possible redemption) at December 31, 2020	1	—	—		(1)	(q)	—
Additional paid-in capital	1,907	—	—		249,997	(j)
					(10,327)	(m)
					87,084	(p)
					545,453	(w), (x)
					149,959	(u), (x)
					(350,400)	(l)	673,673
Retained earnings (accumulated deficit)	3,093	—	—		(23,884)	(f)	(20,791)
FOA Equity Capital LLC members’ equity	—	628,176	(298,448)	(e)	—
					8,510	(g)
					(338,238)	(r)	—
Accumulated other comprehensive income (loss)	—	9	—		(36,985)	(n)
					(6,563)	(k)
					43,539	(r)	—
Noncontrolling interest	—	(145)	—		145	(r)
					1,512,816	(v), (x)	1,512,816

TOTAL SHAREHOLDERS’ EQUITY	5,001	628,040	(298,448)		1,831,113		2,165,706

TOTAL LIABILITIES, CRNCI AND SHAREHOLDERS’ EQUITY	$294,176	$19,565,155	$40,042		$1,620,040		$21,519,413

Unaudited Pro Forma Combined Consolidated Statement of Operations

For the Year Ended December 31, 2020

(in thousands, except share amounts)

	(a) Replay Acquisition Corp. Year December 31, 2020	(b) Finance of America Equity Capital, LLC Year Ended December 31, 2020	(c) Offering and Sale of Senior Notes	Footnote Reference	Pro Forma Adjustments	Footnote Reference	Pro Forma Combined
REVENUES
Gain on sale and other income from mortgage loans held for sale, net	—	1,178,995			—		1,178,995
Gain (loss) on marketable securities, dividends and interest held in Trust Account	1,261	—			(1,261)	(e)	—
Net fair value gains on mortgage loans and related obligations	—	311,698			—		311,698
Fee income	—	386,752			—		386,752
Net interest expense:
Interest income	—	42,584			—		42,584
Interest expense	—	(123,001)	(30,062)	(d)	—		(153,063)

Net interest expense	—	(80,417)	(30,062)		—		(110,479)

TOTAL REVENUES	1,261	1,797,028	(30,062)		(1,261)		1,766,966

EXPENSES
Salaries, benefits and related expenses	—	868,265			23,884	(f)
					82,061	(g)	974,210
Occupancy, equipment rentals and other office related expenses	—	29,621			—		29,621
General and administrative expenses	2,393	398,885			20,066	(h)	421,344

TOTAL EXPENSES	2,393	1,296,771	—		126,011		1,425,175

NET INCOME BEFORE INCOME TAXES	(1,132)	500,257	(30,062)		(127,272)		341,791
Provision for income taxes	—	2,344			39,419	(i)	41,763

NET INCOME	(1,132)	497,913	(30,062)		(166,691)		300,028
CRNCI		(21,749)			21,749	(j)	—
Noncontrolling interest	—	1,274			206,990	(k)	208,264

NET INCOME ATTRIBUTABLE TO NEW PUBCO	$(1,132)	$518,388	$(30,062)		$(395,430)		$91,764

Earnings (Losses) Per Share:
Basic weighted average shares outstanding of Public Shares	28,750,000

Basic net income (loss) per share, Public Shares	$0.04

Diluted weighted average shares outstanding of Public Shares	28,750,000

Diluted net income (loss) per share, Public Shares	$0.04

Basic weighted average shares outstanding of Founder Shares	7,187,500

Basic net loss per share, Founder Shares	$(0.33)

Diluted weighted average shares outstanding of Founder Shares	7,187,500

Diluted net loss per share, Founder Shares	$(0.33)

Basic weighted average shares outstanding of New Pubco							62,596,473

Basic net income (loss) per share, New Pubco						(l)	$1.47

Diluted weighted average shares outstanding of New Pubco							191,200,000

Diluted net income (loss) per share, New Pubco						(l)	$1.28

1.	Basis of Presentation

The pro forma adjustments have been prepared as if the Business Combination had been consummated on December 31, 2020 in the case of the unaudited pro forma combined consolidated balance sheet and on January 1, 2020, the beginning of the earliest period presented in the case of the unaudited pro forma combined consolidated statement of operations.

The unaudited pro forma combined consolidated financial information has been prepared assuming the following methods of accounting in accordance with GAAP.

The Business Combination will be accounted for using the acquisition method of accounting under the provisions of Accounting Standards Codification (“ASC”) Topic 805, Business Combinations (“ASC 805”) on the basis of New Pubco as the accounting acquirer and FoA as the accounting acquiree. The acquisition method of accounting is based on ASC 805 and uses the fair value concepts defined in ASC Topic 820, Fair Value Measurements (“ASC 820”). In general, ASC 805 requires, among other things, that assets acquired and liabilities assumed to be recognized at their fair values as of the acquisition date by Replay, who was determined to be the accounting acquirer.

ASC 820 defines fair value, establishes a framework for measuring fair value, and sets forth a fair value hierarchy that prioritizes and ranks the level of observability of inputs used to develop the fair value measurements. Fair value is defined in ASC 820 as “the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date.” This is an exit price concept for the valuation of the asset or liability. In addition, market participants are assumed to be buyers and sellers in the principal (or the most advantageous) market for the asset or liability. Fair value measurements for a non-financial asset assume the highest and best use by these market participants. Many of these fair value measurements can be highly subjective, and it is possible that other professionals applying reasonable judgment to the same facts and circumstances, could develop and support a range of alternative estimated amounts

For accounting purposes, the acquirer is the entity that has obtained control of another entity and, thus, consummated a business combination. The determination of whether control has been obtained begins with the evaluation of whether control should be evaluated based on the variable interest or voting interest model pursuant to ASC Topic 810, Consolidation (“ASC 810”). If the acquiree is a variable interest entity, the primary beneficiary would be the accounting acquirer.

The pro forma adjustments represent management’s estimates based on information available as of the date of this Current Report on Form 8-K and subject to change as additional information becomes available and additional analyses are performed. Management considers this basis of presentation to be reasonable under the circumstances.

Upon consummation of the Business Combination, Replay adopted FoA’s accounting policies. As a result of the adoption, there were no significant changes in accounting policies and no pro forma adjustments related to the alignment of the accounting policies of Replay and FoA.

Replay combined with FoA in the Business Combination, which resulted in New Pubco becoming a publicly-traded company on NYSE and controlling FoA in an “UP-C” structure. As described in “Summary of the Proxy Statement/Prospectus—Organizational Structure—Following the Business Combination,” beginning on page 32 of the Proxy Statement/Prospectus, upon completion of the Business Combination, New Pubco now controls FoA with the exclusive right to appoint the board of managers of FoA and is a holding company with no assets or operations other than its equity interest in FoA. As a result of the Business Combination, New Pubco initially owns approximately 32.7% of the economic interest of FoA, but has 100% of the voting power and has the right to appoint the board of managers of FoA. Immediately following the completion of the Business Combination, the ownership percentage held by the noncontrolling interest is approximately 67.3%.

1.	Adjustments and Assumptions to the Unaudited Pro Forma Combined Consolidated Balance Sheet as of December 31, 2020

The unaudited pro forma combined consolidated balance sheet as of December 31, 2020 reflects the following adjustments:

(a)	Represents the Replay historical audited consolidated balance sheet as of December 31, 2020.

(b)	Represents the FoA historical audited consolidated statement of financial condition as of December 31, 2020.

(c)	Represents the impact of the 7.875% Senior Notes offering by FoA, which closed in November 2020.

(d)

Reflects the incremental borrowings and effect on cash and cash equivalents of the aggregate principal amount of $350.0 million Senior Notes, net of debt issuance costs of $11.5 million, resulting in net cash proceeds of $338.5 million. The Senior Notes are due in 2025 and will accrue interest at a fixed stated rate of 7.875%.

(e)	In connection with the offering of the Senior Notes, FoA distributed $298.4 million to its equity owners.

(f)

Reflects the settlement and cash payment to employees who hold phantom units in FoA, pursuant to the terms of the Amended and Restated Long-Term Incentive Plan executed in October 2020. The payment is expected to be made promptly following the closing of the Transaction. In connection with the consummation of the transaction, FoA expects to achieve the Hurdle associated with the phantom units which is accounted for as an in-substance performance condition. As a result, compensation cost associated with this settlement of the phantom units will be recognized in full upon achieving the Hurdle at the time of the closing of the transaction. The offset of the cash payment has been recorded through Retained earnings (accumulated deficit). Refer to note 27 in FoA’s notes to the consolidated financial statements for the year ended December 31, 2020.

(g)

Reflects $8.5 million cash proceeds received to settle shareholder notes receivable held by FoA from certain officers of FoA to finance the purchase by the officers of equity units in UFG Holdings. The shareholder notes receivable were historically accounted for pursuant to ASC 718 as a grant of an equity-classified option award with the full amount of the grant date fair value recognized as compensation cost on the date of issuance. Refer to note 28 in FoA’s notes to the consolidated financial statements for the year ended December 31, 2020.

(h)	Represents the reclassification of the investments held in Replay’s trust account to cash and cash equivalents to liquidate these investments and make the funds available for general use by FoA.

(i)

Represents a cash disbursement by New Pubco to settle the outstanding underwriting fees incurred by Replay in connection with the Replay initial public offering that were deferred until closing of the Business Combination.

(j)

Represents the $250.0 million cash investment by Replay in exchange for the issuance of 25.0 million newly issued shares of Class A common stock with a par value of $0.0001 per share and a corresponding offset to Additional paid-in capital as a result of the executed PIPE Agreements.

(k)	Represents the payment of transaction costs incurred by FoA as a result of the Business Combination.

(l)

Represents cash distributions made to the Sellers and the Blocker GP for the sale of FoA Units to Replay as described in part (ii) in the Description of the Business Combination and a reduction to Additional paid-in capital. The amount of the distribution to the Sellers and the Blocker GP is derived by taking the sum of (A) the historical cash balances of Replay and FoA, (B) the sum of the pro forma adjustments impacting cash, less (C) the maximum amount of cash that can be contractually distributed to arrive at an ending pro forma cash balance of $250 million less the total anticipated transaction costs to be paid as discussed in notes (i) and (k) above. As stipulated in Section 8.01 of the Transaction Agreement the Company may make distributions, but only to the extent that the closing cash balance is equal to or greater than $250 million less transaction-related costs.

(m)

Represent a $201.5 million cash disbursement from the trust account to holders of redeemable Replay Ordinary Shares for 19,753,406 Ordinary Shares of Replay that were redeemed at an assumed redemption price of approximately $10.20 per share based on the trust account balance as of December 31, 2020. The remaining 8,996,594 Ordinary Shares of Replay were not redeemed and thus converted into Class A Common Stock shares upon the Domestication. As further discussed in note (p) below.

(n)

Represents the accretion of the contingently redeemable non-controlling interest to its redemption value in accordance with the terms of the Class B Units issued to B2R under the FACo Holdings Agreement. In connection with the closing of the Business Combination, FoA expects to cause Finance of America Holdings LLC to exercise its right under the FACo Holdings Agreement to purchase all of the outstanding Class B Units held by B2R for an aggregate price of $203.2 million in satisfaction of the applicable “hurdle amount” under the FACo Holdings Agreement. As a result, the accretion adjustment is an increase of $37.0 million to CRNCI and a corresponding decrease to Accumulated other comprehensive loss. Refer to note 29 in FoA’s notes to the consolidated financial statements for the year ended December 31, 2020.

(o)

Represents the increase in Payables and accrued liabilities of $201.7 million and the settlement of $1.5 million in Due from related parties for the redemption of all of the outstanding Class B Units held by B2R in FACo Holdings, which will be paid by FoA in connection with the closing of the Business Combination in accordance with the FACo Holdings Agreement.

(p)

Represent the conversion of 8,996,594 redeemable Ordinary Shares of Replay that were not redeemed and thus converted into shares of Class A Common Stock with an offset to Additional paid-in capital upon the Domestication.

(q)

Represents the automatic conversion on a one-for-one basis of the outstanding non-redeemable Ordinary Shares of Replay into Replay LLC Units, which were automatically converted into the right to receive shares of Class A Common Stock upon the Domestication.

(r)

Represents the adjustment for FoA equity that is reclassified to Goodwill. FoA has been, and will continue to be, treated as a partnership for U.S. federal and state income tax purposes. As such, FoA’s profits and losses will flow through to its partners, including New Pubco, and are generally not subject to significant entity level taxes at the FoA level. As described in “Summary of the Proxy Statement/Prospectus—Organizational Structure—Following the Business Combination,” beginning on page 32 of the Proxy Statement/Prospectus, as a result of the completion of Business Combination, New Pubco controls FoA as the appointer of the board of managers of FoA and will be a holding company with no assets or operations other than its equity interest in FoA.

As a result of the Business Combination, New Pubco initially owns approximately 32.7% of the economic interest of FoA, but has 100% of the voting power and controls the management of FoA. Immediately following the completion of the Business Combination, the ownership percentage held by the noncontrolling interest is approximately 67.3%.

(s)

As a result of the transaction, New Pubco will be subject to U.S. federal income taxes, in addition to state, local and foreign taxes. As a result, the pro forma balance sheet reflects an adjustment to our taxes assuming the federal rates currently in effect and the highest statutory rates apportioned to each state, local and foreign jurisdiction. The total presented deferred tax asset is measured based on the following: (i) outside tax basis vs. US GAAP basis of New Pubco’s interest in the Company; (ii) net operating losses carried over from the Blocker; and (iii) tax receivable agreement liability. In order to determine the outside tax basis used in the calculation of that portion of the net deferred tax liability, the Company considered the tax basis in the units acquired by Replay, the Founder Shares, and the interest in the Company that was acquired as part of the Blocker Merger, as described in part (v) of the Description of the Business Combination.

We have recorded a deferred tax liability of $0.2 million. The deferred tax liability includes (i) a deferred tax liability of ($11.5) million related to New Pubco’s investment in FoA, consisting of ($11.0) million and ($0.5) million from Blocker carryover and Founder Shares, respectively, (ii) a deferred tax asset of $0.6 million related to tax loss carryforwards and credits from Blocker, and (iii) a deferred tax asset of $10.7 million related to tax benefits from future deductions attributable to payments under the Tax Receivable Agreement as described further in note (t) directly below.

To the extent we determine it is more likely-than-not that we will not realize the full benefit represented by the deferred tax asset, we will record an appropriate valuation allowance based on an analysis of the objective or subjective negative evidence.

Refer to note (x) for the purchase price allocation.

(t)

In connection with the Business Combination, concurrently with the Closing, New Pubco entered into the Blackstone Tax Receivable Agreement and the FoA Tax Receivable Agreement. The Tax Receivable Agreements generally provide for the payment by New Pubco to the TRA Parties of 85% of the cash tax benefits, if any, that New Pubco is deemed to realize (calculated using certain assumptions) as a result of (i) tax basis adjustments as a result of sales and exchanges of FoA Units in connection with or following the Business Combination and certain distributions with respect to FoA Units, (ii) New Pubco’s utilization of certain tax attributes attributable to Blocker or the Continuing Stockholders, and (iii) certain other tax benefits related to entering into the Tax Receivable Agreements. New Pubco generally will retain the benefit of the remaining 15% of these cash tax benefits.

The $40.9 million adjustment related to the Tax Receivable Agreements assumes: (1) $342.3 million of cash paid to the TRA Parties in connection with the Business Combination (excluding the impact of additional transaction costs incurred as a result of the Transaction), (2) a share price equal to $10.00 per share, (3) a constant federal U.S. income tax rate of 21.0% and an assumed weighted-average state and local income tax rate of 5.13%, (4) no material changes in tax law, (5) the ability to utilize tax attributes based on current tax forecasts, and (6) future payments under the Tax Receivable Agreements.

The amount of the expected future payments under the Tax Receivable Agreements has been discounted to its present value using a discount rate of 9% as a result of the application of purchase accounting following ASC 805.

The adjustments related to the Tax Receivable Agreements have been recorded as an adjustment to Goodwill. Refer to note (x) for details of the consideration transferred and the purchase price allocation. New Pubco anticipates that it will account for the income tax effects resulting from future taxable exchanges of FoA Units by the TRA Parties for shares of Class A Common Stock or the cash equivalent thereof by recognizing an increase in deferred tax assets, based on enacted tax rates at the date of each exchange. Further, New Pubco will evaluate the likelihood that New Pubco will realize the benefit represented by the deferred tax asset, and, to the extent that New Pubco estimates that it is more likely than not that New Pubco will not realize the benefit, New Pubco will reduce the carrying amount of the deferred tax asset with a valuation allowance.

The amount of expected future payments under the Tax Receivable Agreements is dependent upon a number of factors, including New Pubco’s cash tax savings, the enacted tax rate in the years in which it utilizes tax attributes subject to the Tax Receivable Agreements, and current tax forecasts. These estimated rates and forecasts are subject to change based on actual results and realizations, which could have a material impact on the liability to be paid. If New Pubco exercises its right to terminate the Tax Receivable Agreements or in the case of a change in control of New Pubco or a material breach of New Pubco’s obligations under either the Blackstone Tax Receivable Agreement or the FoA Tax Receivable Agreement, all obligations under the Tax Receivable Agreements will be accelerated and New Pubco will be required to make a payment to the TRA Parties in an amount equal to the present value of future payments under the Tax Receivable Agreements, which payment would be based on certain assumptions, including that New Pubco would have sufficient taxable income to fully utilize the deductions arising from the tax deductions, tax basis and other tax attributes subject to the Tax Receivable Agreements. If New Pubco were to elect to terminate the Tax Receivable Agreements immediately after the Business Combination, (i) assuming the market value of a share of Class A Common Stock is equal to the FoA Units Cash Consideration paid per FoA Unit in connection with the Business Combination, (ii) assuming that 19,753,406 Public Shareholders exercised their right to have their Ordinary Shares redeemed on completion of the Business Combination, (iii) taking into account the effects of any cash payments paid under the A&R MLTIP in connection with the Business Combination (but disregarding the effects of any issuance of Replacement RSUs or Class A Common Stock pursuant to the

A&R MLTIP or any payments that may be made pursuant to the A&R MLTIP that are not paid in connection with the Closing), and (iv) disregarding the effects of the issuance of any Earnout Securities, New Pubco currently estimates that it would be required to pay approximately $426.7 million to satisfy its total liability.

(u)

Represents the estimated fair market value of the seller earnout, which will be settled with shares of Class A Common Stock and is accounted for as a contingent consideration in accordance with ASC 805. The equity owners of FoA prior to the Closing are entitled to receive an earnout exchangeable for Class A Common Stock if, at any time during the six years following Closing, the volume weighted average price of Class A Common Stock with respect to a trading day (the “VWAP”) is greater than or equal to $12.50 for any 20 trading days within a consecutive 30-trading-day period, 50% of the Earnout Securities will be issued (the “$12.50 Tranche of Earnout Securities”); and if, at any time during the six years following Closing, the VWAP is greater than or equal to $15.00 for any 20 trading days within a consecutive 30-trading-day period, the remaining 50% of the Earnout Securities will be issued (the “$15.00 Tranche of Earnout Securities”). As a result, the seller earnout adjustment is an adjustment of $150.0 million to Goodwill and a corresponding increase of $150.0 million to Additional paid-in capital. The adjustment amount was determined by using a Monte Carlo simulation to forecast the future daily price per share of Class A Common Stock over a six-year time period. Refer to note (x) for details of the consideration transferred and the purchase price allocation.

(v)

The adjustment represents the fair market value of the noncontrolling interest of FoA Units retained by the Continuing Unitholders and shares of Class B Common Stock of New Pubco that provide the Continuing Unitholders with one-to-one voting rights for each share of Class B Common Stock they own based on the organization structure as a result of the Business Combination. See table below for the computation of the controlling and noncontrolling interest:

	Amount	Percentage
FoA Units held by New Pubco	62,596,473	32.7%
FoA Units retained by Continuing Unitholders	128,603,527	67.3%

Total FoA Units	191,200,000	100.0%

In addition to the 191,200,00 FoA Units outstanding, an additional 4,258,500 units were issued upon the consummation of the Business Combination which relate to shares of unvested Class A Common Stock. Such shares will be subject to vesting and forfeiture restrictions and will have no rights to distributions or economics until such vesting conditions have been satisfied. Refer to “Item 1.01. Entry into Material Definitive Agreement—Sponsor Agreement” for additional details.

Refer to note (x) for details of the consideration transferred and the purchase price allocation.

(w)

This adjustment reflects the issuance of 33,901,926 shares of Class A common stock with a par value of $0.0001 per share and Additional paid-in capital of $545.5 million related to the consideration transferred by Replay and Blocker, which together, along with the PIPE investors discussed in note (j), comprise the controlling interest in FoA.

Refer to note (x) for details of the consideration transferred and the purchase price allocation.

(x)

Represents the adjustment for the estimated preliminary purchase price allocation for the FoA business resulting from the Business Combination. The preliminary calculation of total consideration and allocation of the purchase price to the fair value of FoA’s assets acquired and liabilities assumed is presented below as if the Business Combination was consummated on December 31, 2020. New Pubco has not completed the detailed valuations necessary to estimate the fair value of the assets acquired and the liabilities assumed and, accordingly, the adjustments to record the assets acquired and liabilities assumed at fair value reflect the best estimates of New Pubco based on the information currently available and are subject to change once additional analyses are completed.

Consideration Transferred
(in thousands)
Replay estimated cash and cash held in trust	$294,165
Proceeds from the sale of 25,000,000 Class A Common Stock shares to PIPE Investors	250,000
Less: shareholder redemption	(201,534)
Less: underwriting costs incurred by Replay	(9,188)

Total cash consideration (prior to fees and expenses)	$333,443
Blocker rollover equity	212,013
Seller Earnout contingent consideration	149,959
Tax Receivable Agreement obligations to the Seller	40,933

Total consideration transferred	$736,348
Non-controlling interest	1,512,816

Total equity value	$2,249,164

Recognized amounts of identifiable assets acquired and liabilities assumed
Cash and cash equivalents	$275,090
Restricted cash	306,262
Reverse mortgage loans held for investment, subject to HMBS related obligations, at fair value	9,929,163
Mortgage loans held for investment, subject to nonrecourse debt, at fair value	5,396,167
Mortgage loans held for investment, at fair value	730,821
Mortgage loans held for sale, at fair value	2,222,811
Debt securities, $ - held at fair value	10,773
Mortgage servicing rights, at fair value	180,684
Derivative assets, at fair value	92,065
Fixed assets and leasehold improvements, net	24,512
Other Assets, net	298,073
Deferred tax asset (liability)	(157)
Intangible assets, net	378,100
Due from related parties	1,048
Goodwill	1,714,831
HMBS related obligations, at fair value	(9,788,668)
Nonrecourse debt, at fair value	(5,257,754)
Other financing lines of credit	(2,973,743)
Payables and other liabilities	(615,851)
Notes payable, net	(675,063)

Net assets acquired	$2,249,164

Intangible Assets. Intangible assets were identified that met either the separability criterion or the contractual legal criterion described in ASC 805. The trade name intangible assets represent the values of all of the Company’s trade names. The broker/customer relationships intangible asset represents the existing broker/customer relationships and the developed technology intangible asset represents internally developed technology that had been obtained through FoA’s past acquisitions.

Identifiable intangible assets	Fair value (in thousands)	Useful life (in years)
Indefinite lived trade name	$153,300	n/a
Broker/customer relationships	223,800	10.0
Developed technology	1,000	5.0

Total	$378,100

Goodwill. Approximately $1,714.8 million has been allocated to goodwill. Goodwill represents the excess of the gross consideration transferred over the fair value of the underlying net tangible and identifiable intangible assets acquired. Goodwill represents future economic benefits arising from acquiring FoA primarily due to its strong market position and its assembled workforce that are not individually identified and separately recognized as intangible assets.

In accordance with ASC Topic 350, Goodwill and Other Intangible Assets, goodwill and indefinite lived intangible assets related to certain acquired brands will not be amortized, but instead will be tested for impairment at least annually or more frequently if certain indicators are present. In the event management of the combined company determines that the value of goodwill and/or indefinite/finite lived intangible assets has become impaired, an accounting charge for impairment during the quarter in which the determination is made may be recognized.

2.	Adjustments and Assumptions to the Unaudited Pro Forma Combined Consolidated Statement of Operations for the year ended December 31, 2020

The unaudited pro forma combined consolidated statement of operations for the year ended December 31, 2020, reflect the following adjustments:

(a)	Represents the Replay historical audited consolidated statement of operations for the year ended December 31, 2020.

(b)	Represents the FoA historical audited consolidated statement of operations for the year ended December 31, 2020.

(c)	Represents the impact of the 7.875% Senior Notes offering by FoA.

(d)

Reflects an increase in interest expense of $30.1 million for the year ended December 31, 2020, as a result of the Senior Notes offering due to the incurrence of $350.0 million borrowings, assuming a fixed stated interest rate of 7.875%, as well as amortization of the original issue discount and deferred financing costs.

(e)	Represents the elimination of gains on marketable securities, dividends and interest held in Replay’s Trust Account.

(f)

Represents compensation cost of $23.9 million for the year ended December 31, 2020, to be recognized. The compensation cost associated with the lump sum payment to holders of phantom units will be directly allocated to the noncontrolling interest and Blocker.

Refer to note 27 in FoA’s notes to the consolidated financial statements for the year ended December 31, 2020.

(g)	Represents compensation cost of $82.1 million for the year ended December 31, 2020 related to the vesting of Replacement RSUs and Earnout Right RSUs of New Pubco.

Pursuant to the terms of the Amended and Restated Long-Term Incentive Plan, FoA will grant to each employee who held phantom units in FoA and remains employed as of the RSU grant date, in consideration for the cancellation of a portion of their phantom units, Replacement RSUs that will vest into shares of New Pubco Class A Common Stock with a grant date fair value that approximates the transaction price per share of Class A Common Stock. Following the terms of the Amended and Restated Long-Term Incentive Plan, 25% of the Replacement RSUs will vest on the RSU grant date, and the remaining 75% will vest in equal installments on each of the first three anniversaries of the closing of the transaction, subject to each holder’s continued employment. The compensation cost recognized in this adjustment is equal to the grant date fair value of the Replacement RSUs multiplied by the portion of the Replacement RSUs that would have vested if the award had been outstanding at the beginning of the year ended December 31, 2020 using a straight line attribution method.

In addition to the Replacement RSUs, participants in the Amended and Restated Long-Term Incentive Plan will be entitled to receive additional Earnout Right RSUs if New Pubco achieves specified volume-weighted average price per share targets of $12.50 per share and $15.00 per share during the six year period following the transaction, subject to continued employment. The Earnout Right RSUs will have the same service-based vesting conditions as the Replacement RSUs to which they relate, as discussed above. The volume-weighted average price per share targets have been treated as market-based vesting conditions and have been factored into the grant date fair value measurement of the Earnout Right RSUs using a Monte Carlo simulation. The compensation cost recognized in this adjustment is equal to the grant date fair value of the Earnout Right RSUs multiplied by the portion of the Earnout Right RSUs that would have service vested if the award had been outstanding at the beginning of the year ended December 31, 2020 using a graded vesting attribution method.

The total compensation cost associated with the vesting of the Replacement RSUs and Earnout Right RSUs will be directly allocated to the noncontrolling interest and Blocker.

(h)

Represents adjustments to incorporate additional intangible assets amortization for the step-up in basis from purchase price accounting (“PPA”) at the closing of the Business Combination. This pro forma adjustment has been proposed assuming the Business Combination happened on the first day of the fiscal year 2020. The following table is a summary of information related to certain intangible assets acquired, including information used to calculate the pro forma change in amortization expenses that is adjusted to General and administrative expenses:

Identifiable intangible assets	Fair value (in thousands	Useful life (in years)	Amortization expense for the year ended December 31, 2020
Indefinite lived trade name	$153,300	n/a	$—
Broker/customer relationships	223,800	10.0	22,380
Developed technology	1,000	5.0	200

Total	$378,100		$22,580

Less: Historical amortization expense			2,514

Pro forma adjustments			$20,066

(i)

FoA has been, and will continue to be, treated as a partnership for U.S. federal and state income tax purposes. As such, FoA’s profits and losses will flow through to its partners, including New Pubco, and are generally not subject to tax at the FoA level. Following the consummation of the Business Combination, New Pubco is subject to U.S. federal income taxes, in addition to state, local and foreign taxes.

As a result, the pro forma adjustment for provision for income taxes represents tax expense on income that will be taxable in jurisdictions after our corporate reorganization that previously had not been taxable. The adjustment is calculated as pro forma income attributable to New Pubco before income taxes multiplied by the pro forma effective tax rate, which is representative of the blended statutory tax rate, of 26.1%, for the year ended December 31, 2020

The table below includes a reconciliation of the blended statutory tax rate applied to each of the pro forma adjustments in arriving at the pro forma effective tax rates discussed above:

U.S Federal Statutory Income Tax Rate	21.00%
Blended State Rate net of Federal Benefit	5.13%

Blended Statutory Tax Rate	26.13%

(j)	Reflects the elimination of net income (loss) of $ (21.7) million for the year ended December 31, 2020, attributable to B2R due to the redemption of the CRNCI.

(k)

As described in “Summary of the Proxy Statement/Prospectus—Organizational Structure—Following the Business Combination,” beginning on page 32 of the Proxy Statement/Prospectus, as a result of the Business Combination, New Pubco controls FoA and has the exclusive right to appoint the board of managers of FoA and is a holding company with no assets or operations other than its equity interest in FoA.

New Pubco initially owns approximately 32.7% of the economic interest of FoA, but has 100% of the voting power and will control the management of FoA. Immediately following the completion of the Business Combination, the ownership percentage held by the noncontrolling interest is approximately 67.3%.

In addition, as discussed above in notes (f) and (g) certain expenses associated with the Amended and Restated Long-Term Incentive Plan will be directly allocated to the noncontrolling interest and Blocker.

(l)

Represents the basic and diluted income per share as a result of the pro forma adjustments for the year ended December 31, 2020. The table below presents the pro forma basic and diluted earnings per share for New Pubco:

For the year ended December 31, 2020
(in thousands, except share-related amounts)
Basic net income per share:

Numerator
Net income	$300,028
Less: income attributable to noncontrolling interests	(208,264)

Net income attributable to holders of Class A Common Stock - basic	$91,764

Denominator
Shares of Class A Common Stock issued to Replay, PIPE Investors and Blocker	62,596,473

Weighted average shares of Class A Common Stock outstanding - basic	62,596,473

Basic net income per share	$1.47

Diluted net income per share:

Numerator
Net income attributable to holders of Class A Common Stock	$91,764
Reallocation of net income assuming exchange of Class A Units	153,847

Net income attributable to holders of Class A Common Stock - diluted (1)	$245,611

Denominator
Weighted average shares of Class A Common Stock outstanding - basic	62,596,473
Effect of dilutive securities:
Assumed exchange of Class A Units for shares of Class A Common Stock	128,603,527

Weighted average shares of Class A Common Stock outstanding - diluted (2)	191,200,000

Diluted net income (loss) per share	$1.28

(1)	Assumes the after-tax elimination of noncontrolling interest due to the assumed exchange of all Class A Units outstanding for shares of Class A Common Stock as of the beginning of the period.

(2)

The if-converted method for the diluted weighted average share calculation is used to give effect to the provisions of the Exchange Agreement and assume the Class A Unitholders exchange their units on a one-for-one basis for shares of New Pubco Class A Common Stock.

Diluted income per share was calculated following the if-converted method, which was determined to be more dilutive than applying the treasury stock method for the periods presented. The if-converted method assumes that the Class A Unitholders, representing the noncontrolling interest, exchange their units on a one-for-one basis for shares of New Pubco Class A Common Stock. Following the terms of the A&R LLC Agreement, the Class A Unitholders will initially bear approximately 86% of the cost of the one-time lump sum cash payment to holders of phantom units and any vesting associated with the Replacement RSUs and Earnout Right RSUs prior to any distribution by FoA to such Class A Unitholders. The remaining compensation cost associated with the phantom units, Replacement RSUs and Earnout Right RSUs will be shared by Blocker. As a result of the application of the if-converted method, in arriving at diluted net income per share, the entirety of the compensation cost associated with the phantom units and vesting of the Replacement RSUs and Earnout Right RSUs is assumed to be included in the net income attributable to holders of Class A Common Stock.

(m)

The pro forma adjustments described above do not reflect an elimination of $10.6 million of transaction costs incurred by FoA in its historical audited consolidated statement of operations for the year ended December 31, 2020.

Management’s Discussion and Analysis of Financial Condition and Results of Operations

The following discussion of our financial condition and results of operations should be read together with our consolidated financial statements and related notes. This discussion and analysis contains forward-looking statements that involve risk, uncertainties and assumptions. Our actual results could differ materially from those anticipated in the forward-looking statements as a result of many factors. Except where the context otherwise requires, the terms “Finance of America Companies,” “Finance of America,” “FOA Equity Capital,” “FoA,” “we,” “us,” or “our” refer to the business of Finance of America Equity Capital LLC and its consolidated subsidiaries.

Overview

Finance of America is a vertically integrated, diversified lending platform that connects borrowers with investors. We operate our Company with the goal of minimizing risk; we offer a diverse set of high quality consumer loan products and distribute that risk to investors for an up-front cash profit and typically some future performance-based participation. We believe we have a differentiated, less volatile strategy than mono-line mortgage lenders who focus on originating interest rate sensitive traditional mortgages and retain significant portfolios of mortgage servicing rights with large potential future advancing obligations. In addition to our profitable lending operations, we provide a variety of services to lenders through our Lender Services segment, which augments our lending profits with an attractive fee-oriented revenue stream.

Our differentiated strategy is built upon a few key fundamental factors:

•

We operate in a diverse set of lending markets that benefit from strong, secular tailwinds and are each influenced by different demand drivers, which we believe results in stable and growing earnings with lower volatility and lower mortgage market correlation than a traditional mortgage company.

•

We seamlessly connect borrowers with investors. Our consumer-facing business leaders interface directly with the investor-facing professionals in our Portfolio Management segment, facilitating the development of attractive lending solutions for our customers with the confidence that the loans we generate can be efficiently and profitably sold to a deep pool of investors. While we often retain a future performance-based participation in the underlying cash flows of our loan products, we seek to programmatically and profitably monetize most of our loan products through a variety of investor channels, which minimizes capital at risk.

•

We distribute our products through multiple channels, and utilize flexible technology platforms and a distributed workforce in order to scale our businesses and manage costs efficiently. Our businesses are supported by a centralized business excellence office (“BXO”), providing all corporate support, including IT, Human Resources, Legal, Risk and Compliance. This platform enables us to be product agnostic, with the ability to focus our resources as the opportunity set evolves while not being overly reliant on any individual product. As borrower demands for lending products change, we are able to change with them and continue to offer desirable lending solutions.

Today, we are principally focused on (1) residential mortgage loan products throughout the U.S., offering traditional mortgage loans, reverse mortgage loans, and (2) business purpose loans to real estate investors. We have built a distribution network that allows our customers to interact with us through their preferred method: in person, via a broker or digitally. Our product offering diversity makes us resilient in varying rate and origination environments, and differentiates us from traditional mortgage lenders. Our Lender Services segment supports a range of financial institutions, including our lending companies, with services such as title insurance and settlement services, appraisal management, valuation and brokerage services, fulfillment services, and technology platforms for student loans, consumer loans and home sharing services. In addition to creating recurring third-party revenue streams, these service business lines allow us to better serve our lending customers and maximize our revenue per lending transaction. Furthermore, our Portfolio Management segment provides structuring and product development expertise, allowing innovation and improved visibility of execution for our originations, as well as a broker/dealer and institutional asset management capabilities. These capabilities allowed us to complete profitable sales of our loan products via 10 securitizations in 2020, demonstrating the high quality and liquidity of the loan products we originate, the deep relationships we have with our investors and the resilience of our business model in any market environment.

The Business Combination

On October 12, 2020, FOA and Replay Acquisition Corp. (“Replay Acquisition”), a publicly traded special purpose acquisition company, agreed to a business combination that resulted in Finance of America becoming a publicly listed company. FoA; Replay Acquisition; Finance of America Companies Inc., a Delaware corporation and wholly owned subsidiary of Replay (“New Pubco”); RPLY Merger Sub LLC, a Delaware limited liability company and wholly owned subsidiary of New Pubco (“Replay Merger Sub”); RPLY BLKR Merger Sub LLC, a Delaware limited liability company and wholly owned subsidiary of New Pubco (“Blocker Merger Sub”); Blackstone Tactical Opportunities Fund (Urban Feeder) – NQ L.P., a Delaware limited partnership (“Blocker”); Blackstone Tactical Opportunities Associates – NQ L.L.C., a Delaware limited liability company (“Blocker GP”); BTO Urban Holdings L.L.C., a Delaware limited liability company (“BTO Urban”), Blackstone Family Tactical Opportunities Investment Partnership – NQ – ESC L.P., a Delaware limited partnership (“ESC”), Libman Family Holdings LLC, a Connecticut limited liability company (“Family Holdings”), The Mortgage Opportunity Group LLC, a Connecticut limited liability company (“TMO”), L and TF, LLC, a North Carolina limited liability company (“L&TF”), UFG Management Holdings LLC, a Delaware limited liability company (“Management Holdings”), and Joe Cayre (each of BTO Urban, ESC, Family Holdings, TMO, L&TF, Management Holdings and Joe Cayre, a “Seller” and, collectively, the “Sellers” or the “Continuing Unitholders”); and BTO Urban and Family Holdings, solely in their joint capacity as the representative of the Sellers pursuant to Section 12.18 of the Transaction Agreement (as defined below) (the “Seller Representative”), entered into a Transaction Agreement (the “Transaction Agreement”) pursuant to which Replay agreed to combine with FoA in a series of transactions (collectively, the “Business Combination”) that will result in New Pubco becoming a publicly-traded company on the New York Stock Exchange (the “NYSE”) and controlling FoA in an “UP-C” structure. For a description of the Business Combination, see “Proposal No. 1 – The Business Combination Proposal” in Replay Acquisition’s Form S-4/A filed with the SEC on February 10, 2021. Replay Acquisition’s central index key number is 0001763731.

Capitalized terms used and not defined herein have the meanings assigned to them in the Proxy Statement/Prospectus.

Our Segments

We manage our Company in five reportable segments: Portfolio Management, Mortgage Originations, Reverse Originations, Commercial Originations, and Lender Services. A description of the business conducted by each of these segments is provided below:

Portfolio Management

Our Portfolio Management segment provides product development, loan securitization, loan sales, risk management, asset management and servicing oversight services to the enterprise and third-party funds. The team is primarily based in St. Paul, MN and New York, NY.

As part of the vertical integration of our business, our Portfolio Management team acts as the connector between borrowers and investors. The direct connections to investors complete the lending lifecycle in a way that allows us to innovate and manage risk through better price and product discovery. Given our scale, we are able to “do our own deals” and where appropriate, retain assets on balance sheet for attractive return opportunities. These retained investments are a source of growing and recurring earnings.

The retained asset portfolio generally consists of two classifications of assets: short-term investments and long-term investments. Short-term investments are primarily proprietary whole loans and securities that are held for sale and loans bought out from HECM securitizations prior to assignment to Ginnie Mae. Long-term investments are primarily made up of mortgage servicing rights, securitized HECM loans, securitized proprietary whole loans (including retained securities and residual interests in securitization trusts), and whole loans not yet securitized.

The retained assets are initially recorded to the portfolio at a designated fair-value-based transfer price, if originated by any of the Company’s origination segments (“Net origination gains” recognized by the origination segments), or at the price purchased from external parties. Retained financial assets are subsequently recorded at their current fair value on an ongoing basis.

The Portfolio Management segment generates revenue and earnings in the form of gain on sale of loans, fair value gains, interest income, servicing income, fees for underwriting, advisory and valuation services and other ancillary fees.

Mortgage Originations

Our Mortgage Originations segment originates forward mortgage loans through Finance of America Mortgage LLC (“FAM”). This segment generates revenue through fee-based mortgage loan origination services and the origination and sale of mortgage loans into the secondary market. We generally sell all originated mortgage loans into the secondary market within 30 days of origination and elect whether to sell or retain the rights to service the underlying mortgage loans based on the economics in the market and Company portfolio investment strategies. Whether the Company elects to sell or retain the rights to service the underlying loans, the Mortgage Originations segment realizes the fair value of the mortgage servicing rights in gain on sale. Performance of the retained mortgage servicing rights after origination are accounted for within the Portfolio Management segment results.

The Mortgage Originations segment includes three channels:

•	Our distributed retail lending channel relies on mortgage advisors in retail branch locations across the country to acquire, interact with, and serve customers.

•

Our direct-to-consumer lending channel relies on our call centers, website and mobile apps to interact with customers. Our primary focus is to assist our customers with a refinance or home purchase by providing them with a needs-based approach to understanding their current mortgage options.

•

Our third-party-originator (“TPO”) lending channel works with mortgage brokers to source loans which are underwritten and funded by us in our name. Counterparty risk is mitigated through quality and compliance monitoring, and all brokers are subject to our eligibility requirements coupled with an annual recertification process.

Our forward mortgage lending activities primarily consist of the origination and sale of residential mortgage loans to the government sponsored entities (“GSEs”), Fannie Mae, Freddie Mac, and Ginnie Mae, as well as private investors. The Mortgage Originations segment generates revenue and earnings in the form of gain on sale of loans, fair value gains, interest income, servicing income, and origination fees earned on the successful origination of mortgage loans.

Reverse Originations

Our Reverse Originations segment originates or acquires reverse mortgage loans through our Finance of America Reverse LLC (“FAR”) subsidiary. This segment originates HECMs, and proprietary jumbo reverse mortgages, referred to as “non-agency reverse mortgages.”

We securitize HECMs into Home Equity Conversion Mortgage-Backed Securities (“HMBS”), which Ginnie Mae guarantees, and sell them in the secondary market while retaining the rights to service. Non-agency reverse mortgages, which complement the FHA HECM for higher value homes, may be sold as whole loans to investors or held for investment and pledged as collateral to securitized nonrecourse debt obligations. Non-agency reverse mortgage loans are not insured by the FHA.

We originate reverse mortgage loans through the following channels:

•

Our retail channel consists of a centralized retail platform, which includes a telephone based platform with multiple loan officers in one location. Our retail network controls all of the loan origination process, including sourcing the borrower, processing the application, setting the interest rate, ordering appraisal and underwriting, processing, closing and funding the loan.

•

Our TPO channel originates through third-party mortgage brokers and correspondent lenders. Our wholesale channel reviews and underwrites the application submitted by our mortgage brokers and correspondent lenders and approves or denies the application and sets the interest rate.

Our reverse mortgage lending activities primarily consist of the origination and securitization of mortgage loans to Ginnie Mae and other private investors. The Reverse Originations segment generates revenue and earnings in the form of fair value gains at the time of origination (“Net origination gains”) and origination fees earned on the successful origination of mortgage loans.

Commercial Originations

Our Commercial Originations segment originates or acquires commercial mortgage loans through our Finance of America Commercial Holdings LLC (“FACo”) subsidiary. The segment provides business purpose lending solutions for residential real estate investors in two principal ways: short-term loans to provide rehab and construction of investment properties meant to be sold upon completion, and investor rental loans collateralized by either a single asset or portfolio of properties. The segment does not provide financing for consumer-purpose, owner occupied loans or non-residential purpose commercial lending.

We originate commercial mortgage loans through the following channels:

•

Our retail channel consists of sales team members located throughout the United States with concentrations in Charlotte, NC, Chicago, IL, and Irvine, CA. Our retail network controls all of the loan origination process, including sourcing the borrower, processing the application, setting the interest rate, ordering appraisal and underwriting, processing, closing and funding the loan.

•

Our TPO channel originates through third-party mortgage brokers and correspondent lenders. Our wholesale channel reviews and underwrites the application submitted by our mortgage brokers and correspondent lenders and approves or denies the application and sets the interest rate.

Our commercial mortgage lending activities primarily consist of the origination and securitization of commercial mortgages to private investors. The Commercial Originations segment generates revenue and earnings in the form of fair value gains at the time of origination (“Net origination gains”) and origination fees earned on the successful origination of mortgage loans.

Lender Services

Our Lender Services segment provides ancillary business services, title agency and title insurance services, MSR valuation and trade brokerage, and appraisal management services to customers in the residential mortgage, student lending, and commercial lending industries. The segment also operates a foreign branch in the Philippines for fulfillment transactional and administrative support.

Our Lender Services business typically generates revenue and earnings in the form of fee-for-service revenue or commissions on successful MSR trades.

Business Trends and Conditions

There are a number of key factors and trends affecting our results of operations. A summary of key factors impacting our revenue include:

•

prevailing interest rates which impact loan origination volume, with declining interest rates leading to increases in refinance volume, and an increasing interest rate environment leading to decreases in the refinance volume;

•

housing market trends which also impact loan origination volume, with a strong housing market leading to higher loan origination volume, and a weak housing market leading to lower loan origination volume;

•

demographic and housing stock trends which impact the addressable market size of mortgage, reverse and commercial loan originations; increases in loan modifications, delinquency rates, delinquency status and prepayment speeds; and,

•

broad economic factors such as the strength and stability of the overall economy, including the unemployment level and real estate values which have been substantially affected by the COVID-19 outbreak, further discussed below. The COVID-19 outbreak poses unique challenges to our business and the effects of the pandemic could adversely impact our ability to originate and service mortgages, manage our portfolio of assets and provide lender services and could also adversely impact our counterparties, liquidity and employees.

Other factors that may affect our cost base include trends in salaries and benefits costs, sales commissions, technology, rent, legal, compliance and other general and administrative costs. Management continually monitors these costs through operating plans.

Impact of COVID-19

On January 30, 2020, the World Health Organization (“WHO”) announced a global health emergency because of a new strain of coronavirus (“COVID-19”) and the risks to the international community as the virus spreads globally beyond its point of origin. In March 2020, the WHO classified the COVID-19 outbreak as a pandemic, based on the rapid increase in exposure globally. The full impact of the COVID-19 outbreak continues to evolve as of the date of this report.

COVID-19, has adversely impacted global financial markets and contributed to significant volatility in market liquidity and yields required by market investors in the type of financial instruments originated by the Company’s primary operating subsidiaries. The pandemic and related government responses are creating disruption in global supply chains and adversely impacting virtually all industries. Although the Company cannot estimate the length or gravity that the impact of the COVID-19 outbreak will have on the residential mortgage and commercial lending industries at this time, if the pandemic continues, it may have an adverse effect on the Company’s results of future operations, financial position, intangible assets and liquidity in calendar year 2021 and beyond. Management is actively monitoring the global situation and its effect on the Company’s financial condition, liquidity, operations, suppliers, industry, and workforce.

On March 27, 2020, the Coronavirus Aid, Relief, and Economic Security Act (the “CARES Act”) was enacted into law. The CARES Act, among other things, includes provisions relating to refundable payroll tax credits, deferment of employer side social security payments, net operating loss carryback periods, alternative minimum tax credit refunds, modifications to the net interest deduction limitations, increased limitations on qualified charitable contributions, and technical corrections to tax depreciation methods for qualified improvement property. We continue to examine the impact that the CARES Act may have on our business.

On August 12, 2020, in light of market and economic uncertainty resulting in higher risk and costs incurred by Fannie Mae, Fannie Mae introduced a new adverse market refinance fee (loan-level price adjustment or “LLPA”) which took effect in December 2020 and increased the cost to originate and to deliver certain single family limited cash out refinances and cash out refinance mortgage loans. This LLPA is in addition to any other price adjustments that are otherwise applicable to a particular mortgage transaction. The costs to originate and deliver these loans increased by one half of one percent (0.5%), or 50 bps, as an LLPA and such fees have increased the price of GSE loans, and could result in decreased borrower demand for GSE loans.

It is unclear how many borrowers have been adversely affected by the COVID-19 pandemic. It is expected that many borrowers will be (or continue to be) adversely affected by the COVID-19 pandemic. As a result, borrowers may not and/or may be unable to meet their payment obligations under the mortgage loans, which may result in shortfalls in distributions of interest and/or and losses on the loans. Shortfalls and losses will be particularly pronounced to the extent that the related mortgaged properties are located in geographic areas with significant numbers of COVID-19 cases or relatively restrictive COVID-19 countermeasures. Some borrowers may seek forbearance arrangements at some point in the near future (if they have not already made such request). It is possible that a significant number of borrowers will not make timely payments on their mortgage loans at some point during the continuance of the COVID-19 pandemic. In response, we may implement a range of actions with respect to affected borrowers and the related mortgage loans to forbear or extend or otherwise modify the loan terms consistent with our customary servicing practices.

In addition, the CARES Act permitted borrowers with a federally backed residential mortgage loan (including a loan purchased or securitized by Fannie Mae and Freddie Mac, insured by the United States Department of Housing and Urban Development (“HUD”), Veterans Affairs (“VA”) or the United States Department of Agriculture (“USDA”), or directly made by USDA) who experience a financial hardship due to the COVID-19 pandemic to request a payment forbearance from their mortgage loan servicer. The CARES Act required servicers of such federally backed mortgage loans to grant the requested forbearance requests for up to 180 days, with a further 180-day extension of the forbearance period at the request of the borrower. Similarly, the CARES Act permitted borrowers of federally backed mortgages on multifamily properties who experience a financial hardship due to the COVID-19 pandemic and who were current on their payments as of February 1, 2020 to request a payment forbearance from their mortgage loan servicer. Servicers of such federally backed mortgage loans must grant the requested forbearance requests for up to 30 days, with two possible 30-day extensions at the request of the borrower. During the payment forbearance period, no fees, penalties, or interest will be permitted to accrue on the borrower’s account beyond the amounts scheduled or calculated as if the borrower made all contractual payments on time and in full under the terms of the mortgage contract. In addition, the CARES Act prohibited a servicer of a federally backed residential mortgage loan from initiating any foreclosure process or executing a foreclosure-related eviction for any occupied property until at least May 17, 2020. Servicers of mortgage loans remain contractually bound to advance, subject to certain limits, monthly payments to investors, insurers and taxing authorities regardless of whether the borrower actually makes those payments. We expect, however, that such payments may continue to increase throughout the duration of the pandemic. While Fannie Mae and Freddie Mac have issued guidance limiting the number of payments a servicer must advance in the case of a forbearance, we expect that a borrower who has experienced a loss of employment or a reduction of income may not repay the forborne payment at the end of the forbearance period. Additionally, we are prohibited from collecting certain servicing related fees, such as late fees, and initiating foreclosure proceedings. Many of the CARES Act provisions have been extended by the federal government into 2021, but no assurance can be given as to whether or not they will continue to be extended. Further market volatility and governmental interventions may result in additional declines in the value of our assets. Such actions may also lead to shortfalls and losses in our business.

For further discussion on the potential impacts of the COVID-19 pandemic reference “Risk Factors—Risks Related to the Business of New Pubco—Risks Related to COVID-19” appearing elsewhere in this document.

Reorganization Transactions

New Pubco was incorporated in October 2020 and is a holding corporation, the principal asset of which is a controlling interest in FoA. The business, property and affairs of FoA are managed by a board of managers, appointed by New Pubco in its sole discretion. New Pubco consolidates FoA in its consolidated financial statements and reports a non-controlling interest related to the FoA Units held by the Continuing Unitholders in New Pubco’s consolidated financial statements.

In connection with the consummation of the Business Combination, we executed several reorganization transactions, as a result of which the limited liability company agreement of FoA was amended and restated to, among other things, reclassify its outstanding limited liability company units into a single new class of units that are referred to as “FoA Units.” New Pubco appointed in its sole discretion the members of the FoA board of managers. For a description of the reorganization transactions, see “Item 1.01. Entry into Material Definitive Agreement.”

New Pubco, FoA and the Continuing Unitholders entered into an exchange agreement under which they (or certain permitted transferees) have the right (subject to the terms of the exchange agreement) to exchange their FoA Units for shares of New Pubco Class A Common Stock on a one-for-one basis, subject to customary conversion rate adjustments for stock splits, stock dividends and reclassifications.

The Continuing Unitholders hold all of the issued and outstanding shares of FoA’s Class B Common Stock. The shares of Class B Common Stock have no economic rights but entitle each holder, without regard to the number of shares of Class B Common Stock held by such holder, to a number of votes that is equal to the aggregate number of FoA Units held by such holder on all matters on which stockholders of New Pubco are entitled to vote generally. Holders of shares of FoA’s Class B Common Stock vote together with holders of FoA’s Class A Common Stock as a single class on all matters on which stockholders are entitled to vote generally, except as otherwise required by law.

Factors Affecting the Comparability of our Results of Operations

As a result of a number of factors, our historical results of operations are not comparable from period to period and may not be comparable to our financial results of operations in future periods. Set forth below is a brief discussion of the key factors impacting the comparability of our results of operations.

Impact of the Business Combination

New Pubco is a corporation for U.S. federal and state income tax purposes. FoA, was and is treated as a flow-through entity for U.S. federal income tax purposes, and as such, has generally not been subject to U.S. federal income tax at the entity level. Accordingly, other than for certain consolidated subsidiaries of FoA that are structured as corporations and unless otherwise specified, the historical results of operations and other financial information presented does not include any provision for U.S. federal income tax.

New Pubco (together with certain corporate subsidiaries through which it owns its interest in FoA) pays U.S. federal and state income taxes as a corporation on its share of our taxable income. The Business Combination will be accounted for as a business combination using the acquisition method of accounting. Accordingly, the assets and liabilities of FoA will be recorded at their fair values at the date of the consummation of the Business Combination, with any excess of the purchase price over the estimated fair value recorded as goodwill. The application of business combination accounting requires the use of significant estimates and assumptions.

As a result of the application of business combination accounting, the historical consolidated financial statements of FoA are not necessarily indicative of FoA’s future results of operations, financial position and cash flows. For example, increased tangible and intangible assets resulting from adjusting the basis of tangible and intangible assets to their fair value would result in increased depreciation and amortization expense in the periods following the consummation of the Business Combination, and in the future New Pubco may need to recognize impairment charges related to goodwill, identified intangible assets and fixed assets that are adjusted to fair value.

Additionally, in connection with the Business Combination, New Pubco will enter into the Tax Receivable Agreements with the TRA Parties that provide for the payment by New Pubco to such owners of 85% of the benefits that New Pubco is deemed to realize as a result of (i) tax basis adjustments that will increase the tax basis of the tangible and intangible assets of New Pubco as a result of sales or exchanges of FoA Units in connection with or after the Business Combination or distributions with respect to the FoA Units prior to or in connection with the Business Combination, (ii) New Pubco’s utilization of certain tax attributes attributable to the Blocker or the Blocker Shareholders, and (iii) certain other tax benefits related to entering into the Tax Receivable Agreements, including tax benefits attributable to payments under the Tax Receivable Agreements.

Impact of Becoming a Public Company

Following the completion of the Business Combination, we expect to incur additional costs associated with operating as a public company. We expect that these costs will include additional personnel, legal, consulting, regulatory, insurance, accounting, investor relations and other expenses that we did not incur as a private company. The Sarbanes-Oxley Act, as well as rules adopted by the SEC and national securities exchanges, requires public companies to implement specified corporate governance practices that were previously inapplicable to us as a private company. These additional rules and regulations will increase our legal, regulatory and financial compliance costs and will make some activities more time-consuming and costly.

Components of Our Results of Operations

Revenue

Our primary sources of revenue include gains on mortgage loans held for sale, net fair value gains on mortgage loans and related obligations, fee income and net interest income (expense).

Gain on sale and other income from mortgage loans held for sale, net

Net gains on mortgage loans held for sale include realized and unrealized gains and losses on loans held for sale, interest rate lock commitments, hedging derivatives and retained mortgage servicing rights. The Company sells mortgage loans into the secondary market, including sales to the GSEs on a servicing-released basis, where the loans are sold to an investor with the associated mortgage servicing rights transferred to the investor or to a separate third-party investor. In addition, the Company may opportunistically sell loans on a servicing-retained basis, where the loan is sold and the rights to service that loan are retained. Unrealized gains and losses include fair value gains and losses resulting from changes in fair value in the underlying mortgages, interest rate lock commitments, hedging derivatives and retained mortgage servicing rights, from the time of origination to the ultimate sale of the loan or other settlement of those financial instruments.

Net fair value gains on mortgage loans and related obligations

The majority of our outstanding financial instruments are carried at fair value. The yield recognized on these financial instruments and any changes in estimated fair value are recorded as a component of net fair value gains on mortgage loans and related obligations. See Note 5 within our consolidated financial statements for a discussion of fair value measurements.

Fee income

We earn various fees from our customers during the process of origination and servicing of loans as well as providing services to third party customers. These fees include loan servicing and origination fees, title and closing service fees, title underwriting servicing fees, settlement fees, appraisal fees and broker fees. Revenue is recognized when the performance obligations have been satisfied, which is typically at the time of loan origination.

Net interest income (expense)

We earn interest income on commercial and reverse loans and forward loans held for sale. Interest expense incurred on warehouse lines of credit and non-funding debt is included in net interest income (expense). Interest income and interest expense also accrues to loans held for investment, including securitized loans subject to HMBS and nonrecourse debt. Interest income and expense on loans held for investment and their related obligations are recorded to net fair value gains on mortgage loans and related obligations.

Operating Expenses

Our operating expenses include salaries, benefits and related expenses, occupancy, equipment rentals and other office related expenses, and general and administrative expenses.

Salaries, benefits and related expenses

Salaries, benefits and related expenses includes commissions, bonuses, salaries, benefits, taxes and all payroll related expenses for our employees.

Occupancy, equipment rentals and other office related expenses

Occupancy, equipment rentals and other office related expenses includes rent expense on office space, equipment and other related occupancy costs.

General and administrative expenses

General and administrative expenses primarily include loan origination fees, loan portfolio expenses, professional service fees, business development costs, communications and data processing costs, legal costs such as title and closing, depreciation and amortization and other expenses.

Income Taxes

FoA is currently treated as a flow-through entity for U.S. federal income tax purposes. As a result, entity level taxes at FoA are not significant. Provision for income taxes consists of tax expense primarily related to certain of the consolidated subsidiaries of FoA that are structured as corporations and subject to U.S. federal income taxes as well as state taxes. See Note 32 - Income Taxes, within the consolidated financial statements for additional information.

New Pubco (together with certain corporate subsidiaries through which it owns its interest in FoA) is treated as a U.S. corporation for U.S. federal and state income tax purposes and is subject to U.S. federal income taxes with respect to its allocable share of any taxable income of FoA and is taxed at the prevailing corporate tax rates. Accordingly, a provision for income taxes is recorded for the anticipated tax consequences of our reported results of operations for federal income taxes. In addition to tax expenses, we incur expenses related to our operations, as well as payments under the Tax Receivable Agreements, which we expect to be significant. We intend to cause FoA to make distributions in an amount sufficient to allow New Pubco to pay its tax obligations and operating expenses, including distributions to fund any payments due under the Tax Receivable Agreements. See “Item 1.01. Entry into Material Definitive Agreement—Tax Receivable Agreements.” However, our ability to make such distributions may be limited due to, among other things, restrictive covenants in our financing lines of credit and senior notes. New Pubco is a holding company and its only material asset is its direct and indirect interest in FoA. New Pubco is accordingly dependent upon distributions from FoA to pay taxes, make payments under the Tax Receivable Agreements and pay dividends.

Results of Operations

Consolidated Results

The following table summarizes our consolidated operating results for the periods indicated (in thousands):

	For the year ended December 31,
	2020	2019	2018
Gain on sale and other income from mortgage loans held for sale, net	$1,178,995	$464,308	$400,302
Net fair value gains on mortgage loans and related obligations	311,698	329,526	310,864
Fee income	386,752	201,628	151,602
Net interest expense	(80,417)	(101,408)	(73,506)

Total revenue	1,797,028	894,054	789,262
Total expenses	1,296,771	816,475	741,731

NET INCOME BEFORE TAXES	$500,257	$77,579	$47,531

Net fair value gains on mortgage loans and related obligations

In the table below is a summary of the components of net fair value gains on mortgage loans and related obligations for the periods indicated (in thousands):

	For the year ended December 31,
	2020	2019	2018
Interest income on loans	$709,679	$749,240	$568,378
Change in fair value of loans	294,238	272,709	219,076
Change in fair value of mortgage backed securities	2,438	(153)	—

Net fair value gains on mortgage loans	1,006,355	1,021,796	787,454

Interest expense on related obligations	(526,690)	(527,646)	(441,421)
Change in fair value of derivatives	(12,482)	(15,068)	(3,120)
Change in fair value of related obligations	(155,484)	(149,556)	(32,049)

Net fair value losses on related obligations	(694,656)	(692,270)	(476,590)

Total net fair value gains on mortgage loans and related obligations	$311,699	$329,526	$310,864

Principally all of our outstanding financial instruments are carried at fair value. The yield recognized on these financial instruments and any changes in estimated fair value are recorded as a component of net fair value gains on mortgage loans and related obligations in the Consolidated Statements of Operations and Comprehensive Income. However, for certain of our outstanding financing lines of credit, we have not elected to account for these liabilities under the fair value option. Accordingly, interest expense is presented separately on our Consolidated Statements of Operations and Comprehensive Income. We evaluate net interest margin (“NIM”) for our outstanding investments through an evaluation of all components of interest income and interest expense.

Certain of our financial instruments are valued utilizing a process that combines the use of a discounted cash flow model and analysis of current market data to arrive at an estimate of fair value. The cash flow assumptions and prepayment and repayment assumptions used in the model are based on various factors, with the key assumptions being prepayment and repayment speeds, credit loss frequencies and severity, and discount rate assumptions. Any changes in fair value on these financials instruments is recorded as a gain or loss in net fair value gains on mortgage loans and related obligations on the Consolidated Statement of Operations and Comprehensive Income.

The following table provides an analysis of all components of NIM for the periods indicated (in thousands):

	For the year ended December 31,
	2020	2019	2018
Interest income on commercial and reverse loans	$709,679	$749,240	$568,378
Interest expense on HMBS and nonrecourse obligations	(526,690)	(527,646)	(441,421)

Net interest margin included in net fair value gains on mortgage loans (1)	182,989	221,594	126,957

Interest income on mortgage loans held for sale (1)	42,398	37,050	34,145
Interest expense on warehouse lines of credit (1)	(113,669)	(133,381)	(106,074)
Non-funding debt interest expense	(8,946)	(5,167)	(1,717)
Other interest income	186	273	1,189
Other interest expense	(386)	(183)	(1,049)

Net interest expense	(80,417)	(101,408)	(73,506)

NET INTEREST MARGIN	$102,572	$120,186	$53,451

(1)

Net interest margin included in fair value gains on mortgage loans includes interest income and expense on all commercial and reverse loans and their related nonrecourse obligations. Interest income on mortgage loans and warehouse lines of credit are classified in net interest expense. See Note 2 - Summary of Significant Accounting Policies within the consolidated financial statements for additional information on the Company’s accounting related to commercial and reverse mortgage loans.

For the year ended December 31, 2020 versus the year ended December 31, 2019

Net income before taxes increased $422.7 million or 544.8% as a result of higher gain on sale and other income from mortgage loans held for sale, net, and fee income on originated mortgage loans and from our Lender Services segment, offset partially by lower net fair value gains on loans and related obligations and higher expenses.

•

Gain on sale and other income from mortgage loans held for sale, net, increased $714.7 million or 153.9% primarily as a result of higher loan originations in our Mortgage Originations segment and a general widening in margins related to GSE and government guaranteed loan products. We originated $29,064.4 million in residential mortgage loans in 2020, compared to $15,437.1 million, an 88.3% increase over 2019. The higher loan origination volume is attributable to the favorable interest rate environment in 2020, which was 99 bps lower than 2019, leading to an increase in refinance production.

•

Net fair value gains on mortgage loans and related obligations decreased by $17.8 million primarily as a result of a $49.9 million in fair value losses from assumption changes in 2020 driven largely by shocks to fair value yields during the early months of the COVID-19 outbreak, partially offset by $34.1 million increase in new origination gains during 2020. See Note 5 - Fair Value within the consolidated financial statements for additional information on assumptions impacting the value of loans held for investment.

•	Fee income increased $185.1 million or 91.8% as a result of our higher loan origination volumes.

•

Net interest expense decreased $21.0 million or 20.7% in 2020 as a result of the favorable interest rate environment in 2020 compared to 2019. This reduced the interest expense on our warehouse lines of credit. Additionally, the favorable interest rate environment resulted in lower interest rates on the debt associated with the 10 securitizations executed in 2020, which are recorded in net fair value gains on mortgage loans and related obligations.

•

Total expenses increased $480.3 million or 58.8% due to higher salaries, benefits and related expenses combined with an increase in general and administrative expenses as a result of higher loan origination volumes during the period and overall enterprise growth.

For the year ended December 31, 2019 versus the year ended December 31, 2018

Net income before taxes increased $30.0 million or 63.2% as a result of higher net fair value gains and fee income on originated mortgage loans, offset partially by an increase in net interest expense and higher expenses.

•

Gain on sale and other income from mortgage loans held for sale, net, increased $64.0 million or 16.0% primarily as a result of higher loan originations in our Mortgage Originations segment, and a general widening in margins related to GSE and government guaranteed loan products. We originated $15,437.1 million in residential mortgage loans in 2019, compared to $13,573.5 million, a 13.7% increase over 2018.

•

Net fair value gains on mortgage loans and related obligations increased by $18.7 million primarily as a result of fair value accretion to loans held for investment, partially offset by $20.0 million of fair value losses driven primarily by increased loss rate assumptions on HECM buyout loans. See Note 5 - Fair Value within the consolidated financial statements for additional information on assumptions impacting the value of loans held for investment.

•	Fee income increased $50.0 million or 33.0% as a result of higher loan origination volumes.

•	Net interest expense increased $27.9 million or 38.0% as a result of higher loan origination volumes.

•

Total expenses increased $74.7 million or 10.1% due to higher salaries, benefits and related expenses combined with an increase in general and administrative expenses as a result of higher loan origination volumes during the period.

Segment Results

Revenue generated on inter-segment services performed are valued based on estimated market value. Revenue and fees are directly allocated to their respective segments at the time services are performed. Expenses directly attributable to the operating segments are expensed as incurred. Other expenses are allocated to individual segments based on the estimated value of services performed, total revenue contributions, personnel headcount or the equity invested in each segment based on the type of expense allocated. Expenses for enterprise-level general overhead, such as executive administration, are not allocated to the business segments.

Portfolio Management Segment

The following table summarizes our Portfolio Management segment results for the periods indicated (in thousands):

	For the year ended December 31,
	2020	2019	2018
Gain on sale and other income from mortgage loans held for sale, net	$10,192	$7,486	$8,382
Net interest income	104,275	78,952	76,137
Servicing income	18,075	786	2,857
Net fair value changes on portfolio assets	(66,465)	(22,159)	(14,145)

Net gain on portfolio assets	66,077	65,065	73,231
Fee income	2,826	8,146	9,790

Total revenue	68,903	73,211	83,021

Total expenses	$90,854	$63,907	$52,089

NET (LOSS) INCOME BEFORE TAXES	$(21,951)	$9,304	$30,932

Our Portfolio Management segment generates its revenues primarily from the sale and securitization of residential mortgages into the secondary market, fair value mark to market gains and losses on loans that we hold to maturity, and mortgage advisory fees earned on various investment and trading activities we provide our internal and external customers. The fair value mark to market gains and losses includes the yield we recognize on the contractual interest income that is expected to be collected based on the stated interest rates of the loans and related liabilities, and any contractual service fees earned while servicing these assets.

Fair value market gains and losses in our Portfolio Management segment includes fair value adjustments related to the following assets and liabilities:

•	Loans held for investment, subject to HMBS liabilities, at fair value;

•	Loans held for investment, subject to nonrecourse debt, at fair value;

•	Loans held for investment, at fair value;

•	Mortgage servicing rights, at fair value;

•	Loans held for sale, at fair value(1);

•	HMBS liabilities, at fair value; and

•	Nonrecourse debt, at fair value.

(1)	Fair value market gains and losses in our Portfolio Management segment for loans held for sale only include fair value adjustments related to loans originated in the Commercial Originations segment.

For the year ended December 31, 2020 versus the year ended December 31, 2019

Net loss before taxes increased $31.3 million as a result of $49.9 million of fair value mark to market adjustments required during 2020. This was $29.9 million higher market and model assumption-driven losses in 2019. Capital markets were affected by the COVID-19 outbreak, with investors requiring significantly increased cost of funds. Our Portfolio Management segment successfully executed on 10 securitizations during 2020, but due to the higher cost of funds, a write down to the securitized assets in inventory was required, coupled with hedge losses realized during the year. Capital markets demand and spreads have since returned to more normal levels, and we have adjusted the product guidelines and pricing to reflect the market requirements to produce desired yields. See Note 5 - Fair Value within the consolidated financial statements for additional information.

For the year ended December 31, 2019 versus the year ended December 31, 2018

Net income before taxes decreased $21.6 million as a result of $20.0 million of fair value losses driven by temporarily higher losses in the HECM portfolio. These losses were primarily the result of Ginnie Mae slowing its acceptance of assignments of performing buyout loans and losses incurred in the resolution of assignable and non-assignable loans in Puerto Rico following hurricanes in the region and moratoriums limiting the Company’s ability to process claims with Ginnie Mae. Both events increased the unrecoverable costs of resolving HECM buyout loans.

Key Metrics

The following table provides a trend in the assets and liabilities under management by our Portfolio Management segment (in thousands):

	December 31,
	2020	2019	2018
Restricted cash	$303,925	$262,835	$146,209
Loans held for investment, subject to HMBS liabilities, at fair value	9,929,163	9,480,504	9,615,846
Loans held for investment, subject to nonrecourse debt, at fair value	5,396,167	3,433,800	1,282,080
Loans held for investment, at fair value	730,821	971,365	944,361
Debt securities, at fair value	—	101,960	—
Mortgage servicing rights, at fair value	180,684	2,600	3,376
Other assets, net	165,810	195,374	110,582

Total long-term investment assets	16,706,570	14,448,438	12,102,454

Loans held for sale, at fair value	142,226	607,388	709,164

Total earning assets	$16,848,796	$15,055,826	$12,811,618

HMBS liabilities, at fair value	$9,788,668	$9,320,209	$9,438,791
Nonrecourse debt, at fair value	5,257,754	3,490,196	1,592,592
Other secured financing	1,024,757	1,663,134	1,202,601
Other liabilities	96,762	132,964	173,746

Total financing of portfolio	16,167,941	14,606,503	12,407,730

Net equity in earning assets	$680,855	$449,323	$403,888

The following table provides a summary of some of our Portfolio Management segment’s key metrics (dollars in thousands):

	For the year ended December 31,
	2020	2019	2018
Mortgage Servicing Rights Portfolio
Loan count	69,301	1,489	1,481
Ending unpaid principal balance (“UPB”)	$22,269,362	$288,057	$283,230
Average unpaid principal balance	$321	$193	$191
Weighted average coupon	3.2%	4.4%	4.3%
Weighted average age (in months)	4	41	36
Weighted average FICO credit score	760	717	718
90+ day delinquency rate	0.2%	3.3%	1.7%
Total prepayment speed	12.1%	31.6%	6.4%

Reverse Mortgages
Loan count	58,230	58,942	60,879
Active UPB	$13,355,570	$12,195,801	$10,954,365
Due and payable	$484,233	$225,217	$213,953
Foreclosure	$348,768	$404,675	$383,302
Claims pending	$76,346	$123,409	$92,380

Ending unpaid principal balance	$14,264,917	$12,949,102	$11,644,000
Average unpaid principal balance	$245	$220	$191
Weighted average coupon	4.3%	5.2%	5.2%
Weighted average age (in months)	44.2	44.4	45.6
Percentage in foreclosure	2.4%	3.1%	3.3%

Commercial (SRL/Portfolio/Fix & Flip)
Loan count	1,993	3,978	2,606
Ending unpaid principal balance	$493,817	$927,444	$645,632
Average unpaid principal balance	$248	$233	$248
Weighted average coupon	8.5%	8.3%	8.4%
Weighted average loan age (in months)	12	6	5
SRL conditional prepayment rate	2.9%	3.71%	2.10%
SRL non-performing (60+ DPD)	2.2%	0.7%	0.3%
F&F single month mortality	8.8%	7.4%	7.1%
F&F non-performing (60+ DPD)	6.5%	2.2%	0.5%

Agricultural Loans
Loan count	42	8	—
Ending unpaid principal balance	$69,127	$11,369	$—
Average unpaid principal balance	$1,646	$1,421	$—
Weighted average coupon	7.7%	8.3%	—%
Weighted average loan age (in months)	5	2	—
Conditional prepayment rate	1.0%	1.0%	—%
Conditional default rate	2.0%	2.0%	—%

Investment and Trading
Number of structured deals	10	7	3
Structured deals (size in notes)	$3,270,257	$2,455,050	$940,936
Number of whole loan trades	11	12	184
UPB of whole loan trades	$366,242	$451,377	$2,204,663

Revenue

In the table below is a summary of the components of our Portfolio Management segment’s total revenue for the periods indicated (in thousands):

	For the year ended December 31,
	2020	2019	2018
REVENUE
Gain on sale and other income from mortgage loans held for sale, net	$10,192	$7,486	$8,382

Interest income	699,036	702,707	567,380
Interest expense (nonrecourse)	(520,884)	(528,186)	(418,372)
Warehouse interest expense	(73,877)	(95,569)	(72,871)

Net interest income	104,275	78,952	76,137
Servicing income (MSR)	18,075	786	2,857
Net fair value changes on portfolio assets	(66,465)	(22,159)	(14,145)

Net gain on portfolio assets	66,077	65,065	73,231
Underwriting, advisory and valuation fees	818	1,193	6,121
Asset management fees	1,154	3,094	1,382
Other fees	854	3,859	2,287

Total revenue	$68,903	$73,211	$83,021

For the year ended December 31, 2020 versus the year ended December 31, 2019

Total revenue decreased $4.3 million or 5.9% as a result of negative fair value mark to market adjustments recognized in 2020 primarily driven by higher required cost of funds for securitizations during the COVID-19 outbreak. These losses were partially offset by $21.7 million decrease in warehouse interest expense.

•

Interest income decreased $3.7 million due to a decreasing rate environment in 2020 compared to 2019. The 10-year treasury rate, a leading indicator of mortgage interest rates, was 0.93% as of December 31, 2020 and 1.92% as of December 31, 2019, a decrease of 99 bps.

•

Interest expense on nonrecourse debt decreased $7.3 million due to issuances of nonrecourse debt in a favorable interest rate environment during December 31, 2020 and retirement of nonrecourse debt issued in prior periods.

•	Interest expense on warehouse lines decreased $21.7 million as the result of a decreasing interest rate environment year over year.

•

Net fair value changes on portfolio assets decreased $44.3 million as a result of a $29.9 million increase to fair value mark to market losses recognized in 2020 primarily driven by higher required cost of funds for securitizations during the COVID-19 outbreak. Financial markets were significantly disrupted resulting in significant negative fair value mark-to-market adjustments during 2020. See Note 5 - Fair Value to the consolidated financial statements for additional information.

•

Servicing income increased $17.3 million. As a result of the COVID-19 outbreak and the effect on the market for MSR, we increased retention of MSRs in March 2020. Our mortgage servicing portfolio increased to $22,269.4 million UPB as of December 31, 2020, compared to $288.1 million as of December 31, 2019.

For the year ended December 31, 2019 versus the year ended December 31, 2018

Total revenue decreased $9.8 million or 11.8% as a result of fair value mark to market adjustments primarily driven by temporarily higher losses in the HECM portfolio. These losses were primarily the result of Ginnie Mae slowing its acceptance of assignments of performing buyout loans and losses incurred in the resolution of assignable and non-assignable loans in Puerto Rico following hurricanes in the region and moratoriums limiting the Company’s ability to process claims with Ginnie Mae. Both events increased the unrecoverable costs of resolving HECM buyout loans.

•

Interest income increased $135.3 million due to an increase in the aggregate UPB of loans managed by our Portfolio Management segment. As of December 31, 2019, we serviced an aggregate UPB of $13,886.0 million compared to $11,842.0 million as of December 31, 2018.

•

Interest expense on nonrecourse debt increased $109.8 million due to an increase in total outstanding nonrecourse debt secured by loans in the Portfolio Management segment. As of December 31, 2019, we had an aggregate UPB of $3,494.7 million in outstanding nonrecourse debt compared to $1,586.6 million as of December 31, 2018.

•	Interest expense on warehouse lines increased $22.7 million as a result of increased origination volumes combined with longer dwell times on warehouse lines of credit.

•

Net fair value changes on portfolio assets decreased $8.0 million. This change was primarily the result of $20.0 million of fair value market to market losses recognized during 2019 to reflect higher loss rates observed in our HECM portfolio. Ginnie Mae slowing its acceptance of assignments of performing buyout loans and losses incurred in the resolution of assignable and non-assignable loans in Puerto Rico following hurricanes in the region and moratoriums limiting the Company’s ability to process claims with Ginnie Mae. Both events increased the unrecoverable costs of resolving HECM buyout loans. See Note 5 - Fair Value within the consolidated financial statements for additional information.

Expenses

In the table below is a summary of the components of our Portfolio Management segment’s total expenses for the periods indicated (in thousands):

	For the year ended December 31,
	2020	2019	2018
Salaries and bonuses	$25,470	$18,760	$11,005
Other salary related expenses	2,358	1,427	1,587

Total salaries, benefits and related expenses	27,828	20,187	12,592

Securitization expenses	17,173	12,851	12,769
Servicing related expenses	28,360	21,198	18,817
Other general and administrative expenses	17,226	8,979	7,300

Total general and administrative expenses	62,759	43,028	38,886

Occupancy and equipment rentals	267	692	611

Total expenses	$90,854	$63,907	$52,089

For the year ended December 31, 2020 versus the year ended December 31, 2019

Total expenses increased $26.9 million or 42.2% as a result of higher salaries, benefits and related expenses combined with an increase in general and administrative expenses.

•

Salaries, benefits and related expenses increased $7.6 million or 37.9%, primarily due to an increase in average headcount, which was 106 for the 2020 period versus 82 for the 2019 period. This increase is a result of growth in our servicing oversight function.

•

General and administrative expenses increased $19.7 million or 45.9% primarily due to increases in fees related to the securitization of assets into nonrecourse securitizations and increased loan portfolio expenses related to the increase in subservicing expense on the retained MSR portfolio, which are included in servicing related expenses above.

For the year ended December 31, 2019 versus the year ended December 31, 2018

Total expenses increased $11.8 million or 22.7% as a result of higher salaries, benefits and related expenses combined with an increase in general and administrative expenses.

•

Salaries, benefits and related expenses increased $7.6 million or 60.3%, primarily due to an increase in average headcount, which was 82 for the 2019 period versus 70 for the 2018 period. This increase was a result of growth in our servicing oversight function, to include the hiring of senior leadership with guaranteed bonuses that were accrued for during the 2019 period.

•

General and administrative expenses increased $4.1 million or 10.7% primarily due to increased servicing related expenses as a result of increased fees related to the securitization of assets into nonrecourse securitizations and increased loan portfolio expenses related to the increase in subservicing expense.

Mortgage Originations Segment

The following table summarizes our Mortgage Originations segment’s results for the periods indicated (in thousands):

	For the year ended December 31,
	2020	2019	2018
Gain on sale and other income from mortgage loans held for sale, net	$1,171,368	$462,700	$397,648
Fee income	118,237	64,372	48,547
Net interest income (expense)	1,896	(403)	2,884

Total revenue	1,291,501	526,669	449,079

Total expenses	831,563	506,894	481,381

NET INCOME (LOSS) BEFORE TAXES	$459,938	$19,775	$(32,302)

Our Mortgage Originations segment generates its revenues primarily from the origination and sale of residential mortgages, including conforming mortgages, government mortgages insured by the FHA, VA and USDA, non-conforming products such as jumbo mortgages, non-qualified mortgages, and closed-end second mortgages, into the secondary market. Revenue from our Mortgage Originations segment include cash gains recognized on the sale of mortgages, net of any estimated repurchase obligations, realized hedge gains and losses, fair value mark-to-market on loans held for sale, and any mark-to-market adjustments on our outstanding interest rate lock pipeline and derivatives utilized to mitigate interest rate exposure on our outstanding mortgage pipeline. We also earn origination fees on the successful origination of mortgage loans, which are recorded at the time of origination of the associated loans.

We utilize forward loan sale commitments, TBAs, and other forward delivery securities to fix the forward sales price that we will realize in the secondary market and to mitigate the interest rate risk to loan prices that we may be exposed to from the date we enter into rate locks with our customers until the date the loan is sold. We realize hedge gains and losses based on the value of the change in price in the underlying securities. When the position is closed, these amounts are recorded as realized hedge gains and losses.

For the year ended December 31, 2020 versus the year ended December 31, 2019

Net income before taxes increased $440.2 million as a result of higher loan originations, and a general widening in margins related to GSE and government-guaranteed loan products.

•

Our Mortgage Originations segment originated $29,064.4 million in mortgage loans in 2020 compared to $15,437.1 million in 2019. The higher loan origination volume is attributable to the favorable interest rate environment in 2020, leading to an increase in refinance production.

•	The 10-year treasury rate, a leading indicator of mortgage interest rates, was 0.93% as of December 31, 2020, a decrease of 99 bps from December 31, 2019.

•	Fee income increased $53.9 million or 83.7% as a result of higher loan origination volume during the year.

•	Total expenses increased $324.7 million or 64.1% primarily as a result of variable expenses related to higher loan origination volume during the year.

For the year ended December 31, 2019 versus the year ended December 31, 2018

Net income before taxes increased $52.1 million or 161.2% primarily as a result of higher loan originations.

•

Our Mortgage Originations segment originated $15,437.1 million in mortgage loans in 2019 compared to $13,573.5 million in 2018. The higher origination volume is attributable to the favorable interest rate environment in 2019, leading to an increase in refinance production.

•	The 10-year treasury rate, a leading indicator of mortgage interest rates, declined 77 bps during 2019 compared to an increase of 29 bps during 2018.

•	Fee income increased $15.8 million or 32.6% as a result of higher loan origination volume during the year.

•	Total expenses increased $25.5 million or 5.3% primarily as a result of variable expenses related to higher loan origination volume during the year.

Key Metrics

The following table provides a summary of some of our Mortgage Origination segment’s key metrics (dollars in thousands):

	For the year ended December 31,
	2020	2019	2018
Loan origination volume (dollars)
Conforming	$19,217,582	$8,574,829	$7,162,835
Government	4,305,439	3,763,708	3,770,235
Non-conforming	5,541,415	3,098,610	2,640,385

Total loan origination volume	$29,064,436	$15,437,147	$13,573,455

Loan origination volume by channel (dollars)
Retail	$21,497,101	$11,750,830	$10,037,748
Wholesale/Correspondent	4,316,952	2,306,909	2,708,166
Consumer direct	3,250,383	1,379,408	827,541

Total loan origination volume by channel	$29,064,436	$15,437,147	$13,573,455

Loan origination volume by type (dollars)
Purchase	$9,877,305	$8,651,747	$10,291,553
Refinance	19,187,131	6,785,400	3,281,902

Total loan origination volume by type	$29,064,436	$15,437,147	$13,573,455

Loan origination volume (units)
Conforming	65,072	32,195	29,403
Government	14,764	13,525	14,467
Non-conforming	7,816	4,661	4,081

Total loan origination volume	87,652	50,381	47,951

Loan origination volume by channel (units)
Retail	66,232	39,969	36,822
Wholesale/Correspondent	12,383	6,476	8,346
Consumer direct	9,037	3,936	2,783

Total loan origination volume by channel	87,652	50,381	47,951

Loan origination volume by type (units)
Purchase	31,389	30,984	37,152
Refinance	56,263	19,397	10,799

Total loan origination volume by type	87,652	50,381	47,951

Loan sales by investor (dollars)
Agency	$25,749,257	$11,513,455	$10,590,424
Private	2,241,787	3,339,131	3,265,125

Total loan sales by investor	$27,991,044	$14,852,586	$13,855,549

Loan sales by type (dollars)
Servicing released	$6,747,669	$14,477,231	$13,796,783
Servicing retained	21,243,375	375,355	58,766

Total loan sales by type	$27,991,044	$14,852,586	$13,855,549

Net rate lock volume	$30,157,239	$16,523,535	$13,378,331
Mortgage originations margin (including servicing margin) (1)	3.88%	2.80%	2.97%
Capitalized servicing rate	78.3 bps	97.7 bps	136.1 bps

(1)	Calculated for each period as Gain on sale and other income from mortgage loans held for sale, net, divided by Net rate lock volume.

Revenue

In the table below is a summary of the components of our Mortgage Origination segment’s total revenue for the periods indicated (in thousands):

	For the year ended December 31,
	2020	2019	2018
Gain on sale, net	$1,251,005	$501,592	$359,371
Provision for repurchases	(22,402)	(4,950)	(1,514)
Realized hedge (losses) gains	(164,141)	(48,315)	24,367
Changes in fair value of loans held for sale	50,204	8,187	12,083
Changes in fair value of interest rate locks	73,637	3,605	7,151
Changes in fair value of derivatives/hedges	(16,935)	2,581	(3,810)

Gain on sale and other income from mortgage loans held for sale, net	1,171,368	462,700	397,648

Origination related fee income	118,237	64,372	48,547
Net interest income (expense)	1,896	(403)	2,884

Total revenue	$1,291,501	$526,669	$449,079

Net interest income (expense) was comprised of the following (in thousands):

	For the year ended December 31,
	2020	2019	2018
Interest income	$41,688	$36,673	$33,899
Interest expense	(39,792)	(37,076)	(31,015)

Net interest income (expense)	$1,896	$(403)	$2,884

WAC - loans held for sale	2.9%	3.9%	5.1%
WAC - warehouse lines of credit	3.1%	3.7%	4.5%

For the year ended December 31, 2020 versus the year ended December 31, 2019

Total revenue increased $764.8 million or 145.2% as a result of higher gain on sale, net.

•

Gain on sale, net, increased $749.4 million or 149.4% as a result of higher sales volume during the year combined with increased margins on sold volume. We originated $29,064.4 million in mortgage loans in 2020 compared to $15,437.1 million in 2019. Weighted average margins on originated loans were 4.30% for 2020 compared to 3.25% for 2019.

•

Changes in fair value of loans held for sale increased $42.0 million or 513.2% as a result of a higher net change in mortgage loans held for sale and higher margins on the unsold loan pipeline. The unsold pipeline increased $938.2 million or 89.4% during the year ended December 31, 2020 compared to the year ended December 31, 2019. As of December 31, 2020, weighted average margins on unsold production was 4.15%, compared to 2.80% as of December 31, 2019.

•

Changes in fair value of interest rate locks increased $70.0 million or 1,942.6% as a result of a higher net change in our interest rate lock pipeline. The interest rate lock pipeline increased $1,976.1 million or 211.3% during the year ended December 31, 2020 compared to the year ended December 31, 2019. As of December 31, 2020, the weighted average net margin on our interest rate lock pipeline was 3.02% compared to 1.50% as of December 31, 2019.

•	Origination related fee income increased $53.9 million or 83.7% as a result of higher loan origination volume during the year.

•

The above revenues were partially offset by an increase in net realized hedge losses on mortgage loan commitments of $115.8 million or 239.7% as a result of net declining market interest rates during the year.

For the year ended December 31, 2019 versus the year ended December 31, 2018

Total revenue increased $77.6 million or 17.3% as a result of higher gain on sale, net.

•

Gain on sale, net, increased $142.2 million or 39.6% as a result of higher sales volume during the year combined with increased margins on sold volume. We originated $15,437.1 million in mortgage loans in 2019 compared to $13,573.5 million in 2018. Weighted average margins on originated loans were 3.25% for 2019 compared to 2.65% for 2018.

•

Changes in fair value of loans held for sale decreased $3.9 million or 32.2% as a result of a lower net change in mortgage loans held for sale. The unsold pipeline increased $0.5 million or 90.3% during the year ended December 31, 2019 compared to the year ended December 31, 2018. As of December 31, 2019, weighted average margins on unsold production were 2.80%, compared to 3.90% as of December 31, 2018.

•

Changes in fair value of interest rate locks decreased $3.5 million or 49.6% as a result of a lower net change in our interest rate lock pipeline. The interest rate lock pipeline increased $0.2 million or 32.3% during the year ended December 31, 2019 compared to the year ended December 31, 2018.

•	Origination related fee income increased $15.8 million or 32.6% as a result of higher loan origination volume during the period.

•

The above revenues were partially offset by an increase in net realized hedge losses on mortgage loan commitments of $72.7 million or 298.3% as a result of net declining market interest rates during the year.

Expenses

In the table below is a summary of the components of our Mortgage Originations segment’s total expenses for the periods indicated (in thousands):

	For the year ended December 31,
	2020	2019	2018
Commissions and bonus	$458,674	$218,647	$160,429
Salaries	155,266	117,478	146,832
Other salary related expenses	48,666	38,400	42,849

Total salaries, benefits and related expenses	662,606	374,525	350,110

Loan origination fees	47,341	17,244	16,507
Loan processing expenses	11,877	8,687	3,500
Other general and administrative expenses	87,922	80,985	81,437

Total general and administrative expenses	147,140	106,916	101,444

Occupancy, equipment rentals and other office related expenses	21,817	25,453	29,827

Total expenses	$831,563	$506,894	$481,381

For the year ended December 31, 2020 versus the year ended December 31, 2019

Total expenses increased $324.7 million or 64.1% as a result of higher salaries, benefits and related expenses combined with an increase in general and administrative expenses.

•

Salaries, benefits and related expenses increased $288.1 million or 76.9%, primarily due to a $240.0 million increase in commissions and bonus expense as a result of the 88.3% increase in origination volume during 2020. Additionally, the increase was attributable to an increase of $37.8 million or 32.2% in salaries due to higher headcount. Average headcount was 2,766 for 2020 compared to 2,645 for 2019.

•	General and administrative expenses increased $40.2 million or 37.6% primarily due to increased loan origination fees as a result of higher origination volumes.

For the year ended December 31, 2019 versus the year ended December 31, 2018

Total expenses increased $25.5 million or 5.3% as a result of higher salaries, benefits and related expenses combined with an increase in general and administrative expenses, offset by lower occupancy, equipment rentals, and other office related expenses.

•

Salaries, benefits and related expenses increased $24.4 million or 7.0%, primarily due to a $58.2 million increase in commission and bonus expense as a result of the 13.7% increase in origination volume during 2019. This increase was partially offset by a decrease of $29.4 million in salary expense due to lower headcount. Average headcount was 2,645 for 2019 compared to 3,349 for 2018.

Reverse Originations Segment

The following table summarizes our Reverse Originations segment’s results for the periods indicated (in thousands):

	For the year ended December 31,
	2020	2019	2018
Net origination gains	$192,257	$141,022	$148,925
Fee income	1,837	3,478	7,588

Total revenue	194,094	144,500	156,513

Total expenses	87,219	79,522	68,802

NET INCOME BEFORE TAXES	$106,875	$64,978	$87,711

Our Reverse Originations segment generates its revenues primarily from the origination of reverse mortgage loans, including loans insured by FHA, and non-agency jumbo reverse mortgage loans. Revenue from our Reverse Originations segment include both our initial estimate of fair value gains on the date of origination (“Net origination gains”), which is determined by utilizing quoted prices on similar securities or internally-developed models utilizing observable market inputs, in addition to fees earned at the time of origination of the associated loans. We elect to account for all originated loans at fair value. The loans are immediately transferred to our Portfolio Management segment, and any future fair value adjustments, including interest earned, on these originated loans are reflected in revenues of our Portfolio Management segment until final disposition.

For the year ended December 31, 2020 versus the year ended December 31, 2019

Net income before taxes increased $41.9 million or 64.5% as a result of higher net origination gains on originated reverse mortgage loans.

•

During 2020, the weighted average margin on production was 6.03% compared to 4.72% in 2019. The Reverse Originations segment originated $2,706.8 million of reverse mortgage loans in 2020 compared to $2,487.2 million in 2019. The higher loan origination volume is attributable to the favorable interest rate environment and increased market penetration in 2020.

•	Fee income decreased $1.6 million or 47.2%. In June 2019, we reduced origination fees on non-agency reverse mortgage products to make our products more attractive to borrowers.

•	Total expenses increased $7.7 million or 9.7% as a result of higher loan origination volume during the year.

For the year ended December 31, 2019 versus the year ended December 31, 2018

Net income before taxes decreased $22.7 million or 25.9% as a result of lower net origination gains on originated reverse mortgage loans combined with higher general and administrative expenses.

•

Net origination gains decreased $7.9 million or 5.3% as a result of lower weighted average margin on production due to product and channel mix, partially offset by higher loan origination volumes. We originated $2,487.2 million of reverse mortgage loans in 2019 compared to $1,881.8 million in 2018. During 2019, the weighted average margin on loan originations was 4.72% compared to 6.26% in 2018, a decrease of 24.6%.

•

Fee income decreased $4.1 million or 54.2% despite the increase in loan origination volume. In June 2019, we reduced origination fees on non-agency reverse mortgage products to make our products more attractive to borrowers.

•	Total expenses increased $10.7 million or 15.6% as a result of higher origination volume during the period combined with higher professional fees.

Key Metrics

The following table provides a summary of some of our Reverse Originations segment’s key metrics (dollars in thousands):

	For the year ended December 31,
	2020	2019	2018
Loan origination volume
Total loan origination volume - New originations - dollars(1)	$2,706,780	$2,487,192	$1,881,795
Total loan origination volume - Tails - dollars(2)	479,882	502,349	496,209

Total loan origination volume - dollars	$3,186,662	$2,989,541	$2,378,004
Total loan origination volume - units	9,653	7,942	7,572

Loan origination volume by channel (dollars)(3)
Retail	$389,382	$268,084	$210,418
TPO	2,317,398	2,219,108	1,671,377

Total loan origination volume by channel	$2,706,780	$2,487,192	$1,881,795

(1)	New loan origination volumes consist of initial reverse mortgage loan borrowing amounts.
(2)	Tails consist of subsequent borrower advances, mortgage insurance premiums, service fees and advances for which we are able to subsequently pool into a security.
(3)

Loan origination volumes by channel consist of initial reverse mortgage loan borrowing amounts, exclusive of subsequent borrower advances, mortgage insurance premiums, service fees and advances for which we are able to subsequently pool into a security.

Revenue

In the table below is a summary of the components of our Reverse Originations segment’s total revenue for the periods indicated (in thousands):

	For the year ended December 31,
	2020	2019	2018
Net origination gains
Retail	$41,641	$20,508	$20,571
TPO	307,851	237,887	221,476
Acquisition costs	(157,235)	(117,373)	(93,122)

Total net origination gains	192,257	141,022	148,925
Fee income	1,837	3,478	7,588

Total revenue	$194,094	$144,500	$156,513

For the year ended December 31, 2020 versus the year ended December 31, 2019

Total revenue increased $49.6 million or 34.3% as a result of higher net origination gains.

•

Net origination gains increased $51.2 million or 36.3% as a result of higher loan origination volume during the period combined with increased margins on this origination volume. The higher origination volumes were due to the favorable interest rate environment and increased market penetration during the year. We originated $2,706.8 million of reverse mortgage loans in 2020 compared to $2,487.2 million in 2019. During 2020, the weighted average margin on production was 6.03% compared to 4.72% in 2019, an increase of 27.8%.

For the year ended December 31, 2019 versus the year ended December 31, 2018

Total revenue decreased $12.0 million or 7.7% as a result of lower net origination gains and lower origination fee income.

•

Net origination gains decreased $7.9 million or 5.3% as a result of lower weighted average margin on originated volume partially offset by higher loan origination volumes as a result of product and channel mix. We originated $2,487.2 million of reverse mortgage loans in 2019 compared to $1,881.8 million in 2018. During 2019, the weighted average margin on loan originations was 4.72% compared to 6.26% in 2018, a decrease of 24.6%.

•	Fee income decreased $4.1 million or 54.2%. In 2019, we reduced certain origination fees on our non-agency reverse mortgage products to make our products more attractive to our borrowers.

Expenses

In the table below is a summary of the components of our Reverse Originations segment’s total expenses for the periods indicated (in thousands):

	For the year ended December 31,
	2020	2019	2018
Salaries and bonuses	$41,355	$36,760	$33,637
Other salary related expenses	3,716	3,293	3,431

Total salaries, benefits and related expenses	45,071	40,053	37,068

Loan origination fees, net	12,230	9,981	5,844
Professional fees	8,303	11,545	5,959
Other general and administrative expenses	20,036	16,628	17,706

Total general and administrative expenses	40,569	38,154	29,509

Occupancy, equipment rentals and other office related expenses	1,579	1,315	2,225

Total expenses	$87,219	$79,522	$68,802

For the year ended December 31, 2020 versus the year ended December 31, 2019

Total expenses increased $7.7 million or 9.7% as a result of higher salaries, benefits and related expenses combined with an increase in general and administrative expenses.

•

Salaries, benefits and related expenses increased $5.0 million or 12.5%, primarily due to an increase in average headcount in addition to an increase in commissions and accrued bonus compensation. Average headcount for the year ended December 31, 2020 was 279 compared to 259 for the year ended December 31, 2019.

•

General and administrative expenses increased $2.4 million or 6.3% primarily due to increased loan origination fees of $2.2 million as a result of higher loan origination volume combined with an increase in business development expenses of $5.3 million, offset by a decrease in professional fees of $3.2 million for the year ended December 31, 2020 compared to the year ended December 31, 2019. During 2020, we began to shift our marketing strategy to a branded lead generation strategy, rather than a purchased lead or referral spend strategy utilized in 2019.

For the year ended December 31, 2019 versus the year ended December 31, 2018

Total expenses increased $10.7 million or 15.6% as a result of higher salaries, benefits and related expenses combined with an increase in general and administrative expenses.

•

Salaries, benefits and related expenses increased $3.0 million or 8.1%, primarily due to increased allocations of salaries, benefits and related expenses from Corporate for the year ended December 31, 2019 compared to 2018. Average headcount for 2019 was 259 compared to 286 for 2018.

•

General and administrative expenses increased $8.6 million or 29.3% primarily due to an increase in loan origination fees of $4.1 million combined with higher professional fees of $5.6 million as a result of higher loan origination volume and increased utilization of Corporate services.

Commercial Originations Segment

The following table summarizes our Commercial Originations segment’s results for the periods indicated (in thousands):

	For the year ended December 31,
	2020	2019	2018
Net origination gains	$13,350	$30,512	$22,981
Fee income	23,862	36,094	19,382

Total revenue	37,212	66,606	42,363

Total expenses	41,341	51,882	35,753

NET (LOSS) INCOME BEFORE TAXES	$(4,129)	$14,724	$6,610

Our Commercial Originations segment generates its revenues primarily from the origination of loans secured by 1-8 family residential properties, which are owned for investment purposes as either long-term rentals (“SFR”) or “fix and flip” properties which are undergoing construction or renovation. Revenue from our Commercial Originations segment include both our initial estimate of fair value gains on the date of origination (“Net origination gains”), which is determined by utilizing quoted prices on similar securities or internally-developed models utilizing observable market inputs, in addition to fees earned at the time of origination of the associated loans. We elect to account for all originated loans at fair value. The loans are immediately transferred to our Portfolio Management segment, and any future fair value adjustments, including interest earned, on these originated loans are reflected in revenues of our Portfolio Management segment until final disposition.

For the year ended December 31, 2020 versus the year ended December 31, 2019

Net loss before taxes increased $18.9 million or 128.0% as a result of lower net origination gains on originated loans combined with lower fee income.

•

We originated $855.3 million in commercial loans in 2020 compared to $1,234.8 million in 2019. Lower loan origination volume is attributable to a temporary deferment of commercial production in March to May of 2020 due to the COVID-19 outbreak and impact to capital markets demand for non-GSE or government loan products.

•	Fee income decreased $12.2 million or 33.9% primarily as a result of the 30.7% decrease in origination volume during the year.

For the year ended December 31, 2019 versus the year ended December 31, 2018

Net income before taxes increased $8.1 million or 122.8% as a result of higher net origination gains on originated loans combined with higher fee income.

•

We originated $1,234.8 million in commercial loans in 2019 compared to $897.1 million in 2018. Higher loan origination volume is attributable to growth in market penetration of the Commercial Originations segment. The business expanded due to competitive products and pricing combined with an experienced sales and marketing team specializing in investor real estate loans. During 2019, the business increased capacity through a 21% growth in headcount and improved productivity to 37 loans per employee compared to 33 loans per employee in 2018.

•

Fee income increased $16.7 million or 86.2% as a result of a 37.6% increase in origination volume during the year and increased fees charged to borrowers from a 2.16% average in 2018 to 2.97% on average in 2019.

•

Total expenses increased $16.1 million or 45.1% as a result of an increase in salaries, benefits and related expenses and general and administrative expenses due to the higher origination volume during 2019.

Key Metrics

The following table provides a summary of some of our Commercial Originations segment’s key metrics (dollars in thousands):

	For the year ended December 31,
	2020	2019	2018
Loan origination volume (dollars)(1)
Portfolio	$93,234	$85,118	$74,063
SRL	180,362	181,321	109,157
Fix & flip	339,696	798,620	713,876
New construction	95,855	151,152	—
Agricultural	146,168	18,542	—

Total loan origination volume	$855,315	$1,234,753	$897,096

Loan origination volume (units)(1)
Portfolio	84	49	49
SRL	1,129	1,173	691
Fix & flip	1,630	3,481	3,054
New construction	291	496	—
Agricultural	54	8	—

Total loan origination volume	3,188	5,207	3,794

(1)	Loan originations volume and units consist of approved total borrower commitments. These amounts include amounts available to our borrowers but have not yet been drawn upon.

Revenue

In the table below is a summary of the components of our Commercial Originations segment’s total revenue for the periods indicated (in thousands):

	For the year ended December 31,
	2020	2019	2018
Net origination gains	$13,350	$30,512	$22,981
Fee income	23,862	36,094	19,382

Total revenue	$37,212	$66,606	$42,363

For the year ended December 31, 2020 versus the year ended December 31, 2019

Total revenue decreased $29.4 million or 44.1% as result of lower net origination gains combined with lower fee income.

•

We originated $855.3 million in commercial loans in 2020 compared to $1,234.8 million in comparable 2019. Lower loan origination volume is attributable to a temporary deferment of commercial production in March to May of 2020 due to the COVID-19 outbreak and impact to capital markets demand for non-GSE or government loan products.

•	Fee income decreased $12.2 million or 33.9% primarily as a result of a 30.7% decrease in loan origination volume during the year.

For the year ended December 31, 2019 versus the year ended December 31, 2018

Total revenue increased $24.2 million or 57.2% as a result of higher net origination gains combined with higher fee income.

•

We originated $1,234.8 million in commercial loans in 2019 compared to $897.1 million in 2018. Higher origination volume is attributable to growth in the Commercial Originations segment. The business expanded due to competitive products and pricing combined with an experienced sales and marketing team specializing in investor real estate products. During 2019, the business increased capacity through a 21% growth in headcount and improved productivity to 37 loans per employee compared to 33 loans per employee in 2018.

•

Fee income increased $16.7 million or 86.2% as a result of 37.6% increase in origination volume during the year and higher origination fees earned on originated loans. During 2019, we were able to increase the fees charged to borrowers from 2.2% on average in 2018 to 2.9% on average in 2019.

Expenses

In the table below is a summary of the components of our Commercial Originations segment’s total expenses for the periods indicated (in thousands):

	For the year ended December 31,
	2020	2019	2018
Salaries	$12,842	$12,889	$10,373
Commissions and bonus	6,923	9,280	6,931
Other salary related expenses	2,233	2,298	1,747

Total salaries, benefits and related expenses	21,998	24,467	19,051

Loan origination fees	10,075	16,830	7,488
Professional fees	3,963	5,766	4,221
Other general and administrative expenses	4,632	4,031	3,843

Total general and administrative expenses	18,670	26,627	15,552

Occupancy, equipment rentals and other office related expenses	673	788	1,150

Total expenses	$41,341	$51,882	$35,753

For the year ended December 31, 2020 versus the year ended December 31, 2019

Total expenses decreased $10.5 million or 20.3% as a result of lower general and administrative expenses combined with a decrease in salaries, benefits and related expenses.

•

Salaries, benefits and related expenses decreased $2.5 million or 10.1%, due to lower commissions and bonuses of $2.4 million or 25.4% as a result of the $379.4 million decrease in origination volume in 2020. The decrease in origination volume also caused a reduction in average headcount from 139 employees in 2019 to 136 employees in 2020. These decreases were driven by the temporary deferment of commercial production in March to May of 2020 due to the COVID-19 pandemic and the impact to capital markets demand for non-GSE or government loan products. In March 2020, certain employees were transitioned from our Commercial Originations segment to our Mortgage Originations segment to support the growth in production volume in that segment.

•

General and administrative expenses decreased $8.0 million or 29.9% primarily due to decreased loan origination fees related to the suspension of loan originations in March 2020 due to the COVID-19 outbreak.

For the year ended December 31, 2019 versus the year ended December 31, 2018

Total expenses increased $16.1 million or 45.1% as a result of higher salaries, benefits and related expenses combined with an increase in general and administrative expenses.

•

Salaries, benefits and related expenses increased $5.4 million or 28.4%, primarily due to a $2.3 million increase in commissions and bonus expense and a $2.5 million increase in salaries as a result of the 37.6% increase in loan origination volume during 2019. Commissions and bonuses for 2019 and 2018 amounted to 0.8% of loan originations. We had an average headcount of 139 employees with average salaries of $92.7 thousand in 2019 compared to 115 employees with average salaries of $90.2 thousand in 2018.

•

General and administrative expenses increased $11.1 million or 71.2% primarily due to increased loan origination fees of $9.3 million and professional fees of $1.5 million as a result of higher origination volumes. Origination fees as a percentage of loan origination volume in 2019 was 1.4% compared to 0.8% in 2018. The increase in professional fees is due to the outsourcing of certain loan fulfillment activities to third-party vendors.

Lender Services Segment

The following table summarizes our Lender Services segment’s results for the periods indicated (in thousands):

	For the year ended December 31,
	2020	2019	2018
Fee income	$205,197	$110,046	$78,831
Net interest (expense) income	(81)	30	(489)

Total revenue	205,116	110,076	78,342

Total expenses	185,361	105,203	79,181

NET INCOME (LOSS) BEFORE TAXES	$19,755	$4,873	$(839)

For the year ended December 31, 2020 versus the year ended December 31, 2019

Net income before taxes increased $14.9 million or 305.4% as a result of increased fee income, primarily driven by an increase in title insurance underwriting, increased residential mortgage loan closings in a lower interest rate environment and a larger client base.

•	Fee income increased $95.2 million or 86.5% as a result of higher title agent closings and title insurance orders during the year ended December 31, 2020 compared to 2019.

•

Total expenses increased $80.2 million or 76.2% as a result of higher salaries and benefits combined with higher general and administrative expenses as a result of the 84.1% increase in residential mortgage loan closings in 2020.

For the year ended December 31, 2019 versus the year ended December 31, 2018

Net income before taxes increased $5.7 million or 680.8% as a result of increased fee income, primarily driven by residential mortgage loan closings in a lower interest rate environment, combined with a larger client base.

•	Fee income increased $31.2 million or 39.6% as a result of higher title agent closings and title insurance orders for the year ended December 31, 2019 compared to 2018.

•

Total expenses increased $26.0 million or 32.9% as a result of higher salaries, benefits and related expenses combined with higher general and administrative expenses as a result of the increase in our residential mortgage loan closings in 2019.

Key Metrics

The following table provides a summary of some of our Lender Services segment’s key metrics:

	For the year ended December 31,
	2020	2019	2018
Incenter Title Agent Orders	148,705	76,513	39,394
Incenter Title Agent Closings	99,144	53,867	24,791
Total appraisals	22,862	8,263	—
Title Insurance Underwriter Policies	86,960	40,113	35,074
FTE Count for Fulfillment Revenue	827	530	360
Total MSR valuations performed	529	450	408

Revenue

In the table below is a summary of the components of our Lender Services segment’s total revenue for the periods indicated (in thousands):

	For the year ended December 31,
	2020	2019	2018
Title agent and closing services	$94,292	$53,356	$30,770
Insurance underwriting services	69,643	19,357	11,632
Student and consumer loan origination services	11,140	10,856	10,552
Fulfillment services	18,781	14,053	10,678
MSR trade brokerage, valuation and other services	11,245	5,799	7,004
Other income	96	6,625	8,195
Net interest (expense) income	(81)	30	(489)

Total revenue	$205,116	$110,076	$78,342

For the year ended December 31, 2020 versus the year ended December 31, 2019

Total revenue increased $95.0 million or 86.3% as a result of higher title agent closings, title agent orders, and an increase in insurance underwriting services.

•

In 2020, we acted as title agent on 99,144 loan closings, compared to 53,867 loan closings in 2019, an increase of 84.1%. In addition, our insurance underwriting service underwrote 86,960 policies during the year ended December 31, 2020, compared to 40,113 underwritten policies for 2019, an increase of 116.8%. These increases were primarily the result of the favorable interest rate environment during the year ended December 31, 2020 compared to 2019 and a larger client base.

•

Fulfillment services revenue increased $4.7 million or 33.6% in 2020 over 2019 as we increased the average number of our fulfillment professionals employed to 704 employees, an increase of 61.5% of our average fulfillment professionals employed during the year ended 2019.

•

MSR trade brokerage, valuation and other services increased $5.4 million or 93.9% for the year ended December 31, 2020 compared to 2019. In 2020, we acted as broker for $9.5 million in co-issue MSR sales, compared to $2.7 million in co-issue MSR sales for 2019.

For the year ended December 31, 2019 versus the year ended December 31, 2018

Total revenue increased $31.7 million or 40.5% as a result of higher agent closings and an increase in insurance underwriting services.

•

In 2019, we acted as title agent on 53,867 loan closings, compared to 24,791 loan closings in 2018, an increase of 117.3%. We underwrote 40,113 policies in 2019, compared to 35,074 underwritten policies for 2018, an increase of 14.4%. These increases were primarily the result of the favorable interest rate environment during 2019 compared to 2018.

•

Fulfillment services revenue increased $3.4 million or 31.6% in 2019 over 2018 as we increased the average number of our fulfillment professionals employed to 436 employees, an increase of 18.2% of our average fulfillment professionals employed during the year ended 2018.

Expenses

In the table below is a summary of the components of our Lender Services segment’s total expenses for the periods indicated (in thousands):

	For the year ended December 31,
	2020	2019	2018
Salaries	$42,554	$35,674	$28,494
Commissions and bonus	30,014	10,989	10,686
Other salary related expenses	11,602	6,351	5,408

Total salaries, benefits and related expenses	84,170	53,014	44,588

Title and closing	64,252	26,217	14,065
Communication and data processing	11,317	8,338	6,226
Fair value change in deferred purchase price liability	1,900	(2,195)	325
Other general and administrative expenses	19,647	17,034	11,634

Total general and administrative expenses	97,116	49,394	32,250

Occupancy, equipment rentals and other office related expenses	4,075	2,795	2,343

Total expenses	$185,361	$105,203	$79,181

For the year ended December 31, 2020 versus the year ended December 31, 2019

Total expenses increased $80.2 million or 76.2% as a result of higher salaries, benefits and related expenses combined with an increase in general and administrative expenses.

•

Salaries, benefits and related expenses increased $31.2 million or 58.8%, primarily due to the staffing required to support the 84.1% increase year-over-year in title agent closings and a 116.8% increase year-over-year in title insurance underwriting policies.

•

General and administrative expenses increased $47.7 million or 96.6% primarily due to higher title and closing expenses incurred associated with the 84.1% increase year-over-year in title agent closings and a 116.8% increase year-over-year in title insurance underwriting policies.

For the year ended December 31, 2019 versus the year ended December 31, 2018

Total expenses increased $26.0 million or 32.9% as a result of higher salaries, benefits and related expenses combined with an increase in general and administrative expenses.

•

Salaries, benefits and related expenses increased $8.4 million or 18.9%, primarily due to the staffing required to support the 94.2% increase year-over-year in title agent orders and 14.4% increase year-over-year in title insurance underwriting policies.

•

General and administrative expenses increased $17.1 million or 53.2% primarily due to the direct costs associated with the 94.2% increase year-over-year in title agent orders and 14.4% increase year-over-year in title insurance underwriting policies. In addition, we realized $2.2 million in fair value charges related to the change in fair value of contingent earnouts related to the prior years’ business acquisitions.

Corporate and Other

Our Corporate and Other segment consists of our BXO and other corporate services groups. These groups support our operating segments, and the cost of services directly supporting the operating segments and are allocated to those operating segments on a cost of service basis. Enterprise-focused Corporate and Other expenses that are not incurred in direct support of the operating segments are kept unallocated within our Corporate and Other segment.

The following table summarizes our Corporate and Other segment’s results for the periods indicated (in thousands):

	For the year ended December 31,
	2020	2019	2018
Net interest expense	(8,937)	(5,144)	(1,717)

Total interest expense	(8,937)	(5,144)	(1,717)

Total expenses	51,294	33,334	43,157

NET LOSS	$(60,231)	$(38,478)	$(44,874)

In the table below is a summary of the components of our Corporate and Other segment’s total expenses for the periods indicated (in thousands):

	For the year ended December 31,
	2020	2019	2018
Salaries and bonuses	$63,837	$40,074	$41,438
Other salary related expenses	4,482	5,885	7,428
Shared services - payroll allocations	(41,727)	(26,552)	(26,812)

Total salaries, benefits and related expenses, net	26,592	19,407	22,054

Communication and data processing	6,613	4,638	11,179
Professional fees	16,685	15,292	18,697
Other general and administrative expenses	4,606	3,585	8,075
Shared services - general and administrative allocations	(4,412)	(11,356)	(18,648)

Total general and administrative expenses, net	23,492	12,159	19,303

Occupancy, equipment rentals and other office related expenses	1,210	1,768	1,800

Total expenses	$51,294	$33,334	$43,157

For the year ended December 31, 2020 versus the year ended December 31, 2019

Net loss increased $21.8 million or 56.5% as a result of higher salaries, benefits and related expenses, net of allocations, combined with higher general and administrative expenses, net of allocations.

•

Total interest expense increased $3.8 million or 73.7% as a result of higher interest expense due to higher average outstanding balances on our non-funding lines of credit and the issuance of $350.0 million in senior unsecured notes in November 2020. In 2020, the average balance on our non-funding lines of credit was $48.6 million, compared to an average balance of $37.4 million during 2019.

•

Salaries, benefits, and related expenses, net of allocations, increased $7.2 million or 37.0% primarily due to an increase in commissions and accrued bonus compensation partially offset by increased allocations due to higher utilization of corporate services by our other segments.

•

General and administrative expenses, net of allocations, increased $11.3 million or 93.2% primarily due to higher nonrecurring professional fees, including legal and accounting advisory fees related to the Business Combination. The increase in general and administrative expenses was coupled with a decrease in shared services allocations of $6.9 million for 2020 compared to 2019.

For the year ended December 31, 2019 versus the year ended December 31, 2018

Net loss decreased $6.4 million or 14.3% as a result of lower salaries, benefits and related expenses, net of allocations combined with a decrease in general and administrative expenses, net of allocations.

•

Total interest expense increased $3.4 million as a result of higher interest expense due to higher average outstanding balances on our non-funding lines of credit. In 2019, our average balance on our non-funding lines of credit was $37.4 million, compared to an average balance of $2.0 million during 2018.

•

Salaries, benefits, and related expenses, net of allocations, decreased $2.6 million or 12.0% as a result of a realignment of certain BXO professionals during 2018. Our BXO office employed an average of 268 professionals during 2019, compared to 321 professionals employed during 2018. During 2019, we transferred several marketing and IT professionals out of BXO back into the operating segments to further align business development with the strategic objectives of these businesses.

•

General and administrative expenses, net of allocations, decreased $7.1 million or 37.0% due to lower communication and data processing expenses. During 2018, the Company began implementing Total Expert, an LO marketing tool kit that aims to provide a borrower interface into the loan process, and incurred $0.3 million, through June 2020, in implementation costs related to this software implementation.

Non-GAAP Financial Measures

The presentation of non-GAAP measures is used to enhance the investors’ understanding of certain aspects of our financial performance. This discussion is not meant to be considered in isolation, superior to, or as a substitute for the directly comparable financial measures prepared in accordance with U.S. GAAP. These key financial measures provide an additional view of our performance over the long-term and provide useful information that we use in order to maintain and grow our business.

Adjusted EBITDA

We define Adjusted EBITDA as earnings before change in fair value of loans and securities held for investment due to assumption changes, interest on non-funding debt, depreciation, amortization and other impairments, other fair value adjustments on earnouts, share-based compensation, change in fair value of minority investments and certain non-recurring costs. We manage our Company by each of our operating and non-operating segments: Loan Originations (made up of Mortgage, Reverse, and Commercial Originations segments), Portfolio Management, Lender Services and Corporate and Other. We evaluate the performance of our segments through the use of Adjusted EBITDA as a non-GAAP measure. Management considers Adjusted EBITDA important in evaluating our business segments and the Company as a whole. Adjusted EBITDA is a supplemental metric utilized by our management team to assess the underlying key drivers and operational performance of the continuing operations of the business and our operating segments. In addition, analysts, investors, and creditors may use these measures when analyzing our operating performance. Adjusted EBITDA is not a presentation made in accordance with GAAP and our use of this measure and term may vary from other companies in our industry.

Adjusted EBITDA provides visibility to the underlying operating performance by excluding the impact of certain items, including income taxes, interest expense on non-funding debt, depreciation of fixed assets, amortization of intangible assets and other impairments, share-based compensation, changes in fair value of loans and securities held for investment due to assumption changes, change in fair value of minority investments, and other non-recurring costs that management does not believe are representative of our core earnings. Adjusted EBITDA may also include other adjustments, as applicable based upon facts and circumstances, consistent with our intent of providing a supplemental means of evaluating our operating performance.

Adjusted EBITDA should not be considered as an alternate to (i) net income (loss) or any other performance measures determined in accordance with GAAP or (ii) operating cash flows determine in accordance with GAAP. Adjusted EBITDA has important limitations as an analytical tool and should not be considered in isolation or as a substitute for analysis of our results as reported under GAAP. Some of these limitations of this metric are:

•	cash expenditures for future contractual commitments;

•	cash requirements for working capital needs;

•	cash requirements for certain tax payments; and

•	all non-cash income/expense items reflected in the Statement of Cash Flows.

Because of these limitations, Adjusted EBITDA should not be considered as a measure of discretionary cash available to us to invest in the growth of our business or distribute to stockholders. We compensate for these limitations by relying primarily on our GAAP results and using Adjusted EBITDA only as a supplement. Users of our financial statements are cautioned not to place undue reliance on Adjusted EBITDA.

The following table provides a reconciliation of net income before taxes to adjusted EBITDA (in thousands):

	For the year ended December 31,
	2020	2019	2018
Net income before taxes to adjusted EBITDA reconciliation
Net income before taxes	$500,257	$77,579	$47,531
Adjustments for:
Change in fair value of loans and securities held for investment due to assumption changes(1)	49,875	19,985	(10,455)
Interest expense on non-funding debt	7,685	2,908	1,359
Depreciation, amortization and other impairments	11,029	9,183	7,650
Fair value adjustments on earnouts(2)	3,014	(1,804)	(1,525)
Share-based compensation	—	2,919	341
Change in fair value of minority investments(3)	5,512	(1,429)	(2,168)
Certain non-recurring costs(4)	19,250	15,073	17,264

Adjusted EBITDA	$596,622	$124,414	$59,997

(1)

Change in Fair Value of Loans and Securities Held for Investment due to Assumption Changes - This adjustment relates to changes in the significant market or model input components of the changes in fair value for loans and securities which are held for investment, net of related liabilities. We include an adjustment for the significant market or model input components of the change in fair value because, while based on real observable and/or predicted changes in drivers of the valuation of assets, they may be mismatched in any given period with the actual change in the underlying economics or when they will be realized in actual cash flows. We do not record this change as a separate component in our financial records, but have generated this information based on modeling and certain assumptions. Changes in Fair Value of Loans and Securities Held for Investment due to Assumption Changes includes changes in fair value for the following mortgage servicing rights, loans held for investment, and related liabilities:

1.	Reverse mortgage loans held for investment, subject to HMBS related obligations, at fair value;

2.	Mortgage loans held for investment, subject to nonrecourse debt, at fair value;

3.	Mortgage loans held for investment, at fair value;

4.	Debt Securities;

5.	Mortgage servicing rights, at fair value;

6.	HMBS related obligations, at fair value; and

7.	Nonrecourse debt, at fair value.

The adjustment for changes in fair value of loans and securities held for investment due to assumption changes is calculated based on the total changes in fair value associated with the above assets and liabilities calculated in accordance with GAAP, excluding the period-to-date estimated impact of the change in fair value attributable to current period additions and the change in fair value attributable to portfolio run-off, net of hedge gains and losses and any securitization expenses incurred in securitizing our mortgage loans held for investment, subject to nonrecourse debt. This adjustment represents changes in accounting estimates that are measured in accordance with US GAAP. Actual results may differ from those estimates and assumptions due to factors such as changes in the economy, interest rates, secondary market pricing, prepayment assumptions, home prices or discrete events affecting specific borrowers, and such differences could be material. Accordingly, this number should be understood as an estimate and the actual adjustment could vary if our modeling is incorrect.

(2)

Fair Value Adjustments on Earnouts - We are obligated to pay contingent consideration to sellers of acquired businesses based on future loan originations and profits. Change in fair value of earnouts represents impacts to revenue or expense due to changes in the estimated fair value of expected payouts as a result of changes in various assumptions, including future loan origination volumes, projected earnings and discount rates.

(3)

Change in Fair Value of Minority Investments - The adjustment to minority equity investments and debt investments is based on the change in fair value, which is a non-cash item that management believes should be excluded when discussing our ongoing and future operations. Although the change in fair value of minority equity investments and debt investments is a recurring part of our business, we believe the adjustment is appropriate as the fair value fluctuations from period to period make it difficult to analyze core-operating trends.

(4)

Certain Non-Recurring Costs - This adjustment relates to various one-time expenses and adjustments that management believes should be excluded as they do not relate to a recurring part of the core business operations. These items include certain one-time charges including estimated settlements for legal and regulatory matters, acquisition related expenses and other one-time charges.

Liquidity and Capital Resources

Impact of the Business Combination

New Pubco is a holding company and has no material assets other than its direct and indirect ownership of FoA Units. New Pubco has no independent means of generating revenue. FoA makes distributions to its holders of FoA Units, including New Pubco and the Continuing Unitholders, in an amount sufficient to cover all applicable taxes at assumed tax rates, payments under the Tax Receivable Agreements and dividends, if any, declared by it. Deterioration in the financial condition, earnings or cash flow of FoA and its subsidiaries for any reason could limit or impair their ability to pay such distributions. Additionally, the terms of our financing arrangements, including financing lines of credit and senior notes, contain covenants that may restrict FoA and its subsidiaries from paying such distributions, subject to certain exceptions. In addition, our subsidiaries, FAM and FAR, are subject to various regulatory capital and minimum net worth requirements as a result of their mortgage origination and servicing activities. Further, FoA is generally prohibited under Delaware law from making a distribution to a member to the extent that, at the time of the distribution, after giving effect to the distribution, liabilities of FoA (with certain exceptions) exceed the fair value of its assets. Subsidiaries of FoA are generally subject to similar legal limitations on their ability to make distributions to FoA.

Our cash flows from operations, borrowing availability and overall liquidity are subject to risks and uncertainties. We may not be able to obtain additional liquidity on reasonable terms, or at all. Additionally, our liquidity and our ability to meet our obligations and to fund our capital requirements are dependent on our future financial performance, which is subject to general economic, financial, and other factors that are beyond our control. Accordingly, our business may not generate sufficient cash flow from operations and future borrowings may not be available from additional indebtedness or otherwise to meet our liquidity needs. Although we have no specific current plans to do so, if we decide to pursue one or more significant acquisitions, we may incur additional debt or sell additional equity to finance such acquisitions, which would result in additional expenses or dilution.

Tax Receivable Agreements

New Pubco entered into the Tax Receivable Agreements with certain of FoA’s existing owners that provides for the payment by New Pubco to such existing owners of 85% of the benefits, if any, that New Pubco is deemed to realize (calculated using certain assumptions) as a result of (i) tax basis adjustments that increased the tax basis of the tangible and intangible assets of FoA as a result of sales or exchanges of FoA Units in connection with or after the Business Combination or distributions with respect to the FoA Units prior to or in connection with the Business Combination, (ii) New Pubco’s utilization of certain tax attributes attributable to the Blockers or the Blocker Shareholders, and (iii) certain other tax benefits related to entering into the Tax Receivable Agreements, including tax benefits attributable to payments under the Tax Receivable Agreements. These increases in tax basis generated over time may increase (for tax purposes) New Pubco’s depreciation and amortization deductions and, therefore, these adjustments and other tax attributes may reduce the amount of tax that New Pubco would otherwise be required to pay in the future, although the IRS may challenge all or part of the validity of that tax basis or other tax attributes, and a court could sustain such a challenge. The anticipated tax basis adjustments upon exchanges of FoA Units for shares of Class A Common Stock may also decrease gains (or increase losses) on future dispositions of certain capital assets to the extent tax basis is allocated to those capital assets. Actual tax benefits realized by New Pubco may differ from tax benefits calculated under the Tax Receivable Agreements as a result of the use of certain assumptions in the Tax Receivable Agreements, including the use of an assumed weighted-average state and local income tax rate to calculate tax benefits. The payment obligation under the Tax Receivable Agreements is an obligation of New Pubco and not of FoA. New Pubco expects to benefit from the remaining 15% of cash tax benefits, if any, it realizes from such tax benefits. For purposes of the Tax Receivable Agreements, the cash tax benefits will be computed by comparing the actual income tax liability of New Pubco (calculated using certain assumptions) to the amount of such taxes that New Pubco would have been required to pay had there been no tax basis adjustments of the assets of New Pubco as a result of sales or exchanges and no utilization of certain tax attributes attributable to the Blockers or Blocker Shareholders, and had New Pubco not entered into the Tax Receivable Agreements. The term of the Tax Receivable Agreements will continue until all such tax benefits have been utilized or expired, unless (i) New Pubco exercises its right to terminate the Tax Receivable Agreements for an amount based on the agreed payments remaining to be made under the Tax Receivable Agreements, or (ii) New Pubco breaches any of its material obligations under the Tax Receivable Agreements or certain change of control events occur, in which case all obligations generally will be accelerated and due as if New Pubco had exercised its right to terminate the Tax Receivable Agreements. Estimating the amount of payments that may be made under the Tax Receivable Agreements is by its nature imprecise, insofar as the calculation of amounts payable depends on a variety of factors. The anticipated tax basis adjustments, as well as the amount and timing of any payments under the Tax Receivable Agreements, will vary depending upon a number of factors, including the timing of exchanges, the price of shares of our Class A Common Stock at the time of the exchange, the extent to which such exchanges are taxable, the amount of tax attributes, changes in tax rates and the amount and timing of our income.

The payments that New Pubco may make under the Tax Receivable Agreements are expected to be substantial. The payments under the Tax Receivable Agreements are not conditioned upon continued ownership of New Pubco or FoA by the Continuing Unitholders. See “Item 1.01. Entry into Material Definitive Agreement—Tax Receivable Agreements.”

We anticipate that New Pubco will account for the effects of these increases in tax basis and associated payments under the Tax Receivable Agreements arising from exchanges in connection with or after the Business Combination as follows:

•	New Pubco will record an increase in deferred tax assets for the estimated income tax effects of the increases in tax basis based on enacted federal and state tax rates at the date of the exchange;

•

To the extent we estimate that New Pubco will not realize the full benefit represented by the deferred tax asset, based on an analysis that will consider, among other things, our expectation of future earnings, New Pubco will reduce the deferred tax asset with a valuation allowance;

•

New Pubco will record 85% of the estimated realizable tax benefit (which is the recorded deferred tax asset less any recorded valuation allowance) as an increase to the liability due under the Tax Receivable Agreements and the remaining 15% of the estimated realizable tax benefit as an increase to additional paid-in capital; and

•

All of the effects of changes in any of New Pubco’s estimates after the date of the exchange will be included in net income. Similarly, the effect of subsequent changes in the enacted tax rates will be included in net income.

Sources and Uses of Cash

Our primary sources of funds for liquidity include: (i) payments received from sale or securitization of loans; (ii) payments from the liquidation or securitization of our outstanding participating interests in loans; and (iii) advance and warehouse facilities, other secured borrowings and the unsecured senior notes.

Our primary uses of funds for liquidity include: (i) funding of borrower advances and draws on outstanding loans; (ii) originations of loans; (iii) payment of operating expenses; (iv) repayment of borrowings and repurchases or redemptions of outstanding indebtedness, and (v) distributions to shareholders for the estimated taxes on pass-through taxable income.

Our cash flows from operating activities, as well as capacity through existing facilities, provide adequate resources to fund our anticipated ongoing cash requirements. We rely on these facilities to fund operating activities. As the facilities mature, we anticipate renewal of these facilities will be achieved. Future debt maturities will be funded with cash and cash equivalents, cash flow from operating activities and, if necessary, future access to capital markets. We continue to optimize the use of balance sheet cash to avoid unnecessary interest carrying costs.

Cash Flows

Our cash flows increased $156.7 million, $143.4 million, and $111.0 million for the years ended December 31, 2020, 2019 and 2018, respectively. The increase in cash flows for these periods was primarily driven by proceeds on sales of mortgage loans held for sale, net of origination activity, and proceeds from securitization of mortgage loans held for investment. The cash inflows were partially offset by payments on outstanding HMBS liabilities, net of new HMBS issuances.

Operating Cash Flow

Net cash (used in) provided by operating activities totaled $(686.1) million, $101.1 million, $605.9 million for the years ended December 31, 2020, 2019 and 2018, respectively.

Cash used in operating activities increased for the year ended December 31, 2020 compared to the year ended December 31, 2019. The increase was primarily attributable to higher gain on sale, net, as a result of higher sales volume during the year combined with increased margins on sold volume. We originated $29,064.4 million in residential mortgage loans held for sale during the year compared to $15,437.1 million in the prior year. Weighted average margins on originated loans were 4.30% for 2020 compared to 3.25% for 2019. The higher origination volumes were partially offset by an increase in proceeds on the sale of residential mortgage loans and the corresponding gain on mortgage loans held for sale during the period. We sold $27,991.0 million in residential mortgage loans during the year compared to $14,852.6 million in the prior year.

Cash provided by operating activities decreased during the year ended December 31, 2019, compared to the year ended December 31, 2018. The decrease was primarily attributable to lower proceeds from the sale of originated mortgage loans during the year.

In addition, there were lower loan origination volumes on loans held for sale. In 2018, we classified originations of non-agency reverse mortgage product as cash flows from operating activities based on our previous treatment of these loans. During 2019, these cash flows have been reflected as cash outflows in investing activities.

Investing Cash Flow

Net cash used in investing activities totaled $875.1 million, $2,025.6 million, $817.0 million for the years ended December 31, 2020, 2019 and 2018, respectively.

The decrease in cash used in investing activities during the year ended December 31, 2020, compared to the year ended December 31, 2019, was primarily attributable to higher proceeds on mortgage loans held for investment and mortgage loans held for investment, subject to nonrecourse debt during 2020 compared to 2019. These amounts were offset by higher loan origination volumes on loans held for investment, primarily for reverse mortgage loans. We originated $3,186.7 million of reverse mortgage loans during 2020 compared to $2,989.5 million in 2019.

The increase in cash used in investing activities during the year ended December 31, 2019, compared to the year ended December 31, 2018, was primarily attributable to higher loan origination volumes on loans held for investment, primarily for reverse mortgage loans. We originated $2,989.5 million of reverse mortgage loans during 2019 compared to $2,378.0 million in 2018. Reverse mortgage loans originated consist of initial reverse mortgage loan borrowing amounts, and additional participations and accretions of reverse mortgage loans, including subsequent borrower advances, mortgage insurance premiums, service fees and advances for which we are able to subsequently pool into a security. In 2018, we classified originations of our non-agency reverse mortgage product as cash flows from operating activities based on our previous treatment of these loans. During 2019, these cash flows have been reflected as cash flows in investing activities. In 2019, we purchased approximately $128.8 million in mortgage backed securities for investment purposes. These amounts are partially offset by higher proceeds on loans held for investment due to higher liquidations from payoffs and claim receipts.

Financing Cash Flow

Net cash provided by financing activities totaled $1,717.9 million, $2,067.9 million, and $322.2 million for the years ended December 31, 2020, 2019 and 2018.

The decrease in cash provided by financing activities during the year ended December 31, 2020, compared to the year ended December 31, 2019, was primarily attributable to net proceeds from financing lines of credit of $246.3 million for 2020 compared to $959.5 million for 2019. The decrease in net proceeds provided from financing lines of credit was partially offset by higher proceeds on issuance of nonrecourse debt. In 2020, we executed 10 securitizations and issued $3.3 billion in nonrecourse notes compared to 7 securitizations with an issuance of $2.5 billion in nonrecourse debt in 2019. Additionally, in November 2020, we issued $350.0 million of senior unsecured notes, less debt issuance costs of $13.4 million.

The increase in cash provided by financing activities during the year ended December 31, 2019, compared to the year ended December 31, 2018, was primarily attributable to higher proceeds on issuance of nonrecourse debt. In 2019, we executed 7 securitizations and issued $2.5 billion in nonrecourse notes compared to 4 securitizations with an issuance of $1.4 billion in nonrecourse debt in 2018. In addition, we had higher net proceeds from our financing lines of credit of $959.5 million compared to net payments of $95.6 million in 2018.

Financial Covenants

Our credit facilities contain various financial covenants, which primarily relate to required tangible net worth amounts, liquidity reserves, leverage ratio requirements, and profitability requirements. These covenants are measured at our operating subsidiaries. As of December 31, 2020, we were in compliance or received waivers for all of our required financial covenants.

Seller/Servicer Financial Requirements

We are also subject to net worth, capital ratio and liquidity requirements established by the FHFA for Fannie Mae and Freddie Mac Seller/Servicers, and Ginnie Mae for single family issuers. In both cases, these requirements apply to our operating subsidiaries, FAM and FAR, which are licensed sellers/servicers of the respective GSEs. As of December 31, 2020, we were in compliance with all of our seller/servicer financial requirements for FHA and Ginnie Mae. For additional information see Note 35 - Liquidity and Capital Requirements within the consolidated financial statements.

Minimum Net Worth

The minimum net worth requirement for Fannie Mae and Freddie Mac is defined as follows:

•	Base of $2.5 million plus 25 basis points of outstanding UPB for total loans serviced.

•	Tangible Net Worth comprises total equity less goodwill, intangible assets, affiliate receivables and certain pledged assets.

The minimum net worth requirement for Ginnie Mae is defined as follows:

•

The sum of (i) base of $2.5 million plus 35 basis points of the issuer’s total single-family effective outstanding obligations, and (ii) base of $5 million plus 1% of the total effective HMBS outstanding obligations.

•

Tangible Net Worth is defined as total equity less goodwill, intangible assets, affiliate receivables and certain pledged assets. Effective for fiscal year 2020, under the Ginnie Mae MBS Guide, the issuers will no longer be permitted to include deferred tax assets when computing the minimum net worth requirement.

Minimum Capital Ratio

•	In addition to the minimum net worth requirement, we are also required to hold a ratio of Tangible Net Worth to Total Assets (excluding HMBS securitizations) greater than 6%.

•	FAR received a permanent waiver for the minimum outstanding capital requirements from Ginnie Mae.

Minimum Liquidity

The minimum liquidity requirement for Fannie Mae and Freddie Mac is defined as follows:

•	3.5 basis points of total Agency Mortgage Servicing, plus

•	Incremental 200 basis points times the sum of the following:

•	The total UPB of nonperforming (90 or more days delinquent) Agency Mortgage Servicing that is not in forbearance, plus

•	The total UPB of nonperforming (90 or more days delinquent) Agency Mortgage Servicing that is in forbearance and which were delinquent at the time it entered forbearance, plus

•	30% of the UPB of nonperforming (90 or more days delinquent) Agency Mortgage Servicing that is in forbearance and which were current at the time it entered forbearance

•	This liquidity must only be maintained to the extent this sum exceeds 6% of the total Agency Mortgage Servicing UPB.

•

Allowable assets for liquidity may include: cash and cash equivalents (unrestricted), available for sale or held for trading investment grade securities (e.g., Agency MBS, Obligations of GSEs, US Treasury Obligations); and unused/available portion of committed servicing advance lines.

The minimum liquidity requirement for Ginnie Mae is defined as follows:

•	Maintain liquid assets equal to the greater of $1.0 million or 10 basis points of our outstanding single-family MBS.

•	Maintain liquid assets equal to at least 20% of our net worth requirement for HECM MBS.

Summary of Certain Indebtedness

The following description is a summary of certain material provisions of our outstanding indebtedness. As of December 31, 2020, our debt obligations were approximately $18,385.1 million. This summary does not restate the terms of our outstanding indebtedness in its entirety, nor does it describe all of the material terms of our indebtedness.

Warehouse Lines of Credit

Mortgage facilities

As of December 31, 2020, our Mortgage Originations segment had $2.8 billion in warehouse lines of credit collateralized by first lien mortgages with $1,947.5 million aggregate principal amount drawn through 12 funding facility arrangements with 11 active lenders. These facilities are generally structured as master repurchase agreements under which ownership of the related eligible loans is temporarily transferred to a lender or as participation arrangements pursuant to which the lender acquires a participation interest in the related eligible loans. The funds advanced to us are generally repaid using the proceeds from the sale or securitization of the loans to, or pursuant to, programs sponsored by Fannie Mae, Freddie Mac, and Ginnie Mae or to private secondary market investors, although prior payment may be required based on, among other things, certain breaches of representations and warranties or other events of default.

When we draw on these facilities, we generally must transfer and pledge eligible loans to the lender, and comply with various financial and other covenants. The facilities generally have one-year terms and expire at various times during 2021. Under our facilities, we generally transfer the loans at an advance rate less than the principal balance or fair value of the loans (the “haircut”), which serves as the primary credit enhancement for the lender. Since the advances to us are generally for less than 100% of the principal balance of the loans, we are required to use working capital to fund the remaining portion of the principal balance of the loans. The amount of the advance that is provided under the various facilities ranges from 94% to 100% of the market value or principal balance of the loans. Upon expiration, management believes it will either renew its existing warehouse facilities or obtain sufficient additional lines of credit. The interest rate on all outstanding facilities is LIBOR plus applicable margin.

The following table presents additional information about our Mortgage Originations segment’s warehouse facilities as of December 31, 2020 (in thousands):

Mortgage Warehouse Facilities	Maturity Date	Total Capacity	December 31, 2020
March 2021 $350M Facility(2)	March 2021	$350,000	$302,877
April 2021 $350M Facility	April 2021	350,000	283,821
May 2021 $250M Facility(2)	May 2021	250,000	225,837
March 2021 $200M Facility(1)(2)	March 2021	200,000	182,015
January 2021 $250M Facility(1)	January 2021	250,000	158,114
October 2021 $250M Facility(2)	October 2021	250,000	170,174
March 2021 $225M Facility(1)	March 2021	225,000	154,097
August 2021 $200M Facility(2)	August 2021	200,000	126,047
July 2021 $150M Facility	July 2021	150,000	122,075
November 2021 $150M Facility	November 2021	150,000	109,463
March 2021 $125M Facility(1)(2)	March 2021	125,000	97,225
August 2021 $300M Facility(2)	August 2021	300,000	15,719

Total mortgage warehouse facilities		$2,800,000	$1,947,464

(1)	See Note 39 - Subsequent Events within the notes to the consolidated financial statements for additional information on facility amendments.
(2)	Denotes uncommitted facilities.

Reverse Mortgage Facilities

As of December 31, 2020, our Reverse Originations segment had $1.3 billion in warehouse lines of credit collateralized by first lien mortgages with $477.6 million aggregate principal amount drawn through 7 funding facility arrangements with 7 active lenders. These facilities are generally structured as master repurchase agreements under which ownership of the related eligible loans is temporarily transferred to a lender, or as participation arrangements pursuant to which the lender acquires a participation interest in the related eligible loans. The funds advanced to us are generally repaid using the proceeds from the sale or securitization of the loans to, or pursuant to, programs sponsored by Ginnie Mae or private secondary market investors, although prior payment may be required based on, among other things, certain breaches of representations and warranties or other events of default.

When we draw on these warehouse lines of credit, we generally must transfer and pledge eligible loans, and comply with various financial and other covenants. The facilities generally have one-year terms and expire at various times during 2021. Under our facilities, we generally transfer the loans at a haircut which serves as the primary credit enhancement for the lender. Since the advances to us are generally for less than the acquisition cost of the loans, we are required to use working capital to fund the remaining portion of the funding required for the loan. The amount of the advance that is provided under the various facilities ranges from 90 to 104% of the market value or principal balance of the loans. Upon expiration, management believes it will either renew its existing facilities or obtain sufficient additional lines of credit. The interest rate on all outstanding facilities is LIBOR plus applicable margin.

The following table presents additional information about our Reverse Origination segment’s warehouse facilities as of December 31, 2020 (in thousands):

Reverse Warehouse Facilities	Maturity Date	Total Capacity	December 31, 2020
April 2021 $250M Facility(2)	April 2021	$250,000	$173,484
April 2021 $200M Facility(2)	April 2021	200,000	128,723
October 2021 $400M Facility	October 2021	400,000	84,124
December 2021 $100M Facility(2)	December 2021	100,000	61,220
January 2021 $200M Facility(1)(2)	January 2021	200,000	15,803
June 2021 $75M Facility	June 2021	75,000	11,423
August 2021 $50M Facility(2)	August 2021	50,000	2,860

Total reverse warehouse facilities		$1,275,000	$477,637

(1)	See Note 39 - Subsequent Events within the notes to the consolidated financial statements for additional information on facility amendments.
(2)	Denotes uncommitted facilities

Commercial Loan Facilities

As of December 31, 2020, our Commercial Originations segment had $495.0 million in warehouse lines of credit collateralized by first lien mortgages and encumbered agricultural loans with $180.4 million aggregate principal amount drawn through 5 funding facility arrangements with 5 active lenders. These facilities are either structured as master repurchase agreements under which ownership of the related eligible loans is temporarily transferred to a lender, as loan and security agreements pursuant to which the related eligible assets are pledged as collateral for the loan from the related lender or are collateralized by first lien loans or crop loans. The funds advanced to us are generally repaid using the proceeds from the sale or securitization of the loans to private secondary market investors, although prior payment may be required based on, among other things, certain breaches of representations and warranties or other events of default.

When we draw on these facilities, we must transfer and pledge eligible loan collateral, and comply with various financial and other covenants. The facilities generally have one-year terms and expire at various times during 2021. Under our facilities, we generally transfer the loans at a haircut, which serves as the primary credit enhancement for the lender. One of our warehouse lines of credit is also guaranteed by our wholly-owned subsidiary, Finance of America Holdings LLC (“FAH”), the parent holding company to the commercial lending business. Since the advances to us are generally for less than 100% of the principal balance of the loans, we are required to use working capital to fund the remaining portion of the principal balance of the loans. The amount of the advance that is provided under the various facilities generally ranges from 70% to 85% of the principal balance of the loans. Upon expiration, management believes it will either renew its existing facilities or obtain sufficient additional lines of credit. The interest rate on all outstanding facilities is LIBOR plus applicable margin.

The following table presents additional information about our Commercial Origination segment’s warehouse facilities as of December 31, 2020 (in thousands):

Commercial Warehouse Facilities	Maturity Date	Total Capacity	December 31, 2020
April 2021 $145M Facility	April 2021	$145,000	$100,070
September 2021 $150M Facility	September 2021	150,000	52,300
November 2021 $50M Facility	November 2021	50,000	28,064
January 2021 $150M Facility(1)(2)	January 2021	150,000	—

Total commercial warehouse facilities		$495,000	$180,434

(1)	See Note 39 - Subsequent Events within the notes to the consolidated financial statements for additional information on facility amendments.
(2)	Denotes uncommitted facilities.

General

With respect to each of our warehouse facilities, we pay certain up-front and/or ongoing fees which can be based on our utilization of the facility. In some instances, loans held by a lender for a contractual period exceeding 45 to 60 calendar days after we originate such loans are subject to additional fees and interest rates.

Certain of our warehouse facilities contain sub-limits for “wet” loans, which allow us to finance loans for a minimal period of time prior to delivery of the note collateral to the lender. “Wet” loans are loans for which the collateral custodian has not yet received the related loan documentation. “Dry” loans are loans for which all the sale documentation has been completed at the time of funding. Wet loans are held by a lender for a contractual period, typically between five and ten business days and are subject to a reduction in the advance amount.

Interest is generally payable at the time the loan is settled off the line or monthly in arrears and principal is payable upon receipt of loan sale proceeds or transfer of a loan to another line of credit. The facilities may also require the outstanding principal to be repaid if a loan remains on the line longer than a contractual period of time, which ranges from 45 to 365 calendar days.

Interest on our warehouse facilities vary by facility and may depend on the type of asset that is being financed. Interest is based on an applicable margin over the London Inter-Bank Offered Rate (“LIBOR”) or the prime rate as illustrated in the tables in this section above.

Loans financed under certain of our warehouse facilities are subject to changes in market valuation and margin calls. The market value of our loans depends on a variety of economic conditions, including interest rates and market demand for loans. Under certain facilities, if the market value of the underlying loans declines below the outstanding asset balance on such loans or if the UPB of such loans falls below a threshold related to the repurchase price for such loans, we could be required to (i) repay cash in an amount that cures the margin deficit or (ii) supply additional eligible assets or rights as collateral for the underlying loans to compensate for the margin deficit. Certain warehouse facilities allow for the remittance of cash back to us if the value of the loan exceeds the principal balance.

Our warehouse facilities require each of our borrowing subsidiaries to comply with various customary operating and financial covenants, including, without limitation, the following tests:

•	minimum tangible or adjusted tangible net worth;

•	maximum leverage ratio of total liabilities (which may include off-balance sheet liabilities) or indebtedness to tangible or adjusted tangible net worth;

•	minimum liquidity or minimum liquid assets; and

•	minimum net income or pre-tax net income.

In the event we fail to comply with the covenants contained in any of our warehouse lines of credit, or otherwise were to default under the terms of such agreements, we may be restricted from paying dividends, reducing or retiring our equity interests, making investments or incurring more debt. As a result of market disruptions and fair value accounting adjustments taken in March 2020 resulting from the COVID-19 outbreak, our commercial loan origination subsidiary was in violation of its first, second, and third quarter 2020 profitability covenants with two of its warehouse lenders. We received waivers of the covenant violations from both lenders as well as amendments to profitability covenants for the remaining quarter of 2020. As of December 31, 2020, we were in compliance with all financial covenants.

Other Secured Lines of Credits

As of December 31, 2020, our Mortgage, Reverse, and Commercial Originations segments collectively had $450.1 million in additional secured facilities with $368.2 million aggregate principal amount drawn through credit agreements or master repurchase agreements with 6 active lenders. These facilities are secured by, among other things, eligible asset-backed securities, MSRs, and HECM tails. In certain instances, these assets are subject to existing first lien warehouse financing, in which case these facilities (i.e., mezzanine facilities) are secured by the equity in these assets exceeding first lien warehouse financing. One of our facilities was with Blackstone Residential Operating Partnership LP, an affiliate of our sponsor, Blackstone, as lender. These facilities are generally structured as master repurchase agreements under which ownership of the related eligible assets are temporarily transferred to a lender. The funds advanced to us are generally repaid using the proceeds from the sale or securitization of the underlying assets or distribution from underlying securities, although prior payment may be required based on, among other things, certain breaches of representations and warranties or other events of default.

When we draw on these facilities, we generally must transfer and pledge eligible assets to the lender, and comply with various financial and other covenants. Under our facilities, we generally transfer the assets at a haircut which serves as the primary credit enhancement for the lender. Three of these facilities are guaranteed by our wholly-owned subsidiary, FAH, the parent holding company to the mortgage, reverse mortgage and commercial lending businesses, and one of these also benefits from a pledge of equity of our wholly-owned subsidiary, FAR. Upon expiration, management believes it will either renew these facilities or obtain sufficient additional lines of credit.

The following table presents additional information about our other secured lines of credit for our Mortgage, Reverse and Commercial Originations segments as of December 31, 2020 (in thousands):

Other Secured Lines of Credit	Maturity Date	Interest Rate	Total Capacity	December 31, 2020
$200M Repo Facility	N/A	Bond accrual rate + applicable margin	$200,000	$174,578
April 2022 $52.5M Facility	April 2022	LIBOR + applicable margin	52,500	50,239
February 2021 $50M Facility - MSR(1)	February 2021	Prime + applicable margin; 5.00% floor	50,000	50,000
April 2021 $50M Facility	April 2021	Prime + applicable margin; 6.00% floor	50,000	37,442
April 2022 $45M Facility	April 2022	9.00%	45,000	26,875
May 2021 $18.6M Facility	May 2021	12%	—	—
August 2021 $45M Facility	August 2021	10%	45,000	21,475
6.4M Securities Repo Line	N/A	Distributed Bond Interest + 50 bps	6,411	6,411
$1.2M Repo Facility	N/A	LIBOR + applicable margin	1,188	1,188

Total other secured lines of credit			$450,099	$368,208

(1)	See Note 39 - Subsequent Events in the notes to consolidated financial statements for additional information on facility amendments.

We pay certain up-front and ongoing fees based on our utilization with respect to many of these facilities. We pay commitment fees based upon the limit of the facility and unused fees are paid if utilization falls below a certain amount.

Interest is payable either at the time the loan or securities are settled off the line or monthly in arrears and principal is payable upon receipt of asset sale proceeds, principal distributions on the underlying pledged securities or transfer of assets to another line of credit and upon the maturity of the facility.

Under these facilities, we are generally required to comply with various customary operating and financial covenants. The financial covenants are similar to those under the warehouse lines of credit. We were in compliance with all of these covenants as of December 31, 2020.

Unsecured Line of Credit

As of December 31, 2020, we paid and terminated a $20.0 million unsecured line of credit at FAH. This unsecured line of credit was guaranteed by FAH and by our wholly-owned subsidiary, Incenter LLC. Interest was payable monthly in arrears and principal was payable on June 14, 2021, or such earlier date on which the loan agreement was terminated. Interest was based on an applicable margin over LIBOR.

Under the unsecured line of credit, we were required to comply with various customary operating and financial covenants. The financial covenants were similar to those under the warehouse lines of credit. We were in compliance with all these covenants as of December 31, 2020.

HMBS related obligations

FAR is an approved issuer of HMBS securities that are guaranteed by Ginnie Mae and collateralized by participation interests in HECMs insured by the FHA. We originate HECMs insured by the FHA. Participations in the HECMs are pooled into HMBS securities which are sold into the secondary market with servicing rights retained. We have determined that loan transfers in the HMBS program do not meet the accounting definition of a participating interest because of the servicing requirements in the product that require the issuer/servicer to absorb some level of interest rate risk, cash flow timing risk and incidental credit risk due to the buyout of HECM assets as discussed below. As a result, the transfers of the HECMs do not qualify for sale accounting, and we, therefore, account for these transfers as financings. Holders of participating interests in the HMBS have no recourse against assets other than the underlying HECM loans, remittances, or collateral on those loans while they are in the securitization pools, except for standard representations and warranties and our contractual obligation to service the HECMs and the HMBS.

Remittances received on the reverse loans, if any, and proceeds received from the sale of real estate owned and our funds used to repurchase reverse loans are used to reduce the HMBS related obligations by making payments to the securitization pools, which then remit the payments to the beneficial interest holders of the HMBS. The maturity of the HMBS related obligations is directly affected by the liquidation of the reverse loans or liquidation of real estate owned and events of default as stipulated in the reverse loan agreements with borrowers. As an HMBS issuer, FAR assumes certain obligations related to each security it issues. The most significant obligation is the requirement to purchase loans out of the Ginnie Mae securitization pools once they reach certain limits set at loan origination for the maximum UPB allowed. Performing repurchased loans are generally conveyed to HUD and nonperforming repurchased loans are generally liquidated in accordance with program requirements.

As of December 31, 2020, we had HMBS-related borrowings of $9,788.7 million and HECMs pledged as collateral to the pools of $9,788.7 million, both carried at fair value.

Additionally, as the servicer of reverse loans, we are obligated to fund additional borrowing capacity primarily in the form of undrawn lines of credit on floating rate reverse loans. We rely upon our operating cash flows to fund these additional borrowings on a short-term basis prior to securitization. The additional borrowings are generally securitized within 30 days after funding. The obligation to fund these additional borrowings could have a significant impact on our liquidity.

Nonrecourse Debt

We securitize and issue interests in pools of loans that are not eligible for the Ginnie Mae securitization program. These include reverse mortgage loans that were previously repurchased out of an HMBS pool (“HECM Buyouts”), fix & flip securitized loans, and non FHA-insured non-agency reverse mortgages (“non-agency reverse mortgages-Securitized”). The transactions provide investors with the ability to invest in these pools of assets. The transactions provide us with access to liquidity for these assets, ongoing servicing fees, and potential residual returns for the residual securities we retain at the time of securitization. The transactions are structured as secured borrowings with the loan assets and liabilities, respectively, included in the Consolidated Statements of Financial Condition as mortgage loans held for investment, subject to nonrecourse debt, at fair value, and nonrecourse debt, at fair value. As of December 31, 2020, we had nonrecourse debt-related borrowings of $5,257.8 million.

Senior Unsecured Notes

On November 5, 2020, Finance of America Funding LLC, a consolidated subsidiary of the Company, issued $350.0 million aggregate principal amount of senior unsecured notes due November 15, 2025. The senior unsecured notes bear interest at a rate of 7.875% per year, payable semi-annually in arrears on May 15 and November 15 beginning on May 15, 2021. The 7.875% senior unsecured notes are fully and unconditionally guaranteed, jointly and severally, on a senior unsecured basis by FoA and each of FoA’s material existing and future wholly-owned domestic subsidiaries (other than Finance of America Funding LLC and subsidiaries that cannot guarantee the notes for tax, contractual or regulatory reasons).

At any time prior to November 15, 2022, Finance of America Funding LLC may redeem some or all of the 7.875% senior unsecured notes at a redemption price equal to 100% of the principal amount thereof, plus the applicable premium as of the redemption date under the terms of the indenture and accrued and unpaid interest. The redemption price during each of the twelve-month periods following November 15, 2022, November 15, 2023, and at any time after November 15, 2024 is 103.938%, 101.969% and 100.000%, respectively, of the principal amount plus accrued and unpaid interest thereon. At any time prior to November 15, 2022, Finance of America Funding LLC may also redeem up to 40% of the aggregate principal amount of the notes at a redemption price equal to 107.875% of the aggregate principal amount of the senior unsecured notes redeemed, with an amount equal to or less than the net cash proceeds from certain equity offerings, plus accrued and unpaid interest.

Upon the occurrence of a change of control, the holders of the 7.875% senior unsecured notes will have the right to require Finance of America Funding LLC to make an offer to repurchase each holder’s 7.875% senior unsecured notes at a price equal to 101% of their principal amount, plus accrued and unpaid interest. The consummation of the Business Combination will not result in a change of control for purposes of Finance of America Funding LLC’s 7.875% senior unsecured notes.

The 7.875% senior unsecured notes contain covenants limiting, among other things, Finance of America Funding LLC’s and its restricted subsidiaries’ ability to incur certain types of additional debt or issue certain preferred shares, incur liens, make certain distributions, investments and other restricted payments, engage in certain transactions with affiliates, and merge or consolidate or sell, transfer, lease or otherwise dispose of all or substantially all of Finance of America Funding LLC’s assets. These incurrence based covenants are subject to important exceptions and qualifications (including any relevant exceptions for the Business Combination). Many of these covenants will cease to apply with respect to the 7.875% senior unsecured notes during any time that the 7.875% senior unsecured notes have investment grade ratings from either Moody’s Investors Service, Inc. or Fitch Ratings Inc. and no default with respect to the 7.875% senior unsecured notes has occurred and is continuing.

Approximately $300.0 million of the net proceeds of the senior unsecured notes offering were intended to fund a distribution to FoA’s owners, with which certain of FoA’s existing owners or their affiliated entities, including Blackstone and Brian L. Libman, FoA’s founder and chairman, purchased notes in the offering in an aggregate principal amount of $85.0 million, and the remaining net proceeds, after offering expenses, are being retained for growth and general corporate purposes. Mr. Libman also purchased an additional $50.0 million of senior unsecured notes.

Nonrecourse MSR Financing Liability, at Fair Value

In 2020, the Company entered into a nonrevolving facility commitment with various investors of FoA to pay an amount based on monthly cashflows received in respect of servicing fees generated from the Company’s originated or acquired MSRs. Under these agreements, the Company has agreed to pay an amount to these parties equal to excess servicing and ancillary fees related to the identified MSRs in exchange for an upfront payment equal to the entire purchase price of the acquired or originated MSRs. These transactions are accounted for as financings under ASC 470, Debt.

As of December 31, 2020, the Company had an outstanding advance against this commitment of $14.9 million, with a fair value of $14.1 million, for the purchase of MSRs. The Company accrued for excess servicing and ancillary fees against the outstanding advances in the amount of $0.5 million to these investors for the year ended December 31, 2020.

Contractual Obligations and Commitments

The following table provides a summary of obligations and commitments outstanding as of December 31, 2020 (in thousands). The information below does not give effect to the Business Combination or the use of proceeds therefrom.

	Total	Less than 1 year	1- 3 years	3 - 5 years	More than 5 years
Contractual cash obligations:
Warehouse lines of credit	$2,605,535	$2,605,535	$—	$—	$—
MSR line of credit	50,000	50,000	—	—	—
Other secured lines of credit	318,208	58,917	77,114	—	182,177
Nonrecourse debt	5,155,007	—	4,274,233	880,774	—
Notes payable	336,573	336,573	—	—	—
Lease liabilities	55,012	19,601	29,540	3,580	2,291

Total	$8,520,335	$3,070,626	$4,380,887	$884,354	$184,468

In addition to the above contractual obligations, we have also been involved with several securitizations of HECM loans, which were structured as secured borrowings. These structures resulted in us carrying the securitized loans on the Consolidated Statements of Financial Condition and recognizing the asset-backed certificates acquired by third parties as HMBS obligations. The timing of the principal payments on this nonrecourse debt is dependent on the payments received on the underlying mortgage loans and liquidation of real estate owned (“REO”). The outstanding principal balance of loans held for investment, subject to HMBS related obligations was $9,045.1 million as of December 31, 2020.

In addition to the above contractual obligations, we have also been involved in the sale of a portion of the excess servicing and/or an agreement to pay certain amounts based on excess servicing cashflows generated on our owned mortgage services rights. These transactions are treated as structured financings in the Consolidated Statements of Financial Condition with the recognized proceeds being recorded as nonrecourse MSR financing liability. The timing of the payments on the nonrecourse MSR financing liability is dependent on the payments received on the underlying mortgage servicing rights.

The payments that we will be required to make under the Tax Receivable Agreements that we entered into in connection with the Business Combination may be significant and are not reflected in the contractual obligations tables set forth above.

Off Balance Sheet Arrangements

In the ordinary course of business, we may engage in certain activities that are not reflected on the Consolidated Statements of Financial Condition, generally referred to as off-balance sheet arrangements. These activities typically involve transactions with unconsolidated variable interest entities (“VIEs”).

For all VIEs in which we are involved, we assess whether we are the primary beneficiary of the VIE on an ongoing basis. In circumstances where we have both the power to direct the activities that most significantly impact the VIEs’ performance and the obligation to absorb losses or the right to receive the benefits of the VIE that could be significant, we would conclude that we are the primary beneficiary of the VIE, and would consolidate the

VIE (also referred to as on-balance sheet). In situations where we are not deemed to be the primary beneficiary of the VIE, we do not consolidate the VIE and only recognize our interests in the VIE (also referred to as off-balance sheet).

We do not have any other off-balance sheet arrangements with unconsolidated entities or financial partnerships, including entities sometimes referred to as structured finance or special purpose entities that were established for the purpose of facilitating off-balance sheet arrangements or other contractually narrow or limited purposes as of December 31, 2020.

Critical Accounting Policies

Various elements of our accounting policies, by their nature, are inherently subject to estimation techniques, valuation assumptions and other subjective assessments. In particular, we have identified several policies that, due to the judgment, estimates and assumptions inherent in those policies, are critical to an understanding of the consolidated financial statements. These policies relate to fair value measurements, particularly those determined to be Level 3 as discussed in Note 5 - Fair Value within the consolidated financial statements. We believe that the judgment, estimates and assumptions used in the preparation of the consolidated financial statements are appropriate given the factual circumstances at the time. However, given the sensitivity of the consolidated financial statements to these critical accounting policies, the use of other judgments, estimates and assumptions could result in material differences in our results of operations or financial condition. Fair value measurements considered to be Level 3 representing estimated values based on significant unobservable inputs include (i) the valuation of loans held for investment, subject to HMBS related obligations, at fair value (ii) the valuation of loans held for investment, subject to nonrecourse debt, at fair value (iii) the valuation of loans held for investment, at fair value (iv) the valuation of HMBS related obligations, at fair value and (v) valuation of nonrecourse debt, at fair value.

Fair Value Measurements

Reverse Mortgage Loans Held for Investment, at Fair Value

We have elected to account for all outstanding reverse mortgage loans held for investment at fair value. Outstanding reverse mortgage loans held for investment, at fair value include originated reverse mortgage loans that are expected to be sold or securitized in the secondary market, reverse mortgage loans that were previously securitized into either an HMBS or private securitization, or repurchased reverse loans out of Ginnie Mae securitization pools.

We have determined that HECM loans transferred under the current Ginnie Mae HMBS securitization program do not meet the requirements for sale accounting and are not derecognized upon date of transfer. The Ginnie Mae HMBS securitization program includes certain terms that do not meet the participating interest requirements and require or provide an option for the Company to reacquire the loans prior to maturity. Due to these terms, the transfer of the loans does not meet the requirements of sale accounting. As a result, the Company accounts for HECM loans transferred into HMBS securitizations as secured borrowings and continues to recognize the loans as held for investment, along with the corresponding liability for the HMBS related obligations.

As a jumbo reverse mortgage, non-agency reverse mortgage loans are designated for homeowners aged 62 or older with higher priced homes. The minimum home value is $0.5 million and the maximum loan amount is $4.0 million. Non-agency reverse mortgage loans are not insured by the FHA and will not be placed into a Ginnie Mae HMBS. However, the Company may transfer or pledge these assets as collateral for securitized nonrecourse debt obligations.

Reverse mortgage loans held for investment, at fair value also include claims receivable that have been submitted to HUD awaiting reimbursement. These amounts are recorded net of amounts the Company does not expect to recover through outstanding claims.

As an issuer of HMBS, we are required to repurchase reverse loans out of the Ginnie Mae securitization pools once the outstanding principal balance of the related HECM is equal to or greater than 98% of the Maximum Claim Amount (“MCA”) (referred to as unpoolable loans). Performing repurchased loans are conveyed to HUD and payment is received from HUD typically within 75 days of repurchase. Nonperforming repurchased loans are generally liquidated through foreclosure, subsequent sale of the real estate owned, and claim submissions to HUD.

We recognize reverse mortgage loans held for investment, at fair value with all changes in fair value recorded as a charge or credit to net fair value gains on mortgage loans and related obligations in the Consolidated Statements of Operations and Comprehensive Income. We estimate the fair value of these loans using a process that combines the use of a discounted cash flow model and analysis of current market data to arrive at an estimate of fair value. The cash flow assumptions and prepayment assumptions used in the model are based on various factors, with the key assumptions being prepayment, borrower mortality, borrower draw, home price appreciation, and discount rate assumptions.

Commercial Loans Held for Investment, at Fair Value

We have elected to account for all outstanding commercial loans held for investment, at fair value. Outstanding commercial loans include originated Fix & Flip loans, consisting of short-term loans for individual real estate investors, with terms ranging from 9-18 months for which we intend to hold to maturity.

We recognize commercial loans held for investment, at fair value with all changes in fair value recorded as a charge or credit to net fair value gains on loans in the Consolidated Statements of Operations and Comprehensive Income. We estimate the fair value of these loans using a process that combines the use of a discounted cash flow model and analysis of current market data to arrive at an estimate of fair value. The cash flow assumptions used in the model are based on various factors, with the key assumptions being prepayment, default rate, and discount rate assumptions.

HMBS Obligations, at Fair Value

We have elected to account for all outstanding HMBS obligations at fair value. The HMBS obligation considers the obligation to pass FHA insured cash flows through to the beneficial interest holders (repayment of the secured borrowings) of the HMBS securities and the servicer and issuer obligations of the Company.

As issuer and servicer of the HMBS security, we are required to perform various servicing activities, including processing borrower payments, maintaining borrower contact, facilitating borrower advances, generating borrower statements, and facilitating loss-mitigation strategies in an attempt to keep defaulted borrowers in their homes.

We recognize HMBS obligations, at fair value with all changes in fair value recorded as a charge or credit to net fair value gains on loans in the Consolidated Statements of Operations and Comprehensive Income. We estimate the fair value of these loans using a process that combines the use of a discounted cash flow model and analysis of current market data to arrive at an estimate of fair value. The cash flow assumptions and prepayment assumptions used in the model are based on various factors, with the key assumptions being prepayment, borrower mortality, and discount rate assumptions.

Nonrecourse Debt, at Fair Value

We have elected to account for all outstanding nonrecourse debt at fair value. We issued nonrecourse debt, at fair value securities secured by loans made to real estate investors, which provides the Company with access to liquidity for the loans and ongoing management fees. The principal and interest on the outstanding certificates are paid using the cash flows from the underlying securitized loans, which serve as collateral for the debt.

We recognize our outstanding nonrecourse debt, at fair value with all changes in fair value recorded as a charge or credit to net fair value gains on loans in the Consolidated Statements of Operations and Comprehensive Income. We estimate the fair value of these loans using a process that combines the use of a discounted cash flow model and analysis of current market data to arrive at an estimate of fair value. The cash flow assumptions and prepayment assumptions used in the model are based on various factors, with the key assumptions being prepayment, borrower mortality, and discount rate assumptions.

We use various internal financial models that use market participant data to value these loans. These models are complex and use asset specific collateral data and market inputs for interest and discount rates. In addition, the modeling requirements of loans are complex because of the high number of variables that drive cash flows associated with the loans. Even if the general accuracy of our valuation models is validated, valuations are highly dependent upon the reasonableness of our assumptions and the predictability of the relationships that drive the results of the models. On a quarterly basis, we obtain external market valuations from independent third party valuation experts in order to validate the reasonableness of our internal valuation.

Business Combinations and Goodwill

Acquisitions that qualify as a business combination are accounted for using the acquisition method of accounting. The fair value of consideration transferred for an acquisition is allocated to the assets acquired and liabilities assumed based on their fair value as of the acquisition date. Goodwill is recorded as the difference, if any, between the aggregate consideration paid for an acquisition and the fair value of the net tangible and identified intangible assets, net acquired under a business combination.

Under the acquisition method of accounting, we complete valuation procedures for an acquisition to determine the fair value of the assets acquired and liabilities assumed. These valuation procedures require management to make assumptions and apply significant judgment to estimate the fair value of the assets acquired and liabilities assumed. If the estimates or assumptions used should significantly change, the resulting differences could materially affect the fair value of net assets. We estimate the fair value of the intangible assets acquired generally through a combination of a discounted cash flow analysis (the income approach) and an analysis of comparable market transactions (the market approach). For the income approach, we base the inputs and assumptions used to develop these estimates on a market participant perspective which include estimates of projected revenue, discount rates, economic lives and income tax rates, among others, all of which require significant management judgment. For the market approach, we apply judgment to identify the most comparable market transactions to the transaction. Finite lived intangible assets, net, which are primarily comprised of customer relationships and technology, are amortized over their estimated useful lives using the straight-line method, or on a basis more representative of the time pattern over which the benefit is derived, and are assessed for impairment whenever events or changes in circumstances indicate the carrying value of the asset may not be recoverable.

Goodwill is not amortized, but is reviewed for impairment annually as of October 1st and monitored for interim triggering events on an ongoing basis. Goodwill is reviewed for impairment utilizing either a qualitative assessment or a quantitative goodwill impairment test. If we choose to perform a qualitative assessment and determines the fair value more likely than not exceeds the carrying value, no further evaluation is necessary. For reporting units where we perform the quantitative goodwill impairment test, we compare the fair value of each reporting unit, which we primarily determine using an income approach based on the present value of discounted cash flows, to the respective carrying value, which includes goodwill. If the fair value of the reporting unit exceeds its carrying value, the goodwill is not considered impaired. If the carrying value is higher than the fair value, the difference would be recognized as an impairment loss.

New Accounting Pronouncements

Refer to Note 2 - Summary of Significant Accounting Policies within the consolidated financial statements for a summary of recently adopted and recently issued accounting standards and their related effects or anticipated effects on the Consolidated Statements of Operations and Comprehensive Income and Consolidated Statements of Financial Condition.

Quantitative and Qualitative Disclosures about Market Risk

Our principal market risk is to interest rate risk, primarily to changes in long-term Treasury rates and mortgage interest rates due to their impact on mortgage-related assets and commitments. Changes in short-term interest rates will also have an impact on our warehouse financing lines of credit.

Interest Rate Risk

Changes in interest rates will impact our operating segments as follows:

Portfolio Management

•

an increase in interest rates could generate an increase in delinquency, default and foreclosure rates resulting in an increase in both higher servicing costs and interest expense on our outstanding debt.

•	an increase in interest rates and market spreads may cause a reduction in the fair value of our long-term assets.

•	a decrease in interest rates may generally increase prepayment speeds of our long-term assets which would lead a reduction in the fair value of our long-term assets.

Originations (Mortgage, Reverse and Commercial)

•	an increase in prevailing interest rates could adversely affect our loan origination volume as refinancing activity will be less attractive to existing borrowers.

•	an increase in interest rates will lead to a higher cost of funds on our outstanding warehouse lines of credit.

Lender Services

•

an increase in interest rates will lead to lower origination volumes which would negatively impact the amount of title and insurance clients we are able to service and the number of title policies that we are able to underwrite.

•	lower origination volumes from an increase in interest rates may lead to a reduction in our fulfillment services as we process fewer loans for our clients.

•	an increase in interest rates may lead to fewer student loan applications that we are asked to process for our clients.

We actively manage the risk profile of IRLCs and loans held for sale on a daily basis and enter into forward sales of MBS in an amount equal to IRLCs expected to close assuming no change in mortgage interest rates.

Earnings on our held for investment assets depend largely on our interest rate spread, represented by the relationship between the yield on our interest-earning assets, primarily securitized assets, and the cost of our interest-bearing liabilities, primarily securitized borrowings. Interest rate spreads are impacted by several factors, including forward interest rates, general economic factors, and the quality of the loans in our portfolio.

Consumer Credit Risk

We are exposed to credit risk in the event that certain of our borrowers are unable to pay their outstanding mortgage balances. We manage this credit risk by actively managing delinquencies and defaults through our servicers. We provide servicing oversight of our servicers to ensure they perform loss mitigation, foreclosure and collection functions according to standard acceptable servicing practices and in accordance with our various pooling and servicing agreements. We estimate the fair values on our outstanding mortgage loans using a combination of historical loss frequency and loss experience.

We principally sell our mortgage loans on a nonrecourse basis. We provide representations and warranties to purchasers of the loans sold over the life of the loan. Whenever there is a breach of these representation and warranties we will be required to repurchase the loan or indemnify the purchaser, and any subsequent loss on the loan will be borne by us. If there is no breach of the representation and warranty provision, we have no obligation to indemnify or repurchase the investor against loss. The outstanding UPB plus any premiums on the purchased loans represent the maximum potential exposure on outstanding representation and warranties that we are exposed to.

We estimate a reserve for losses on repurchased loans and indemnifications for future breaches of representation and warranties on any sold loans. This estimate is based on historical data on loan repurchase and indemnity activity, actual losses on repurchase loans and other factors.

Counterparty Credit Risk

We are exposed to counterparty credit risk in the event of nonperformance by counterparties to various agreements. We monitor the credit ratings of counterparties and do not anticipate material losses due to counterparty nonperformance.

Sensitivity Analysis

We utilize a sensitivity analysis to assess our market risk associated with changes in interest rates. This sensitivity analysis attempts to assess the potential impact to earnings based on hypothetical changes in interest rates.

The fair value of certain of our outstanding mortgage loans and related liabilities, MSRs, and certain investments are valued utilizing a discounted cash flow analysis. The primary assumptions we utilize in these models include prepayment speeds, market discount rates, and credit default rates.

Our total market risk is impacted by a variety of other factors including market spreads and the liquidity of the markets. There are certain limitations inherent in the sensitivity analysis presented, including the necessity to conduct the analysis based on a single point in time.

The sensitivities presented are hypothetical and should be evaluated with care. The effect on fair value of a 25 bps variation in assumptions generally cannot be determined because the relationship of the change in assumptions to the fair value may not be linear. Additionally, the impact of a variation in a particular assumption on the fair value is calculated while holding other assumptions constant. In reality, changes in one factor may lead to changes in other factors, which could impact the above hypothetical effects.

	December 31, 2020
	Down 25 bps	Up 25 bps
	(in thousands)
Increase (decrease) in assets
Reverse mortgage loans held for investment, subject to HMBS related obligations	$32,556	$(29,455)
Mortgage loans held for investment, subject to nonrecourse debt:
Reverse mortgage loans	64,645	(63,753)
Fix & flip mortgage loans	466	(465)
Mortgage loans held for investment:
Reverse mortgage loans	4,167	(3,795)
Fix & flip mortgage loans	82	(128)
Agricultural loans	138	(138)
Mortgage loans held for sale:
Residential mortgage loans	5,967	(22,970)
SRL	628	(627)
Portfolio	456	(448)
Mortgage servicing rights	(19,444)	16,151
Others assets	—	(2)
Derivative assets:
Forward commitments and TBAs	40	(22)
IRLCs	6,342	(24,414)

Total assets	$96,043	$(130,066)

Increase (decrease) in liabilities
HMBS related obligation	$29,865	$(26,754)
Nonrecourse debt	24,647	(24,454)
Derivative liabilities:
Forward MBS	27,974	(34,706)
Interest rate swaps and futures contracts	9,835	(9,834)

Total liabilities	$92,321	$(95,748)

Properties

New Pubco operates its business through four corporate offices, 290 Mortgage locations, 11 Reverse Mortgage locations, four Commercial locations, seven Portfolio Management locations and 32 lender services locations leased throughout the United States and its lender services segment operates one branch leased in the Philippines. New Pubco’s principal executive offices are located at 909 Lake Carolyn Parkway, Suite 1550, Irving, Texas 75039.

New Pubco does not consider any specific location to be material to its operations. New Pubco believes that equally suitable alternative locations are available in all areas where it currently does business. In the opinion of New Pubco’s management, New Pubco’s properties are adequately covered by insurance.

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth information regarding the beneficial ownership of shares of New Pubco’s Class A Common Stock by:

•	each person known to New Pubco to be the beneficial owner of more than 5% of the shares of any class of New Pubco’s common stock;

•	each named executive officer or director of New Pubco; and

•	all officers and directors of New Pubco as a group.

Beneficial ownership is determined according to the rules of the SEC, which generally provide that a person has beneficial ownership of a security if he, she or it possesses sole or shared voting or investment power over that security, including options and warrants that are currently exercisable or exercisable within 60 days.

The beneficial ownership of the shares of Class A Common Stock of New Pubco is based on 64,140,214 shares outstanding following the Closing, consisting of 59,881,714 vested shares and 4,258,500 unvested shares that are subject to vesting and forfeiture.

The beneficial ownership information below includes 4,258,500 shares of Class A Common Stock held by the Sponsor that are subject to vesting and forfeiture will not be entitled to receive any dividends or other distributions, or to have any other economic rights until such shares are vested, and such shares will not be entitled to receive back dividends or other distributions or any other form of economic “catch-up” once they become vested. Additionally, for so long as they remain unvested, such shares must be voted proportionately with all other shares of Class A Common Stock and Class B Common Stock on all matters put to a vote of holders of New Pubco voting stock (i.e., holders of unvested Founder Shares will have no discretion in how such shares are voted).

The beneficial ownership information below excludes the shares underlying the Warrants, the Earnout Securities and the shares expected to be issued or reserved under the Incentive Plan.

Unless otherwise indicated, we believe that all persons named in the table have sole voting and investment power with respect to all shares beneficially owned by them. Unless otherwise noted, the business address of each of the following entities or individuals is 909 Lake Carolyn Parkway, Suite 1550, Irving, Texas 75039.

	Beneficial Ownership
Name of Beneficial Owner	Shares of Class A Common Stock(1)	Post-Merger FoA Units(1)	% of Total Voting Power(2)
Five Percent Holders:
Edmond Safra(3)(4)	11,222,500	—	5.7%

Named Executive Officers and Directors:
Brian L. Libman(5)(6)	1,391,859	74,975,251	39.1%
Patricia L. Cook(7)	745,392	—	*
Menes Chee(8)	—	—	—
Norma C. Corio	—	—	—

	Beneficial Ownership
Name of Beneficial Owner	Shares of Class A Common Stock(1)	Post-Merger FoA Units(1)	% of Total Voting Power(2)
Robert W. Lord	—	—	—
Tyson A. Pratcher	—	—	—
Lance N. West(9)	700,000	—		*
Graham Fleming(10)	1,668,538	—		*
Jeremy Prahm(11)	710,932	—		*
Tai A. Thornock(12)	34,400	—		*
Anthony W. Villani	—	—	—
All Directors and Executive Officers as a Group (11 persons)	5,951,945	74,975,251	39.4%
Blackstone(6)(13)	25,100,873	50,966,826	38.9%

*	Represents less than 1%.
(1)

Subject to the terms of the Exchange Agreement, the FoA Units are exchangeable for shares of New Pubco’s Class A Common Stock on a one-for-one basis. Beneficial ownership of FoA Units reflected in this table has not been also reflected as beneficial ownership of shares of New Pubco Class A Common Stock for which such FoA Units may be exchanged.

(2)	Represents percentage of voting power of the New Pubco Class A Common Stock and Class B Common Stock voting together as a single class.
(3)

Includes 7,097,500 shares of Class A Common Stock held by the Sponsor. The amounts also include 775,000 shares of Class A Common Stock that were received by the Sponsor in the Warrant Exchange. Messrs. Edmond Safra and Gregorio Werthein are managers of the Sponsor. Accordingly, all of the shares held by the Sponsor may be deemed to be beneficially held by Messrs. Edmond Safra and Gregorio Werthein. Each of Messrs. Edmond Safra and Gregorio Werthein disclaims beneficial ownership of such securities except to the extent of his pecuniary interest therein.

(4)

Includes 2,350,000 shares of Class A Common Stock held directly by EMS Opportunity Ltd. and indirectly by Mr. Safra as the sole shareholder of EMS Capital Holding Inc., which is the general partner of EMS Capital LP, the investment manager of EMS Opportunity Ltd. Also includes 1,000,000 PIPE Shares purchased by EMS Opportunity Ltd. Mr. Safra disclaims beneficial ownership of such securities except to the extent of his pecuniary interest therein.

(5)

Pursuant to the limited liability company agreement of Libman Family Holdings, LLC (“LFH”), LFH is managed by a board of managers consisting of Brian Libman, as the sole manager. LFH is owned, in equal parts, by Libman-Alpha Holdings, LLC (“Alpha”), Libman-Eta Holdings, LLC (“Eta”) and Libman-Kappa Holdings, LLC (“Kappa”). Each of Alpha, Eta and Kappa are owned by Brian Libman, Sharon Libman, Libman 2004 Trust (the “04 Trust”) and Libman Family Generational Trust (the “Generational Trust”). The Trustee of each of the 04 Trust and the Generational Trust is Kenneth Libman.

Pursuant to the limited liability company agreement of The Mortgage Opportunity Group, LLC (“TMOG”), TMOG is managed by a board of managers consisting of Brian Libman, as the sole manager. TMOG is owned, in equal parts, by Brian Libman and Sharon Libman.

(6)

Pursuant to the Stockholders Agreement, each of our Principal Stockholders have certain board nomination and other rights as described in “Item 1.01. Entry into Material Definitive Agreement —Exchange Agreement.” Each of the Blackstone Investors and the BL Investors will agree to vote the respective shares of New Pubco common stock beneficially owned by them in favor of the individuals nominated as New Pubco’s directors in accordance with the terms of the Stockholders Agreement.

(7)

Represents 326,799 shares of Class A Common Stock underlying vested RSUs anticipated to be granted within 60 days of Closing and 418,593 shares of Class A Common Stock underlying limited liability company units of UFG Management Holdings LLC (“Management Holdings Units”), which are redeemable at Ms. Cook’s option for FoA Units, which will then be immediately exchanged for shares of Class A Common Stock on a one-for-one basis.

(8)

Mr. Chee is an employee of Blackstone or one of its affiliates but disclaims beneficial ownership of shares beneficially owned by Blackstone and its affiliates. The address for Mr. Chee is c/o The Blackstone Group Inc., 345 Park Avenue, New York, New York 10154.

(9)	Reflects securities held directly by CDZ Capital Partners, LP. The general partner of CDZ Capital Partners, LP is CDZ Capital Corp. Mr. West controls CDZ Capital Corp.’s investment decisions.
(10)

Represents 326,799 shares of Class A Common Stock underlying vested RSUs anticipated to be granted within 60 days of Closing and 1,341,739 shares of Class A Common Stock underlying Management Holdings Units, which are redeemable at Mr. Fleming’s option for FoA Units, which will then be immediately exchanged for shares of Class A Common Stock on a one-for-one basis.

(11)

Represents 206,399 shares of Class A Common Stock underlying vested RSUs anticipated to be granted within 60 days of Closing and 504,533 shares of Class A Common Stock underlying Management Holdings Units, which are redeemable at Mr. Prahm’s option for FoA Units, which will then be immediately exchanged for shares of Class A Common Stock on a one-for-one basis.

(12)	Represents shares of Class A Common Stock underlying vested RSUs anticipated to be granted within 60 days of Closing.
(13)

Reflects 50,675,920 FoA Units and 2,022,766 shares of Class A Common Stock held directly by BTO Urban Holdings L.L.C., 290,906 FoA Units and 11,612 shares of Class A Common Stock held directly by Blackstone Family Tactical Opportunities Investment Partnership NQ – ESC L.P. and 23,066,495 shares of Class A Common Stock directly held by BTO Urban Holdings II L.P.

BTO Urban Holdings L.L.C. is owned by Blackstone Tactical Opportunities Fund – NQ L.P., Blackstone Tactical Opportunities Fund II – NQ L.P., Blackstone Tactical Opportunities Fund – A (RA) – NQ L.P., Blackstone Tactical Opportunities Fund – I – NQ L.P., Blackstone Tactical Opportunities Fund – S – NQ L.P., Blackstone Tactical Opportunities Fund – C – NQ L.P., Blackstone Tactical Opportunities Fund – L – NQ L.P., Blackstone Tactical Opportunities Fund – O – NQ L.P., Blackstone Tactical Opportunities Fund – N – NQ L.P., Blackstone Tactical Opportunities Fund – U – NQ L.L.C., Blackstone Tactical Opportunities Fund II – C – NQ L.P., Blackstone Tactical Opportunities Fund – T – NQ L.P., Blackstone Tactical Opportunities Fund II – F – NQ L.P., Blackstone Tactical Opportunities Fund – G – NQ L.P., Blackstone Tactical Opportunities Fund – AD – NQ L.P. (collectively, each of the Blackstone Tactical Opportunities Funds described above in this paragraph shall be referred to as the “Blackstone Tactical Opportunities Funds”), BTAS NQ Holdings L.L.C. and Blackstone Family Tactical Opportunities Investment Partnership SMD L.P.

The general partner of each of the Blackstone Tactical Opportunities Funds is Blackstone Tactical Opportunities Associates – NQ L.L.C. The sole member of Blackstone Tactical Opportunities Associates – NQ L.L.C. is BTOA – NQ L.L.C. The managing member of BTOA – NQ LLC is Blackstone Holdings II L.P. The managing member of BTAS NQ Holdings L.L.C. is BTAS Associates – NQ L.L.C. The managing member of BTAS Associates – NQ L.L.C. is Blackstone Holdings II L.P.

The general partner of Blackstone Family Tactical Opportunities Investment Partnership SMD L.P. is Blackstone Family GP L.L.C. Blackstone Family GP L.L.C. is wholly owned by Blackstone’s senior managing directors and controlled by its founder, Mr. Schwarzman.

The general partner of Blackstone Family Tactical Opportunities Investment Partnership NQ – ESC L.P. is BTO-NQ Side-by-Side GP L.L.C. The sole member of BTO-NQ Side-by-Side GP L.L.C. is Blackstone Holdings II L.P.

The general partner of BTO Urban Holdings II L.P. is Blackstone Tactical Opportunities Associates L.L.C. The managing member of Blackstone Tactical Opportunities Associates L.L.C. is BTOA L.L.C. The managing member of BTOA L.L.C. is Blackstone Holdings III L.P. Blackstone Holdings III L.P. is the managing member of BTOA L.L.C. The general partner of Blackstone Holdings III L.P. is Blackstone Holdings III GP L.P. The general partner of Blackstone Holdings III GP L.P. is Blackstone Holdings III GP Management L.L.C.

Blackstone Holdings I/II GP L.L.C. is the general partner of Blackstone Holdings II L.P. The Blackstone Group Inc. is the sole member of each of Blackstone Holdings I/II GP L.L.C. and Blackstone Holdings III GP Management L.L.C. The sole holder of the Class C common stock of The Blackstone Group Inc. is Blackstone Group Management L.L.C. Blackstone Group Management L.L.C. is wholly owned by Blackstone’s senior managing directors and controlled by its founder, Stephen A. Schwarzman.

Each of the Blackstone entities described in this footnote and Stephen A. Schwarzman (other than to the extent it or he directly holds securities as described herein) may be deemed to beneficially own the securities directly or indirectly controlled by such Blackstone entities or him, but each disclaims beneficial ownership of such securities. The address of each of such Blackstone entities and Mr. Schwarzman is c/o The Blackstone Group Inc., 345 Park Avenue, New York, New York 10154.

Directors and Executive Officers

The Company’s directors and executive officers after the Closing and the composition of the committees of the board are described in Item 5.02 of this Current Report on Form 8-K, which is incorporated herein by reference, and in the Proxy Statement/Prospectus in the section titled “Management After the Business Combination,” which is incorporated herein by reference.

Executive Compensation

The compensation of the named executive officers of Replay before the Business Combination is set forth in the Proxy Statement/Prospectus in the section titled “Information About Replay—Executive Compensation,” beginning on page 303, which is incorporated herein by reference. The compensation of the named executive officers of FoA before the Business Combination is set forth in the Proxy Statement/Prospectus in the section titled “Management After the Business Combination—Executive Compensation—Compensation Discussion & Analysis,” beginning on page 325, which is incorporated herein by reference.

The information set forth in this Current Report on Form 8-K under Item 5.02 is incorporated in this Item 2.01 by reference.

At the Shareholders Meeting, Replay’s shareholders approved the Incentive Plan. A description of the material terms of the Incentive Plan is set forth in the section of the Proxy Statement/Prospectus titled “Proposal No. 4—The Incentive Plan Proposal,” beginning on page 194, which is incorporated herein by reference. This summary is qualified in its entirety by reference to the complete text of the Incentive Plan, a copy of which is attached as Exhibit 10.10 to this Current Report on Form 8-K.

Certain Relationships and Related Transactions, and Director Independence

The certain relationships and related party transactions of Replay that are described in the Proxy Statement/Prospectus in the section titled “Certain Replay Relationships and Related Person Transactions” beginning on page 315, is incorporated herein by reference.

Reference is made to the disclosure regarding director independence in the section of the Proxy Statement/Prospectus titled “Management After the Business Combination—Director Independence,” beginning on page 320, which is incorporated herein by reference.

The information set forth under Item 1.01 “Entry into a Material Definitive Agreement— Stockholders Agreement,” “—Exchange Agreement,” “—Registration Rights Agreement,” “—Tax Receivable Agreements,” “—Amended and Restated Limited Liability Company Agreement,” and “Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers—2021 Omnibus Incentive Plan” and “— Amended and Restated Management Long-Term Incentive Plan” of this Current Report on Form 8-K is incorporated into this Item 2.01 by reference.

Finance of America Commercial Holdings LLC

Prior to the closing of our Business Combination, B2R, an affiliate of the Blackstone Investors, owned the CRNCI in Finance of America Commercial Holdings LLC, consisting of Class B Units representing a 25% economic interest in the entity, with our wholly owned subsidiary holding the remaining 75% interest. The Class B Units were entitled to certain priority distributions of income until certain return hurdles had been achieved. Pursuant to the operating agreement of Finance of America Commercial Holdings LLC (the “FACo Holdings Agreement”), Finance of America Holdings LLC (“FAH”) had an option to redeem the Class B units upon the occurrence of certain events. In connection with the closing of the Business Combination, FoA caused FAH to exercise its right under the FACo Holdings Agreement to purchase all of the Class B Units held by B2R for a net purchase price of $203.2 million taking into account, among other things, the hurdle amount, prior advances made on behalf of the related unitholders and other terms of the FACo Holdings Agreement. As of December 31, 2020, the hypothetical liquidation at book value of the Class B Units was $166.2 million. See Note 2, Summary of Significant Accounting Policies, and Note 29, Changes in Contingently Redeemable Noncontrolling Interest, to the consolidated financial statements of FoA, which is included as Exhibit 99.1 to this Current Report on Form 8-K for additional information.

Other Transactions

In June 2019, the Company executed two Revolving Working Capital Promissory Notes (the “BX-BL Promissory Notes”) with the Blackstone Investors (the “BX Note”) and a BL Investor (the “BL Note”). The BX-BL Promissory Notes were structured with simultaneous draw and paydown terms and secured by certain tangible assets of UFG. The BX-BL Promissory Notes accrued interest monthly at a rate of 10.0% per annum with maturity dates in June 2020. The BX Note was paid in full in June 2020. The Company extended the maturity of the BL Note to July 2020. The BL Note was paid in full in July 2020 in connection with its maturity.

We have entered into various commercial agreements with TORO Holdings Trust, Blackstone Residential Operating Partnership and related entities (collectively, “TORO”) that are portfolio companies of investment funds affiliated with The Blackstone Group Inc. in the ordinary course of our business, including the following transactions:

•

We sold mortgage and commercial loans to TORO with aggregate unpaid principal balances of $168.7 million, $85.8 million and $245.7 million with realized gains of $7.9 million, $2.9 million and $6.3 million for the years ended December 31, 2020, 2019 and 2018, respectively.

•

Toro has acted as a mezzanine and warehouse lender for us since 2017. Our borrowings totaled $21.5 million, $49.9 million and $25.2 million for the years ended December 31, 2020, 2019 and 2018, respectively. We incurred related interest expense totaling $4.1 million, $4.4 million and $3.8 million for the years ended December 31, 2020, 2019 and 2018, respectively.

•	Incenter acted as REIT Advisor to manage certain assets of TORO, receiving revenues of $1.3 million in 2018.

•

In September 2020, we purchased securitized notes of $15.9 million and residual interest of $5.7 million from TORO in an optional redemption of a securitization of loans we had previously originated and sold to TORO in 2016 and 2017. As part of the optional redemption, we paid off notes with an outstanding principal balance of $122.7 million.

We leased office space in Westport, Connecticut in a building that is owned by an entity affiliated with the BL Investors. The lease terminated on December 31, 2020. We paid $0.1 million and $0.1 million in aggregate rent and common areas maintenance charges under this lease agreement during each of year ended December 31, 2020 and the year ended December 31, 2019, respectively.

On November 5, 2020, Finance of America Funding LLC issued $350.0 million aggregate principal amount of 7.875% senior unsecured notes due 2025. The 7.875% senior unsecured notes are fully and unconditionally guaranteed, jointly and severally, on a senior unsecured basis by FoA and each of FoA’s material existing and future wholly-owned domestic subsidiaries (other than Finance of America Funding LLC and subsidiaries that cannot guarantee the notes for tax, contractual or regulatory reasons). Approximately $300 million of the net proceeds of the senior unsecured notes offering is being used to fund a distribution to FoA’s owners, with which certain of FoA’s existing owners or their affiliated entities, including Blackstone and Brian L. Libman, FoA’s founder and chairman, purchased notes in the offering in an aggregate principal amount of $85 million, and the remaining net proceeds, after offering expenses, are being retained for growth and general corporate purposes. Mr. Libman also purchased an additional $50 million of senior unsecured notes. Blackstone Securities Partners L.P., an affiliate of the Blackstone Investors served as an initial purchaser to the 7.875% senior unsecured notes due 2025 and received a customary fee.

New Pubco entered into the New Pubco PIPE Agreements with the BL Investors and the Blackstone Investors, pursuant to which the BL Investors purchased 1,380,247 shares of Class A Common Stock for a purchase price of $10.00 per share, totaling $13.8 million, and the Blackstone Investors purchased 2,919,753 shares of Class A Common Stock for a purchase price of $10.00 per share, totaling $29.2 million.

We entered into an agreement with Blackstone Securities Partners L.P., an affiliate of the Blackstone Investors, pursuant to which Blackstone Securities Partners L.P. provided us with capital markets and financial advisory services in connection with the Business Combination for a fee of $750,000, paid upon the Closing.

On December 3, 2020, the Company entered into a $200.0 million nonrevolving facility commitment with the Blackstone Investors and the BL Investors. Repayment of amounts drawn from the facility are repaid from operating cash flows, which are determined based on net cash flows from certain identified MSRs. As of December 31, 2020, the Company had an outstanding advance of $14.9 million against this commitment for the purchase of MSRs with a fair value of $14.1 million.

We sold 49, 49 and 123 commercial mortgages for aggregate purchase prices of $73.2 million, $89.0 million and $186.3 million to Fidelity & Guaranty Life Insurance Company, an affiliate of the Blackstone Investors, in the ordinary course of business during the years ended December 31, 2020, 2019 and 2018, respectively.

The Blackstone Group Inc. and its affiliates have ownership interests in a broad range of companies. We have entered and may in the future enter into commercial transactions in the ordinary course of our business with some of these companies, including the sale of goods and services and the purchase of goods and services. None of these transactions or arrangements has been or is expected to be material to us.

Statement of Policy Regarding Transactions with Related Persons

New Pubco has adopted a formal written policy that providing that persons meeting the definition of “Related Person” under Item 404(a) of Regulation S-K such as New Pubco’s executive officers, directors, nominees for election as directors, beneficial owners of more than 5% of any class of New Pubco’s capital stock and any member of the immediate family of any of the foregoing persons are not permitted to enter into a related party transaction with New Pubco without the approval of New Pubco’s audit committee, subject to the exceptions described below.

A related person transaction is a transaction, arrangement or relationship, or any series of similar transactions, arrangements or relationships that would be required to be disclosed pursuant to Item 404(a) of Regulation S-K, in which New Pubco and any related person are, were or will be participants in which the amount involves exceeds $120,000, and in which a related person had or will have a direct or indirect material interest. Transactions involving compensation for services provided to the Company as an employee or director and certain other transactions not required to be disclosed under Item 404(a) of Regulation S-K are not covered by this policy.

Under the policy, New Pubco will review information that New Pubco deems reasonably necessary to enable new Pubco to identify any existing or potential related person transactions and to effectuate the terms of the policy. In addition, under the Code of Conduct, employees and directors have an affirmative responsibility to disclose any transaction or relationship that reasonably could be expected to give rise to a conflict of interest.

Legal Proceedings

Reference is made to the disclosure regarding legal proceedings in the sections of the Proxy Statement/Prospectus titled “Information About Replay—Legal Proceedings” and “Information About FoA—Legal Proceedings,” which are incorporated herein by reference.

Market Price of and Dividends on the Registrant’s Common Equity and Related Stockholder Matters

New Pubco’s Class A Common Stock began trading on The New York Stock Exchange under the symbol “FoA” and its Warrants began trading on The New York Stock Exchange under the symbol “FoA.WS” on April 5, 2021, subject to ongoing review of New Pubco’s satisfaction of all listing criteria. Replay has not paid any cash dividends on its Ordinary Shares to date. The payment of cash dividends by New Pubco in the future will be dependent upon New Pubco’s revenues and earnings, if any, capital requirements and general financial condition. The payment of any dividends will be within the discretion of the board of directors of New Pubco.

Information regarding New Pubco’s common stock, rights and units and related stockholder matters are described in the Proxy Statement/Prospectus in the section titled “Description of Securities,” beginning on page 344, and such information is incorporated herein by reference.

Recent Sales of Unregistered Securities

Reference is made to the disclosure set forth under Item 3.02 of this Current Report on Form 8-K concerning the issuance of New Pubco’s common stock to certain accredited investors, which is incorporated herein by reference.

Description of Registrant’s Securities to be Registered

The description of New Pubco’s securities is contained in the Proxy Statement/Prospectus in the sections titled “Description of Securities,” beginning on page 344, and “Proposal No. 2—The Stock Issuance Proposals,” beginning on page 186, which are incorporated herein by reference.

Indemnification of Directors and Officers

The A&R Bylaws provide that New Pubco will indemnify its directors and officers to the fullest extent permitted by the DGCL. In addition, the A&R Charter provides that New Pubco’s directors will not be liable for monetary damages for breach of fiduciary duty to the fullest extent permitted by the DGCL.

There is no pending litigation or proceeding naming any of New Pubco’s directors or officers to which indemnification is being sought, and New Pubco not aware of any pending or threatened litigation that may result in claims for indemnification by any director or officer.

Financial Statements and Supplementary Data

Reference is made to the disclosure set forth under Item 9.01 of this Current Report on Form 8-K concerning the financial statements of New Pubco and the disclosure above in the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” which is incorporated herein by reference.

Changes in and Disagreements with Accountants on Accounting and Financial Disclosure

Reference is made to the disclosure set forth under Item 4.01 of this Current Report on Form 8-K concerning the change in New Pubco’s independent registered accounting firm, which is incorporated herein by reference.

Financial Statements and Exhibits

Reference is made to the disclosure set forth under Item 9.01 of this Current Report on Form 8-K concerning the financial information of New Pubco.

Item 3.02.	Unregistered Sales of Equity Securities

Concurrently with the execution of the Transaction Agreement, (i) Replay entered into the Replay PIPE Agreements with various investors, including an affiliate of the Sponsor, pursuant to which such investors agreed to purchase Ordinary Shares (which Ordinary Shares were converted into Replay LLC Units pursuant to the Domestication and then were converted into the right to receive shares of Class A Common Stock pursuant to the Replay Merger), and (ii) New Pubco entered into the New Pubco PIPE Agreements with the Principal Stockholders, pursuant to which the Principal Stockholders agreed to purchase shares of Class A Common Stock. In the aggregate, the PIPE Investors committed to purchase $250.0 million of PIPE Shares, at a purchase price of $10.00 per PIPE Share, including $10.0 million of PIPE Shares purchased by an affiliate of the Sponsor. Certain offering related expenses were payable by New Pubco, including customary fees payable to the placement agents, Morgan Stanley & Co. LLC, Goldman Sachs & Co., LLC and Credit Suisse Securities (USA) LLC and capital markets advisors, including Blackstone Securities Partners L.P. All of the PIPE Agreements are in the same form as each other, except that Replay is not a party to the New Pubco PIPE Agreements (and certain conforming changes were made to the New Pubco PIPE Agreements to reflect that Replay is not a party thereto). The closing of the sale of the PIPE Shares pursuant to the PIPE Agreements was contingent upon, among other customary closing conditions, the substantially concurrent consummation of the Business Combination.

The PIPE Financing closed on April 1, 2021 and the issuance of an aggregate of 25,000,000 shares of Class A Common Stock occurred immediately prior to the consummation of the Business Combination. The sale and issuance was made to accredited investors in reliance on Rule 506 of Regulation D under the Securities Act. No separate fees or commissions were paid to the placement agents other than the above described payments made to such institutions for other services rendered in connection with the Replay initial public offering and/or the Business Combination.

Upon the Closing of the Business Combination, all Replay Ordinary Shares were converted into Replay LLC Units and then were converted into the right to receive Class A Common Stock.

This summary is qualified in its entirety by reference to the text of the form of Subscription Agreements, which are included as Exhibit 10.11 to this Current Report on Form 8-K and is incorporated herein by reference.

Upon the Closing of the Business Combination, New Pubco issued 7 shares of New Pubco’s Class B common stock, par value $0.001 per share (“Class B Common Stock”) to holders of FoA Units. The Class B Common Stock has no economic rights but entitles each holder of at least one such share (regardless of the number of shares so held) to a number of votes that is equal to the aggregate number of FoA Units held by such holder on all matters on which stockholders of New Pubco are entitled to vote generally.

In connection with the Blocker Merger and pursuant to the Transaction Agreement, New Pubco issued an aggregate of 22,181,120 shares of Class A Common Stock to BTO Urban Holdings II L.P., the sole equityholder of Blocker, as partial consideration to acquire all of the equity interests in Blocker.

In connection with the Business Combination and pursuant to the Sponsor Agreement, Warrant Agreement, dated April 8, 2019, by and between Replay and Continental Stock Transfer & Trust Company and that the Assignment, Assumption and Amendment Agreement, dated as of April 1, 2021, by and among New Pubco, Replay and Continental Stock Transfer & Trust Company, 7,750,000 Private Placement Warrants held by the Sponsor were exchanged for 775,000 Ordinary Shares prior to the Domestication, which were converted by virtue of the Domestication to 775,000 Purchaser Common Units, which were converted by virtue of the Purchaser Merger to an aggregate of 775,000 shares of Class A Common Stock.

In connection with the Business Combination and pursuant to the Transaction Agreement and Sponsor Agreement, the 7,187,500 Founder Shares held by the Sponsor and independent directors of Replay were exchanged for an aggregate of 7,187,500 shares of Class A Common Stock.

These securities were issued pursuant to Section 4(a)(2) and/or Regulation D promulgated under the Securities Act. In each case, the number of investors was limited, the investors were either all accredited and/or otherwise qualified, had access to material information about the issuer, and restrictions were placed on the resale of the securities issued. For a description of the transactions pursuant to which the securities were issued, see the information under Item 1.01 of this Current Report on Form 8-K, which is incorporated herein by reference.

Item 3.03.	Material Modification to Rights of Security Holders

Certificate of Domestication, Certificate of Incorporation and Bylaws

In connection with the Closing of the Business Combination, on April 1, 2021, Replay domesticated into the State of Delaware from the Cayman Islands by filing a Certificate of Limited Liability Company Domestication (the “Certificate of Domestication”) and Replay LLCA with the Delaware Secretary of State which replaces the Amended and Restated Memorandum and Articles of Association of Replay. The material terms of the Certificate of Domestication, the Replay LLCA, and the general effect upon the rights of holders of New Pubco’s capital stock are discussed in the Proxy Statement/Prospectus under the sections titled sections titled “Description of Securities,” beginning on page 344, “Proposal No. 1—Cayman Proposals,” beginning on page 136, and “Proposal No. 2—The Stock Issuance Proposals,” beginning on page 186, which are incorporated herein by reference.

Copies of the Certificate of Domestication and Replay LLCA are filed as Exhibits 3.1 and 3.4 to this Current Report on Form 8-K and are incorporated herein by reference.

Item 4.01	Change in Registrant’s Certifying Accountant

In April 2021, following the Business Combination, the board of directors of New Pubco terminated the engagement of WithumSmith+Brown, PC (“Withum”) as Replay’s independent registered accounting firm.

Withum’s reports on Replay’s financial statements as of and for the fiscal years ended December 31, 2020 and 2019 did not contain an adverse opinion or a disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principles except that such audit report contained an explanatory paragraph in which Withum expressed substantial doubt as to Replay’s ability to continue as a going concern if it did not complete a business combination by April 8, 2021. Furthermore, during those two fiscal years and through March 31, 2021, there have been no disagreements with Withum on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which disagreements, if not resolved to Withum’s satisfaction, would have caused Withum to make reference to the subject matter of the disagreement in connection with its reports on Replay’s financial statements for such periods.

For the years ended December 31, 2020 and 2019, there were no “reportable events” as that term is described in Item 304(a)(1)(v) of Regulation S-K.

On April 1 2021, Replay’s board of directors approved the retention of BDO USA, LLP (“BDO”) as its new independent registered accounting firm as of April 7, 2021. Replay has not consulted BDO regarding either (i) the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on its financial statements; or (ii) any matter that was either the subject of a disagreement, as that term is defined in Item 304(a)(1)(iv) of Regulation S-K and related instructions, or a reportable event, as that term is defined in Item 304(a)(1)(v) of Regulation S-K.

Prior to the completion of the Business Combination, BDO was the independent registered accounting firm of FoA, and upon the completion of the Business Combination, BDO remained as the independent registered accounting firm of New Pubco.

New Pubco provided Withum with a copy of the disclosure contained herein and requested that Withum furnish New Pubco a letter addressed to the SEC stating whether or not it agreed with the statements herein and, if not, stating the respects in which it does not agree. Withum’s letter to the SEC is attached hereto as Exhibit 16.1.

Item 5.01.	Changes in Control of Registrant.

Reference is made to the disclosure in the Proxy Statement/Prospectus in the section titled “Proposal No. 1—Cayman Proposals—Proposal 1(C): The Business Combination,” beginning on page 139, which is incorporated herein by reference. Further reference is made to the information contained in Item 2.01 to this Current Report on Form 8-K, which is incorporated herein by reference.

As of April 1, 2021, there were 64,140,214 shares of Class A Common Stock outstanding, and in addition, there were 195,458,500 FoA Units outstanding, consisting of 191,200,000 participating FoA Units and 4,258,500 non-participating FoA Units. Assuming the exchange of all outstanding FoA Units into shares of Class A Common Stock, there would have been 195,458,500 shares of Class A Common Stock outstanding. These numbers exclude (a) 14,374,971 shares of Class A Common Stock issuable upon the exercise of the Warrants that remain outstanding after the completion of the Business Combination and (b) the shares of Class A Common Stock reserved for future issuance under the Incentive Plan. As a result of the Business Combination, based on such assumptions and after giving effect to the terms of such arrangements, (i) the Continuing Stockholders hold approximately 12% of the voting power of New Pubco, (ii) the Sponsor and independent directors of Replay hold approximately 4% of the voting power of New Pubco, (iii) the Continuing Unitholders hold approximately 69% of the voting power of New Pubco, (iv) the PIPE Investors own approximately 13% of the voting power of New Pubco and (v) the other public stockholders hold approximately 5% of the voting power of New Pubco.

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Chief Financial Officer

The New Pubco Board appointed Johan Gericke as the Company’s Chief Financial Officer effective as of April 1, 2021.

Under the terms of an offer letter between Mr. Gericke and the Company, dated as of February 15, 2021 (the “Offer Letter”), Mr. Gericke will receive an annual base salary of $450,000 and a $100,000 sign-on bonus. He is also eligible to receive a 2021 short-term incentive award based on Company and individual performance, with a target incentive opportunity equal to 117% of base salary. In addition, Mr. Gericke will be entitled to receive health, welfare and retirement benefits offered by the Company in accordance with the terms of the applicable benefit plans.

Mr. Gericke will also be eligible to receive an initial grant of restricted stock units under the Incentive Plan, with a target grant date value equal to 117% of his base salary (subject to approval by New Pubco Board or a committee thereof). In addition, in consideration of the unvested equity awards Mr. Gericke forfeited upon his departure from his former employer, Mr. Gericke will be eligible to receive an additional grant of restricted stock units under the Incentive Plan, with a grant date value equal to $600,000 (subject to approval by the New Pubco Board or a committee thereof). Any restricted stock unit awards granted to Mr. Gericke will be subject to the terms and conditions of the Incentive Plan and an award agreement to be entered into between Mr. Gericke and New Pubco.

In the event Mr. Gericke’s former employer requires Mr. Gericke to pay back amounts previously paid by his former employer in connection with his relocation, the Company will reimburse Mr. Gericke for such relocation expenses repaid to his former employer, up to a maximum of $50,000.

Mr. Gericke and the Company have also entered into a Confidentiality and Employee Nonsolicitation Agreement, which subjects Mr. Gericke to a perpetual confidentiality covenant and an employee non-solicitation covenant that applies during the term of his employment and for one year thereafter (the “Nonsolicitation Agreement”).

The descriptions of the Offer Letter and Nonsolicitation Agreement set forth above do not purport to be complete and are qualified in their entirety by reference to the Offer Letter and Nonsolicitation Agreement.

Election of Directors and Appointment of Officers

The following persons are serving as executive officers and directors following the Closing. For information concerning the executive officers and directors, see the disclosure in the Proxy Statement/Prospectus in the sections titled “Management After the Business Combination,” beginning on page 318 and “Certain Replay Relationships and Related Person Transactions,” beginning on page 315, which are incorporated herein by reference, and “—Certain FoA Relationships and Related Person Transactions” of this Current Report on Form 8-K is incorporated into this Item 5.02 by reference.

Name	Age	Position
Brian L. Libman(2)(3)	55	Chairman of the Board of Directors
Patricia L. Cook	67	Chief Executive Officer and Director
Menes Chee(2)(3)	43	Director
Norma C. Corio(1)	60	Director
Robert W. Lord(1)(3)	57	Director
Tyson A. Pratcher(1)	46	Director
Lance N. West(2)	60	Director
Graham Fleming	51	President
Jeremy Prahm	43	Chief Investment Officer
Anthony W. Villani	64	Chief Legal Officer
Johan Gericke	50	Executive Vice President, Chief Financial Officer
Tai A. Thornock	49	Chief Accounting Officer

(1)	Member of the audit committee
(2)	Member of the compensation committee
(3)	Member of the nominating and corporate governance committee

Effective upon the Closing, each of Edmond Safra, Gregorio Werthein and Brendan Driscoll resigned as executive officers of Replay. Effective upon the Closing, each of Gerardo Werthein, Leonardo Madcur, Ezra Cohen, Daniel Marz, Mariano Bosch and Russell Colaco resigned as directors of Replay.

Brian L. Libman oversees our Company’s business strategy. He is the architect of the Company’s unique business model, and it is his vision that guides the Company. Mr. Libman has spent his entire career in the specialty finance area and has been involved in structuring and consummating the acquisitions of more than twenty businesses. Prior to creating Finance of America in 2013, he was the managing partner and CEO of Green Tree Servicing and became the Chief Strategy Officer of its public market successor. He began his career at Lehman Brothers and spent more than a decade developing the loan acquisition, servicing and lending businesses there, including the creation of Aurora Loan Services, one of the nation’s leading alternative mortgage originators and servicers. Through his deep knowledge of the lending space, he invented and was awarded patent:

US20070136186A1 for his Automated Loan Evaluation System, which is a system and method for providing a loan pricing model for various lending scenarios. Mr. Libman submatriculated with honors from The Wharton School at the University of Pennsylvania, having earned both his MBA and BSE.

Patricia Cook joined the Company in March 2016, has served as Chief Executive Officer since October 2020 and joined the board of directors of New Pubco in connection with the Business Combination. She served as President of the Company from March 2017 until October 2020. Prior to joining the Company, Ms. Cook served as the President of Ditech Financial LLC from February 2013 to February 2016 and Executive Vice President of Green Tree Servicing (now Ditech Financial LLC) from January 2009 to February 2013. Previous to Green Tree Servicing, Ms. Cook served as Executive Vice President and Chief Business Officer of Freddie Mac, Chief Investment Officer for JPMorgan and Chief Investment Officer for Prudential Investment Management, after beginning her career at Salomon Brothers in 1979. Ms. Cook holds a B.A. from Saint Mary’s College and an M.B.A. from New York University Stern School of Business.

Menes O. Chee has served as a member of our board of managers since 2017 and is a member of New Pubco’s board of directors following the Business Combination. Mr. Chee is a Senior Managing Director of The Blackstone Group Inc.; he is a founding partner and member of the investment committee of Blackstone’s Tactical Opportunities Group. Before joining Blackstone, Mr. Chee was a Principal with TPG-Axon Capital and a private equity investment professional with Texas Pacific Group. Mr. Chee began his career at Donaldson Lufkin & Jenrette in the Leveraged Finance and Merchant Banking groups. Mr. Chee graduated magna cum laude from the University of Pennsylvania with a B.S. in Economics from the Wharton School and a B.A. from the College of Arts and Sciences, where he was elected to Phi Beta Kappa.

Norma C. Corio joined New Pubco’s board of directors upon the closing of the Business Combination. Ms. Corio currently serves as a Senior Managing Director at OEP. Prior to joining OEP in 2018, Ms. Corio served as the CFO of American Express Global Business Travel from June 2014 to June 2017. Prior to her role at American Express Global Business Travel, Ms. Corio served as Co-President of Miller Buckfire from April 2013 to May 2014. Ms. Corio previously worked for JPMorgan Chase from October 1982 to March 2013 where she held various positions, including Treasurer and, separately, Head of Restructuring within the Investment Banking division, where she led corporate financings from June 1995 to August 2008. Ms. Corio also held positions in credit and risk management and investor relations. Ms. Corio serves as a member of the board of directors of Intren, Omni Environmental Solutions, Bibliotheca, and Go Acquisition Corp (NYSE: GOAC. U), a SPAC. Ms. Corio is Chairman of the Audit Committee of Go Acquisition Corp. Ms. Corio received her MBA in Banking & Finance from Pace University, and her BA in Economics from LeMoyne College.

Robert W. Lord joined New Pubco’s board of directors upon the closing of the Business Combination. Mr. Lord has served as the Senior Vice President of Cognitive Applications, Blockchain, and Ecosystems at IBM since February 2019. He also served as the Chief Digital Officer for IBM from April 2016 to February 2019. From August 2013 until February 2016, Mr. Lord served as both President of AOL and CEO of AOL Platforms at Verizon Communications Inc. Mr. Lord also held a number of leadership roles at Razorfish, Inc. from November 2002 to July 2013, serving most recently as Global CEO. Mr. Lord has served as a member of the board of directors of Aqua Finance, Inc. since October 2020 and previously served as a member of the boards of directors of Williams-Sonoma, Inc. from October 2017 to December 2019 and ScreenVision Media, Inc. from February 2016 to April 2018. Mr. Lord holds a B.S. in Industrial Engineering and Operations Research from Syracuse University and an M.B.A. from Harvard University.

Tyson A. Pratcher joined New Pubco’s board of directors upon the closing of the Business Combination. Mr. Pratcher currently serves as a Managing Director at the RockCreek Group. Before joining the RockCreek Group in 2020. Mr. Pratcher served as the Head of Investments at TFO USA from 2017 to 2019. Prior to his role with TFO USA, Mr. Pratcher served as the Director of Opportunistic Investments and the Director of Absolute Return Strategies at the New York State Common Retirement Fund from 2007 to 2017. Mr. Pratcher served as a member of the board of directors of

Organix Recycling, Inc. from 2018 to 2021 and also previously served on the boards of directors of Citizens Parking and GripInvest from 2017 to 2019. Mr. Pratcher holds a J.D. from Columbia Law School and a B.S. in Political Science from Hampton University.

Lance N. West joined New Pubco’s board of directors upon the closing of the Business Combination. Mr. West previously served as Partner and Senior Managing Director of Centerbridge Partners and former Chairman & CEO of Centerbridge Partners Europe from 2006 to 2018. Since his retirement from Centerbridge Partners in 2018, Mr. West has been an active private investor in and Senior Advisor to several businesses. Before joining Centerbridge, Mr. West was a Partner Managing Director at Goldman Sachs & Co. LLC, where he headed the firm’s Principal Finance Group. Prior to joining Goldman Sachs & Co, LLC in 1999, he was founder and CEO of Greenthal Realty Partners LP and GRP Financial LLC from 1992 to 1999. Prior to founding GRP, Mr. West was an executive vice president-principal with The Charles H. Greenthal Group, Inc. and began his career as a Member of the Technical Staff at AT&T Bell Laboratories from 1982 to 1984. Mr. West earned his M.S. in Electrical Engineering from the California Institute of Technology in 1983, and graduated magna cum laude with a B.S. in Electrical Engineering from Tufts University in 1982. Mr. West has served as a board member or chair of public and private companies globally including BankUnited (NYSE: BKU), Aktua Soluciones Financieras, Intrepid Aviation Holdings LLC, Green Tree Holdings, Resort Finance America LLC, Triad Financial SM LLC, Williams & Glyn’s Bank Limited (pre-IPO Transition Board), APCOA Parking Holdings GmbH, & Duo Bank (Walmart Bank) Canada.

Graham Fleming joined the Company in December 2013 and has served as our Chief Administrative Officer since 2014. Mr. Fleming was appointed to President of our Company in October 2020. Prior to joining the Company, Mr. Fleming founded and served as the President of Icon Residential Lenders. Prior to that, Mr. Fleming served as the Chief Financial Officer of AMRESCO Residential Mortgage and as the Co-Chief Executive Officer of Finance America LLC. Mr. Fleming brings over 25 years of experience in the mortgage lending business including extensive expertise in strategic planning, accounting and financial management, regulatory compliance, quality control and risk management, secondary operations and capital markets. Mr. Fleming attended the Dublin Business School, Ireland and is a Chartered Certified Accountant.

Anthony W. Villani oversees our Company’s Legal and Compliance teams. He was previously the general counsel of Beyond Finance, Inc. He also served for eight years as executive vice president and general counsel of Nationstar Mortgage Holdings, Inc., now known as Mr. Cooper Group Inc. (“Mr. Cooper”). Prior to joining Mr. Cooper, Mr. Villani was vice president and associate general counsel for three years at Goldman Sachs, where he served as the managing attorney for Litton Loan Servicing LP, a Goldman Sachs company. He also served as executive vice president and general counsel of EMC Mortgage Corporation, a Bear Stearns company. Mr. Villani holds a J.D. from Oklahoma City University School of Law and a B.S. in Political Science from Arizona State University. He was admitted to the Oklahoma Bar in 1983 and the Texas Bar in 1989.

Jeremy Prahm joined the Company in December 2015 as Senior Managing Director across numerous segments of our business, including our Portfolio Management, Mortgage Originations, Reverse Mortgage, and Commercial businesses. Mr. Prahm was recently appointed to Chief Investment Officer of the Company. Prior to joining the Company, Mr. Prahm served as a Portfolio Manager and Director of Quantitative Solutions at Green Tree Investment Management, a wholly owned subsidiary of Walter Investment Management, from December 2008 to December 2015. Mr. Prahm holds a B.S. in Economics from Saint Cloud University.

Tai Thornock joined the Company in June 2015 as Chief Accounting Officer. Mr. Thornock continues to serve as Chief Accounting Officer. Prior to joining the Company, Mr. Thornock served as Senior Vice President of Finance of Mr. Cooper from June 2013 to June 2015, serving as the CFO of direct to consumer lending and head of FP&A for total mortgage originations. Prior to that, Mr. Thornock served as Senior Vice President, Finance and Divisional Chief Financial Officer and Senior Vice President, Financial Reporting and Divisional Controller at Bank of America Home Loans from June 2012 to June 2013 and October 2004 to June 2012, respectively. Mr. Thornock holds a B.A. in Accounting from Brigham Young University, graduating cum laude, and is a Certified Public Accountant.

Johan Gericke joined the Company upon the closing of the Business Combination as Executive Vice President, Chief Financial Officer. Prior to joining the Company, Mr. Gericke served as Chief of Staff for the Commercial Bank division at Capital One from January 2019 to March 2021. Prior to that, Mr. Gericke served Chief Financial Officer to the division from January 2018 to January 2019. Mr. Gericke also served as Chief Financial Officer of the Retail and Direct Bank division at Capital One from January 2016 to January 2018, and as Managing Vice President, Corporate Development from April 2011 to January 2016. Prior to that, Mr. Gericke was a Senior Vice President, Corporate Development at Wells Fargo from July 2006 to April 2011. Mr. Gericke also served as a Business Development Manager from February 2004 to June 2006 in Wells Fargo’s Consumer Credit Group. Prior to his employment at Wells Fargo, Mr. Gericke spent several years working as a public accountant and investment banker. Mr. Gericke holds an M.B.A. from Santa Clara University, an Honors Bachelor of Accounting Science from the University of South Africa, and qualified as a South African Chartered Accountant in 1997.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our officers, directors and persons who own more than 10% of a registered class of our equity securities to file reports of ownership and changes in ownership with the SEC. Officers, directors and 10% shareholders are required by regulation to furnish us with copies of all Section 16(a) forms they file. Based solely on copies of such forms received, we believe that, during the year ended December 31, 2020, all filing requirements applicable to our officers, directors and greater than 10% beneficial owners were complied with.

2021 Omnibus Incentive Plan

At the Shareholders Meeting, Replay shareholders considered and approved the Incentive Plan and reserved 21,250,000 shares of common stock for issuance thereunder, subject to adjustment as provided for therein. The Incentive Plan was assumed by New PubCo and approved by the board of directors on April 1, 2021. The Incentive Plan became effective immediately upon the Closing of the Business Combination.

A more complete summary of the terms of the Incentive Plan is set forth in the Proxy Statement/Prospectus in the section titled “Proposal No. 4—The Incentive Plan Proposal,” beginning on page 194. That summary and the foregoing description are qualified in their entirety by reference to the text of the Incentive Plan, which is filed as Exhibit 10.10 hereto and incorporated herein by reference.

Eligible Distribution Awards

Pursuant to the terms of the A&R MLTIP, each of our named executive officers (with the exceptions of Anthony W. Villani and Johan Gericke) will receive an Eligible Distribution Award, the amounts of which are set forth below. Such Eligible Distributions Awards will be paid in cash on or around April 23, 2021 (subject to each executive’s satisfaction of the Release Requirement). For additional information on the terms and conditions of such Eligible Distribution Awards please see the “Amended and Restated Management Long-Term Incentive Plan” section above.

In addition, pursuant to the terms A&R MLTIP, our named executive officers (with the exceptions of Anthony W. Villani and Johan Gericke) are also entitled to receive (subject to their satisfaction of the Release Requirement) (i) Replacement RSUs on or promptly following the date on which shares of Class A Common Stock reserved for issuance pursuant to the Incentive Plan are registered on an effective Form S-8 with the SEC, and (ii) shares of Class A Common Stock pursuant to their Earnout Rights (“Earnout Shares”) upon the Earnout Dates (to the extent such dates occur). The number of Replacement RSUs and Earnout Shares that such executives are entitled receive are set forth below. For additional information on the terms and conditions of such Replacement RSUs and Earnout Shares please see the “Amended and Restated Management Long-Term Incentive Plan” section above.

Named Executive Officer	Eligible Distribution Award	Replacement RSUs	Earnout Shares (First Earnout Achievement Date)	Earnout Shares (Second Earnout Achievement Date)
Patricia L. Cook	$2,112,646.54	1,307,195.00	68,400	68,400
Graham Fleming	$2,112,646.54	1,307,195.00	68,400	68,400
Jeremy Prahm	$1,334,303.08	825,597.00	43,200	43,200
Tai A. Thornock	$222,383.85	137,600.00	7,200	7,200

Item 5.03.	Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

The information set forth in Item 3.03 of this Current Report on Form 8-K is incorporated by reference into this Item 5.03.

Item 5.06.	Change in Shell Company Status.

As a result of the Business Combination, Replay ceased being a shell company. Reference is made to the disclosure in the Proxy Statement/Prospectus in the section titled “Proposal No. 1—Cayman Proposals—Proposal 1(C): The Business Combination,” beginning on page 139, which is incorporated herein by reference. The information contained in Item 2.01 of this Current Report on Form 8-K is incorporated by reference into this Item 5.06.

Item 8.01.	Other Events

As a result of the Business Combination and by operation of Rule 12g-3(a) promulgated under the Exchange Act, New Pubco is a successor issuer to Replay. New Pubco hereby reports this succession in accordance with Rule 12g-3(f) under the Exchange Act.

Item 9.01.	Financial Statement and Exhibits.

(a) Financial statements of businesses acquired.

Information responsive to Item 9.01(a) of Form 8-K is set forth in the financial statements included in the Proxy Statement/Prospectus beginning on page F-1, which are incorporated herein by reference. The Consolidated Financial Statements of FoA as of December 31, 2020 and for the year ended December 31, 2020 are filed as Exhibit 99.1 to this Current Report on Form 8-K and incorporated herein by reference.

(b) Shell company transactions.

Reference is made to Item 9.01(a) and the exhibit referred to therein, which are incorporated herein by reference.

Exhibit No.	Description

2.1	Transaction Agreement, dated as of October 12, 2020, by and among Replay; FoA; New Pubco; Replay Merger Sub; Blocker Merger Sub; Blocker; Blocker GP; the Sellers; and the Seller Representative.

2.2	Letter Agreement, dated April 1, 2021, by and among Seller Representative and Replay.

2.3	Letter Agreement, dated April 5, 2021, by and among Seller Representative and Replay.

2.4	Letter Agreement, dated March 31, 2021, by and among Family Holdings; TMO; BTO Urban; BTO Urban Holdings II L.P.; and ESC.

3.1	Certificate of Limited Liability Company Domestication of Replay.

3.2	Amended and Restated Certificate of Incorporation of New Pubco.

Exhibit No.	Description

3.3	Amended and Restated Bylaws of New Pubco.

3.4	Limited Liability Company Agreement of Replay (post-Domestication).

4.1	Specimen Warrant Certificate (included in Exhibit 4.2).

4.2	Assignment, Assumption and Amendment Agreement, dated as of April 1, 2021, by and among Replay, New Pubco and Continental Stock Transfer & Trust Company.

4.3	Warrant Agreement between Continental Stock Transfer & Trust Company and Replay.

10.1	Amended and Restated Sponsor Agreement, dated as of October 12, 2020, between Replay, New Pubco, FoA the Sponsor and the Initial Shareholders.

10.2	Stockholders Agreement, dated as of April 1, 2021, between New Pubco and certain pre-Closing equityholders of FoA.

10.3	Registration Rights Agreement, dated as of April 1, 2021, between New Pubco and the Principal Stockholders.

10.4	Amended and Restated Limited Liability Company Agreement, dated as of April 1, 2021, of FoA.

10.5	Exchange Agreement, dated April 1, 2021, between New Pubco, FoA and the Continuing Unitholders.

10.6	Tax Receivable Agreement, dated April 1, 2021, between New Pubco, the Blackstone Investors and the other parties thereto.

10.7	Tax Receivable Agreement, dated April 1, 2021, between New Pubco, the BL Investors and the other parties thereto.

10.8†	Amended and Restated UFG Holdings LLC Management Long-Term Incentive Plan.

10.9	Form of Indemnification Agreement.

10.10†	Finance of America Companies Inc. 2021 Omnibus Incentive Plan.

10.11	Form of Subscription Agreement.

10.12†	Salary Continuation Agreement, dated February 22, 2016, between UFG Holdings LLC and its subsidiaries and Patti Cook.

10.13†	Salary Continuation Agreement, dated December 3, 2015, between UFG Holdings LLC and its subsidiaries and Jeremy Prahm.

10.14†	Form of Restricted Stock Unit Agreement under the Finance of America Companies Inc. 2021 Omnibus Incentive Plan (Replacement RSUs) (included in Exhibit 10.8).

10.15	Amended and Restated Limited Liability Company Agreement of Finance of America Commercial Holdings LLC, dated as of February 10, 2017.

10.15.1	First Amendment to Amended and Restated Limited Liability Company Agreement of Finance of America Commercial Holdings LLC, effective as of August 18, 2017.

10.16	Indenture, dated as of November 5, 2020, among Finance of America Funding LLC, Finance of America Equity Capital LLC, as parent guarantor, the other guarantors from time to time party thereto and U.S. Bank National Association, as trustee, relating to Finance of America Funding LLC’s 7.875% Senior Notes due 2025.

10.17	Form of Note relating to Finance of America Equity Capital LLC’s 7.875% Senior Notes due 2025 (included in Exhibit 10.16).

10.18††	Master Repurchase Agreement, dated March 18, 2020, among National Founders LP, as buyer, FACo Crop Loans LLC, as seller, and FACo Crop Loan Financing Trust CQ, as the trust subsidiary.

10.18.1††	First Amendment to the Master Repurchase Agreement among National Founders LP, as buyer, FACo Crop Loans LLC, as seller, and FACo Crop Loan Financing Trust CQ, as the trust subsidiary, dated July 30, 2020.

10.18.2††	Second Amendment to the Master Repurchase Agreement among National Founders LP, as buyer, FACo Crop Loans LLC, as seller, and FACo Crop Loan Financing Trust CQ, as the trust subsidiary, dated October 21, 2020.

10.19††	Master Repurchase Agreement, dated April 26, 2019, among Grand Oak Trust, as buyer, and Finance of America Reverse LLC, as seller.

l10.19.1††	First Amendment to the Master Repurchase Agreement among Grand Oak Trust, as buyer, and Finance of America Reverse LLC, as seller, dated June 10, 2019.

10.19.2	Second Amendment to the Master Repurchase Agreement among Grand Oak Trust, as buyer, and Finance of America Reverse LLC, as seller, dated May 22, 2020.

10.19.3††	Third Amendment to the Master Repurchase Agreement among Grand Oak Trust, as buyer, and Finance of America Reverse LLC, as seller, dated September 8, 2020.

10.19.4††	Fourth Amendment to the Master Repurchase Agreement among Grand Oak Trust, as buyer, and Finance of America Reverse LLC, as seller, dated March 23, 2021.

10.20††	Master Repurchase Agreement, dated August 18, 2017, among Nomura Corporate Funding Americas, LLC, as buyer, and Finance of America Commercial LLC, as seller.

Exhibit No.	Description

10.20.1††	First Amendment to the Master Repurchase Agreement among Nomura Corporate Funding Americas, LLC, as buyer, and Finance of America Commercial LLC, as seller, dated September 29, 2017.

10.20.2††	Second Amendment to the Master Repurchase Agreement among Nomura Corporate Funding Americas, LLC, as buyer, and Finance of America Commercial LLC, as seller, dated September 28, 2018.

10.20.3††	Third Amendment to the Master Repurchase Agreement among Nomura Corporate Funding Americas, LLC, as buyer, and Finance of America Commercial LLC, as seller, dated November 21, 2018.

10.20.4††	Fourth Amendment to the Master Repurchase Agreement among Nomura Corporate Funding Americas, LLC, as buyer, and Finance of America Commercial LLC, as seller, dated February 19, 2021.

10.20.5††	Fifth Amendment to the Master Repurchase Agreement among Nomura Corporate Funding Americas, LLC, as buyer, and Finance of America Commercial LLC, as seller, dated February 26, 2021.

10.21††	Master Repurchase Agreement, dated October 28, 2019, among Nomura Corporate Funding Americas, LLC, as buyer, and Finance of America Mortgage LLC, as seller.

10.21.1††	First Amendment to the Master Repurchase Agreement among Nomura Corporate Funding Americas, LLC, as buyer, and Finance of America Mortgage LLC, as seller, dated April 15, 2020.

10.21.2††	Second Amendment to the Master Repurchase Agreement among Nomura Corporate Funding Americas, LLC, as buyer, and Finance of America Mortgage LLC, as seller, dated April 17, 2020.

10.21.3††	Third Amendment to the Master Repurchase Agreement among Nomura Corporate Funding Americas, LLC, as buyer, and Finance of America Mortgage LLC, as seller, dated October 27, 2020.

10.21.4††	Fourth Amendment to the Master Repurchase Agreement among Nomura Corporate Funding Americas, LLC, as buyer, and Finance of America Mortgage LLC, as seller, dated December 11, 2020.

10.22††	Master Repurchase Agreement, dated April 2, 2015, among Nomura Corporate Funding Americas, LLC, as buyer, and Finance of America Reverse LLC f/k/a Urban Financial of America, LLC, as seller.

10.22.1††	First Amendment to the Master Repurchase Agreement among Nomura Corporate Funding Americas, LLC, as buyer, and Finance of America Reverse LLC f/k/a Urban Financial of America, LLC, as seller, dated July 7, 2015.

10.22.2††	Second Amendment to the Master Repurchase Agreement among Nomura Corporate Funding Americas, LLC, as buyer, and Finance of America Reverse LLC f/k/a Urban Financial of America, LLC, as seller, dated March 31, 2016.

10.22.3††	Third Amendment to the Master Repurchase Agreement among Nomura Corporate Funding Americas, LLC, as buyer, and Finance of America Reverse LLC f/k/a Urban Financial of America, LLC, as seller, dated January 17, 2017.

10.22.4	Fourth Amendment to the Master Repurchase Agreement among Nomura Corporate Funding Americas, LLC, as buyer, and Finance of America Reverse LLC f/k/a Urban Financial of America, LLC, as seller, dated March 30, 2017.

10.22.5††	Fifth Amendment to the Master Repurchase Agreement among Nomura Corporate Funding Americas, LLC, as buyer, and Finance of America Reverse LLC f/k/a Urban Financial of America, LLC, as seller, dated November 22, 2017.

10.22.6††	Sixth Amendment to the Master Repurchase Agreement among Nomura Corporate Funding Americas, LLC, as buyer, and Finance of America Reverse LLC f/k/a Urban Financial of America, LLC, as seller, dated December 6, 2017.

10.22.7††	Seventh Amendment to the Master Repurchase Agreement among Nomura Corporate Funding Americas, LLC, as buyer, and Finance of America Reverse LLC f/k/a Urban Financial of America, LLC, as seller, dated February 28, 2018.

10.22.8††	Eighth Amendment to the Master Repurchase Agreement among Nomura Corporate Funding Americas, LLC, as buyer, and Finance of America Reverse LLC f/k/a Urban Financial of America, LLC, as seller, dated June 5, 2018.

10.22.9	Ninth Amendment to the Master Repurchase Agreement among Nomura Corporate Funding Americas, LLC, as buyer, and Finance of America Reverse LLC f/k/a Urban Financial of America, LLC, as seller, dated August 20, 2018.

10.22.10††	Tenth Amendment to the Master Repurchase Agreement among Nomura Corporate Funding Americas, LLC, as buyer, and Finance of America Reverse LLC f/k/a Urban Financial of America, LLC, as seller, dated September 26, 2018.

10.22.11††	Eleventh Amendment to the Master Repurchase Agreement among Nomura Corporate Funding Americas, LLC, as buyer, and Finance of America Reverse LLC f/k/a Urban Financial of America, LLC, as seller, dated January 7, 2019.

10.22.12††	Twelfth Amendment to the Master Repurchase Agreement among Nomura Corporate Funding Americas, LLC, as buyer, and Finance of America Reverse LLC f/k/a Urban Financial of America, LLC, as seller, dated February 22, 2019.

10.22.13††	Thirteenth Amendment to the Master Repurchase Agreement among Nomura Corporate Funding Americas, LLC, as buyer, and Finance of America Reverse LLC f/k/a Urban Financial of America, LLC, as seller, dated June 6, 2019.

10.22.14	Fourteenth Amendment to the Master Repurchase Agreement among Nomura Corporate Funding Americas, LLC, as buyer, and Finance of America Reverse LLC f/k/a Urban Financial of America, LLC, as seller, dated March 27, 2020.

10.22.15††	Fifteenth Amendment to the Master Repurchase Agreement among Nomura Corporate Funding Americas, LLC, as buyer, and Finance of America Reverse LLC f/k/a Urban Financial of America, LLC, as seller, dated April 30, 2020.

Exhibit No.	Description

16.1	Letter of WithumSmith+Brown, PC to the SEC, dated April 7, 2021.

99.1	Consolidated Financial Statements of FoA as of December 31, 2020 and for the year ended December 31, 2020.

†	Management contract or compensatory plan or arrangement.
††	Confidential portions have been omitted.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Finance of America Companies Inc.

Dated: April 7, 2021	By:	/s/ Patricia L. Cook
Patricia L. Cook Chief Executive Officer